As filed with the Securities and Exchange Commission on April 4, 2016

Registration No. 333-209440

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CAROLINA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6022	57-1039637
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

288 Meeting Street

Charleston, South Carolina 29401

(843) 723-7700

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Jerold L. Rexroad

Chief Executive Officer

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

(843) 723-7700

(Name, address, including zip code, and telephone number,

including area code of agent for service)

Copies to:

Neil E. Grayson, Esq. B.T. Atkinson, Esq. Nelson Mullins Riley & Scarborough LLP Poinsett Plaza, Suite 900 104 South Main Street Greenville, South Carolina 29601 (704) 417-3039	William L. Pitman, Esq. Smith Moore Leatherwood LLP Suite 1100 2 West Washington Street Greenville, South Carolina 29601 (864) 751-7694

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated file, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock	509,227	N/A	$ 15,054,630	$ 1,516

(1)	Represents the maximum number of shares of common stock, $0.01 par value per share, of Carolina Financial Corporation (the “Registrant” or “Carolina Financial”) issuable upon consummation of the merger of Congaree Bancshares, Inc. (“Congaree”) with and into Carolina Financial, based on the maximum number of shares of Congaree common stock that can be exchanged in the merger for shares of Carolina Financial common stock (1,059,564) pursuant to the Agreement and Plan of Merger, dated as of January 5, 2016, by and among Carolina Financial, its subsidiary, CBAC, Inc., and Congaree, multiplied by the exchange ratio specified therein (0.4806 shares of Carolina Financial common stock).

(2)	Estimated solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457 under the Securities Act of 1933. Pursuant to Rule 457(c), (f)(1) and (f)(3), the proposed maximum aggregate offering price was determined by taking (i) the product of the average of the high and low prices of Congaree common stock on the OTC Bulletin Board on February 5, 2016 ($7.88) multiplied by the number of shares of Congaree common stock to be cancelled in the exchange (1,765,939), less the amount cash to be paid by Carolina Financial in connection with the merger.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Preliminary—Subject to Completion Dated April 4, 2016

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROPOSED MERGER OF

CAROLINA FINANCIAL CORPORATION

AND CONGAREE BANCSHARES, INC.

On behalf of the boards of directors of Carolina Financial Corporation and Congaree Bancshares, Inc., we are pleased to deliver our proxy statement/prospectus for a merger involving Carolina Financial and Congaree, with Carolina Financial as the surviving corporation.

If the merger is completed, each outstanding share of Congaree common stock will be exchanged for either $8.10 in cash or 0.4806 shares of Carolina Financial common stock. Each shareholder of Congaree will have the opportunity to elect to receive cash, Carolina Financial common stock, or a combination of cash and Carolina Financial common stock in exchange for the shareholder’s Congaree shares. Elections by Congaree shareholders will be prorated such that in the aggregate 60% of Congaree’s non-dissenting shares of common stock will be converted into the right to receive shares of Carolina Financial common stock and 40% will be converted into the right to receive the cash consideration.

In addition, if (A) the average of the daily closing price of Carolina Financial common stock over a specified period prior to the anticipated closing date is less than 80% of $18.22 (the closing price on the date of the merger agreement), or $14.58, and (B) the average of the daily closing price of Carolina Financial common stock over the same specified period is down 15% more than any change in the KBW NASDAQ Regional Banking Index since the date of the merger agreement, either Carolina Financial or Congaree may provide notice of its intent to terminate the merger agreement; provided, however, in the event Congaree provides such notice, Carolina Financial may, but is not obligated to, increase the exchange ratio, and Congaree may elect to accept the increased exchange ratio or proceed with termination of the merger agreement.

The value of the Carolina Financial shares to be issued in the merger will fluctuate between now and the closing date of the merger. Carolina Financial common stock is listed on the NASDAQ Capital Market under the symbol “CARO”. Based on the $             closing price per share of Carolina Financial common stock on the NASDAQ Capital Market on                    , 2016, the latest practicable date before mailing out this proxy statement, the equivalent value of the merger consideration per share of Congaree common stock was approximately $          , and the aggregate merger consideration, including the cash consideration, and the Congaree preferred stock being assumed by Carolina Financial was approximately $          million. We urge you to obtain current market quotations for Carolina Financial common stock because the value of the Carolina Financial shares to be issued in the merger will fluctuate.

The common stock of Congaree is quoted on the OTC Bulletin Board under the symbol “CNRB.” Quotations on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. To the best knowledge of management of Congaree, the last trade was 2,600 shares at a price of $8.30 per share on March 28, 2016.

Shareholders of Congaree are being asked to approve the merger agreement. We cannot complete the merger unless we obtain this shareholder approval and the necessary regulatory agency approvals. Congaree will hold a special meeting of its shareholders to vote on the merger agreement. Your vote is important.

Whether or not you plan to attend the special shareholders’ meeting, please take the time to vote as soon as possible.

You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors,” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Carolina Financial common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

This proxy statement/prospectus is dated April __, 2016, and is first being mailed to shareholders of Congaree on or about April __, 2016.

WHERE YOU CAN FIND MORE INFORMATION

Both Carolina Financial and Congaree are subject to the information requirements of the Securities Exchange Act of 1934, which means that they are both required to file certain reports, proxy statements, and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that either Carolina Financial or Congaree files with the SEC at the Public Reference Room of the SEC at 100 F. Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. Such filings are also available free of charge at Carolina Financial’s website at http://www.haveanicebank.com under the “Investor Relations” heading or from Congaree’s website at http://www.congareestatebank.com under the “Investor Relations” heading. Except as specifically incorporated by reference into this document, information on those websites or filed with the SEC is not part of this document.

Carolina Financial has filed a registration statement on Form S-4, of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Carolina Financial has previously filed, and that it may file through the date of the special meeting of Congaree shareholders, with the SEC. They contain important information about the company and its financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to Carolina Financial’s principal executive offices. The address and telephone numbers of such principal executive office is listed below.

Carolina Financial Corporation

288 Meeting Street

Charleston, SC 29401

Attention: William A. Gehman, III,

Executive Vice President and Chief Financial Officer

To obtain timely delivery of these documents, you must request the information no later than                 , 2016, in order to receive them before Congaree’s special meeting of shareholders.

Carolina Financial common stock is traded on the NASDAQ Capital Market under the symbol “CARO.”

CONGAREE BANCSHARES, INC.

1201 Knox Abbott Drive

Cayce, South Carolina 29033

(803) 794-2265

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2016

To the shareholders of Congaree Bancshares, Inc:

A special meeting of shareholders of Congaree Bancshares, Inc. (“Congaree”) will be held at Springdale House and Gardens, 3150 Platt Springs Rd., West Columbia, South Carolina, on                      , 2016 at             , local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 5, 2016, by and between Carolina Financial Corporation (“Carolina Financial”), Congaree and CBAC, Inc., a wholly-owned subsidiary of Carolina Financial formed for the purpose of the merger. A copy of the merger agreement is attached to the accompanying proxy statement/prospectus as Appendix A.

2.	To consider and vote on a non-binding advisory proposal to approve the compensation that certain executive officers of Congaree will receive under existing agreements or arrangements in connection with the merger.

3.	To consider and vote on a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger agreement.

4.	To transact any other business as may properly come before the meeting or any adjournment or postponement.

Only shareholders of record of Congaree common stock at the close of business on                         , 2016 will be entitled to notice of and to vote at the special meeting and at any adjournment or postponement at the special meeting. A complete list of these shareholders will be available at Congaree’s offices prior to the meeting. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at the special meeting.

Please use this opportunity to take part in the affairs of Congaree by voting on the business to come before this special meeting. Even if you plan to attend the meeting, we encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card. However, if your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at the special meeting. You may revoke your proxy at any time before it is voted by giving written notice of revocation to Congaree’s Secretary, or by filing a properly executed proxy of a later date with Congaree’s Secretary, at or before the meeting. You may also revoke your proxy by attending and voting your shares in person at the meeting.

If you have any questions concerning the merger, would like additional copies of the proxy statement/prospectus, or need help voting your shares of Congaree common stock, please contact me at (803) 794-2265, or you may contact Congaree's proxy solicitor, Regan & Associates, Inc., toll-free at (800) 737-3426.

CONGAREE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CONGAREE SHAREHOLDERS VOTE “FOR” THE PROPOSALS ABOVE.

We do not know of any other matters to be presented at the special meeting but if other matters are properly presented, the persons named as proxies will vote on such matters at their discretion.

By Order of the Board of Directors

/s/ Charles A. Kirby
Charles A. Kirby
President and Chief Executive Officer

Cayce, South Carolina

April _______, 2016

APPENDIX A	Agreement and Plan of Merger
APPENDIX B	South Carolina Statutes for Dissenters’ Rights
APPENDIX C	Fairness Opinion of BSP Securities, LLC
APPENDIX D	Congaree Bancshares, Inc. Consolidated Financial Statements

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have regarding the merger and the special shareholders’ meeting, and brief answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the special shareholders’ meeting.

Q:	What am I being asked to vote on, and how does the board recommend that I vote?

A:	Congaree shareholders are being asked to vote “FOR” the approval of the merger agreement, thereby approving the merger. The board of directors of Congaree adopted the merger agreement, determined that the merger is in the best interests of the Congaree shareholders, and recommends that Congaree shareholders vote “FOR” approval of the merger agreement. Congaree shareholders will also be asked to consider and vote on a nonbinding proposal to approve the compensation that certain executive officers of Congaree will receive under existing agreements or arrangements in connection with the merger. In addition, Congaree shareholders are being asked to grant authority to Congaree’s board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special shareholders’ meeting, in person or by proxy, to approve the merger agreement.

Q:	Why is my vote important?

A:	The merger agreement must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Congaree common stock. Accordingly, if a Congaree shareholder fails to vote on the merger agreement, or does not instruct his or her broker how to vote any shares held for him or her in “street name,” it will have the same effect as a vote against the merger agreement.

Q:	Why is Congaree merging with Carolina Financial?

A:	Congaree is merging with Carolina Financial because the boards of directors of both companies believe that the merger will provide shareholders of both companies with substantial benefits and will enable the combined company to better serve its customers. The combined company would have an increased presence in the Columbia, South Carolina, market. A detailed discussion of the background of and reasons for the proposed merger is contained under the headings “Background of the Merger,” “Congaree’s Reasons for the Merger; Recommendation of the Congaree Board of Directors,” and “Carolina Financial’s Reasons for the Merger,” under “Proposal No. 1 – The Merger”.

Q:	What will I receive in the merger?

A:	Each share of Congaree common stock can be exchanged for either: (i) $8.10 in cash; (ii) 0.4806 shares of Carolina Financial common stock; or (iii) a combination of cash and shares of Carolina Financial common stock.

In addition, if (A) the average of the daily closing price of Carolina Financial common stock over a specified period prior to the anticipated closing date is less than 80% of $18.22 (the closing price on the date of the merger agreement), or $14.58 and (B) the average of the daily closing price of Carolina Financial common stock over the same specified period is down 15% more than any change in the KBW NASDAQ Regional Banking Index (“KRX”) since the date of the merger agreement, either Carolina Financial or Congaree may provide notice of its intent to terminate the merger agreement; provided, however, in the event Congaree provides such notice, Carolina Financial may, but is not obligated to, increase the exchange ratio, and Congaree may elect to accept the increased exchange ratio or proceed with termination of the merger agreement.

In total, 40% of Congaree’s non-dissenting shares of common stock outstanding will be exchanged for cash, and 60% of Congaree’s non-dissenting shares of common stock outstanding will be exchanged for shares of Carolina Financial common stock. Carolina Financial will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Carolina Financial common stock that you would otherwise be entitled to receive. The method for determining the value of a fractional share is described on page 40 of this proxy statement/prospectus.

Each outstanding share of Carolina Financial common stock will remain outstanding after the merger.

Q:	How do I elect to receive cash, stock, or a combination of both for my Congaree common stock?

A:	A joint election form/letter of transmittal will be sent to you shortly after the effective time of the merger, which will include instructions and the deadline date for making your election as to the form of consideration you prefer to receive in the merger. The election form will permit you to elect to receive cash, Carolina Financial common stock, or a combination of cash and Carolina Financial common stock for your shares of Congaree common stock, subject to certain limitations. Please pay special attention to these materials since failure to follow the instructions may mean that you will not receive the form of consideration you desire. An election will be properly made only if the exchange agent receives a properly executed election form by the deadline date. The election deadline has not been determined. However, the deadline will be clearly stated in the transmittal materials that will be delivered to you. Please follow the instructions provided in the joint election form/letter of transmittal to properly elect to receive cash, stock or a combination of both for your Congaree common stock.

Q:	If I am a Congaree shareholder, am I assured of receiving the exact form of consideration I elect to receive?

A:	No. In total, 40% of Congaree’s non-dissenting shares of common stock outstanding will be exchanged for cash and 60% of Congaree’s non-dissenting shares of common stock outstanding will be exchanged for shares of Carolina Financial common stock. Therefore, the form of consideration you receive will depend in part on the elections of other Congaree shareholders so that 40% of Congaree’s non-dissenting shares of common stock outstanding will be exchanged for cash and 60% of the total outstanding non-dissenting shares of Congaree common stock will be exchanged for shares of Carolina Financial common stock. Accordingly, there is no assurance that you will receive the form of consideration you elect with respect to all of your shares of Congaree common stock. If the elections of all Congaree shareholders result in an oversubscription of cash or Carolina Financial common stock, the exchange agent will allocate the consideration you will receive between cash and Carolina Financial common stock in accordance with the proration procedures described under the heading “Proposal No. 1 – The Merger – Allocation of the Merger Consideration” beginning on page 43.

Q:	If my shares are held in an individual retirement account, or “IRA,” how will my shares be voted and how will the election for cash or shares of Carolina Financial common stock be made?

A:	The custodian of your IRA will vote your shares on the proposal to approve the merger agreement and make the election to receive cash or shares of Carolina Financial common stock in accordance with the terms of your account agreement. You should contact your IRA custodian with any questions about the terms of your account agreement.

Q:	Will Congaree shareholders be taxed on the cash and Carolina Financial common stock that they receive in exchange for their Congaree shares?

A:	Smith Moore Leatherwood LLP has given its opinion that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, so long as: (i) the price per share of Carolina Financial common stock to be received by Congaree shareholders is not less than $9.58; (ii) no more than 10% of Congaree’s shareholders exercise their dissenter’s rights; and (iii) neither Congaree nor Carolina Financial exercise any rights to terminate under the merger agreement. The closing price per share of Carolina Financial’s common stock on the NASDAQ Capital Market on , 2016, the latest practicable date before the mailing of this proxy statement/prospectus, was $ . If the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, Congaree’s shareholders generally will not recognize gain or loss for federal income tax purposes on the receipt of shares of Carolina Financial common stock in the merger in exchange for the shares of Congaree common stock surrendered. Congaree shareholders will be taxed, however, on any cash consideration they receive and any cash they receive instead of any fractional shares of Congaree common stock. Carolina Financial shareholders will have no direct tax consequences as a result of the merger. If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, Congaree’s shareholders will recognize gain or loss for federal income tax purposes equal to the difference between (1) the sum of the fair market value of the Carolina Financial common stock and cash received in the merger and (2) the basis in their Congaree common stock. Tax matters are complicated, and the tax consequences of the merger may vary among Congaree shareholders. We urge each Congaree shareholder to contact his or her own tax advisor to fully understand the tax implications of the merger. See “Proposal No. 1 – The Merger – Important Federal Income Tax Consequences” beginning on page 46.

Q:	If I am a Congaree shareholder, what happens if I don’t make an election for cash or shares of Carolina Financial common stock?

A:	If you fail to make an election prior to the election deadline, the exchange agent will have the discretion to determine the type of consideration you will receive in exchange for your shares of Congaree common stock. The type of consideration you will receive will be determined by the type of consideration other Congaree shareholders elect to receive so that, in total, 40% of the outstanding non-dissenting shares of Congaree common stock will be exchanged for cash and 60% of the total outstanding non-dissenting shares of Congaree common stock will be exchanged for shares of Carolina Financial common stock. For more information concerning the merger consideration, election procedures, and allocation procedures, see “Proposal No. 1—The Merger --Merger Consideration, --Election of the Form of Payment of the Merger Consideration, and --Allocation of the Merger Consideration” beginning on page 40.
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Q:	What should I do now?

A:	After you have carefully read this document, please vote your shares as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed so that your shares will be represented at the special shareholders’ meeting. If you date, sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of approval of the merger agreement, in favor of the non-binding advisory proposal to approve the compensation that certain executive officers of Congaree will receive in connection with the merger, and in favor of the proposal to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes to approve the merger agreement.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	NO. Your broker will vote your shares on the proposal to approve the merger agreement only if you provide instructions on how to vote. You should instruct your broker how to vote your shares following the directions your broker provides. If you are a Congaree shareholder, failure to instruct your broker how to vote your shares will be the equivalent of voting against the merger agreement.

Q:	Can I change my vote after I have submitted my proxy?

A:	YES. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy.

•	Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by Congaree prior to your special shareholders’ meeting will be your vote. Any earlier votes will be revoked.

•	Third, if you are a record shareholder, you may attend the special shareholders’ meeting and vote in person. Any earlier votes will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Q:	Do I have the right to dissent and obtain the “fair value” for my shares?

A:	Yes, if you are a Congaree shareholder. South Carolina law permits a Congaree shareholder to dissent from the merger and to obtain payment in cash of the “fair value” of his or her shares of Congaree common stock. To do this, a Congaree shareholder must follow specific procedures, including delivering written notice of his or her intent to demand payment for his or her shares if the merger is effectuated to Congaree before the shareholder vote on the merger agreement is taken and not voting his or her shares in favor of the merger agreement. If a Congaree shareholder follows the required procedures, his or her only right will be to receive the “fair value” of his or her common stock in cash. Copies of the applicable South Carolina statutes are attached to this proxy statement/prospectus as Appendix B. See “Proposal No. 1 – The Merger – Dissenters’ Rights” beginning on page 46.

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Q:	Should I send in my stock certificates now?

A:	NO. You should not send in your stock certificates at this time. Shortly after the effective time of the merger, the exchange agent will send all Congaree shareholders an election form and written instructions for exchanging Congaree stock certificates for the merger consideration.

Q:	When do you expect to complete the merger?

A:	We presently expect to complete the merger before the end of the second quarter of 2016. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of the Congaree shareholders at the special shareholder’s meeting and the necessary regulatory approvals.

Q:	Whom should I call with questions about the merger?

A:	Congaree shareholders should call Charles A. Kirby, President and Chief Executive Officer, at (803) 794-2265 or Congaree’s proxy solicitor, Regan & Associates, Inc., toll-free at (800) 737-3426.
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SUMMARY

This summary highlights material information regarding the merger and the special shareholders’ meeting contained later in this proxy statement/prospectus. This summary does not contain all of the information that may be important to you, and we urge you to carefully read this entire document, including the exhibits and appendicies, to better understand the merger and its potential impact on you before deciding how to vote. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (page 72 for Carolina Financial and page 76 for Congaree)

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

(843) 723-7700

Attention: Jerold L. Rexroad, President and Chief Executive Officer

Carolina Financial Corporation is a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956. Our primary business is to serve as the holding company for CresCom Bank, a South Carolina state-chartered commercial bank with 27 branches located throughout the Carolinas, in addition to loan production offices in Wilmington, North Carolina, and Greenville, South Carolina. CresCom Bank is primarily engaged in the business of accepting demand deposits and savings deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”), and providing commercial, consumer and mortgage loans to the general public. CresCom Bank operates Crescent Mortgage Company, a wholly-owned subsidiary of CresCom Bank based in Atlanta, Georgia, as a wholesale and correspondent mortgage lender for community banks in the United States. Crescent Mortgage Company lends in 45 states and has partnered with more than 2,000 community banks, credit unions, and mortgage brokers. Carolina Services Corporation of Charleston, a Delaware financial services company that provides financial processing services to, and otherwise supports the operations of, CresCom Bank and Crescent Mortgage Company, is a wholly-owned subsidiary of CresCom Bank.

Congaree Bancshares, Inc.

1201 Knox Abbott Drive

Cayce, South Carolina 29033

(803) 794-2265

Attention: Charles A. Kirby, President and Chief Executive Officer

Congaree Bancshares, Inc. is a South Carolina corporation organized in November 2005 to operate as a bank holding company pursuant to the Bank Holding Company Act of 1956, and to own and control all of the capital stock of Congaree State Bank. Congaree State Bank opened for business on October 16, 2006. Congaree State Bank currently maintains a main office located at 1201 Knox Abbott Drive, Cayce, South Carolina and a second office located at 2023 Sunset Boulevard, West Columbia, South Carolina.

The Merger (page 23)

Under the terms of the merger agreement, Congaree will merge with and into CBAC, Inc., a South Carolina corporation and wholly owned subsidiary of Carolina Financial formed for the purpose of facilitating the merger, with Congaree being the surviving corporation (we refer to this merger as the “merger”). As soon as reasonably practicable thereafter, Congaree will merge up and into Carolina Financial, with Carolina Financial as the surviving entity. Simultaneously with the merger or immediately thereafter, Congaree State Bank will merge with and into CresCom Bank, and CresCom Bank will be the surviving bank (we refer to this merger as the “bank merger”). Both Carolina Financial and CresCom Bank will continue their existence under Delaware and South Carolina law, respectively, while Congaree and Congaree State Bank will cease to exist. The merger agreement is attached as Appendix A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

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What Congaree Shareholders Will Receive in the Merger (page 40)

If the merger is completed, each outstanding share of Congaree common stock will be exchanged for either: (i) $8.10 in cash, (ii) 0.4806 shares of Carolina Financial common stock, or (iii) a combination of cash and shares of Carolina Financial common stock. Each shareholder of Congaree will have the opportunity to elect to the form of merger consideration that he or she prefers, or he or she may choose no preference, in which case the merger consideration to be received by him or her will be determined by the exchange agent depending on the amount of cash and shares elected by those Congaree shareholders who make an express election. Elections by Congaree shareholders are limited by the requirement that 40% of the total number of outstanding non-dissenting shares of Congaree common stock will be exchanged for cash and 60% of the outstanding non-dissenting shares of Congaree common stock will be exchanged for shares of Carolina Financial common stock. If the elections made by Congaree shareholders would result in an oversubscription for either cash or stock, then the exchange agent will prorate the amount of cash and stock to be issued to Congaree shareholders as necessary to satisfy this requirement. Therefore, the form of consideration that a Congaree shareholder receives will depend in part on the elections of other Congaree shareholders. Congaree shareholders will not receive any fractional shares of Carolina Financial common stock. Instead, they will be paid cash in an amount equal to the fraction of a share of Carolina Financial common stock otherwise issuable upon conversion multiplied by the average of the daily closing prices for Carolina Financial common stock for the 20 consecutive full trading days ending on the sixth trading day prior to the closing date of the merger.

After the merger, Carolina Financial’s existing shareholders will own approximately 96.0% of Carolina Financial’s total outstanding shares, on a fully diluted basis, and Congaree’s shareholders will own approximately 4.0% of Carolina Financial’s outstanding shares, on a fully diluted basis.

Merger Consideration Election (page 42)

Shortly after the effective time of the merger, Carolina Financial will cause the exchange agent to deliver or mail to Congaree shareholders an election form and instructions for making an election as to the form of consideration preferred to be received in the merger. The available elections, election procedures, and deadline for making elections are described under the heading “Proposal No. 1—The Merger—Election of the Form of Payment of the Merger Consideration” on page 42. To be effective, an election form must be properly completed and received by Carolina Financial’s exchange agent no later than 4:00 p.m. local time on the date set forth on the election form sent to Congaree shareholders. If a Congaree shareholder does not make an election by the election deadline, the exchange agent has the discretion to choose the consideration such shareholder will receive.

After the election deadline, the elections made by Congaree shareholders may be adjusted as necessary to ensure that Carolina Financial pays cash in exchange for 40% of the outstanding non-dissenting shares of Congaree common stock and Carolina Financial common stock in exchange for 60% of the outstanding non-dissenting shares of Congaree common stock. The merger agreement provides the method, which is described under the heading “Proposal No. 1—The Merger—Allocation of the Merger Consideration” on page 43, for allocating shares of Carolina Financial common stock and cash to be received for the shares of Congaree common stock, based on the elections made. Accordingly, a Congaree shareholder may receive less cash and more shares of Carolina Financial common stock, or more shares of Carolina Financial common stock and less cash, than elected.

Effect of the Merger on Congaree Preferred Stock

Each of the shares of Congaree’s cumulative perpetual preferred stock, series A, $0.01 par value (the “Congaree Series A Preferred Stock”) and cumulative perpetual preferred stock, series B, $0.01 par value (the “Congaree Series B Preferred Stock” and, together with the Congaree Series A Preferred Stock, the “Congaree Preferred Stock”) outstanding at the effective time of the merger will automatically be converted into the right to receive one share of the Carolina Financial preferred stock to be designated, prior to the effective time, as cumulative perpetual preferred stock, series A (the “Carolina Financial Series A Preferred Stock”) and cumulative perpetual preferred stock, series B (the “Carolina Financial Series B Preferred Stock” and, together with the Carolina Financial Series A Preferred Stock, the “Carolina Financial Preferred Stock”), respectively, and the shares of Carolina Financial Preferred Stock will otherwise have the same rights, preferences, privileges and voting powers as the Congaree Preferred Stock immediately prior to the conversion.

Effect of the Merger on Congaree Warrants

As of the date of this proxy statement/prospectus, there were outstanding warrants to purchase 70,000 shares of Congaree common stock, each with an exercise price of $10.00 per share. All were held by directors or executive officers of Congaree, each of whom has agreed to cancel, immediately prior to the effective time of the merger, such holder’s warrants in exchange for a nominal cash payment pursuant to warrant termination agreements.

Effect of the Merger on Congaree Stock Options

As of the date of this proxy statement/prospectus, there were outstanding options to purchase 167,137 shares of Congaree common stock, with a weighted average exercise price of $6.43 per share. Of these, 145,812 were held by directors or executive officers, each of whom has entered into stock option cancellation agreements and agreed to cancel, immediately prior to the effective time of the merger, such holder’s options in exchange for a cash payment equal to the product obtained by multiplying (1) the number of shares of Congaree common stock underlying such holder’s Congaree stock options, by (2) $8.10 less the exercise price per share under such Congaree stock options. In the event that the product obtained through this calculation is zero or a negative number, then such Congaree stock options will be cancelled for a nominal cash payment. All such unvested Congaree stock options will be accelerated immediately prior to cancellation in exchange for the cash payment. With respect to options to purchase shares of Congaree common stock held by employees who are not directors or officers, Congaree has agreed to use its reasonable best efforts to cause such employee holders to likewise enter into the stock option cancellation agreements executed by officers and directors. Options held by employees who do not enter into stock option cancellation agreements, and which are not exercised before consummation of the merger, will become fully vested upon the consummation of the merger and will be assumed by Carolina Financial. Such assumed options will be exercisable for shares of Carolina Financial common stock based on the exchange ratio in the merger.

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Regulatory Approvals (page 56)

Because the merger qualifies as a “waiver transaction” under the applicable rules and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), we are not required to file a formal merger application with the Federal Reserve and must only make a notice filing with the Federal Reserve with respect to the merger. However, for the merger of Congaree State Bank with and into CresCom Bank, we must obtain approval from the FDIC and the South Carolina Board of Financial Institutions (“SCBFI”). As of the date of this proxy statement/prospectus, the Federal Reserve has advised us of its non-objection to characterization of the merger as a “waiver transaction” and consummation of the merger without a formal application, and the FDIC has informed us that our application is substantially complete and will be handled under expedited processing procedures.

Congaree’s Special Shareholders’ Meeting (page 21)

Congaree will hold its special shareholders’ meeting on                     , 2016, at              , local time at Springdale House and Gardens, 3150 Platt Springs Rd., West Columbia, South Carolina.

Congaree’s Record Date and Voting (page 21)

If you owned shares of Congaree common stock at the close of business on                         , 2016, the record date for the Congaree special shareholders’ meeting, you are entitled to vote on the merger agreement as well as any other matters considered at the special shareholders’ meeting. On the record date, there were 1,766,439 shares of Congaree common stock outstanding. You will have one vote at the meeting for each share of common stock you owned on the record date. The affirmative vote of the holders of two-thirds of Congaree’s outstanding shares of common stock is required to approve the merger agreement. As of                         , 2016, Congaree’s directors and executive officers and their affiliates beneficially owned approximately 18.64% of the outstanding shares of Congaree common stock. Each of Congaree’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Congaree common stock in favor of the merger agreement.

Congaree’s Board of Directors Recommends that Congaree Shareholders Vote “FOR” the Approval of the Merger Agreement (page 27)

Congaree’s board of directors has determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are advisable and in the best interests of Congaree and its shareholders and has adopted the merger agreement. Congaree’s board of directors recommends that Congaree shareholders vote “FOR” the approval of the merger agreement. For the factors considered by Congaree’s board of directors in reaching its decision to adopt the merger agreement, see “Proposal No. 1 – The Merger—Congaree’s Reasons for the Merger; Recommendation of the Congaree Board of Directors.”

Interests of Executive Officers, Employees and Directors of Congaree that Differ from Your Interests (page 51)

When considering whether to approve the merger agreement, you should be aware that some directors and officers of Congaree have interests in the merger that differ from the interests of other Congaree shareholders, including the following:

•	Following the merger, Carolina Financial will generally indemnify and provide liability insurance to the present directors and officers of Congaree, subject to certain exceptions;

•	Each incumbent director of Congaree will be invited to join a Columbia regional advisory board of CresCom Bank and will receive certain advisory fees for their service;

•	Each outstanding option to acquire Congaree common stock held by directors and executive officers of Congaree will be canceled immediately prior to the effective time of the merger in exchange for a cash payment, pursuant to the terms of stock option cash out agreements; and

•	Charles A. Kirby, President and Chief Executive Officer; Charlie T. Lovering, Jr., Executive Vice President and Chief Financial Officer; and Stephen P. Nivens, Senior Vice President and Chief Business Development Officer; are anticipated to receive severance benefits pursuant to their employment agreements with Congaree following the effectuation of the merger.

Each board member was aware of these and other interests and considered them before approving and adopting the merger agreement. For a more complete description of these interests, see “Proposal No. 1 - The Merger - Interests of Executive Officers, Employees and Directors of Congaree in the Merger.”

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Federal Income Tax Consequences (page 46)

Smith Moore Leatherwood LLP has given its opinion that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, so long as: (i) the price per share of Carolina Financial common stock to be received by Congaree shareholders is not less than $9.58; (ii) no more than 10% of Congaree’s shareholders exercise their dissenter’s rights; and (iii) neither Congaree nor Carolina Financial exercise any rights to terminate under the merger agreement. The closing price per share of Carolina Financial’s common stock on the NASDAQ Capital Market on                         , 2016, the latest practicable date before the mailing of this proxy statement/prospectus, was $                        . If the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, Congaree’s shareholders generally will not recognize gain or loss for federal income tax purposes on the receipt of shares of Carolina Financial common stock in the merger in exchange for the shares of Congaree common stock surrendered. Congaree shareholders will be taxed, however, on any cash consideration they receive and any cash they receive instead of any fractional shares of Congaree common stock. Carolina Financial shareholders will have no direct tax consequences as a result of the merger. If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, Congaree’s shareholders will recognize gain or loss for federal income tax purposes equal to the difference between (1) the sum of the fair market value of the Carolina Financial common stock and cash received in the merger and (2) the basis in their Congaree common stock. Tax matters are complicated, and the tax consequences of the merger may vary among Congaree shareholders. We urge each Congaree shareholder to contact his or her own tax advisor to fully understand the tax implications of the merger.

Comparative Rights of Shareholders (page 61)

The rights of Congaree’s shareholders are currently governed by South Carolina corporate law and Congaree’s articles of incorporation and bylaws. The rights of Carolina Financial’s shareholders are currently governed by Delaware corporate law and Carolina Financial’s certificate of incorporation and bylaws. Upon consummation of the merger, the shareholders of Congaree will become shareholders of Carolina Financial, and Delaware corporate law, as well as the certificate of incorporation and bylaws of Carolina Financial, will govern their rights. Carolina Financial’s certificate of incorporation and bylaws differ somewhat from those of Congaree.

Conditions to Consummation (page 54)

The obligations of Congaree and Carolina Financial to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including, among others:

•	Congaree shareholders must have approved the merger agreement;

•	The required regulatory approvals and any other required consents must have been received;

•	The registration statement registering the shares of Carolina Financial common stock to be received by Congaree shareholders, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC;

•	Carolina Financial must have filed with the NASDAQ Capital Market a notification form for the listing of the shares of Carolina Financial common stock to be received by Congaree shareholders; and

•	Congaree’s shareholders’ equity must not be less than $13,570,000, without giving effect to expenses incurred in connection with the merger or accumulated other comprehensive income. As of December 31, 2015, Congaree’s shareholders’ equity was $13,682,534, as adjusted to exclude merger-related expenses and other comprehensive income.

            No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied. The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such parties’ shareholders.

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Termination of the Merger Agreement and Termination Fee (page 56)

Notwithstanding the approval of the merger agreement by Congaree shareholders, the parties can mutually agree at any time to terminate the merger agreement before completing the merger.

Either Carolina Financial or Congaree can also terminate the merger agreement:

•	If the other party breaches any representation, warranty or covenant in the merger agreement which cannot be or is not cured within 30 days of notice of such breach; provided, that such breach is reasonably likely to have a material adverse effect on such breaching party or to prevent such breaching party from complying in all material respects with its covenants;

•	If any regulatory authority whose approval is required for consummation of the merger makes a final decision not to approve the merger, or if any final law or order permanently restrains, enjoins, or otherwise prohibits consummation of the merger; or

•	If the merger is not completed by June 30, 2016.

Carolina Financial can terminate the merger agreement if Congaree’s board of directors (i) withdraws or modifies its recommendation that the Congaree shareholders approve the merger agreement or approves or recommends an acquisition proposal by a third party, (ii) fails to reaffirm the merger agreement after being requested to do so following the announcement of an acquisition proposal by a third party, or (iii) otherwise fails to comply with the terms of the merger agreement regarding obtaining shareholder approval of the merger agreement and soliciting other offers for an acquisition of Congaree. In this event, Congaree must pay the $750,000 termination fee to Carolina Financial.

Congaree can also terminate the merger agreement if it receives an acquisition proposal from a third party that is superior to Carolina Financial’s proposal and concludes after receiving legal and financial advice that the board of directors would be in breach of its fiduciary duties if the board did not accept the superior proposal; provided, however, Carolina Financial would then have the opportunity to match the superior proposal in order to proceed with the merger. Congaree would pay a $750,000 termination fee to Carolina Financial if it were to terminate the merger agreement for this reason.

Finally, either Carolina Financial or Congaree can give written notice of termination to the other if, at any time on or after the fifth business day immediately prior to the date on which the effective time of the merger is to occur and prior to the effective time of the merger, (i) the quotient obtained by dividing the average of the daily closing prices of Carolina Financial common stock on the NASDAQ Capital Market for the 20 consecutive trading days ending on the trading day prior to the fifth business day immediately prior to the date on which the effective time of the merger is to occur by $18.22 (the closing price of Carolina Financial common stock on the NASDAQ Capital Market on the date of the merger agreement) is less than 0.80, and (ii) the ratio obtained in (i) is less than the number obtained by dividing the average of the daily closing prices of the KRX for the 20 consecutive trading days ending on the trading day prior to the fifth business day immediately prior to the date on which the effective time of the merger is to occur by $18.22 and subtracting 0.15 from such quotient. However, during the five-day period commencing with the receipt of such notice of termination from Congaree, Carolina Financial will have the option to increase the exchange ratio providing written notice to Congaree. Congaree will have five business days to consider such offer. If Congaree rejects the offer, the merger agreement will immediately terminate; if Congaree accepts such offer, the merger agreement will remain in effect.

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Termination Fee (page 57)

In addition to the circumstances set forth above under which Congaree must pay the termination fee to Carolina Financial, if the merger agreement is terminated under certain circumstances following the communication of an acquisition proposal to Congaree, and if within one year after the termination of the merger agreement, Congaree consummates an acquisition transaction or enters into an acquisition agreement, then Congaree must also pay the $750,000 termination fee to Carolina Financial.

Accounting Treatment (page 60)

Carolina Financial will account for the merger using the acquisition method of accounting. Under this accounting method, Carolina Financial would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is complete. Any excess of the cost of Congaree over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. Based on an assumed purchase price of $16.3 million and utilizing information as of December 31, 2015, estimated goodwill and other intangibles would total approximately $3.7 million. Carolina Financial’s reported income would include the operations of Congaree after the merger. Financial statements of Carolina Financial after completion of the merger would reflect the impact of the acquisition of Congaree. Financial statements of Carolina Financial issued before completion of the merger would not be restated retroactively to reflect Congaree’s historical financial position or results of operations.

Market Price and Dividend Information

Carolina Financial’s common stock is currently listed on the NASDAQ Capital Market under the symbol “CARO”. Congaree’s common stock is not listed on an exchange but is quoted on the OTC Bulletin Board under the symbol “CNRB”. There is no established trading market for shares of Congaree common stock. Congaree has never paid dividends on its common stock.

As of March 31, 2016, there were approximately 258 holders of record of common stock of Carolina Financial. The following table presents the closing sale price per share of Carolina Financial common stock on January 5, 2016, the last trading day before we publicly announced the merger agreement, and                         , 2016, the last practicable trading day prior to mailing this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Congaree common stock on those dates, calculated by multiplying the closing price of Carolina Financial common stock on those dates by the exchange ratio.

Date	Carolina Financial Closing Price	Equivalent Congaree Per Share Value
January 5, 2016	$18.22	$8.76
______ , 2016

Because the exchange ratio is fixed and because the market price of Carolina Financial common stock is subject to fluctuation, the market value of the shares of Carolina Financial common stock that Congaree shareholders may receive in the merger may increase or decrease prior to and following the merger. Congaree shareholders are urged to obtain current market quotations for Carolina Financial common stock, which are available at www.nasdaq.com.

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The following table shows the high and low sales prices of Carolina Financial common stock published by the NASDAQ Capital Market since 2014. Carolina Financial paid quarterly dividends as shown below.

2016	Dividends		High	Low
Second Quarter (through April __, 2016)	$ ___		$ ___	$ ___
First Quarter	0.03	*	18.30	15.26

2015	Dividends		High	Low
Fourth Quarter	$0.03		$16.90	$14.49
Third Quarter	0.03		17.00	13.13
Second Quarter	0.03		14.78	10.85
First Quarter	0.03		11.88	10.83

2014	Dividends		High	Low
Fourth Quarter	$0.03		$17.88	$10.56
Third Quarter	0.03		12.08	8.27
Second Quarter	0.03		8.96	8.08
First Quarter	0.03		9.79	6.41

*	On January 22, 2016, the Board of Directors of Carolina Financial declared a quarterly cash dividend of $0.03 per share payable on its common stock. The cash dividend will be payable on April 8, 2016 to stockholders of record as of March 18, 2016.

Carolina Financial is authorized to pay dividends as declared by the board of directors, provided that no such distribution results in insolvency on a going concern or balance sheet basis. On July 26, 2013, Carolina Financial’s board of directors approved the initiation of a quarterly cash dividend to the common stockholders. However, future dividends will be subject to board approval. As Carolina Financial is a legal entity separate and distinct from CresCom Bank, its principal source of funds with which it can pay dividends to its stockholders is dividends it receives from CresCom Bank. For that reason, its ability to pay dividends is subject to the limitations that apply to CresCom Bank. A South Carolina state bank may not pay dividends from capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. Unless otherwise instructed by the South Carolina Board of Financial Institutions, CresCom Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the South Carolina Board of Financial Institutions. In addition, under the Federal Deposit Insurance Corporation Improvement Act, CresCom Bank may not pay a dividend if, after paying the dividend, CresCom Bank would be undercapitalized. The Federal Reserve may also prevent the payment of a dividend by CresCom Bank if it determines that the payment would be an unsafe and unsound banking practice.

NASDAQ Listing

Carolina Financial will list the shares of Carolina Financial common stock to be issued to the shareholders of Congaree in connection with the merger on the NASDAQ Capital Market under the symbol “CARO”.

Resale of Carolina Financial Common Stock (page 46)

The shares of Carolina Financial common stock to be issued to the shareholders of Congaree in connection with the merger will be freely tradable by such shareholders, except that if any Congaree shareholders are deemed to be affiliates of Carolina Financial, they must abide by certain transfer restrictions under the Securities Act.

Dissenters’ Rights (page 46)

Under South Carolina law, holders of Congaree common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of Congaree common stock. Set forth below is a summary of the procedures that must be followed by the holders of Congaree common stock in order to exercise their dissenters’ rights. This summary is qualified in its entirety by reference to the text of the applicable South Carolina statutes, a copy of which is attached to this proxy statement/prospectus as Appendix B.

A record holder of Congaree common stock who wishes to assert dissenters’ rights (i) must deliver to Congaree before the vote is taken on the merger agreement written notice of his intent to demand payment for his shares if the merger is effectuated, and (ii) must not vote his shares in favor of the merger agreement. A vote in favor of the merger agreement cast by the holder of a proxy solicited by Congaree shall not disqualify a shareholder from demanding payment for his shares. A shareholder who does not satisfy these requirements is not entitled to payment for his shares under the applicable South Carolina statutes.

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If the merger is authorized at the Congaree special shareholders’ meeting, Congaree will deliver, no later than 10 days after the special shareholders’ meeting, a written dissenters’ notice to all Congaree shareholders who satisfied the two requirements set forth above. The written dissenters’ notice will state where the payment demand must be sent and where stock certificates must be deposited, will inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received, will supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date, will set a date by which Congaree must receive the payment demand, which date will not be less than 30 or more than 60 days after the written dissenters’ notice is delivered, will set a date by which certificates for certificated shares must be deposited, which date will not be earlier than 20 days after the demand date, and will be accompanied by a copy of the applicable South Carolina statutes. A shareholder sent a dissenters’ notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired the beneficial ownership of the shares before the date set forth in the dissenters’ notice, and deposit his certificates in accordance with the terms of the notice. A dissenting shareholder who does not comply substantially with the requirements that he demand payment and deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under the applicable South Carolina statutes.

As soon as the merger is consummated, or upon receipt of a payment demand, Congaree will pay to each dissenting shareholder who substantially complied with the requirements set forth above the amount Congaree estimates to be the fair value of his or her shares, plus accrued interest. The payment will be accompanied by Congaree’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; a statement of Congaree’s estimate of the fair value of the shares and an explanation of how the fair value was calculated; an explanation of how the interest was calculated; a statement of the dissenter’s right to demand additional payment; and a copy of the applicable South Carolina statutes. If Congaree does not consummate the proposed merger within 60 days after the date set for demanding payment and depositing share certificates, Congaree, within the same 60 day period, shall return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares. If the shareholder believes the amount paid or offered is less than fair value of his shares or that the interest due is calculated incorrectly, or Congaree fails to make payment or offer payment within 60 days after the date set for demanding payment, or if the merger is not consummated, Congaree fails to return the deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, he or she may notify Congaree in writing of his or her own estimate of fair value of his shares and amount of interest due and demand payment of his estimate (less the payment already received) or reject Congaree’s offer and demand payment of the fair value of his or her shares and interest due. However, a dissenting shareholder waives his or her right to demand additional payment if he or she fails to notify Congaree of his or her demand in writing within 30 days after Congaree made or offered payment for his or her shares. If a demand for additional payment remains unsettled, Congaree will commence a court proceeding within 60 days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and the accrued interest. If Congaree does not commence the proceeding within the 60 day period, Congaree shall pay each dissenter whose demand remains unsettled the amount demanded.

Exercise of dissenters’ rights by holders of Congaree common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CAROLINA FINANCIAL

The following table sets forth selected historical consolidated financial data as of and for each of the five years ended December 31, 2015 (which have been derived from Carolina Financial’s audited consolidated financial statements). You should read this table together with the historical consolidated financial information contained in Carolina Financial’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in Carolina Financial’s Annual Report on Form 10-K for the year ended December 31, 2015, which has been filed with the SEC and is incorporated by reference in this proxy statement/prospectus.

	Years Ended December 31,
(dollars in thousands, except per share data)	2015	2014	2013	2012	2011
OPERATING DATA:
Interest income	$49,604	37,656	32,948	35,356	38,441
Interest expense	6,604	5,602	5,718	7,513	11,113
Net interest income	43,000	32,504	27,230	27,843	27,328
Provision for loan losses	—	—	(860)	2,707	10,735
Net interest income after provision for loan losses	43,000	32,504	28,090	25,136	16,593
Noninterest income	27,679	21,148	44,086	53,524	19,721
Noninterest expense	49,199	41,443	45,972	51,387	37,413
Income (loss) before income taxes	21,480	11,759	26,204	27,273	(1,099)
Income tax expense (benefit)	7,060	3,448	9,386	10,395	(128)
Net income (loss)	$14,420	8,311	16,818	16,878	(971)

BALANCE SHEET DATA:
Total assets	$1,409,669	$1,199,017	881,584	888,724	826,218
Interest-bearing cash	16,421	10,694	34,176	11,340	16,679
Securities available for sale	306,474	251,717	167,535	148,407	136,944
Securities held to maturity	17,053	25,544	24,554	9,166	9,401
Federal Home Loan Bank stock	9,919	5,405	4,103	6,413	7,185
Loans held for sale	41,774	40,912	36,897	144,849	80,007
Loans receivable, net	912,582	768,122	535,221	501,691	513,335
Allowance for loan losses	10,141	9,035	8,091	9,520	12,039
Deposits	1,031,528	964,190	697,581	653,247	621,803
Short-term borrowed funds	120,000	57,800	10,300	82,482	63,484
Long-term debt	103,465	61,740	74,540	64,840	80,390
Stockholders’ equity	139,859	93,700	82,227	67,514	45,655

SELECTED AVERAGE BALANCES:
Total assets	$1,303,402	990,773	889,851	837,066	858,432
Loans receivable, net	827,787	613,144	509,455	495,889	545,556
Deposits	1,012,659	777,622	696,784	641,085	649,002
Stockholders’ equity	101,896	88,474	76,322	54,002	47,003

PERFORMANCE RATIOS:
Return on average equity	14.15%	9.39%	22.04%	31.25%	(2.07)%
Return on average assets	1.11%	0.84%	1.89%	2.02%	(0.11)%
Average earning assets to average total assets	91.92%	91.43%	91.38%	92.29%	92.24%
Average loans receivable to average deposits	81.74%	78.85%	73.12%	77.35%	84.06%
Average equity to average assets	7.82%	8.93%	8.58%	6.45%	5.48%
Net interest margin–tax equivalent (1)	3.68%	3.62%	3.41%	3.61%	3.45%
Net(recovery) charge-offs to average loans receivable	(0.13)%	(0.15)%	0.11%	1.05%	2.38%
Non-performing assets to total loans receivable	0.72%	0.74%	3.24%	4.29%	7.84%
Non-performing assets to total assets	0.47%	0.47%	1.97%	2.42%	4.87%
Non-performing loans to total loans	0.47%	0.31%	2.04%	2.98%	6.50%
Allowance for loan losses as a percentage of loans receivable (end of period) (2)	1.10%	1.16%	1.49%	1.86%	2.29%
Allowance for loan losses as a percentage of non-performing loans	235.73%	371.20%	73.03%	62.43%	35.24%

PER SHARE DATA:
Book value (end of period)	$11.92	10.02	8.91	7.33	4.96
Basic earnings (loss)	1.51	0.89	1.83	1.83	(0.11)
Diluted earnings (loss)	1.48	0.88	1.77	1.83	(0.11)
Average common shares –basic	9,537,358	9,314,048	9,218,952	9,211,162	9,211,162
Average common shares –diluted	9,718,356	9,507,425	9,500,987	9,211,162	9,211,162

(1)	The tax equivalent net interest margin reflects tax-exempt income on a tax-equivalent basis.
(2)	Included in loans receivable are approximately $64.1 million and $80.3 million in acquired loans at December 31, 2015 and 2014.

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 SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CONGAREE

Congaree’s summary consolidated financial data is presented below as of and for the years ended December 31, 2011 through December 31, 2015. The summary consolidated financial data presented below as of or for the years ended December 31, 2011 through 2015 are derived from Congaree’s audited consolidated financial statements, which were audited by Elliott Davis Decosimo, LLC. Congaree’s audited consolidated balance sheets as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2015 are included elsewhere in this proxy statement/prospectus. The following summary consolidated financial data should be read in conjunction with Congaree’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus.

	Years Ended December 31,
(dollars in thousands, except per share data)	2015	2014	2013	2012	2011
OPERATING DATA:
Interest income	$4,588	4,584	4,852	5,320	5,632
Interest expense	359	403	466	734	1,186
Net interest income	4,228	4,182	4,386	4,586	4,446
Provision for loan losses	220	358	405	713	744
Net interest income after provision for loan losses	4,008	3,824	3,981	3,873	3,702
Noninterest income	620	432	575	903	607
Noninterest expense	4,072	3,755	3,975	4,090	3,961
Income before income taxes	556	501	581	686	348
Income tax expense (benefit)	205	(856)	(441)	(331)	(393)
Net income	$351	1,358	1,022	1,017	741

BALANCE SHEET DATA:
Total assets	$109,141	112,922	112,538	113,453	121,993
Interest-bearing cash	2,993	3,035	1,638	2,483	2,572
Securities available for sale	15,268	21,173	23,645	23,463	26,952
Securities held to maturity	3,412	3,444	3,475	3,506	0
Federal Home Loan Bank stock	501	720	553	555	615
Loans receivable, net	79,901	77,420	76,650	79,406	86,948
Allowance for loan losses	1,080	1,006	1,312	1,295	1,395
Deposits	90,541	87,958	91,130	94,803	102,526
Short-term borrowed funds	0	0	1,768	0	0
Long-term debt	5,000	11,500	7,000	6,000	7,000
Shareholders’ equity	13,560	13,344	12,408	12,449	12,281

SELECTED AVERAGE BALANCES:
Total assets	$111,783	112,629	112,150	118,416	124,621
Investment securities	21,502	26,831	26,683	27,711	26,390
Deposits	88,244	90,541	94,373	98,529	107,784
Shareholders’ equity	13,232	13,036	12,264	12,854	11,842

PERFORMANCE RATIOS:
Return on average equity	2.65%	8.61%	8.35%	7.91%	6.12%
Return on average assets	0.31%	0.94%	0.91%	0.86%	0.58%
Average earning assets to average total assets	91.93%	92.96%	95.14%	94.88%	95.38%
Average loans receivable to average deposits	91.23%	89.16%	85.55%	85.12%	86.16%
Average equity to average assets	11.80%	11.57%	10.93%	10.85%	9.50%
Net interest margin	4.12%	3.99%	4.11%	4.08%	3.75%
Net charge-offs to average loans receivable	0.18%	0.85%	0.49%	0.97%	1.03%
Non-performing assets to period-end loans receivable	3.05%	3.31%	3.59%	4.95%	5.36%
Non-performing assets to total assets	2.38%	2.29%	2.49%	3.51%	3.87%
Non-performing loans to total loans	0.94%	1.47%	1.60%	2.20%	1.75%
ALLL as a percentage of loans receivable(end of period)	1.33%	1.28%	1.68%	1.60%	1.58%
ALLL as a percentage of nonperforming loans	141.34%	87.25%	104.54%	72.87%	90.00%

PER SHARE DATA:
Book value (end of period)	6.79	6.68	5.73	5.77	5.04
Basic earnings	0.12	0.68	0.50	0.46	0.30
Diluted earnings	0.12	0.68	0.50	0.46	0.30

Average common shares – basic	1,765,189	1,764,439	1,764,439	1,764,439	1,764,439
Average common shares - diluted	1,765,189	1,764,439	1,764,439	1,764,439	1,764,439

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COMPARATIVE PER COMMON SHARE DATA

The following summary presents per share information for Carolina Financial and Congaree on a historical, pro forma combined and pro forma diluted equivalent basis for the period and as of the date indicated below. The pro forma information gives effect to the merger accounted for using the acquisition method of accounting. This information should be read in conjunction with the historical financial statements and related notes included elsewhere in this proxy statement/prospectus. The pro forma information should not be relied upon as being indicative of the historical results Carolina Financial and Congaree would have had if the merger had occurred before such periods or the future results that the Carolina Financial will experience after the merger.

The pro forma combined income per diluted share has been computed based on the diluted average number of shares of common stock of Carolina Financial adjusted for the additional shares to be issued in connection with the acquisition of Congaree. The merger equivalent income per diluted share of Congaree is based on the number of shares of Carolina Financial common stock into which each share and option of Congaree common stock will be converted in the merger.

The pro forma combined book value per share is based upon the pro forma combined equity of Carolina Financial divided by the pro forma number of outstanding shares of the combined companies as of December 31, 2015. The merger equivalent book value per share of Congaree is based on the 509,227 shares of Carolina Financial common stock into which the 1,765,939 shares of Congaree common stock outstanding as of December 31, 2015 will be converted in the merger. The foregoing assumes that the shares of Carolina Financial common stock to be issued will have a value of $16.85 per share, the 20-trading day average closing price of Carolina Financial common stock, as of January 4, 2016 and that 40% of the outstanding non-dissenting shares of Congaree common stock will be exchanged for cash. The actual price of Carolina Financial stock on the date of merger may be different than the price used for the pro forma.

As of and for the Year Ended December 31, 2015
Net Income Per Common Share:
Earnings per diluted share:
Carolina Financial	$1.48
Congaree	0.12

Pro Forma Combined	1.44

Congaree merger equivalent(1)	0.69

Net Book Value Per Common Share (at period end)
Carolina Financial	11.92
Congaree	6.79
Pro Forma Combined	12.12
Carolina Financial merger equivalent(1)	5.83

Cash Dividends Declared(2)
Carolina Financial	0.1200
Congaree	—
Pro Forma Combined	0.1200
Carolina Financial merger equivalent(1)	0.0577

(1)  Calculated by multiplying the pro forma combined amounts by 0.4806.

(2)  Carolina Financial pro forma combined cash dividends and merger equivalent cash dividends are based only upon Carolina Financial’s historical amounts.

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 RISK FACTORS

If the merger is consummated and you are a Congaree shareholder, you may receive shares of Carolina Financial common stock in exchange for your shares of Congaree common stock. An investment in Carolina Financial common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Congaree common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page 19 under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

However, there are a number of other risks and uncertainties relating to Carolina Financial that you should consider in deciding how to vote on the merger agreement in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect Carolina Financial’s future financial results and may cause Carolina Financial’s future earnings and financial condition to be less favorable than Carolina Financial’s expectations. In addition to the other information, including risk factors, incorporated by reference herein from Carolina Financial’s Annual Report on Form 10-K for the year ended December 31, 2015, you should carefully read and consider the following factors in evaluating the merger and in deciding whether to elect to receive cash, shares of Carolina Financial common stock or some combination thereof in the merger.

Risks Related to the Merger

Carolina Financial and Congaree shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

Carolina Financial shareholders and Congaree shareholders will experience a reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in Carolina Financial and Congaree compared to their ownership interests and voting power prior to the merger. If the merger is consummated, current Carolina Financial shareholders will own approximately 96% of Carolina Financial’s outstanding common stock, on a fully diluted basis, and current Congaree shareholders will own approximately 4% of Carolina Financial’s outstanding common stock, on a fully diluted basis. Accordingly, former Congaree shareholders will own less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by current Carolina Financial shareholders if such current Carolina Financial shareholders voted together as a group. Shareholders of both companies will experience a reduction in percentage ownership and voting power of their shares as a result of the merger.

Because the market price of Carolina Financial common stock will fluctuate, Congaree shareholders cannot be sure of the exact value of shares of Carolina Financial common stock they will receive.

Upon completion of the merger, each outstanding share of Congaree common stock will be converted into the merger consideration consisting of cash, shares of Carolina Financial common stock, or a combination of cash and shares of Carolina Financial common stock, as provided in the merger agreement. If a Congaree shareholder receives only cash as merger consideration, the value of the merger consideration that such Congaree shareholder receives will be independent of any fluctuations in the market price of Carolina Financial common stock, the value of such shares of Carolina Financial common stock received for each share of Congaree common stock will depend on the price per share of Carolina Financial common stock at the time the shares are actually received by a Congaree shareholder. The closing price of Carolina Financial common stock on the date that the shareholder actually receives the shares of such stock after the merger is completed and the closing price of Carolina Financial common stock the date on which the effective time of the merger is to occur may vary from each other, as well as from the closing price of Carolina Financial common stock on the date that the Carolina Financial and Congaree announced the merger, on the date that this proxy statement/prospectus is being mailed to Carolina Financial and Congaree shareholders, and on the date of the special shareholders’ meeting. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Carolina Financial’s business, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of the Carolina Financial. Accordingly, at the time of the Congaree special shareholders’ meeting, because of the above timing differences Congaree shareholders will not be able to calculate the exact value of Carolina Financial common stock they may receive upon completion of the merger.

Because the market price of Carolina Financial common stock could decline, the value of the Carolina Financial common stock received by Congaree shareholders in the merger may not satisfy Internal Revenue Service standards for the shares received to be non-taxable.

                Upon completion of the merger, each outstanding share of common stock will be converted into the merger consideration consisting of cash, shares of Carolina Financial common stock, or a combination of cash and shares of Carolina Financial common stock, as provided in the merger agreement. In order to satisfy the requirements for the merger to constitute a reorganization under Section 368(a) of the Code, the value of the Carolina Financial common stock received must equal 40% or more of the sum of the (i) value of the Carolina Financial common stock received and (ii) the cash that is treated as received in the merger (including any cash paid to dissenting Congaree stockholders) in exchange for the shares of Congaree common stock. Carolina Financial and Congaree have agreed that the merger will be consummated, even if such requirement is not satisfied. Since the value of the Carolina Financial common stock to be received by Congaree shareholders is subject to the market price of Carolina Financial common stock on the closing date of the merger, it is possible that the value of the Carolina Financial common stock could decline prior to the effective date of the merger to a level at which the Carolina Financial common stock received does not equal 40% of the merger consideration. In such event, it could be determined that the merger did not constitute a reorganization under Section 368(a) of the Code and therefore, the sale of the Congaree common stock will constitute a fully taxable sale of common stock by the Congaree shareholders to Carolina Financial. Smith Moore Leatherwood LLP has given its opinion that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, so long as: (i) the price per share of Carolina Financial common stock to be received by Congaree shareholders is not less than $9.58; (ii) no more than 10% of Congaree’s shareholders exercise their dissenter’s rights; and (iii) neither Congaree nor Carolina Financial exercise any rights to terminate under the merger agreement. For a discussion of the tax consequences of the merger, see “Proposal No. 1—The Merger—Important Federal Income Tax Consequences.”

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The form of merger consideration Congaree shareholders ultimately receive could be different from the form elected based on the form of merger consideration elected by other Congaree shareholders.

All Congaree shareholders will be permitted to make an election as to the form of consideration to receive. Because the total amount of Carolina Financial common stock and cash to be issued in the merger is fixed, the exchange agent will be allowed, subject to limitations set forth in the merger agreement, to adjust the form of consideration that a Congaree shareholder will receive in order to ensure that 40% of the outstanding non-dissenting shares of Congaree common stock are converted into cash and 60% of the outstanding non-dissenting shares of Congaree common stock are converted into shares of Carolina Financial common stock. Consequently, if either the stock consideration or the cash consideration is oversubscribed, Congaree shareholders could receive a different form of consideration from the form they elect.

Combining the two companies may be more difficult, costly, or time consuming than Carolina Financial or Congaree expects.

The success of the merger will depend, in part, on Carolina Financial’s ability to realize the anticipated benefits and cost savings from combining the businesses of Carolina Financial and Congaree. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Carolina Financial and Congaree. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

Carolina Financial and Congaree have operated, and, until completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures, and policies that would adversely affect Carolina Financial’s ability to maintain relationships with clients, depositors, and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effort on each of Carolina Financial and Congaree during that transition period.

Carolina Financial and Congaree will incur significant transaction and merger-related integration costs in connection with the merger.

Carolina Financial and Congaree expect to incur significant costs associated with completing the merger and integrating the operations of the two companies. Carolina Financial and Congaree are continuing to assess the impact of these costs. Although Carolina Financial and Congaree believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Carolina Financial has not previously operated in Cayce and West Columbia, South Carolina.

Congaree’s service areas are Cayce and West Columbia, South Carolina. The banking business in these areas is extremely competitive, and the level of competition may increase further. Carolina Financial has not previously participated in these markets, and there may be unexpected challenges and difficulties that could adversely affect Carolina Financial following the merger.

The fairness opinion obtained by Congaree from its financial advisors will not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the merger.

Congaree has obtained a fairness opinion dated January 5, 2016 from BSP Securities, LLC, and such opinion has not been updated as of the date of this proxy statement/prospectus and will not be updated at the time of the completion of the merger. Changes in the operations and prospects of Congaree or Carolina Financial, general market and economic conditions, and other factors that may be beyond the control of Congaree and Carolina Financial, and on which the fairness opinion was based, may alter the value of Congaree or Carolina Financial or the prices of shares of Congaree common stock or Carolina Financial common stock by the time the merger is completed. The fairness opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed or as of any other date than the date of the opinion. The fairness opinion that Congaree received from its financial advisor is attached as Appendix C to this proxy statement/prospectus. For a description of the opinion, see “Proposal No. 1 – The Merger—Opinion of Congaree’s Financial Advisor”. For a description of the other factors considered by Congaree’s board of directors in determining to approve the merger, see “Proposal No. 1 – The Merger—Congaree’s Reasons for the Merger; Recommendation of the Congaree Board of Directors.”

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Carolina Financial and Congaree may not receive regulatory approvals or such approvals may take longer than expected or impose conditions Carolina Financial and Congaree do not presently anticipate.

The merger of the two banks must be approved by the FDIC and the SCBFI. These regulatory agencies will consider, among other things, the competitive impact of the bank merger, each of Carolina Financial and Congaree’s financial and managerial resources, and the convenience and needs of the communities to be served. As part of that consideration, Carolina Financial and Congaree expect that the FDIC will review the capital position, safety and soundness, and legal and regulatory compliance matters and Community Reinvestment Act matters. There can be no assurance as to whether the necessary regulatory approvals will be received, the timing of such approvals, or whether any conditions will be imposed that might limit the combined company’s ability to do business after the bank merger as presently anticipated. As of the date of this proxy statement/prospectus, the FDIC has informed us that our application is substantially complete and will be handled under expedited processing procedures. Carolina Financial also filed notice of the merger with the Federal Reserve, rather than seeking the approval of the Federal Reserve to consummate the merger, because the merger qualifies as a “waiver transaction” under the applicable rules and regulations of the Federal Reserve. As of the date of this proxy statement/prospectus, the Federal Reserve has advised us of its non-objection to characterization of the merger as a “waiver transaction” and consummation of the merger without a formal application.

The merger agreement limits Congaree’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Congaree’s ability to discuss competing third party proposals to acquire all or a significant part of Congaree. In addition, Congaree has agreed to pay Carolina Financial a termination fee of $750,000 if the transaction is terminated because Congaree decides to pursue another acquisition transaction, among other things. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Congaree from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger with Carolina Financial, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Congaree than it might otherwise have proposed to pay.

Congaree directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Congaree shareholders.

Executive officers of Congaree negotiated certain terms of the merger agreement with their counterparts at Carolina Financial, and Congaree’s board of directors adopted the merger agreement and by a unanimous vote of the directors present and voting recommended that Congaree shareholders vote to approve the merger agreement and the merger on the terms set forth in the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, Congaree shareholders should be aware that Congaree’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Congaree shareholders. For example, each of the Congaree directors will be entitled to participate on a Columbia advisory board of CresCom Bank following the merger and will receive certain advisory fees for their service. These and some other additional interests of Congaree directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than Congaree shareholders may view it. See “Proposal No. 1 — The Merger—Interests of Executive Officers, Employees and Directors of Congaree in the Merger” for information about these financial interests.

If the merger is not completed, Carolina Financial common stock and Congaree common stock could be materially adversely affected.

The merger is subject to customary conditions to closing, including the approval of the Congaree shareholders. In addition, Carolina Financial and Congaree may terminate the merger agreement under certain circumstances. If Carolina Financial and Congaree do not complete the merger, the market price of Carolina Financial common stock or Congaree common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Further, whether or not the merger is completed, Carolina Financial and Congaree will also be obligated to pay certain investment banking, legal and accounting fees, and related expenses in connection with the merger, which could negatively impact results of operations when incurred. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, Carolina Financial and Congaree cannot assure their respective shareholders that additional risks will not materialize or not materially adversely affect the business, results of operations and stock prices of Carolina Financial and Congaree.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this document, contains statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may relate to, among other matters, the financial condition, results of operations, plans, objectives, future performance, and business of each of Carolina Financial and Congaree, as well as certain information relating to the merger. Forward-looking statements are based on many assumptions and estimates and are not guarantees of future performance. The actual results may differ materially from those anticipated in any forward-looking statements, as they will depend on many factors about which Carolina Financial and Congaree are unsure, including many factors that are beyond their control. The words “may,” “would,” “could,” “should,” “will,” “expect,” “anticipate,” “predict,” “project,” “potential,” “continue,” “contemplate,” “seek,” “assume,” “believe,” “intend,” “plan,” “forecast,” “goal,” and “estimate,” as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements include, but are not limited to, those described under “Risk Factors” section beginning on page 16 and the following:

•	expected revenue synergies and cost savings from the merger may not be fully realized;
•	revenues following the merger may be lower than expected;
•	ability to obtain governmental approvals of the merger on the proposed terms and schedule;
•	failure of Congaree’s shareholders to approve the merger agreement;
•	Carolina Financial’s ability to maintain appropriate levels of capital and to comply with its capital ratio requirements;
•	examinations by Carolina Financial’s regulatory authorities, including the possibility that the regulatory authorities may, among other things, require Carolina Financial to increase its allowance for loan losses or write down assets or otherwise impose restrictions or conditions on its operations, including, but not limited to, its ability to acquire or be acquired;
•	changes in economic conditions, either nationally or regionally and especially in Carolina Financial’s primary market areas, resulting in, among other things, a deterioration in credit quality;
•	changes in interest rates, including an impact on Carolina Financial’s margin or a decline in its mortgage production and a decrease in the profitability of it mortgage banking operations;
•	greater than expected losses due to higher credit losses generally and specifically because losses in the sectors of Carolina Financial’s loan portfolio secured by real estate are greater than expected due to economic factors, including, but not limited to, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;
•	changes in the amount of Carolina Financial’s loan portfolio collateralized by real estate and weaknesses in the South Carolina, southeastern North Carolina and national real estate markets;
•	the adequacy of the level of Carolina Financial’s allowance for loan losses and the amount of loan loss provisions required in future periods;
•	the rate of loan growth in recent or future years;
•	Carolina Financial’s ability to retain its existing customers, including its deposit relationships;
•	significant increases in competitive pressure in the banking and financial services industries;
•	changes in political conditions or the legislative or regulatory environment, including, but not limited to, the interpretation and enforcement of consumer laws and regulations, changes in federal or state tax laws or interpretations thereof by taxing authorities and other governmental initiatives affecting the banking and financial service industries;
•	changes occurring in business conditions and inflation;
•	increased funding costs due to market illiquidity, increased competition for funding, or increased regulatory requirements with regard to funding;
•	Carolina Financial’s business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, business and a negative impact on results of operations;
•	changes in deposit flows;
•	changes in technology;
•	changes in monetary and tax policies;
•	changes in accounting policies, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board and the Financial Accounting Standards Board;
19

•	loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions;
•	Carolina Financial’s expectations regarding its operating revenues, expenses, effective tax rates and other results of operations;
•	Carolina Financial’s anticipated capital expenditures and estimates regarding its capital requirements;
•	Carolina Financial’s liquidity and working capital requirements;
•	competitive pressures among depository and other financial institutions;
•	the growth rates of the markets in which Carolina Financial competes;
•	Carolina Financial’s anticipated strategies for growth and sources of new operating revenues;
•	Carolina Financial’s current and future products, services, applications and functionality and plans to promote them;
•	anticipated trends and challenges in Carolina Financial’s business and in the markets in which it operates;
•	the evolution of technology affecting our products, services and markets;
•	acquisition integration risks, including potential deposit attrition, higher than expected costs, customer loss and business disruption, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related- matters, and the inability to identify and successfully negotiate and complete additional combinations with potential merger or acquisition partners or to successfully integrate such businesses, including the ability to realize the benefits and cost savings from, and limit any unexpected liabilities associated with, any such business combinations;
•	Carolina Financial’s ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to it business;
•	estimates and estimate methodologies used in preparing Carolina Financial’s consolidated financial statements and determining option exercise prices; and
•	other risks and uncertainties detailed from time to time in Carolina Financial’s filings with the SEC.

Because of these and other risks and uncertainties, Carolina Financial’s or Congaree’s actual future results may be materially different from the results indicated by any forward-looking statements. In addition, Carolina Financial’s and Congaree’s past results of operations do not necessarily indicate their future results. Therefore, both companies caution you not to place undue reliance on their forward-looking information and statements. Both companies undertake no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

All forward-looking statements in this proxy statement/prospectus are based on information available to Carolina Financial and Congaree as of the date of this proxy statement/prospectus. Although both companies believe that the expectations reflected in our forward-looking statements are reasonable, neither company can guarantee you that these expectations will be achieved. Both companies undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SPECIAL SHAREHOLDERS’ MEETING

General

This document constitutes a proxy statement of Congaree in connection with its solicitation of proxies from its shareholders for the vote on the merger agreement and on the authorization to adjourn the special shareholders’ meeting, as well as a prospectus of Carolina Financial in connection with its issuance of shares of Carolina Financial common stock as part of the merger consideration. The proxy statement/prospectus is being mailed by Congaree and Carolina Financial to Congaree shareholders of record on or about April __, 2016, together with the notice of the special shareholders’ meeting and a proxy solicited by Congaree’s board of directors for use at the special shareholders’ meeting and at any adjournments or postponements of the special shareholders’ meeting.

Meeting Date, Time, and Place and Record Date

The Congaree special shareholders’ meeting will be held at Springdale House and Gardens, 3150 Platt Springs Rd., West Columbia, South Carolina, at                         , local time, on                        , 2016. Only holders of Congaree common stock of record at the close of business on                        , 2016 will be entitled to receive notice of and to vote at the special shareholders’ meeting. As of the record date, there were 1,766,439 shares of Congaree common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

At the Congaree special shareholders’ meeting, Congaree shareholders will be asked to approve the merger agreement. Under the merger agreement, Congaree will merge with CBAC, Inc., a wholly-owned subsidiary of Carolina Financial, with Congaree surviving the merger and then merging with and into Carolina Financial. Shares of Congaree common stock will be converted into the right to receive cash, shares of common stock of Carolina Financial, or a combination of both cash and shares of common stock of Carolina Financial, at the shareholder’s election. If a shareholder elects cash, the shareholder will receive $8.10 for each share of Congaree common stock. If a shareholder elects stock, the shareholder will receive a 0.4806 shares of Carolina Financial common stock. If a shareholder elects a combination, the shareholder will receive a combination of cash and Carolina Financial common stock for each share of Congaree common stock. Elections by shareholders are limited by a requirement that 40% of the total number of outstanding non-dissenting shares of Congaree common stock will be exchanged for cash and that 60% of the total number of outstanding non-dissenting shares of Congaree common stock will be exchanged for Carolina Financial common stock. Therefore, the form of consideration you receive will depend in part on the elections of other Congaree shareholders. Carolina Financial will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, in an amount equal to the fraction of a share of Carolina Financial common stock otherwise issuable upon conversion multiplied by the average of the daily closing prices for Carolina Financial common stock for the 20 consecutive full trading days ending on the sixth trading day prior to the closing date of the merger.

Congaree shareholders will also be asked to consider and vote on a nonbinding proposal to approve the compensation that certain executive officers of Congaree will receive under existing agreements or arrangements in connection with the merger.

Congaree shareholders will also be asked to consider a proposal to authorize the board of directors to adjourn the special shareholders’ meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special shareholders’ meeting, in person or by proxy, to approve the merger agreement. Finally, Congaree shareholders may also be asked to consider any other business that properly comes before the special shareholders’ meeting.

Each copy of this proxy statement/prospectus mailed to Congaree shareholders is accompanied by a proxy form for use at the special shareholders’ meeting.

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of all shares of Congaree common stock entitled to vote at the Congaree special shareholders’ meeting. Approval of the proposal to authorize adjournment will require the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter.

On the record date, there were approximately 1,766,439 outstanding shares of Congaree common stock, each of which is entitled to one vote at the special shareholders’ meeting. On that date, the directors and executive officers of Congaree and their affiliates beneficially owned a total of approximately 18.64% of the outstanding shares of Congaree common stock. Each of Congaree’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Congaree common stock in favor of the merger agreement. The presence, in person or by proxy, of shares of Congaree common stock representing a majority of Congaree’s outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special shareholders’ meeting. A quorum must be present in order for the vote on the merger agreement to occur.

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Voting of Proxies

Shares of common stock represented by properly executed proxies received at or prior to the Congaree special shareholders’ meeting will be voted at the special shareholders’ meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger agreement and the proposal to authorize adjournment.

Any record shareholder present in person or by proxy at the special shareholders’ meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the merger agreement requires the affirmative vote of the holders of two-thirds of all shares of Congaree common stock entitled to vote at the Congaree special shareholders’ meeting, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, Congaree’s board of directors urges its shareholders to complete, date, and sign the accompanying proxy form and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies

If you are a record shareholder, the grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking your proxy. If you are a record shareholder, you may revoke a proxy at any time prior to its exercise by delivering to the Corporate Secretary of Congaree either a duly executed revocation or a proxy bearing a later date. In addition, if you are a record shareholder, you may revoke a proxy prior to its exercise by voting in person at the special shareholders’ meeting. All written notices of revocation and other communications with respect to the revocation of Congaree proxies should be addressed to Congaree Bancshares, Inc., 1201 Knox Abbott Drive, Cayce, SC 29033, Attention: Corporate Secretary. Attendance at the special shareholders’ meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

Congaree will pay all of the costs of soliciting proxies in connection with its special shareholders’ meeting, except that Carolina Financial will pay the costs of filing the registration statement with the SEC, of which this proxy statement/prospectus is a part, and one-half of the costs of printing this proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of Congaree who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Congaree, Carolina Financial, or any other person. The delivery of this proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of Congaree or Carolina Financial since the date of the proxy statement/prospectus.

Congaree has retained the services of Regan & Associates, Inc. (“Regan”) to assist in the solicitation of proxies under a contract providing for payment of $11,000, plus reimbursement of reasonable out of pocket expenses. In addition to solicitations by mail, Regan and regular employees of Congaree may solicit proxies in person, by mail or by telephone, but no employee of Congaree will receive any compensation for solicitation activities in addition to his or her regular compensation. Congaree will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Congaree’s common stock. The fee paid to Regan will be reduced by 20% if Regan fails to pass the merger proposal with a two-thirds of the outstanding shares affirmative vote (on time) by the scheduled meeting date.

You are requested to complete, date and sign the accompanying form of proxy and to return it promptly in the enclosed postage-paid envelope.

Recommendation of the Boards of Directors

Congaree’s board of directors has determined that the merger agreement and the transactions contemplated by it are in the best interests of Congaree and its shareholders. The board of directors of Congaree recommends that the Congaree shareholders vote “FOR” these proposals at the special shareholders’ meeting.

In the course of reaching its decision to adopt the merger agreement and the transactions contemplated in the merger agreement, Congaree’s board of directors, among other things, consulted with its legal advisors, Smith Moore Leatherwood LLP, regarding the legal terms of the merger agreement, and with its financial advisor, BSP Securities, LLC, as to the fairness, from a financial point of view, of the consideration to be received by the holders of Congaree common stock in the merger. For a discussion of the factors considered by Congaree’s board of directors in reaching its conclusion, see “Proposal No. 1—The Merger—Background of the Merger” and “—Congaree’s Reasons for the Merger; Recommendation of the Congaree Board of Directors.”

Congaree shareholders should note that Congaree’s directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Congaree. See “Proposal No. 1—The Merger — Interests of Executive Officers, Employees and Directors of Congaree in the Merger.”

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PROPOSAL NO. 1 - THE MERGER

The descriptions of the terms and conditions of the merger, the merger agreement, and any related documents in this proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this proxy statement/prospectus, to the registration statement, of which this proxy statement/prospectus is a part, and to the exhibits to the registration statement.

General

The Congaree board of directors is using this proxy statement/prospectus to solicit proxies from the holders of Congaree common stock for use at the Congaree special shareholders’ meeting.

Congaree Proposal

At the Congaree special shareholders’ meeting, holders of Congaree common stock will be asked to vote upon the adoption of the merger agreement. The merger will not be completed unless Congaree’s shareholders adopt the merger agreement and, by doing so, approve the proposed merger.

Background of the Merger

As a part of its ongoing consideration of the valuation of Congaree’s long-term prospects and strategies, Congaree’s board of directors and senior management have from time-to-time reviewed and assessed Congaree’s business strategies and objectives, including strategic opportunities and challenges, all with the goal of enhancing shareholder value.

On October 15, 2013, Congaree’s board of directors held a strategic planning meeting at which investment bankers from BSP Securities, LLC participated. At the time of the meeting, Congaree had successfully emerged from the recession that began in 2008 with much improved financial performance, including improved profitability, increased capitalization and a significant funding shift from broker deposits to core deposits/transaction accounts. At this juncture, the directors wished to examine their strategic options for Congaree. At the meeting, strengths of Congaree noted were:

•	its return to profitability on a consistent basis;
•	its attractive market and scarcity value;
•	its top five deposit market share and it being the top independent bank in Cayce and West Columbia;
•	its repurchase of one-third of its TARP in the recent U.S. Treasury auction;
•	its leased facilities, with no overvalued bank real estate on the books; and
•	its strong, experienced management team.

Strategic concerns noted were:

•	the new and challenging post-recession banking environment, with respect to loan growth and maintaining and improving net interest margin;
•	Congaree’s stock price, which was still trading at approximately 70% of tangible book value;
•	its ratio of non-performing assets to total assets, which remained at or above 5%;
•	Congaree still had $2.3 million of TARP outstanding, with the coupon increasing to 9% in February, 2014;
•	Congaree’s total assets and branch network were too small for many consolidators; and
•	the lack of acquisition targets or merger of equal opportunities.

Strategic options suggested by BSP Securities at the meeting and considered by the directors included:

•	sale to a larger strategic buyer;
•	entering into a merger of equals;
•	the repurchase of outstanding TARP Shares;
•	Congaree raising capital; and
•	Congaree staying the course, continuing to aggressively market and develop in Lexington County to generate earnings to reduce non-performing loans and repurchase outstanding TARP Shares in the next several years.

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During 2014 and the first half of 2015, Congaree continued with its strategy to market in Lexington County to increase market share, and to reduce non-performing assets. Also, on April 14, 2014, Congaree repurchased 729 shares of the 2,129 Series A Preferred Stock outstanding at an aggregate price of $729,000, in order to save approximately $66,000 in annual dividend expense.

Having continued to evaluate its strategic alternatives, on June 17, 2015, the Congaree board had BSP Securities present at its board meeting and give a market update. Specifically discussed were the options of Congaree staying independent versus selling, and an evaluation of potential buyers and valuation guidance from BSP Securities based upon market trends.

On August 19, 2015, the board of directors of Congaree deliberated and approved hiring BSP Securities as its financial advisor. The Board instructed BSP Securities to begin marketing Congaree to a limited group of potential partners. BSP Securities and Congaree executed an engagement letter on August 24, 2015.

Between August 25 and September 21, 2015, BSP Securities gathered and reviewed due diligence materials from Congaree, loaded it into an electronic data room and prepared marketing materials.

On September 21, 2015, BSP Securities began making marketing calls to a limited group of potential partners, providing no-name information followed by prospects executing a non-disclosure agreement. Eight potential parties were contacted.

On September 22, 2015, investment bankers from BSP Securities had lunch with management of a large, acquisitive community bank located in the Carolinas to discuss a potential acquisition of Congaree.

On September 25, 2015, representatives of BSP Securities had their initial discussion with Jerry Rexroad, CEO of Carolina Financial, regarding a potential acquisition of Congaree.

On October 5, 2015, representatives of BSP Securities met with management of a third large, acquisitive community bank located in the Carolinas to discuss the acquisition of Congaree. At the conclusion of the meeting, such potential acquirer indicated that it was not interested in such an acquisition.

On October 8, 2015, representatives of BSP Securities met in person with management of Carolina Financial in Myrtle Beach to further discuss a potential acquisition of Congaree. This included discussions of financial modeling assumptions and potential pricing. Carolina Financial requested a meeting with Congaree management.

On October 23, 2015, Charlie Kirby, President and CEO of Congaree, and Mr. Rexroad, met at Congaree headquarters in Cayce for an introduction and brief discussion of both banks, followed by a market tour of Cayce and West Columbia.

On October 29, 2015, Mr. Kirby and Mr. Rexroad had a telephone call to follow up on their meeting, and agreed to continue acquisition discussions.

By the end of October 2015, all potential acquisition partners other than Carolina Financial contacted during the process had declined the opportunity to engage in acquisition discussions with Congaree or were currently unable to pursue such a transaction.

On November 6, 2015, Mr. Kirby had a telephone conversation with Mr. Rexroad to set up a face-to-face meeting in Florence, South Carolina on November 17, in continuance of acquisition discussions.

On November 17, 2015, Mr. Kirby, Steve Nivens, Executive Vice President of Congaree, David Morrow, President of CresCom Bank, and Mr. Rexroad met in Florence, South Carolina to discuss a potential acquisition transaction. Topics included the markets of both banks, history, culture, and the execution of a possible letter of intent.

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On November 18, 2015, Carolina Financial delivered a non-binding letter of intent (the “LOI”) just prior to Congaree’s board meeting of that date with a price range of $8.00-$8.25, subject to final due diligence. The Congaree board reviewed and discussed the letter of intent, but took no action at that time. The directors decided to accept Mr. Rexroad’s offer to meet with the Congaree board before approving the LOI.

On November 23, 2015, Mr. Rexroad met with the board of directors of Congaree to discuss Carolina Financial’s history, business strategy and vision for a merger with Congaree. In a separate session, the Congaree board voted in favor of executing the LOI and entering into an exclusivity period with Carolina Financial.

Between November 24 and December 9, 2015, Carolina Financial performed final due diligence on Congaree.

On December 1, 2015, Carolina Financial issued and executed a revised LOI, which reflected a change whereby all in-the-money options would be cashed out at closing rather than being cancelled for no value. The revised LOI was accepted and signed by Congaree on December 2, 2015, following review by Congaree legal counsel.

On December 7, 2015, there was a call between the credit management departments of the banks to discuss Congaree’s loan portfolio.

On December 8, 2015, there was a call between Smith Moore Leatherwood, LLP, counsel to Congaree, and Nelson Mullins Riley and Scarborough (“Nelson Mullins”), counsel for Carolina Financial, to discuss scheduling.

On December 9, 2015, Mr. Rexroad spoke with Mr. McNorrill of BSP Securities. Mr. Rexroad communicated that a public offering of common stock launched by Carolina Financial on November 30, 2015 was going well and shares of Carolina Financial stock were trading up. He also discussed several issues that could negatively affect pricing in the Congaree transaction. He also indicated that Nelson Mullins was working on drafting the merger agreement. He further indicated that Carolina Financial was having a board meeting the following Wednesday, and he would like to get board approval subject to finalizing the agreement.

On December 9, 2015, Mr. Rexroad called Charlie Kirby, in route back from an investor presentation relating to Carolina Financial’s public offering of common stock. The two discussed the investor meeting and the process for moving forward in the transaction.

On December 10, 2015, Mr. Rexroad contacted Mr. McNorrill to inform him that after completing due diligence, Carolina Financial would pay $8.10 per Congaree share, 60% in Carolina Financial stock and 40% in cash.

On December 10, 2015, Mr. Rexroad and Mr. Kirby discussed final pricing. Mr. Rexroad explained that Carolina Financial would have to hold fast at $8.10 a share.

Also, on December 10, 2015, there was a call between Nelson Mullins and Smith Moore Leatherwood, LLP to discuss delivery of the initial draft of the merger agreement.

On December 11, 2015, Nelson Mullins delivered the initial draft of the merger agreement to Smith Moore Leatherwood, LLP.

Also on December 11, 2015, there was a call between Nelson Mullins and Smith Moore Leatherwood, LLP to discuss the initial draft of the merger agreement.

On December 15, 2015, Mr. Kirby called Mr. Rexroad to discuss final terms. In a response to an inquiry from Mr. Kirby for an increase in the proposed price of $8.10 per Congaree share, Mr. Rexroad confirmed that Carolina Financial was indeed firm in its price.

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On December 16, 2015, Mr. Rexroad called Mr. Kirby to inform him that the Carolina Financial board had approved and granted authority to finalize the deal. He again confirmed that Carolina Financial would not increase the merger consideration in excess of $8.10, and that the split would be 60% stock and 40% cash.

Also on December 16, 2015, the Congaree board met to discuss Carolina Financial’s pricing and deal terms. The board also met with legal counsel, Smith Moore Leatherwood LLP, who briefed them on their fiduciary duties and the acquisition process.

On December 17, 2015, Mr. Kirby and Gary McNorrill of BSP Securities, had a telephone conference with Mr. Rexroad. Topics included discussion of tax treatment of allowance for loan losses, employment contracts to be paid by CresCom, as well as the possibility of a price increase in the merger consideration, which was again rejected by Mr. Rexroad.

On December 18, 2015, there was a call between Nelson Mullins and Smith Moore Leatherwood, LLP to discuss various aspects of the merger agreement and related documents.

On December 21, 2015, Mr. Kirby had a telephone conference with Mr. Rexroad concerning any outstanding lawsuits or regulatory issues and disadvantageous third party contracts.

Also on December 21, 2015, Smith Moore Leatherwood, LLP delivered a revised draft of the merger agreement to Nelson Mullins.

Also on December 21, 2015, there was a call between Nelson Mullins and Smith Moore Leatherwood, LLP to discuss various aspects of the merger agreement and related documents.

On December 24, 2015, Mr. Kirby had a telephone discussion with Mr. Rexroad concerning a press release. Also discussed were retention of employees and the scheduling and arrangements for a tentative employee meeting with Mr. Rexroad at Congaree.

Also on December 24, 2015, Nelson Mullins delivered a revised draft of the merger agreement to Smith Moore Leatherwood.

On December 28, 2015, Smith Moore Leatherwood, LLP delivered a revised draft of the merger agreement to Nelson Mullins.

On December 29, 2015, the Congaree board again met with legal counsel, Smith Moore Leatherwood LLP, to review in detail the latest draft of a definitive merger agreement. Representatives of BSP Securities also participated in the first half of the meeting by telephone. In addition to discussing the terms of the merger, some members of the Congaree board expressed concern as to the recent dramatic increase in Carolina Financial’s stock price and the impact on the exchange ratio and pricing. BSP Securities, at the board’s instruction, called Mr. Rexroad to discuss fixing the exchange ratio on a longer day average or as of December 28, 2015, in order to improve the average of stock prices used to calculate an exchange ratio. Mr. Rexroad indicated that Carolina Financial was firm on pricing and the exchange ratio calculation. BSP Securities reported this back to the Congaree board and legal counsel during the board meeting.

On December 30, 2015, Mr. Kirby had a telephone discussion with Mr. Rexroad, in which he agreed to not require non-executive and non-director holders of employee stock options to enter into stock option cash out agreements.

On December 31, 2015, there was a call between Nelson Mullins and Smith Moore Leatherwood, LLP to discuss various aspects of the merger agreement and related documents.

On January 4 and 5, 2016, there were several calls between Nelson Mullins and Smith Moore Leatherwood, LLP to discuss various aspects of the merger agreement and related documents.

On January 5, 2016, Gary McNorill of BSP Securities had a telephone conversation with Mr. Rexroad concerning the stock price average used to calculate the exchange ratio at signing, as well as discussion of an escape clause which would allow both parties to terminate the merger agreement in the event Carolina Financial’s stock before closing fell dramatically both absolutely and compared to a bank stock index. Mr. McNorrill and Mr. Rexroad agreed to a stock price average, and subject to review by Carolina Financial’s legal counsel, Mr. Rexroad agreed to such an escape clause.

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Also on January 5, 2016, Nelson Mullins and Smith Moore Leatherwood, LLP exchanged several drafts and the execution version of the merger agreement.

Also on January 5, 2016, the Congaree board met again to consider final approval of the definitive agreement. At the meeting, BSP Securities presented their fairness opinion and related analysis. Legal counsel reviewed changes to the merger agreement and related agreements, as well as instructed the directors again on their fiduciary duties. After deliberation, Congaree’s board of directors unanimously approved the merger agreement and the terms of the merger.

On the evening of January 5, 2016, following Congaree’s board meeting, Carolina Financial and Congaree executed the merger agreement. Prior to market open on January 6, 2016, the proposed merger was publicly announced.

Congaree’s Reasons for the Merger; Recommendation of the Congaree Board of Directors

After careful consideration, Congaree’s Board of Directors, at a meeting held on January 5, 2016, unanimously determined the merger agreement and the transactions contemplated thereby to be fair and in the best interest of Congaree and its shareholders. Accordingly, Congaree’s Board of Directors adopted and approved the merger agreement and unanimously recommends that Congaree’s shareholders vote “For” the approval of the merger agreement.

In evaluating the merger agreement and reaching its decision to adopt and approve the merger agreement and recommend that Congaree’s shareholders approve the merger agreement, Congaree’s board consulted with Congaree’s management, as well as its outside legal and financial advisors, and considered a number of factors including the following material factors (not in any relative order of importance):

•	Congaree’s board’s knowledge and understanding of Congaree’s business, operations, financial condition, asset quality, earnings and prospects, and of Carolina Financial’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the presentations made by Carolina Financial officers and information provided by Congaree’s financial advisors;
•	its understanding of Carolina Financial’s commitment to enhancing its strategic position in the midlands geographic area of South Carolina, its prospects for the future and its projected financial results and Congaree’s board’s belief that the combined enterprise would benefit from Carolina Financial’s ability to take advantage of economies of scale and grow in the current economic environment;
•	Carolina Financial’s earnings track record and the market performance of its common stock;
•	Carolina Financial’s recent successful common stock offering that was well received by the investment community, received attractive pricing and provided $32.2 million in net proceeds that Carolina Financial plans to use to implement its organic and acquisitive growth plan and for general corporate purposes;
•	the ability of Congaree’s shareholders to benefit from Carolina Financial’s potential growth and stock appreciation since it is more likely that the combined entity will have superior future earnings and prospects compared to Congaree’s earnings and prospects on an independent basis as the result of greater operating efficiencies and better penetration of commercial and consumer markets;
•	the perceived ability of Carolina Financial to complete a merger transaction from a financial and regulatory perspective;
•	the financial and other terms of the merger agreement, including the fixed exchange ratio and tax treatment, which Congaree’s board reviewed with its outside financial and legal advisors, including:
•	Congaree’s ability, under certain circumstances specified in and prior to the time Congaree’s shareholders approve the merger agreement (i) to provide non-public information in response to a written acquisition proposal from a third party and (ii) participate in discussions or negotiations with a third party making such proposal, if, in each case, the acquisition proposal was not the result of a material violation of the provisions of the merger agreement relating to the solicitation of acquisition proposals, and if Congaree’s board, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would violate Congaree’s board’s fiduciary duties under applicable law and, after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes a superior proposal;
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•	the fact that the outside date under the merger agreement allows for sufficient time to complete the merger;
•	Congaree’s board’s belief, based on the then current market price of Carolina Financial common stock, that the proposed merger with Carolina Financial would generally be a tax-free transaction to Congaree’s shareholders with respect to the Carolina Financial common stock portion of the consideration to be received by Congaree shareholders in the merger;
•	the level of effort that Carolina Financial must use under the merger agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of any adverse conditions; and
•	its review of the potential costs associated with executing the merger agreement, including change in control, severance and related costs, as well as estimated advisor fees, which Congaree’s board concluded were reasonable and would not affect the advice from, or the work performed by senior management of Congaree or Congaree’s financial advisors in connection with the evaluation of the merger and the merger agreement by Congaree’s board;
•	the complimentary aspects of the Congaree and Carolina Financial businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management operating styles;
•	the potential expense-saving and revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company’s earnings and the fact that the nature of the merger consideration would allow former Congaree shareholders to participate in the potential future upside as Carolina Financial shareholders;
•	the anticipated effect of the acquisition on Congaree’s retained employees and the terms of severance for employees who would not be retained;
•	the long-term and short-term interests of Congaree and its shareholders, the interests of Congaree’s employees, customers, creditors and suppliers, and the community and societal considerations of the community in which Congaree maintains offices;
•	the financial analyses provided by BSP Securities, Congaree’s financial advisor, regarding the merger, and its opinion, delivered to Congaree’s board on January 5, 2016, that as of that date, the merger consideration to be received under the terms of the merger agreement was fair, from a financial point of view, to Congaree’s shareholders;
•	its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions, continued industry consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions, the current environment for community banks, particularly in South Carolina, and the likely effects of these factors on Congaree’s and the combined company’s potential growth, development, productivity, profitability and strategic options, and the historical prices of Congaree and Carolina Financial common shares;
•	its knowledge of Congaree’s prospects as an independent entity, including challenges relating to increasing regulatory burdens and overhead expense, and Congaree’s ability to increase capital to support growth;
•	its knowledge of the strategic alternatives available to Congaree, including the challenges for organic growth by a financial institution of Congaree’s size; and
•	its belief that the merger is more favorable to Congaree’s shareholders than the alternatives to the merger, which belief was formed based on the careful review undertaken by Congaree’s board of directors, with the assistance of its management, outside legal and financial advisors.

Congaree’s board also considered potential risks and a variety of potential negative factors in connection with its deliberations concerning the merger agreement and the merger, including the following material factors (not in any relative order of importance):

•	the fact that, because a portion of the merger consideration is a fixed exchange ratio of shares of Carolina Financial common stock to Congaree common stock, Congaree’s shareholders could be adversely affected by a decrease in the trading price of Carolina Financial common stock during the pendency of the merger;
•	the fact that, while Congaree expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, and, as a result, the merger may not be consummated;
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•	the restrictions on the conduct of Congaree’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Congaree from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Congaree absent the pending completion of the merger;
•	the significant risks and costs involved in connection with entering into or completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals or shareholder approval, such as the risks and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships;
•	the fact that Congaree would be prohibited from soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $750,000 termination fee payable by Congaree upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Congaree;
•	the fact that some of Congaree’s directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Congaree shareholders; and
•	the possibility of litigation in connection with the merger.

Based on the factors described above, the board of Congaree determined that the merger with Carolina Financial and the merger of Congaree State Bank with CresCom Bank would be advisable and in the best interests of Congaree and its shareholders and other constituencies the Board was authorized by the articles of incorporation to consider, and adopted the merger agreement and resolved to recommend its approval to the shareholders of Congaree.

The foregoing discussion of the information and factors considered by Congaree’s board is not intended to be exhaustive but includes the material factors considered by Congaree’s board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Congaree’s board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Congaree’s board may have given different weight to different factors. Congaree’s board conducted an overall analysis of the factors described above including through discussions with, and questioning of, Congaree’s management and Congaree’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Congaree’s Financial Advisor

Pursuant to its engagement, BSP Securities was requested by Congaree to render a written opinion to the Congaree board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid by Carolina Financial to Congaree shareholders as set forth in the merger agreement. BSP Securities is an investment banking firm that specializes in providing investment banking services to financial institutions. BSP Securities has been involved in numerous bank-related business combinations. No limitations were imposed by Congaree upon BSP Securities with respect to rendering its opinion.

At the January 5, 2016 meeting at which the Congaree board of directors considered and approved the merger agreement, BSP Securities delivered to the board its written opinion that, as of such date, the merger consideration was fair to Congaree shareholders from a financial point of view.

The full text of BSP Securities’ opinion is attached as Appendix C to this proxy statement/prospectus of Congaree and Carolina Financial. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by BSP Securities in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

The opinion speaks only as of the date of the opinion. The opinion was directed to the Congaree board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to Congaree’s shareholders. It does not address Congaree’s underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

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For purposes of the opinion and in connection with its review of the proposed transactions, BSP Securities, among other things, did the following:

1.	Reviewed the terms of the draft merger agreement as of January 5, 2016;

2.	Participated in discussions with Congaree management concerning Congaree’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Congaree’s and Carolina Financial’s future financial performance;

3.	Reviewed Congaree’s recent filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2014, as well as quarterly reports on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015 and March 31, 2015;

4.	Reviewed Carolina Financial’s recent filings with the SEC including its annual report on Form 10-K for the year ended December 31, 2014, as well as quarterly reports on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015 and March 31, 2015;

5.	Reviewed certain financial forecasts and projections of Congaree, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the merger;

6.	Reviewed historical trading activity of Carolina Financial and analysts’ consensus estimates for Carolina Financial’s future earnings;

7.	Reviewed historical trading activity of Congaree and management’s estimates for future earnings

8.	Compared the proposed financial terms of the merger with the financial terms of certain other recent merger and acquisition transactions, involving companies deemed to be relevant; and

9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria deemed relevant.

BSP Securities assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by Congaree, Carolina Financial, and their respective representatives, and of the publicly available information that was reviewed by BSP Securities. BSP Securities is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that such allowances of Congaree and Carolina Financial were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. BSP Securities was not retained to and did not conduct a physical inspection of any of the properties or facilities of Congaree or Carolina Financial, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Congaree or Carolina Financial, was not furnished with any such evaluation or appraisal other than third party loan reviews, and did not review any individual credit files. BSP Securities’ opinion was necessarily based on economic, market, and other conditions in effect on, and the information made available to it, as of January 5, 2016.

BSP Securities, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, private placements of securities, and valuations for other purposes. In rendering its fairness opinion, BSP Securities acted on behalf of the Congaree board of directors.

BSP Securities’ opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of Congaree common stock in the merger and does not address the ability of the merger to be consummated, the satisfaction of the conditions precedent contained in the merger agreement, or the likelihood of the merger’s receiving regulatory approval. Although BSP Securities was retained on behalf of the Congaree board of directors, our opinion does not constitute a recommendation to any director of Congaree as to how such director or any shareholder should vote with respect to the merger agreement.

30

Based upon and subject to the foregoing and based on BSP Securities’ experience as investment bankers, BSP Securities’ activities as described above, and other factors BSP Securities deemed relevant, BSP Securities rendered its opinion that, as of January 5, 2016, the merger consideration to be paid to the holders of Congaree’s common stock in the merger is fair, from a financial point of view.

The following is a summary of material analyses performed by BSP Securities in connection with its opinion to the Congaree board of directors on January 5, 2016. The summary does not purport to be a complete description of the analyses performed by BSP Securities but summarizes the material analyses performed and presented in connection with such opinion.

Summary of the Proposed Merger

BSP Securities reviewed the financial terms of the proposed transaction. In accordance with the terms of the merger agreement, each share of Congaree common stock issued and outstanding shall be converted into and exchanged for the right to receive either: (i) 0.4806 shares of Carolina Financial common stock, which represented the number of shares of Carolina Financial common stock resulting from dividing $8.10 by the 20-trading day average closing price of a share of Carolina Financial common stock as measured one trading day prior to the signing of the definitive agreement; or (ii) $8.10 in cash (the “Common Stock Merger Consideration”). The total number of shares of Congaree common stock to be converted to cash shall be equal to shares held by Congaree shareholders exercising dissenter’s rights plus the product of (i) 40% and (ii) the number of shares of Congaree common stock issued and outstanding immediately before the effective time of the merger.

Based on the Carolina Financial 20-trading day average closing price as of January 4, 2016 of $16.85 per share, the total implied merger consideration is $16.3 million, or $8.10 per share of Congaree common stock. BSP Securities summarized the merger terms, based on Congaree’s financial information as of September 30, 2015, in the table below.

Pricing

Total Transaction Value (1)	$16,278,183

Carolina Financial Share Price (20-Trading Day Avg. Close)	$16.85
Carolina Financial 9/30/15 Tangible Book Value per Share	$10.36

Price/ Tangible Book Value (%)	162.6%
Price/ LTM Earnings per Share (x)	12.9
Price/2016 Estimated Earnings per Share (x) (2)	13.1

Current Offer per Common Share	$8.10
Congaree 9/30/15 Tangible Book Value per Share	$6.80

Price/ LTM Earnings (x)	13.2
Price/2016 Estimated Earnings (x) (3)	30.3
Price/ Tangible Book Value (%)	135.5%
Price/Assets (%)	14.0%
Premium/Core Deposits (%)	5.3%
Premium/Trading Price (%)	36.1%

(1) Includes assumption of Congaree preferred equity and cash-out of Congaree options (2) Mean analyst estimate used to determine 2016 Est. EPS
(3) Congaree projections used to determine 2016 Est. Earnings

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Selected Peer Mergers Analysis

BSP Securities used publicly available information to compare selected financial information for Congaree to three peer groups of publicly announced merger transactions that BSP Securities deemed relevant for purposes of its analysis. BSP Securities compared selected operating results of Congaree to (a) 52 Southeast mergers announced since January 1, 2014 for whole banks with total assets less than $500 million and last-twelve-months return on average assets greater than 0.0% as of September 30, 2015 (“Peer Group”); (b) 18 mergers announced since January 1, 2014 for whole banks involving sellers with total assets less than $500 million headquartered in Georgia, North Carolina or South Carolina (“GA/Carolinas Group”); and (c) 59 Southeast mergers announced since January 1, 2014 for whole banks involving sellers with total assets less than $500 million (“Southeast Group”). Detailed composition of each merger peer group is available in Tables 1-4 at the end of this section.

	Transaction Value/
				Premium/	Premium/
	LTM	Tangible		Core	Trading
	Earnings	Book	Assets	Deposits	Price
	(x)	(%)	(%)	(%)	(%)

Carolina Financial/Congaree	13.2	135.5	14.0	5.3	36.1

Peer Group - Median	20.2	136.6	13.4	5.5	31.2
Peer Group - 25th Percentile	14.4	115.4	11.5	2.0	27.6
Peer Group - 75th Percentile	26.2	148.9	16.6	8.0	48.8

GA/ Carolinas Group - Median	20.6	137.5	15.5	6.1	24.4
GA/ Carolinas Group - 25th Percentile	10.5	118.0	12.7	3.4	12.2
GA/ Carolinas Group - 75th Percentile	25.0	153.8	18.0	9.3	36.6

Southeast Group - Median	19.9	136.1	12.9	4.7	34.2
Southeast Group - 25th Percentile	14.4	113.0	10.1	1.4	29.5
Southeast Group - 75th Percentile	25.2	146.5	15.5	7.2	53.7

No target company used in the selected peer merger group analysis described above is identical to Congaree. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared.

Net Present Value Analysis of Stock Consideration Portion

BSP Securities calculated potential net present values for Congaree common stock. The purpose of the analysis was to compare the implied value of Congaree’s publicly traded common stock to the Common Stock Merger Consideration offered by Carolina Financial. Congaree’s publicly traded common stock receives no coverage by independent equity research analysts. Accordingly, BSP Securities relied on financial projections derived from Congaree’s internal forecasts and BSP Securities’ discussions with management. Specifically, BSP Securities used financial projections to estimate tangible book value per (“TBVPS”) and earnings per share (“EPS”) for fiscal year 2018, applied a range of terminal multiples as of December 31, 2018, then discounted back to the present from that date using a discount range from 11% to 15% and determined that the net present value of the Congaree common stock fell within a range of $2.11 to $7.84.

		Terminal Tangible Book Multiples
		80%	100%	120%	140%
Discount Rates	11%	$4.48	$5.60	$6.72	$7.84
	12%	$4.36	$5.45	$6.54	$7.63
	13%	$4.25	$5.31	$6.37	$7.43
	14%	$4.14	$5.17	$6.20	$7.24
	15%	$4.03	$5.04	$6.04	$7.05

		Terminal Earnings Multiples
		10.0	12.0	14.0	16.0
Discount Rates	11%	$2.35	$2.82	$3.29	$3.76
	12%	$2.29	$2.75	$3.20	$3.66
	13%	$2.23	$2.67	$3.12	$3.56
	14%	$2.17	$2.60	$3.04	$3.47
	15%	$2.11	$2.54	$2.96	$3.38
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Relative Contribution Analysis

BSP Securities reviewed the relative contributions of Congaree and Carolina Financial to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on projected December 31, 2015 financials for both parties, except for dates indicated otherwise. BSP Securities then compared these contributions to the pro forma implied stock ownership interests of Congaree and Carolina Financial shareholders based on the exchange ratio.

The following table indicates what Congaree’s percentage contributions would have been on a pro forma basis to the combined company, excluding merger synergies and merger accounting adjustments, in the categories listed:

	In thousands of dollars, as of
	12/31/15:
			Congaree
	Carolina	Congaree	Bancshares, Inc.
	Financial Corp.	Bancshares, Inc.	Contribution
	($000)	($000)	($000)

Total Assets	1,381,789	115,078	7.7%
Total Loans	912,156	82,348	8.3%
Total Deposits	1,049,913	92,356	8.1%
Tangible Common Equity	136,856	12,063	8.1%
2015 Projected Net Income	14,560	420	2.8%
2016 Projected Net Income	15,506	537	3.3%

Average Contribution:			6.4%

Seller Pro Forma Common Ownership:			4.1%
Seller Pro Forma Common Ownership, If All Stock:			6.6%

Note: Carolina Financial data based on analyst estimates; Congaree data based on company projections; Market data used to calculate Pro Forma Common Ownership as of 1/4/16

Conclusion

Based on the results of the various analyses described above, BSP Securities concluded that the merger consideration to be received under the terms of the merger agreement is fair, from a financial point of view, to Congaree’s shareholders.

The opinion expressed by BSP Securities was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets of Congaree or Carolina Financial could materially affect the assumptions used in preparing the opinion.

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As described above, BSP Securities’ opinion was among the many factors taken into consideration by the Congaree board of directors in making its determination to approve the merger agreement. For purposes of rendering its opinion, BSP Securities assumed that, in all respects material to its analyses:

•	the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination, or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

BSP Securities cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, if applicable, waived by the appropriate party. As of the date of this proxy statement/prospectus, BSP Securities has no reason to believe that any of these conditions will not be satisfied.

Compensation to BSP Securities

BSP Securities will be paid a fee for services as Congaree’s financial advisor in connection with the merger, $20,000 of which was paid upon the signing of an engagement letter, $50,000 of which was paid upon the signing of a merger agreement, $25,000 of which was paid for the fairness opinion, and the balance of which will be paid at the closing of the merger. The balance consists of 2.00% of the total consideration received by Congaree in the merger with Carolina Financial less the $50,000 payment at signing of the merger agreement and the $25,000 fairness opinion fee. In addition, Congaree has agreed to indemnify BSP Securities and its directors, officers and employees, from liability in connection with the transaction, and to hold BSP Securities harmless from any losses, actions, claims, damages, expenses or liabilities related to any of BSP Securities’ actions or decisions made in good faith and in the best interest of Congaree.

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Table 1 – Peer Group

				Transaction Price/					Seller Financials at Announcement
Buyer/ Seller	Seller State	Announce Date	Transaction Value ($mm)	LTM Earnings (x)	Tangible Book (%)	Assets (%)	Premium/ Core Deposits (%)	Premium/ Trading Price (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)

Median - Peer Group			28.5	20.2	136.6	13.4	5.5	31.2	209,636	10.2	0.64	6.39	2.13
25th Percentile - Peer Group			18.2	14.4	115.4	11.5	2.0	27.6	138,741	9.3	0.41	4.17	1.13
75th Percentile - Peer Group			48.6	26.2	148.9	16.6	8.0	48.8	351,887	11.7	0.96	7.69	3.58

Professional Holding Corp./ FirstCity Bank of Commerce	FL	12/18/15	6.8	NM	108.6	9.4	1.2	NA	72,532	8.6	0.15	1.66	2.92
Franklin Financial Network, Inc./ Civic Bank & Trust	TN	12/14/15	29.7	22.8	141.6	21.1	17.8	NA	141,057	14.9	0.92	6.23	1.22
Charter Financial Corp./ CBS Financial Corp.	GA	12/03/15	58.7	14.0	231.0	16.7	12.9	NA	368,675	10.0	2.21	24.30	1.14
Entegra Financial Corp./ Oldtown Bank	NC	11/24/15	13.5	9.1	115.6	12.0	3.5	NA	112,971	10.3	1.34	13.12	2.05
Seacoast Banking Corp. of Florida/ Floridian Financial Group, Inc.	FL	11/03/15	77.4	33.5	143.9	18.3	8.4	NA	423,369	12.0	0.51	4.20	1.99
CenterState Banks, Inc./ Hometown of Homestead Banking Company	FL	10/27/15	19.2	11.8	122.1	10.3	1.4	NA	346,291	9.0	0.63	6.77	4.94
Fidelity Southern Corp./ American Enterprise Bankshares, Inc.	FL	10/26/15	26.9	NM	140.8	13.1	5.7	NA	205,398	9.1	0.59	6.59	3.62
Southern BancShares (N.C.), Inc./ Heritage Bankshares, Inc.	VA	10/21/15	50.2	17.7	150.7	15.2	5.9	27.6	329,598	10.1	0.86	7.13	NA
Renasant Corp./ KeyWorth Bank	GA	10/20/15	58.7	21.1	137.0	15.1	6.4	NA	388,931	11.0	0.73	6.59	0.60
Citizens Bancshares of Batesville, Inc./ Parkway Bankshares, Inc.	AR	10/14/15	21.8	23.4	NA	16.5	25.9	NA	131,792	11.6	0.61	5.06	3.00
CenterState Banks, Inc./ Community Bank of South Florida, Inc.	FL	10/05/15	66.6	31.9	145.1	13.4	6.0	68.2	495,089	9.3	0.44	4.83	6.42
Southern States Bancshares, Inc./ Columbus Community Bank	GA	07/21/15	21.4	17.9	140.2	NA	9.3	NA	122,154	12.5	0.98	8.14	1.87
HCBF Holding Company, Inc./ OGS Investments, Inc.	FL	07/20/15	23.5	NM	117.8	10.2	2.1	NA	231,135	8.8	0.39	4.74	3.40
National Commerce Corp./ Reunion Bank of Florida	FL	07/07/15	42.2	24.4	160.2	15.5	8.8	NA	272,167	9.7	0.65	6.95	0.72
Premier Financial Bancorp, Inc./ First National Bankshares Corp.	WV	07/07/15	26.5	17.9	147.1	13.3	4.5	91.7	250,161	8.9	0.60	6.99	NA
Hamilton State Bancshares, Inc./ Highland Financial Services, Inc.	GA	05/15/15	20.1	24.3	143.4	15.5	7.1	NA	129,628	10.8	0.69	6.36	1.28
Management group/ Citizens Southern Bancshares, Inc.	AL	05/14/15	1.3	6.7	29.9	2.8	-17.1	NA	83,914	12.4	0.68	5.75	6.44
River Financial Corp./ Keystone Bancshares, Inc.	AL	05/13/15	36.7	14.4	136.2	14.5	5.5	NA	252,328	11.0	1.09	10.10	1.31
Bank of the Ozarks, Inc./ Bank of the Carolinas Corp.	NC	05/06/15	64.7	2.8	137.5	16.8	7.2	0.0	385,459	12.2	0.03	0.59	2.99
Achieva Credit Union/ Calusa Financial Corp., Inc.	FL	05/05/15	23.2	NM	136.1	14.0	4.9	NA	166,146	10.4	0.23	2.24	2.03
Seacoast Banking Corp. of Florida/ Grand Bankshares, Inc.	FL	03/25/15	15.2	17.5	110.7	11.5	0.9	NA	207,976	6.1	0.41	6.42	10.46
Carolina Alliance Bank/ PBSC Financial Corp.	SC	03/24/15	23.8	25.2	118.0	15.4	4.0	NA	154,241	13.0	0.98	7.54	1.12
Sunshine Bancorp, Inc./ Community Southern Holdings, Inc.	FL	02/05/15	30.8	26.2	134.7	12.5	6.5	37.2	245,565	9.3	0.47	4.28	0.67
Community & Southern Holdings, Inc./ Community Business Bank	GA	01/30/15	27.4	27.0	140.9	18.4	9.4	NA	149,061	13.1	0.70	5.39	0.35
Ameris Bancorp/ Merchants & Southern Banks of Florida, Inc.	FL	01/29/15	50.0	17.9	140.7	11.9	4.6	NA	472,487	9.4	1.19	12.00	1.94
United Community Banks, Inc./ MoneyTree Corp.	TN	01/27/15	53.0	20.2	136.6	12.5	4.8	NA	425,377	10.2	0.64	6.13	0.28
First Commercial Bancshares, Inc./ DeSoto County Bank	MS	01/26/15	10.8	14.0	112.4	13.1	2.8	NA	82,247	11.7	0.95	8.43	3.79
Ironhorse Financial Group, Inc./ Benefit Bank	AR	12/29/14	32.2	35.6	160.4	17.2	11.2	NA	187,485	10.7	0.74	7.03	4.62
First Peoples Bankshares, Inc./ Meriwether Bank Shares, Inc.	GA	12/09/14	4.9	37.7	105.9	18.9	1.4	NA	25,746	16.2	0.37	2.53	0.00
First Horizon National Corp./ TrustAtlantic Financial Corp.	NC	10/22/14	81.1	20.2	165.8	18.0	11.8	NA	451,519	10.2	0.98	8.99	0.96
ServisFirst Bancshares, Inc./ Metro Bancshares, Inc.	GA	10/20/14	41.2	37.4	153.8	19.5	11.1	NA	211,296	11.7	0.59	4.67	2.29
Grand Bancorp, Inc./ Decatur State Bank	AR	10/14/14	6.0	NM	39.0	4.2	-14.4	NA	143,716	10.7	0.02	0.24	8.35
NewBridge Bancorp/ Premier Commercial Bank	NC	10/09/14	19.8	9.3	113.3	11.5	2.7	NA	172,502	10.1	1.28	13.03	0.85
American National Bankshares Inc./ MainStreet BankShares, Inc.	VA	08/25/14	24.2	27.6	97.4	14.5	-0.6	30.1	166,281	14.9	0.53	3.74	2.38
Stonegate Bank/ Community Bank of Broward	FL	08/25/14	61.2	20.5	150.6	12.6	5.9	NA	487,470	8.3	0.62	7.04	7.24
Home BancShares, Inc./ Broward Financial Holdings, Inc.	FL	07/30/14	34.0	19.9	198.6	20.2	16.7	NA	168,483	11.7	1.08	9.27	0.65
Magnolia Banking Corp./ First National Bancshares of Hempstead County, Inc.	AR	07/14/14	31.3	NM	134.7	10.1	3.8	NA	308,936	10.0	0.43	4.09	1.08
BNC Bancorp/ Harbor Bank Group, Inc.	SC	06/05/14	51.6	23.3	156.4	16.9	9.2	NA	305,866	10.8	0.78	7.05	1.39
Community & Southern Holdings, Inc./ Alliance Bancshares, Inc.	GA	05/16/14	15.5	NM	136.2	9.9	5.1	NA	156,762	9.5	0.65	7.01	2.57
First American Bank Corp./ Bank of Coral Gables	FL	05/05/14	7.5	27.7	116.2	7.3	1.9	NA	102,733	6.3	0.26	4.33	5.82
Commerce Union Bancshares, Inc./ Reliant Bank	TN	04/28/14	48.1	14.8	127.5	12.5	NA	NA	384,575	9.8	0.72	6.95	2.59
State Bank Financial Corp./ Atlanta Bancorp., Inc.	GA	04/28/14	25.2	4.1	98.6	12.7	-0.5	NA	198,314	12.7	3.34	29.15	4.45
Heritage Financial Group, Inc./ Alarion Financial Services, Inc.	FL	04/22/14	29.6	31.1	167.0	10.6	5.9	NM	279,531	6.3	0.20	2.61	2.85
Home BancShares, Inc./ Florida Traditions Bank	FL	04/17/14	43.0	14.0	146.3	13.8	5.9	NA	312,005	9.4	1.04	9.19	1.31
Simmons First National Corp./ Delta Trust & Banking Corp.	AR	03/24/14	66.5	15.6	164.7	15.4	9.1	NA	431,378	9.2	1.01	10.86	2.21
Xenith Bankshares, Inc./ Colonial Virginia Bank	VA	03/21/14	9.6	17.7	79.2	8.4	-3.3	31.2	114,921	10.6	0.47	4.51	6.32
First Citizens Bancshares, Inc./ Southern Heritage Bancshares, Inc.	TN	03/20/14	32.7	12.0	162.9	18.1	7.6	NA	236,853	12.6	1.18	9.39	1.05
Ameris Bancorp/ Coastal Bankshares, Inc.	GA	03/11/14	37.3	NM	192.1	14.2	5.9	NA	432,787	10.2	0.32	3.09	5.54
First Bancshares, Inc./ BCB Holding Company, Inc.	AL	03/06/14	3.9	NM	115.2	5.7	1.1	NA	78,679	7.0	0.06	0.80	2.91
HomeTrust Bancshares, Inc./ Bank of Commerce	NC	03/04/14	10.0	NM	118.5	21.8	2.5	48.8	129,315	6.5	0.34	3.63	1.08
HomeTrust Bancshares, Inc./ Jefferson Bancshares, Inc.	TN	01/23/14	51.2	28.6	97.9	12.3	-0.3	22.5	498,565	10.5	0.35	3.37	3.46
TriSummit Bancorp, Inc./ Community National Bank of the Lakeway Area	TN	01/14/14	9.4	NM	86.7	8.8	-2.1	NM	107,108	10.1	0.05	0.51	1.93

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Table 2 – GA/ Carolinas Group

				Transaction Price/					Seller Financials at Announcement
Buyer/ Seller	Seller State	Announce Date	Transaction Value ($mm)	LTM Earnings (x)	Tangible Book (%)	Assets (%)	Premium/ Core Deposits (%)	Premium/ Trading Price (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)

Median - Georgia/ Carolinas Group			24.5	20.6	137.5	15.5	6.1	24.4	185,408	10.8	0.72	6.80	1.34
25th Percentile - Georgia/ Carolinas Group			16.5	10.5	118.0	12.7	3.4	12.2	134,486	10.0	0.43	3.89	0.99
75th Percentile - Georgia/ Carolinas Group			49.0	25.0	153.8	18.0	9.3	36.6	359,665	12.4	0.98	8.78	2.50

Charter Financial Corp./ CBS Financial Corp.	GA	12/03/15	58.7	14.0	231.0	16.7	12.9	NA	368,675	10.0	2.21	24.30	1.14
Entegra Financial Corp./ Oldtown Bank	NC	11/24/15	13.5	9.1	115.6	12.0	3.5	NA	112,971	10.3	1.34	13.12	2.05
Renasant Corp./ KeyWorth Bank	GA	10/20/15	58.7	21.1	137.0	15.1	6.4	NA	388,931	11.0	0.73	6.59	0.60
Southern States Bancshares, Inc./ Columbus Community Bank	GA	07/21/15	21.4	17.9	140.2	NA	9.3	NA	122,154	12.5	0.98	8.14	1.87
Hamilton State Bancshares, Inc./ Highland Financial Services, Inc.	GA	05/15/15	20.1	24.3	143.4	15.5	7.1	NA	129,628	10.8	0.69	6.36	1.28
Bank of the Ozarks, Inc./ Bank of the Carolinas Corp.	NC	05/06/15	64.7	2.8	137.5	16.8	7.2	0.0	385,459	12.2	0.03	0.59	2.99
Carolina Alliance Bank/ PBSC Financial Corp.	SC	03/24/15	23.8	25.2	118.0	15.4	4.0	NA	154,241	13.0	0.98	7.54	1.12
Community & Southern Holdings, Inc./ Community Business Bank	GA	01/30/15	27.4	27.0	140.9	18.4	9.4	NA	149,061	13.1	0.70	5.39	0.35
First Peoples Bankshares, Inc./ Meriwether Bank Shares, Inc.	GA	12/09/14	4.9	37.7	105.9	18.9	1.4	NA	25,746	16.2	0.37	2.53	0.00
First Horizon National Corp./ TrustAtlantic Financial Corp.	NC	10/22/14	81.1	20.2	165.8	18.0	11.8	NA	451,519	10.2	0.98	8.99	0.96
ServisFirst Bancshares, Inc./ Metro Bancshares, Inc.	GA	10/20/14	41.2	37.4	153.8	19.5	11.1	NA	211,296	11.7	0.59	4.67	2.29
NewBridge Bancorp/ Premier Commercial Bank	NC	10/09/14	19.8	9.3	113.3	11.5	2.7	NA	172,502	10.1	1.28	13.03	0.85
BNC Bancorp/ Harbor Bank Group, Inc.	SC	06/05/14	51.6	23.3	156.4	16.9	9.2	NA	305,866	10.8	0.78	7.05	1.39
Community & Southern Holdings, Inc./ Alliance Bancshares, Inc.	GA	05/16/14	15.5	NM	136.2	9.9	5.1	NA	156,762	9.5	0.65	7.01	2.57
State Bank Financial Corp./ Atlanta BanCorp., Inc.	GA	04/28/14	25.2	4.1	98.6	12.7	-0.5	NA	198,314	12.7	3.34	29.15	4.45
Ameris Bancorp/ Coastal Bankshares, Inc.	GA	03/11/14	37.3	NM	192.1	14.2	5.9	NA	432,787	4.5	0.32	3.09	5.54
Park Sterling Corp./ Provident Community Bancshares, Inc.	SC	03/05/14	1.4	NM	NM	4.1	3.4	NM	332,633	-1.9	-0.93	-30.78	5.48
HomeTrust Bancshares, Inc./ Bank of Commerce	NC	03/04/14	10.0	NM	118.5	21.8	2.5	48.8	129,315	6.5	0.34	3.63	1.08
36

Table 3 – Southeast Group

				Transaction Price/					Seller Financials at Announcement
Buyer/ Seller	Seller State	Announce Date	Transaction Value ($mm)	LTM Earnings (x)	Tangible Book (%)	Assets (%)	Premium/ Core Deposits (%)	Premium/ Trading Price (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)

Median - Southeast Group			26.5	19.9	136.1	12.9	4.7	34.2	207,976	10.1	0.60	5.94	2.25
25th Percentile - Southeast Group			10.4	14.4	113.0	10.1	1.4	29.5	137,158	8.9	0.28	2.73	1.11
75th Percentile - Southeast Group			42.2	25.2	146.5	15.5	7.2	53.7	331,116	11.3	0.90	7.11	4.49

Professional Holding Corp./ FirstCity Bank of Commerce	FL	12/18/15	6.8	NM	108.6	9.4	1.2	NA	72,532	8.63	0.15	1.66	2.92
Franklin Financial Network, Inc./ Civic Bank & Trust	TN	12/14/15	29.7	22.8	141.6	21.1	17.8	NA	141,057	14.87	0.92	6.23	1.22
Charter Financial Corp./ CBS Financial Corp.	GA	12/03/15	58.7	14.0	231.0	16.7	12.9	NA	368,675	9.96	2.21	24.30	1.14
Entegra Financial Corp./ Oldtown Bank	NC	11/24/15	13.5	9.1	115.6	12.0	3.5	NA	112,971	10.34	1.34	13.12	2.05
CNB Bancshares, Inc./ National Bank of Tennessee	TN	11/04/15	3.7	NM	44.2	2.6	-4.0	NA	140,751	5.95	-0.15	-2.64	3.62
Seacoast Banking Corp. of Florida/ Floridian Financial Group, Inc.	FL	11/03/15	77.4	33.5	143.9	18.3	8.4	NA	423,369	12.05	0.51	4.20	1.99
CenterState Banks, Inc./ Hometown of Homestead Banking Company	FL	10/27/15	19.2	11.8	122.1	10.3	1.4	NA	346,291	8.97	0.63	6.77	4.94
Fidelity Southern Corp./ American Enterprise Bankshares, Inc.	FL	10/26/15	26.9	NM	140.8	13.1	5.7	NA	205,398	9.14	0.59	6.59	3.62
Southern BancShares (N.C.), Inc./ Heritage Bankshares, Inc.	VA	10/21/15	50.2	17.7	150.7	15.2	5.9	27.6	329,598	10.11	0.86	7.13	NA
Renasant Corp./ KeyWorth Bank	GA	10/20/15	58.7	21.1	137.0	15.1	6.4	NA	388,931	11.03	0.73	6.59	0.60
Citizens Bancshares of Batesville, Inc./ Parkway Bank	AR	10/14/15	21.8	23.4	NA	16.5	25.9	NA	133,565	11.55	0.57	4.97	2.60
CenterState Banks, Inc./ Community Bank of South Florida, Inc.	FL	10/05/15	66.6	31.9	145.1	13.4	6.0	68.2	495,089	9.26	0.44	4.83	6.42
Farmers and Merchants Bankshares, Inc./ Bankshares of Fayetteville, Inc.	AR	07/30/15	42.3	16.2	121.0	11.8	2.5	NA	360,153	9.70	NA	NA	NA
Southern States Bancshares, Inc./ Columbus Community Bank	GA	07/21/15	21.4	17.9	140.2	NA	9.3	NA	122,154	12.50	0.98	8.14	1.87
HCBF Holding Company, Inc./ OGS Investments, Inc.	FL	07/20/15	23.5	NM	117.8	10.2	2.1	NA	231,135	8.83	0.39	4.74	3.40
National Commerce Corp./ Reunion Bank of Florida	FL	07/07/15	42.2	24.4	160.2	15.5	8.8	NA	272,167	9.68	0.65	6.95	0.72
Premier Financial Bancorp, Inc./ First National Bankshares Corp.	WV	07/07/15	26.5	17.9	147.1	13.3	4.5	91.7	250,161	8.89	0.60	6.99	NA
First National Bankers Bankshares, Inc./ Independent Bankers’ Bank of Florida	FL	06/30/15	1.9	NM	NM	1.3	-20.9	NA	143,213	4.68	-0.58	-14.68	8.94
Hamilton State Bancshares, Inc./ Highland Financial Services, Inc.	GA	05/15/15	20.1	24.3	143.4	15.5	7.1	NA	129,628	10.77	0.69	6.36	1.28
Management group/ Citizens Southern Bancshares, Inc.	AL	05/14/15	1.3	6.7	29.9	2.8	-17.1	NA	83,914	12.41	0.68	5.75	6.44
River Financial Corp./ Keystone Bancshares, Inc.	AL	05/13/15	36.7	14.4	136.2	14.5	5.5	NA	252,328	11.00	1.09	10.10	1.31
Bank of the Ozarks, Inc./ Bank of the Carolinas Corp.	NC	05/06/15	64.7	2.8	137.5	16.8	7.2	0.0	385,459	12.21	0.03	0.59	2.99
Achieva Credit Union/ Calusa Financial Corp., Inc.	FL	05/05/15	23.2	NM	136.1	14.0	4.9	NA	166,146	10.40	0.23	2.24	2.03
Seacoast Banking Corp. of Florida/ Grand Bankshares, Inc.	FL	03/25/15	15.2	17.5	110.7	11.5	0.9	NA	207,976	6.13	0.41	6.42	10.46
Carolina Alliance Bank/ PBSC Financial Corp.	SC	03/24/15	23.8	25.2	118.0	15.4	4.0	NA	154,241	13.0	0.98	7.54	1.12
Sunshine Bancorp, Inc./ Community Southern Holdings, Inc.	FL	02/05/15	30.8	26.2	134.7	12.5	6.5	37.2	245,565	9.3	0.47	4.28	0.67
37

Table 4 – Southeast Group, continued

				Transaction Price/					Seller Financials at Announcement
Buyer/ Seller	Seller State	Announce Date	Transaction Value ($mm)	LTM Earnings (x)	Tangible Book (%)	Assets (%)	Premium/ Core Deposits (%)	Premium/ Trading Price (%)	Total Assets ($000)	TCE Ratio (%)	LTM ROAA (%)	LTM ROAE (%)	NPAs/ Assets (%)

Median - Southeast Group			26.5	19.9	136.1	12.9	4.7	34.2	207,976	10.1	0.60	5.94	2.25
25th Percentile - Southeast Group			10.4	14.4	113.0	10.1	1.4	29.5	137,158	8.9	0.28	2.73	1.11
75th Percentile - Southeast Group			42.2	25.2	146.5	15.5	7.2	53.7	331,116	11.3	0.90	7.11	4.49

Community & Southern Holdings, Inc./ Community Business Bank	GA	01/30/15	27.4	27.0	140.9	18.4	9.4	NA	149,061	13.1	0.70	5.39	0.35
Ameris Bancorp/ Merchants & Southern Banks of Florida, Inc.	FL	01/29/15	50.0	17.9	140.7	11.9	4.6	NA	472,487	9.4	1.19	12.00	1.94
United Community Banks, Inc./ MoneyTree Corp.	TN	01/27/15	53.0	20.2	136.6	12.5	4.8	NA	425,377	10.2	0.64	6.13	0.28
First Commercial Bancshares, Inc./ DeSoto County Bank	MS	01/26/15	10.8	14.0	112.4	13.1	2.8	NA	82,247	11.7	0.95	8.43	3.79
Ironhorse Financial Group, Inc./ Benefit Bank	AR	12/29/14	32.2	35.6	160.4	17.2	11.2	NA	187,485	10.7	0.74	7.03	4.62
First Peoples Bankshares, Inc./ Meriwether Bank Shares, Inc.	GA	12/09/14	4.9	37.7	105.9	18.9	1.4	NA	25,746	16.2	0.37	2.53	0.00
First Horizon National Corp./ TrustAtlantic Financial Corp.	NC	10/22/14	81.1	20.2	165.8	18.0	11.8	NA	451,519	10.2	0.98	8.99	0.96
ServisFirst Bancshares, Inc./ Metro Bancshares, Inc.	GA	10/20/14	41.2	37.4	153.8	19.5	11.1	NA	211,296	11.7	0.59	4.67	2.29
Grand Bancorp, Inc./ Decatur State Bank	AR	10/14/14	6.0	NM	39.0	4.2	-14.4	NA	143,716	10.7	0.02	0.24	8.35
NewBridge Bancorp/ Premier Commercial Bank	NC	10/09/14	19.8	9.3	113.3	11.5	2.7	NA	172,502	10.1	1.28	13.03	0.85
Stonegate Bank/ Community Bank of Broward	FL	08/25/14	61.2	20.5	150.6	12.6	5.9	NA	487,470	8.3	0.62	7.04	7.24
American National Bankshares Inc./ MainStreet BankShares, Inc.	VA	08/25/14	24.2	27.6	97.4	14.5	-0.6	30.1	166,281	14.9	0.53	3.74	2.38
Home BancShares, Inc./ Broward Financial Holdings, Inc.	FL	07/30/14	34.0	19.9	198.6	20.2	16.7	NA	168,483	11.7	1.08	9.27	0.65
Magnolia Banking Corp./ First National Bancshares of Hempstead County, Inc.	AR	07/14/14	31.3	NM	134.7	10.1	3.8	NA	308,936	10.0	0.43	4.09	1.08
Complete Financial Solutions, Inc./ American Patriot Bank	TN	06/27/14	1.1	NM	88.7	1.8	-0.3	NA	74,286	2.1	-0.95	-37.95	21.99
Charles Investment Group, LLC/ United Group Banking Company of Florida, Inc.	FL	06/06/14	28.4	NM	105.4	12.4	0.9	NA	229,299	9.8	0.25	2.40	1.08
BNC Bancorp/ Harbor Bank Group, Inc.	SC	06/05/14	51.6	23.3	156.4	16.9	9.2	NA	305,866	10.8	0.78	7.05	1.39
Eastern Virginia Bankshares, Inc./ Virginia Company Bank	VA	05/29/14	9.5	NM	119.1	7.1	1.8	NM	133,478	6.0	-0.11	-1.08	1.02
Community & Southern Holdings, Inc./ Alliance Bancshares, Inc.	GA	05/16/14	15.5	NM	136.2	9.9	5.1	NA	156,762	9.5	0.65	7.01	2.57
HCBF Holding Company, Inc./ Highlands Independent Bancshares, Inc.	FL	05/15/14	3.4	NM	54.3	1.4	-1.4	NA	247,936	5.3	-0.22	-4.13	6.34
First American Bank Corp./ Bank of Coral Gables	FL	05/05/14	7.5	27.7	116.2	7.3	1.9	NA	102,733	6.3	0.26	4.33	5.82
Commerce Union Bancshares, Inc./ Reliant Bank	TN	04/28/14	48.1	14.8	127.5	12.5	NA	NA	384,575	9.8	0.72	6.95	2.59
State Bank Financial Corp./ Atlanta BanCorp., Inc.	GA	04/28/14	25.2	4.1	98.6	12.7	-0.5	NA	198,314	12.7	3.34	29.15	4.45
Heritage Financial Group, Inc./ Alarion Financial Services, Inc.	FL	04/22/14	29.6	31.1	167.0	10.6	5.9	NM	279,531	6.3	0.20	2.61	2.85
Home BancShares, Inc./ Florida Traditions Bank	FL	04/17/14	43.0	14.0	146.3	13.8	5.9	NA	312,005	9.4	1.04	9.19	1.31
Simmons First National Corp./ Delta Trust & Banking Corp.	AR	03/24/14	66.5	15.6	164.7	15.4	9.1	NA	431,378	9.2	1.01	10.86	2.21
Xenith Bankshares, Inc./ Colonial Virginia Bank	VA	03/21/14	9.6	17.7	79.2	8.4	-3.3	31.2	114,921	10.6	0.47	4.51	6.32
First Citizens Bancshares, Inc./ Southern Heritage Bancshares, Inc.	TN	03/20/14	32.7	12.0	162.9	18.1	7.6	NA	236,853	12.6	1.18	9.39	1.05
Ameris Bancorp/ Coastal Bankshares, Inc.	GA	03/11/14	37.3	NM	192.1	14.2	5.9	NA	432,787	10.2	0.32	3.09	5.54
First Bancshares, Inc./ BCB Holding Company, Inc.	AL	03/06/14	3.9	NM	115.2	5.7	1.1	NA	78,679	7.0	0.06	0.80	2.91
Park Sterling Corp./ Provident Community Bancshares, Inc.	SC	03/05/14	1.4	NM	NM	4.1	3.4	NM	332,633	-1.9	-0.93	-30.78	5.48
HomeTrust Bancshares, Inc./ Bank of Commerce	NC	03/04/14	10.0	NM	118.5	21.8	2.5	48.8	129,315	6.5	0.34	3.63	1.08
TriSummit Bancorp, Inc./ Community National Bank of the Lakeway Area	TN	01/14/14	9.4	NM	86.7	8.8	-2.1	NM	107,108	10.1	0.05	0.51	1.93
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Carolina Financial’s Reasons for the Merger

Carolina Financial’s board of directors believes that the completion of the merger presents a unique opportunity for Carolina Financial to further its strategic plan by expanding its franchise and banking operations in the Columbia, South Carolina market, which Carolina Financial believes is an attractive market area in South Carolina, contiguous to its existing markets in Charleston and Greenville, South Carolina. Carolina Financial’s board of directors also noted that the merger furthered Carolina Financial’s strategic growth plan, would add a solid core deposit base, diversify its loan portfolio composition, be immediately accretive to earnings and be a good cultural fit.

The terms of the merger, including the merger consideration, are the result of arm’s-length negotiations between representatives of Carolina Financial and Congaree. In reaching its decision to approve the merger, Carolina Financial’s board of directors consulted with its legal advisors regarding the terms of the transaction and with management of Carolina Financial. In approving the entry into the merger agreement, Carolina Financial’s board of directors considered the following material factors:

•	the merger represents an attractive opportunity to continue to execute on its strategic objective of disciplined, profitable growth;
•	Congaree represents a scarce market expansion opportunity as one of the few suitable community banks in the attractive Columbia, South Carolina market, which has strong demographics complimentary and contiguous to Carolina Financial’s recent expansion in the Greenville, South Carolina market;
•	the merger would expand and diversify Carolina Financial’s markets, and further diversify its loan portfolio, revenue and deposit mix;
•	Congaree is a very well-managed, quality organization with strong historical earnings and a service-focused business model;
•	Congaree’s and Carolina Financial’s respective management teams share a common business vision and commitment to their respective clients, shareholders, employees and other constituencies;
•	the two companies have complementary service-focused business models;
•	Carolina Financial’s management believes that the merger would be immediately accretive to Carolina Financial’s earnings per share (excluding one-time charges) due to a combination of revenue synergies and cost savings opportunities for the combined company. Revenue synergies will be derived from Carolina Financial having a greater array of products and services to offer to the former Congaree customers, as well as having the ability to provide expanded credit availability through Carolina Financial’s higher capital resources;
•	the cash component of the merger consideration represents an efficient deployment of a portion of the proceeds of its recent public offering of common stock; and
•	the merger is likely to provide an increase in stockholder value, including the benefits of a stronger strategic position.

Carolina Financial’s board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating Congaree’s business, operations, and workforce with those of Carolina Financial, the potential negative impact on Carolina Financial’s stock price and the need to obtain shareholder and regulatory approvals in order to complete the transaction.

39

Carolina Financial’s board of directors considered all of these factors as a whole and, on balance, Carolina Financial’s board of directors believes that the opportunities created by the merger to increase the value of Carolina Financial’s franchise more than offset any integration or other risks inherent in the merger.

The foregoing discussion of the information and factors considered by Carolina Financial’s board of directors is not exhaustive, but includes the material factors considered by Carolina Financial’s board of directors. In view of the wide variety of factors considered by Carolina Financial’s board of directors in connection with its evaluation of the merger and the complexity of these matters, Carolina Financial’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Carolina Financial’s board of directors may have given different weights to different factors.

On the basis of these considerations, Carolina Financial’s entry into the merger agreement was unanimously approved by Carolina Financial’s board of directors on December 16, 2015.

Merger Consideration

Under the merger agreement, Congaree shareholders will receive one of the following forms of payment of merger consideration in exchange for each of their shares of Congaree common stock (subject to the limitations and adjustments discussed below):

•	$8.10 in cash – the cash consideration;

•	0.4806 shares of Carolina Financial common stock – the stock consideration; or

•	A combination of cash consideration and stock consideration in such proportions as requested by the shareholder – the mixed consideration.

The merger agreement provides that Carolina Financial will issue shares of Carolina Financial common stock for 60% of the non-dissenting shares of Congaree common stock outstanding on the effective date of the merger and pay cash for the remaining 40% of the non-dissenting shares of Congaree common stock outstanding. Congaree shareholders are entitled to elect to receive the cash consideration, the stock consideration, or the mixed consideration, in whole share increments, with respect to the holders’ shares of Congaree common stock. In other words, by promptly completing and timely delivering the election form, you can elect to receive cash for your shares of Congaree common stock, shares of Carolina Financial common stock for your shares of Congaree common stock, or cash and shares of Carolina Financial common stock in such proportions as you choose for your shares of Congaree common stock. As discussed below, however, you may not receive the type of merger consideration you elect.

If shareholders of Congaree in the aggregate elect the form of consideration so that either cash would be paid as merger consideration for more than 40% of the outstanding non-dissenting shares of Congaree common stock or shares of Carolina Financial common stock would be issued as merger consideration for more than 60% of the outstanding non-dissenting shares of Congaree common stock, the merger agreement provides a method to reallocate cash or stock so that the merger consideration will not exceed either threshold. For a description of the reallocation method, see “Proposal No. 1—The Merger—Allocation of the Merger Consideration.” Accordingly, you may receive less cash and more shares, or more shares and less cash than you elect. Either of these events is likely to result in different tax consequences from those that would have resulted had you received the exact form of merger consideration you elected.

No fractional shares of Carolina Financial common stock will be issued in connection with the merger. Instead, cash will be paid for any fraction of a share of Carolina Financial common stock to which any Congaree shareholder would otherwise be entitled upon completion of the merger. The cash paid will be an amount equal to the fraction of a share of Carolina Financial common stock otherwise issuable upon conversion multiplied by the average of the daily closing prices of Carolina Financial common stock on the NASDAQ Capital Market for the 20 consecutive trading days ending on the trading day prior to the fifth business day immediately prior to the date on which the effective time of the merger is to occur.

40

Neither Congaree nor Carolina Financial (or their respective boards of directors) nor Congaree’s financial advisor make any recommendation as to whether you should choose the cash consideration, stock consideration, or mixed consideration for your shares of Congaree common stock. You should consult with your own financial and tax advisors about this decision.

Shares of Carolina Financial common stock are listed for trading on the NASDAQ Capital Market under the symbol “CARO.” On January 5, 2016, which was the last trading day before the announcement of the merger, the price of a share of Carolina Financial common stock closed at $18.22 per share, and on                        , 2016, the latest practicable date before mailing out this proxy statement/prospectus, the price of a share of Carolina Financial common stock closed at $                        per share. You should be aware that the market value of shares of Carolina Financial common stock will fluctuate, and neither Carolina Financial nor Congaree can give you any assurance as to what the price of shares of Carolina Financial common stock will be when the merger becomes effective. We urge you to obtain information on the market value of shares of Carolina Financial common stock that is more recent than that provided in the proxy statement/prospectus. See “Summary—Market Price and Dividend Information” on page 10.

Illustration of Allocation of the Merger Consideration

The following table illustrates calculations of consideration at different prices for Carolina Financial common stock that would be received by a holder of 100 shares of Congaree common stock depending on whether the shareholder elected the cash consideration, the stock consideration, or a mixed consideration. These calculations do not take into consideration the effects of taxation. See “Proposal No. 1—The Merger—Important Federal Income Tax Consequences” on page 46.

The assumed closing values of the shares of Carolina Financial common stock set forth in the table have been included for representative purposes only and are based on the high and low closing values for the shares of Carolina Financial common stock from January 1, 2016 to March 31, 2016 and the closing values for the shares of Carolina Financial common stock on January 5, 2016, the last trading day prior to the announcement of the merger. The closing value at the time the merger becomes effective may be less than $18.22 or more than $18.22. We cannot predict what the closing value for shares of Carolina Financial common stock will be or what the value of the shares of Carolina Financial common stock to be issued in the merger will be at or following the merger becoming effective.

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 Estimating the Value of 100 Shares of Congaree Common Stock

(Assuming various cash/share elections and Carolina Financial common stock closing values)

	Mixed Election (60/40 Stock-Cash)	All Stock Election	All Cash Election
Assuming a $18.22 closing value (last trading day prior to announcement of merger agreement)
Value of Cash Consideration Received	$324.00	$-	$810.00
Value of Stock Consideration Received	525.39	875.65	-
Value of Total Consideration Received	849.39	875.65	810.00

Assuming a $18.70 closing value (high closing value during first quarter of 2016)
Value of Cash Consideration Received	324.00	-	810.00
Value of Stock Consideration Received	539.23	898.72	-
Value of Total Consideration Received	863.23	898.72	810.00

Assuming a $15.54 closing value (low closing value during first quarter of 2016)
Value of Cash Consideration Received	324.00	-	810.00
Value of Stock Consideration Received	448.11	746.85	-
Value of Total Consideration Received	772.11	746.85	810.00

Assuming a $18.56 closing value (March 31, 2015)
Value of Cash Consideration Received	324.00	-	810.00
Value of Stock Consideration Received	535.19	891.99	-
Value of Total Consideration Received	859.19	891.99	810.00

Election of the Form of Payment of the Merger Consideration

Shortly after the effective time of the merger, Carolina Financial will deliver or mail to Congaree shareholders an election form and instructions for making an election as to the form of merger consideration preferred to be received in the merger, subject to the allocation procedures described below. Upon receipt of the election form, each Congaree shareholder should complete, date, and sign the election form and return it promptly in the prepaid, pre-addressed envelope provided with the election form. If any Congaree shareholders do not make an election by 4:00 pm local time on the date set forth in the instructions on the election form, such shareholders will be deemed not to have made an election and the exchange agent will choose the type of merger consideration constituting the per share purchase price to distribute to such non-electing shareholders according to the allocation procedures.

Elections will be properly made if the election form is accompanied by one or more certificates representing the shares of Congaree common stock covered by the election form, or the guaranteed delivery of such certificates. Elections may be revoked or changed upon written notice to the exchange agent before the election deadline. If a Congaree shareholder revokes the election form and does not properly make a new election by the election deadline, the Congaree shareholder will be deemed to have not made an election with respect to the shares covered by the revoked election form, and the exchange agent will determine the type of consideration to be received.

The exchange agent will have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in the election form, and any good faith decision of the exchange agent regarding such matters will be conclusive and binding. Neither Carolina Financial nor the exchange agent is obligated to notify any person of any defect in an election form.

42

Allocation of the Merger Consideration

The merger agreement limits the aggregate number of shares of Congaree common stock which Carolina Financial will exchange for cash to 40% of the total outstanding non-dissenting shares of Congaree common stock. The merger agreement also limits the aggregate number of shares of Congaree common stock which Carolina Financial will exchange for shares of Carolina Financial common stock to 60% of the total outstanding non-dissenting shares of Congaree common stock.

If the stock consideration elected by Congaree shareholders in the aggregate exceeds 60% of the total outstanding non-dissenting shares of Congaree common stock, then shareholders choosing cash consideration and shareholders who did not make an election will receive cash consideration, and each shareholder who chose the stock consideration will receive (i) a number of shares of Carolina Financial common stock equal to the exchange ratio times the product obtained by multiplying the number of shares of Congaree common stock as to which the shareholder chose the stock election by a fraction, the numerator of which is 60% of the total outstanding non-dissenting shares of Congaree common stock and the denominator of which is the aggregate number of shares of Congaree common stock elected by all Congaree shareholders to be converted into shares of Carolina Financial common stock, and (ii) cash for the remaining amount of shares of Congaree common stock held by the shareholder.

If the cash consideration elected by Congaree shareholders in the aggregate exceeds 40% of the total outstanding non-dissenting shares of Congaree common stock, then shareholders choosing stock consideration and shareholders who did not make an election will receive the stock consideration, and each shareholder who chose the cash consideration will receive (i) $8.10 times the product obtained by multiplying the number of shares of Congaree common stock as to which the shareholder chose the cash election by a fraction, the numerator of which is 40% of the total outstanding non-dissenting shares of Congaree common stock and the denominator of which is the aggregate number of shares of Congaree common stock elected by all Congaree shareholders to be converted into cash, and (ii) shares of Carolina Financial common stock for the remaining amount of shares of Congaree common stock held by the shareholder.

If the stock consideration elected by the Congaree shareholders in the aggregate does not exceed 60% of the total outstanding non-dissenting shares of Congaree common stock and the cash consideration elected by the Congaree shareholders in the aggregate does not exceed 40% of the total outstanding non-dissenting shares of Congaree common stock, then shareholders electing the cash consideration will receive all cash in exchange for their shares of Congaree common stock, shareholders electing the stock consideration will receive all stock in exchange for their shares of Congaree common stock, shareholders electing the mixed consideration will receive a combination of cash consideration and stock consideration in exchange for their shares of Congaree common stock, and the shareholders making no election will receive either the cash consideration, stock consideration, or mixed consideration such that the aggregate number of shares of Congaree common stock to be exchanged for cash is 40% of the total outstanding non-dissenting shares of Congaree common stock and the aggregate number of shares of Congaree common stock to be exchanged for stock is 60% of the total outstanding non-dissenting shares of Congaree common stock.

Conversion of Stock; Treatment of Warrants and Stock Options

Conversion of Congaree Common Stock. At the effective time of the merger, each share of Congaree common stock outstanding generally will be converted into and exchanged for the right to receive either (i) $8.10 in cash; (ii) 0.4806 shares of Carolina Financial common stock; or (iii) a combination of both cash and stock. In addition, if (A) the average of the daily closing price of Carolina Financial common stock over a specified period prior to the anticipated closing date is less than 80% of $18.22 (the closing price on the date of the merger agreement), or $14.576, and (B) the average of the daily closing price of Carolina Financial common stock over the same specified period is down 15% more than any change in the KBW NASDAQ Regional Banking Index (“KRX”) since the date of the merger agreement, either Carolina Financial or Congaree may provide notice of its intent to terminate the merger agreement; provided, however, in the event Congaree provides such notice, Carolina Financial may, but is not obligated to, increase the exchange ratio, and Congaree may elect to accept the increased exchange ratio or proceed with termination of the merger agreement.

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Cash will also be exchanged for any fractional shares. Any Congaree shareholder who would otherwise have been entitled to receive a fraction of a share of Carolina Financial common stock in the merger will receive, in lieu thereof, cash (without interest) in an amount equal to the fraction of a share of Carolina Financial common stock otherwise issuable upon conversion multiplied by the average of the daily closing prices of Carolina Financial common stock on the NASDAQ Capital Market for the 20 consecutive trading days ending on the trading day prior to the fifth business day immediately prior to the date on which the effective time of the merger is to occur.

Some shares of Congaree common stock may not be converted in the merger. Each outstanding share of Congaree common stock owned by Carolina Financial, Congaree, or their respective subsidiaries (in each case other than shares of Congaree common stock held on behalf of third parties or as a result of debts previously contracted) will be canceled at the effective time of the merger and will cease to be outstanding. In addition, shares of Congaree common stock held by Congaree shareholders properly exercising their dissenters’ rights will not be converted in the merger.

Warrants. As of the date of this proxy statement/prospectus, there were outstanding warrants to purchase 70,000 shares of Congaree common stock, each with an exercise price of $10.00 per share, all of which were held by directors or executive officers of Congaree. Immediately prior to the effective time, all of these warrants to purchase shares of Congaree common stock will be cancelled for nominal consideration pursuant to Warrant Termination Agreements.

Stock Options. As of the date of this proxy statement/prospectus, there were outstanding options to purchase 167,137 shares of Congaree common stock, with a weighted average exercise price of $6.43 per share, 145,812 of which were held by directors or executive officers of Congaree. Immediately prior to the effective time, all stock options to purchase shares of Congaree common stock held by directors and executive officers of Congaree will be cancelled in exchange for a cash payment at closing equal to the product obtained by multiplying (1) the number of shares of Congaree common stock underlying such person’s stock options, by (2) $8.10 less the exercise price per share under such stock options, pursuant to Stock Option Cash-Out Agreements prior to the effective time. In the event that the product obtained by the prior sentence is zero or a negative number, then the stock options will be cancelled for nominal consideration. All such unvested stock options will be accelerated immediately prior to cancellation in exchange for the cash payment at closing. With respect to options to purchase shares of Congaree common stock held by employees who are not directors or officers, Congaree has agreed to use its reasonable best efforts to cause such employee holders to likewise enter into the stock option cancellation agreements executed by officers and directors. Options held by employees who do not enter into stock option cancellation agreements, and which are not exercised before consummation of the merger, will become fully vested upon the consummation of the merger and will be assumed by Carolina Financial. Such assumed options will be exercisable for shares of Carolina Financial common stock based on the exchange ratio in the merger.

Effective Time of the Merger

If the merger agreement is approved by the requisite vote of the shareholders of Congaree and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and at the time the articles of merger reflecting the merger are filed with the Secretary of State of South Carolina. Unless otherwise mutually agreed upon in writing by Carolina Financial’s and Congaree’s chief executive officers, both parties will use their reasonable efforts to cause the effective time of the merger to occur within five business days of the last of the following dates to occur:

•	the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger; or

•	the date on which Congaree shareholders approve the merger agreement.

Assuming satisfaction of all of the conditions to consummation of the merger, the merger is expected to be made effective by the end of the second quarter of 2016.

Either party may terminate the merger agreement prior to the effective time, under several circumstances. See “Proposal No. 1—The Merger— Conditions to Consummation” and “— Amendment, Waiver, and Termination.”

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Exchange of Certificates

Shortly after the effective time of the merger, Carolina Financial will mail the election form and instructions to each record holder of Congaree common stock for use in effecting the surrender and cancellation of those certificates in exchange for cash and/or Carolina Financial common stock, which will be issued in uncertificated “book entry” form. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to Carolina Financial or its exchange agent by former Congaree shareholders. Congaree shareholders should not surrender their certificates for exchange until they receive the election form and instructions from Carolina Financial. Shortly after the effective time of the merger, and per the instructions of Carolina Financial’s exchange agent, each holder of shares of Congaree common stock, issued and outstanding at the effective time must surrender the certificate or certificates representing their shares to Carolina Financial. As soon as reasonably practicable after the effective time of the merger, Congaree shareholders will receive the consideration to which they are entitled under the merger agreement, together with any undelivered dividends or distributions in respect of such shares (without interest). Carolina Financial will not be obligated to deliver the consideration to which any former holder of Congaree common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange and until the effective time of the merger. The certificate or certificates so surrendered must be duly endorsed as Carolina Financial may require. Carolina Financial will not be liable to a holder of Congaree common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

If you do not timely submit the election form along with your certificates of Congaree common stock, Carolina Financial’s exchange agent will mail to you a letter of transmittal with instructions for submitting your Congaree common stock certificate in exchange for Carolina Financial common stock or the cash consideration of $8.10 per share. At that time, you will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with your Congaree stock certificate(s). Whether you will receive Carolina Financial common stock and/or cash will depend on the election of other Congaree shareholders. (See “The Merger—Terms of the Merger—Allocation of Carolina Financial Common Stock and Cash,” below.) As soon as reasonably practicable after receipt of the properly completed the election form and your Congaree stock certificate(s), Carolina Financial’s exchange agent will mail a statement of a book entry of Carolina Financial common stock or a check (or a book entry statement and a check) for the merger consideration. No interest will be paid on any cash payment.

Carolina Financial or its exchange agent will maintain a book entry list of Carolina Financial common stock to which each former Congaree shareholder is entitled. Certificates evidencing Carolina Financial common stock into which the shareholder’s Congaree common stock has been converted will not be issued. Carolina Financial’s exchange agent will deliver a statement of such book entry and other information as required by law within a reasonable time following the surrender of a Congaree certificate.

After the effective time of the merger, record holders of certificates that represented outstanding Congaree common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange the aggregate number of whole shares of Carolina Financial common stock (issued in book entry form) and the cash consideration to which the holder is entitled pursuant to the merger agreement.

Book entry shares representing shares of Carolina Financial common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions, and all other rights and privileges of a Carolina Financial shareholder from the effective date. Until the certificates representing Congaree common stock are surrendered for exchange, holders of such certificates will not receive the cash and/or stock consideration or dividends or distributions on Carolina Financial common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. Carolina Financial has the right to withhold dividends or any other distributions on its shares until the Congaree stock certificates are surrendered for exchange.

In addition, holders of certificates that represented outstanding Congaree common stock immediately prior to the effective time of the merger will be entitled to vote after the effective time of the merger at any meeting of Carolina Financial shareholders the number of whole shares of Carolina Financial common stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as set forth above.

Carolina Financial shareholders will not be required to exchange certificates representing their shares of Carolina Financial common stock or otherwise take any action after the merger is completed.

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Resale of Carolina Financial Common Stock

The shares of Carolina Financial common stock to be issued to shareholders of Congaree under the merger agreement will be freely tradable by such shareholders without restriction, except that if any Congaree shareholders are deemed to be affiliates of Carolina Financial, they must abide by certain transfer restrictions under the Securities Act.

Dissenters’ Rights

Under South Carolina law, holders of Congaree common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of Congaree common stock. Set forth below is a summary of the procedures that must be followed by the holders of Congaree common stock in order to exercise their dissenters’ rights of appraisal. This summary is qualified in its entirety by reference to the text of the applicable South Carolina statutes, a copy of which is attached to this proxy statement/prospectus as Appendix B.

A record holder of Congaree common stock who wishes to assert dissenters’ rights (i) must deliver to Congaree before the vote is taken on the merger agreement written notice of his intent to demand payment for his shares if the merger is effectuated, and (ii) must not vote his shares in favor of the merger agreement.

If the merger is approved at the Congaree special shareholders’ meeting, Congaree will deliver, no later than 10 days after the special shareholders’ meeting, a written dissenters’ notice to all Congaree shareholders who satisfied the two requirements set forth above. The written dissenters’ notice will state where the payment demand must be sent and where stock certificates must be deposited, will include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date, and will set a date by which Congaree must receive the payment demand, which date will not be less than 30 or more than 60 days after the written dissenters’ notice is delivered. A dissenting shareholder who does not demand payment or deposit his or her share certificate as required by the dissenters’ notice will not be entitled to payment for his or her shares, and such shareholder’s shares of Congaree common stock will be converted into the right to receive the merger consideration in connection with the merger.

As soon as the merger is consummated, or upon receipt of a payment demand, Congaree will pay to each dissenting shareholder who properly demanded payment the amount Congaree estimates to be the fair value of his or her shares, plus accrued interest. If the shareholder believes the amount of the payment is less than fair value or that the interest is calculated incorrectly or Congaree fails to make payment within 60 days after the date set for demanding payment, or if the merger is not consummated, Congaree fails to return the deposited certificates within 60 days after the date set for demanding payment, he or she may notify Congaree in writing of his or her own estimate of fair value and amount of interest due and demand payment of his estimate (less the payment already received). However, a dissenting shareholder waives his or her right to demand additional payment if he or she fails to notify Congaree of his or her demand in writing within 30 days after Congaree made payment for his or her shares. If a demand for payment remains unsettled, Congaree will commence a court proceeding to determine the fair value of the shares and the accrued interest.

Exercise of dissenters’ rights by holders of Congaree common stock will result in the recognition of gain or loss, as the case may be, for federal income tax purposes.

Important Federal Income Tax Consequences

In the opinion of Smith Moore Leatherwood LLP, the following section summarizes the anticipated material U.S. federal income tax considerations of the merger generally applicable to U.S. holders (as defined below) of Congaree common stock. This opinion and the following discussion are based on, and subject to, the Internal Revenue Code, the treasury regulations promulgated under the Internal Revenue Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this statement, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion.

The merger, together with the second-step merger, will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the Internal Revenue Code) if the aggregate value of the shares of Carolina Financial common stock delivered to Congaree shareholders in the merger, valued as of the closing date, is sufficient to meet certain requirements discussed below. If the aggregate value of the shares of Carolina Financial common stock delivered to Congaree shareholders in the merger is not sufficient to meet these requirements, the transaction will not qualify as a reorganization under Section 368(a). The aggregate value of the shares of Carolina Financial common stock delivered to Congaree shareholders in the merger will depend on both the total number of shares of Carolina Financial common stock that are delivered in the merger and the value per share of the Carolina Financial common stock on the closing date of the merger. As a result, it will not be known at the time of the special meeting whether the transaction will qualify as a reorganization under Section 368(a) of the Code and, therefore, the U.S. federal income tax treatment of the transactions contemplated by the merger agreement will not be known at such time. Accordingly, Smith Moore Leatherwood LLP cannot at this time give an unqualified opinion as to whether the transaction qualifies as a reorganization under Section 368(a) of the Code and, therefore as to the U.S. federal income tax treatment of the transactions contemplated by the merger agreement.

However, based on the terms of the merger agreement and certain assumptions discussed below, it is the opinion of Smith Moore Leatherwood LLP that the merger transaction will qualify as a reorganization under Section 368(a) so long as the price per share of Carolina Financial common stock to be received by Congaree shareholders is not less than $9.58. The closing price per share of Carolina Financial’s common stock on the NASDAQ Capital Market on April __, 2016, the latest practicable date before the mailing of this proxy statement/prospectus, was $                       . In addition to this $9.58 threshold, the assumptions underlying Smith Moore Leatherwood’s opinion include that no more than 10% of Congaree shareholders exercise dissenter’s rights and receive all cash payments for their shares. The merger agreement provides that Carolina Financial may decline to close on the merger if in excess of 10% of Congaree shareholders exercise dissenter’s rights. Carolina Financial has the right to waive this condition. The third assumption underlying Smith Moore Leatherwood’s opinion is that no party otherwise exercises any right to terminate under the merger agreement. In particular, the merger agreement provides that either Congaree or Carolina Financial may terminate the agreement if (A) the average of the daily closing price of Carolina Financial common stock over a specified period prior to the anticipated closing date is less than 80% of $18.22 (the closing price on the date of the merger agreement), or $14.58 and (B) the average of the daily closing price Carolina Financial common stock over the same period is down 15% more than any change in the KBW NASDAQ Regional Banking Index since the date of the merger agreement.

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This summary only addresses the material U.S. federal income tax consequences of the merger to the Congaree shareholders that hold Congaree common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to Congaree stockholders in light of their particular circumstances or to Congaree shareholders subject to special treatment under U.S. federal income tax law, such as:

•	shareholders who are not U.S. persons;
•	entities treated as partnerships for U.S. federal income tax purposes or Congaree shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;
•	qualified insurance plans;
•	insurance companies, banks, thrifts and other financial institutions;
•	tax-exempt organizations;
•	qualified retirement plans and individual retirement accounts;
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	regulated investment companies;
•	real estate investment trusts;
•	persons whose functional currency is not the U.S. dollar;
•	shareholders who acquired their shares of Congaree common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation;
•	persons who purchased or sell their shares of Congaree common stock as part of a wash sale; and
•	shareholders who hold their shares of Congaree common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial holder of Congaree common stock that is:

•	a citizen or resident of the U.S.;
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;
•	a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds Congaree common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

Tax Consequences of the Merger

Based upon the terms as currently provided in the merger agreement, the merger will be treated as if you sold your Congaree common stock to Carolina Financial in a fully taxable transaction, unless the merger (whereby Congaree becomes a wholly-owned subsidiary of Carolina Financial) and the second-step merger (whereby Congaree is merged into Carolina Financial) are viewed as one single merger for U.S. federal income tax purposes (the “Integrated Merger”) because all of the requirements, including the “40% continuity of shareholder interest requirement” (explained below), for qualification as a reorganization as that term is defined in Section 368(a) of the Internal Revenue Code are satisfied as of the closing date of the merger. If the requirements of a reorganization are satisfied as of the closing date of the merger, then the tax consequences of the Integrated Merger will be as set forth below beginning with the heading “Qualification of the Integrated Merger as a Reorganization” and the ensuing discussions thereafter.

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If the requirements for qualification as a “tax-free” reorganization are not met, the merger will be characterized as a taxable sale of your Congaree common stock and the amount of gain or loss you will recognize as a result of the merger will be equal to the difference between the total consideration received in the merger (which will equal the sum of any cash received and the fair market value of the Carolina Financial stock you receive in the merger) and your tax basis in the shares of Congaree common stock surrendered in the merger. The gain or loss generally will be capital gain or loss, and will qualify as long-term capital gain or loss if you have held your Congaree common stock for more than one year. In the case of Congaree common stock held by an individual (and certain other taxpayers such as a trust), long-term capital gain is taxed currently at a maximum rate of 20% for regular U.S. federal income tax purposes, plus an additional 3.8% Medicare Tax on net investment income if the shareholder’s net investment income and modified adjusted gross income exceed certain threshold amounts. Short-term capital gains are taxed the same as ordinary income. The ability of a taxpayer to utilize capital loss (irrespective of the holding period) is currently limited. In the case of an individual (and certain other taxpayers such as a trust), capital loss can be used only to offset capital gains recognized by the taxpayer and then to offset up to $3,000 of ordinary income. Capital loss recognized by a corporation can only be used to offset capital gains.

You are urged to consult your own tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Congaree common stock surrendered in the merger. The aggregate tax basis in the shares of Carolina Financial common stock received pursuant to the merger will be equal to the fair market value of such Carolina Financial common stock as of the closing date of the merger. The holding period of such shares of Carolina Financial common stock will begin on the day immediately following the closing date of the merger.

Qualification of the Integrated Merger as a Reorganization

Upon completion of the merger, at which point Congaree will become a wholly-owned subsidiary of Carolina Financial, the merger agreement provides for the second-step merger, whereby Congaree merges with and into Carolina Financial, with Carolina Financial as the survivor of the second-step merger and Congaree’s corporate existence is terminated. The Internal Revenue Service has ruled that a subsequent merger of a target corporation (i.e., the second-step merger) into an acquiring corporation (such as the merger of Congaree into Carolina Financial) pursuant to an integrated plan can be viewed as if the target corporation was merged directly into the acquiring corporation initially (i.e., as if only the second-step merger occurred and the merger of Congaree and CBAC, Inc. never took place), so long as (1) there are no facts present that preclude the application of the step transaction doctrine to the two mergers, and (2) the requirements of Section 368(a) of the Internal Revenue Code for treatment as a reorganization are satisfied when the transaction is viewed from the perspective that target corporation was merged directly into the acquiring corporation in a deemed single step, instead of two steps. Rev. Rul. 2001-46, 2001-2 C.B. 321.

In order to constitute a reorganization under Section 368(a) of the Internal Revenue Code, one of the requirements for qualification is the value of the Carolina Financial common stock that is delivered in the merger in exchange for shares of Congaree common stock that are outstanding prior to the effective time of the merger must, under guidelines set forth in treasury regulations, equal 40% or more of the sum of the (i) value of the Carolina Financial common stock and (ii) the cash that is treated as received in the merger (including any cash paid to dissenting Congaree stockholders) in exchange for those shares of Congaree common stock.

Whether the 40% continuity of shareholder interest requirement will be met will depend on certain conditions, including, the number of shares of Carolina Financial common stock that is to be delivered in the merger and the value of the Carolina Financial common stock on the closing date of the merger. Based on the terms currently provided in the merger agreement, the number of shares of Carolina Financial common stock that is to be delivered in the merger cannot be determined earlier than the fifth (5th) business day immediately prior to the effective date of the merger (which is the end of the measurement period set forth in the merger agreement). Also, the value per share of Carolina Financial common stock cannot be determined until the closing date of the merger. Accordingly, it is uncertain at this time as to whether the 40% continuity of stockholder interest requirement will be met and the reorganization will satisfy the requirements for characterization as a reorganization for U.S. federal income tax purposes. Carolina Financial’s and Congaree’s obligations to complete the merger are not conditioned upon the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Thus, in the event that either the 40% continuity of shareholder interest requirement and/or one of the other requirements for qualification as a reorganization is not met as of the effective time of the merger, the merger will proceed as currently contemplated in the merger agreement and will constitute a fully taxable sale of common stock by the Congaree shareholders to Carolina Financial, the income tax consequences of which are set out under the section entitled “Tax Consequences of the Merger” above.

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If the 40% continuity of shareholder interest requirement and the other requirements for qualification as a reorganization are met as of the effective time of the merger, it is intended that, on or shortly after the effective time of the merger, Congaree will obtain an opinion from Smith Moore Leatherwood LLP, dated as of the closing date, to the effect that, on the basis of the facts, representations, and assumptions set forth in the opinions, that the Integrated Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that each of Carolina Financial and Congaree will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and that the material U.S. federal income tax consequences to Carolina Financial, Congaree, and the Congaree shareholders will be as generally described below. Carolina Financial and Congaree further intend to make an announcement to the Congaree shareholders of the receipt of the opinion and the tax consequences thereof, if such opinion is received.

The opinion of counsel described above will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on customary assumptions and may rely on representations contained in certificates executed by officers of Carolina Financial and Congaree. Such opinion neither binds the IRS nor precludes the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither Carolina Financial nor Congaree intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

Tax Implications to Congaree Shareholders that are U.S. Holders if the Integrated Merger Qualifies as a Reorganization

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders of Congaree common stock, assuming the Integrated Merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. You generally will recognize gain, but not loss, as a result of the exchange of your Congaree common stock for a combination of Carolina Financial common stock and cash pursuant to the merger in an amount equal to the lesser of: (1) the amount of cash you receive in exchange for your Congaree common stock in the merger (excluding any cash received in lieu of fractional shares of Carolina Financial common stock and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for Congaree common stock in the merger (excluding any cash received in lieu of fractional shares of Carolina Financial common stock) plus the fair market value of Carolina Financial common stock (including the fair market value of any fractional share) received in the merger, over (b) your tax basis in the Congaree common stock exchanged. If you acquired different blocks of Congaree common stock at different times or at different prices, you should consult your individual tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain will generally be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the surrendered Congaree common stock exceeds one year. The aggregate tax basis of the Carolina Financial common stock you receive as a result of the merger will be the same as your aggregate tax basis in Congaree common stock you surrender in the merger, decreased by the amount of cash you receive in exchange for such Congaree common stock (excluding any cash received in lieu of a fractional share of Carolina Financial common stock) and increased by the amount of gain, if any, you recognize in the exchange (excluding any gain recognized with respect to fractional share of Carolina Financial common stock deemed sold in the merger). The holding period of the Carolina Financial common stock you receive as a result of the exchange will include the holding period of Congaree common stock you surrendered in the merger.

Cash Instead of Fractional Shares

If you receive cash in the merger instead of a fractional share interest in Carolina Financial common stock, you will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Dividend Treatment” below, this gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, you have held your shares of Congaree common stock for more than one year.

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Dividend Treatment

There are certain circumstances in which all or part of the gain recognized by you will be treated as a dividend rather than as capital gains. In general, such determination depends on whether, and to what extent, the merger reduces your percentage share ownership interest in Carolina Financial that you actually and constructively own in comparison to the percentage interest you actually and constructively would have owned in Carolina Financial had you received only Carolina Financial common stock (and no cash) in the merger. Because the possibility of dividend treatment depends primarily upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential income tax treatment by you of any gain recognized in connection with the merger.

Dissenting Stockholders

If you perfect your dissenters’ rights with respect to your shares of Congaree common stock, you will generally recognize capital gain or loss equal to the difference between your tax basis in those shares and the amount of cash received in exchange for those shares. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of Congaree common stock who contemplates exercising statutory dissenters’ rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Tax Implications to Congaree and Carolina Financial if the Merger is a Reorganization

No gain or loss will be recognized by Congaree or Carolina Financial in connection with the second-step merger if the Integrated Merger qualifies as a reorganization as that term is defined in Section 368(a) of the Internal Revenue Code. Carolina Financial’s tax basis and holding period in the Congaree assets acquired by Carolina Financial in connection with the Integrated Merger will be equal to Congaree’s tax basis in and will include Congaree’s holding period with respect to such assets immediately prior to the time of the merger, and Carolina Financial will succeed to and take into account Congaree’s other historic tax attributes that otherwise exist immediately prior to the effective time of the merger.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to you in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments at a rate of 28% if a U.S. holder or non-U.S. holder (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to you under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against your applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. Both U.S. and non-U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, CONGAREE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

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Management and Operations after the Merger

At the effective time of the merger, CBAC, Inc. will merge with and into Congaree, with Congaree surviving the merger and then merging with and into Carolina Financial. After the merger, the current directors of Carolina Financial will continue to serve as directors of the combined company.

Jerold L. Rexroad will continue to serve as President and Chief Executive Officer of Carolina Financial. David Morrow will continue to serve as Executive Vice President of Carolina Financial. William A. Gehman, III will continue to serve as Executive Vice President and Chief Financial Officer. M. J. Huggins, III will continue to serve as Executive Vice President and Secretary.

Interests of Executive Officers, Employees and Directors of Congaree in the Merger

General. Some of the executive officers, employees and directors of Congaree may be deemed to have interests in the merger in addition to their interests as shareholders of Congaree generally. These interests include, among others, change in control payments under the executive officer’s employment agreements with Congaree, proposed employee benefits for those who become employees of Carolina Financial or a Carolina Financial subsidiary after the merger, entry into retention bonus agreements with Congaree and Carolina Financial, the appointment of certain Congaree directors to the Columbia Advisory Board of CresCom Bank, lump sum payments in exchange for the cancellation of outstanding Congaree warrants and stock options, insurance coverage and indemnification for Congaree’s directors and officers, as described below.

Advisory Board. It is anticipated that the directors of Congaree in office immediately prior to the effective time shall serve as CresCom Bank’s Columbia Advisory Board and shall be entitled to receive a fee of approximately $250 for each advisory board meeting attended.

Retention Bonus Agreements. Carolina Financial intends to enter into retention bonus agreements with certain non-executive employees of Congaree in the form attached as Exhibit G to the merger agreement which is included as Appendix A to this prospectus/proxy statement. The total of all payments under such agreements is estimated to aggregate $60,000.

Employee Benefits. The merger agreement generally provides that Carolina Financial will furnish to those employees of Congaree who become employees of Carolina Financial or a Carolina Financial subsidiary after the effective time of the merger benefits on the same basis as it provides coverage to other Carolina Financial employees, and Carolina Financial will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitation or exclusion otherwise applicable under such plans to new employees not to apply to a continuing employee or his or her covered dependents who were covered under a similar Congaree plan at the effective time of the merger. For purposes of eligibility and vesting under Carolina Financial’s employee benefit plans, service with Congaree prior to the effective time of the merger will be treated as service with Carolina Financial or its subsidiaries. Carolina Financial will use commercially reasonable efforts to cause any successor Carolina Financial employee benefit plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Congaree employee respecting his or her participation in the corresponding Congaree benefit plan during the plan year prior to the transition effective date.

Change in Control Payments under Existing Employment Agreements of Congaree Executives. Three executives of Congaree have employment agreements containing provisions requiring payment of certain benefits upon a change in control, such as the merger. These severance provisions are described below:

•	Charles A. Kirby, President and Chief Executive Officer. In November 2013, Congaree entered into an amended and restated employment agreement with Charles A. Kirby to serve as President and Chief Executive Officer of Congaree and Congaree State Bank. Pursuant to the terms of the employment agreement, Mr. Kirby is prohibited from disclosing Congaree’s trade secrets or confidential information. If Congaree terminates his employment without cause prior to a change in control or more than two years after a change in control, he will be entitled to severance equal to 12 months of his then base salary. If Mr. Kirby terminates his employment for a good reason within a 90-day period beginning on the 30th day after the occurrence of a change in control or within a 90-day period beginning on the one year anniversary of the occurrence of a change in control or if Congaree terminates his employment without cause within two years after a change in control, he will be entitled to (i) cash severance equal to 24 months of his highest monthly base salary over the 60-month period prior to the date of termination and (ii) should he elect to continue participation in Congaree State Bank’s group health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the legally required COBRA period following a termination of employment, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for such coverage. Finally, during employment and for a period of 12 months thereafter, Mr. Kirby may not, subject to limited exceptions, (a) compete with Congaree by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within Congaree’s territory, (b) solicit Congaree’s customers for a competing business, or (c) solicit Congaree’s employees for a competing business.
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•	Charlie T. Lovering, Jr., Executive Vice President and Chief Financial Officer. In November 2013, Congaree entered into an amended and restated employment agreement with Charlie T. Lovering, Jr. to serve as executive vice president and chief financial officer of Congaree and Congaree State Bank. Pursuant to the terms of the employment agreement, Mr. Lovering is prohibited from disclosing Congaree’s trade secrets or confidential information. If Congaree terminates his employment without cause prior to a change in control or more than two years after a change in control, he will be entitled to severance equal to 12 months of his then base salary. If Mr. Lovering terminates his employment for a good reason within a 90-day period beginning on the 30th day after the occurrence of a change in control or within a 90-day period beginning on the one year anniversary of the occurrence of a change in control or if Congaree terminates his employment without cause within two years after a change in control, he will be entitled to (i) cash severance equal to 24 months of then current monthly base salary and (ii) should he elect to continue participation in Congaree State Bank’s group health plan under COBRA for the legally required COBRA period following a termination of employment, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for such coverage. Finally, during employment and for a period of 12 months thereafter, Mr. Lovering may not, subject to limited exceptions, (a) compete with Congaree by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within Congaree’s territory, (b) solicit Congaree’s customers for a competing business, or (c) solicit Congaree’s employees for a competing business.
•	Stephen P. Nivens, Senior Vice President and Chief Business Development Officer. In November 2013, Congaree entered into an amended and restated employment agreement with Stephen P. Nivens to serve as executive vice president and the chief business development officer of Congaree and Congaree State Bank. Pursuant to the terms of the employment agreement, Mr. Nivens is prohibited from disclosing Congaree’s trade secrets or confidential information. If Congaree terminates his employment without cause prior to a change in control or more than two years after a change in control, he will be entitled to severance equal to 12 months of his then base salary. If Mr. Nivens terminates his employment for a good reason within a 90-day period beginning on the 30th day after the occurrence of a change in control or within a 90-day period beginning on the one year anniversary of the occurrence of a change in control or if Congaree terminates his employment without cause within two years after a change in control, he will be entitled to (i) cash severance equal to 24 months of then current monthly base salary and (ii) should he elect to continue participation in Congaree State Bank’s group health plan under COBRA for the legally required COBRA period following a termination of employment, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for such coverage. Finally, during employment and for a period of 12 months thereafter, Mr. Nivens may not, subject to limited exceptions, (a) compete with Congaree by forming, serving as an organizer, director, or officer of, or acquiring or maintaining an ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within Congaree’s territory, (b) solicit Congaree’s customers for a competing business, or (c) solicit Congaree’s employees for a competing business.

Insurance and Indemnification. Carolina Financial has agreed to provide directors’ and officers’ insurance coverage for directors and officers of Congaree and Congaree State Bank, by purchasing or directing Congaree to purchase, at Carolina Financial’s election, continuation coverage under Congaree’s current policy for directors and officers for a period of not less than six years after the effective time of the merger. Carolina Financial has also agreed to indemnify the present and former directors, officers, and employees of Congaree and Congaree State Bank against all liabilities and damages for all acts or omissions arising out of service for Congaree or, at Congaree’s request, for another entity, occurring at or prior to the merger to the fullest extent permitted under Delaware corporate law, South Carolina corporate law, Section 402 of the Sarbanes-Oxley Act, the federal securities laws and FDIC Regulations Part 359, the rules and regulations of any other regulatory authority, and by Congaree’s articles of incorporation and bylaws.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 or otherwise may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, Carolina Financial has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Warrants. As described above under the caption “Proposal No. 1—The Merger— Conversion of Stock; Treatment of Warrants and Stock Options,” each outstanding warrant to acquire Congaree common stock granted pursuant to certain warrant agreements entered into by Congaree and the directors and executive officers of Congaree will be cancelled immediately prior to the effective time of the merger in exchange for a nominal cash payment pursuant to the terms of a warrant termination agreement with Congaree. All director and executive officers holders of Congaree warrants have delivered a warrant termination agreement with respect to any warrants they hold.

Stock Options. The directors and executive officers of Congaree held options to purchase an aggregate of 145,812 shares of common stock as of January 31, 2016, of which 51,332 were unvested. Pursuant to the Congaree Bancshares, Inc. 2007 Stock Incentive Plan, all stock options outstanding at the time of a corporate transaction such as the merger, shall vest and become fully exercisable immediately prior to the effective date of such corporate transaction.

As described above under the caption “Proposal No. 1—The Merger—Conversion of Stock; Treatment of Warrants and Stock Options,” each outstanding, whether or not exercisable, option to acquire Congaree common stock granted pursuant to certain stock option agreements entered into by Congaree and the directors and executive officers of Congaree will be cancelled immediately prior to the effective time of the merger in exchange for a cash payment equal to the product obtained by multiplying (1) the number of shares of Congaree common stock underlying such holder’s Congaree stock options, by (2) $8.10 less the exercise price per share under such Congaree stock options, pursuant to the terms of a stock option cash-out agreement with Congaree. In the event that the product obtained by the prior sentence is zero or a negative number, then the stock options will be cancelled for nominal consideration. All director and executive officers holders of Congaree stock options have delivered a stock option cash-out agreement with respect to any stock options they hold.

The following table sets forth the total number of Congaree stock options held by each of the executive officers and non-employee directors of Congaree, the number of those options that are vested as of January 31, 2016, the number of options that will accelerate and vest as a result of the merger, and the estimated value of the total payment for the executive’s or non-employee director’s options in connection with the merger. The estimated value of the payments is based on the relevant merger consideration value of $8.10.

Executives	Total Options (#)		Options Vested As of January 31, 2016 (#)	Options that Vest In Connection with the Merger (#)	Estimated Value of Total Payment for Options (vested and unvested) in Connection With the Merger ($)
Charles A. Kirby	25,600		8,534	17,066	112,128
Charlie T. Lovering, Jr.	50,271	(1)	35,871	14,400	95,108	(1)
Stephen P. Nivens	58,541	(2)	46,275	12,266	81,092	(2)

Directors
Samuel M. Corley(3)	—		—	—	—
Thomas Howell Derrick	1,725		575	1,150	7,556
Ronald F. Johnson, Jr.	1,500		500	1,000	6,570
J. Kevin Reeley	1,725		575	1,150	7,556
E. Daniel Scott	1,725		575	1,150	7,556
Nitin C. Shah	1,500		500	1,000	6,750
Dr. J. Larry Stroud	1,500		500	1,000	6,750
John D. Thompson	1,725		575	1,150	7,556
Harriett Michael White(3)	—		—	—	—

(1) Reflects option to purchase 28,671 shares at $10.00 a share, which will be cancelled upon the merger in exchange for $500.

(2) Reflects option to purchase 40,141 shares at $10.00 a share, which will be cancelled upon the merger in exchange for $500.

(3) Neither Mr. Corley nor Mr. White is a current member of Congaree’s board of directors, but each is included in the table above because he was a director for a portion of fiscal year 2015. Mr. Corley died on May 18, 2015. Mr. White resigned from Congaree’s board on October 15, 2015.

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Quantification of Payments and Benefits to the Congaree Named Executive Officers. The following table and related footnotes is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about the payments and benefits that each of the Congaree “named executive officers,” as determined for the purposes of Congaree’s most recent Annual Report on Form 10-K, will or may receive that are based on or otherwise relate to the merger, assuming the merger was completed on January 31, 2016.

Golden Parachute Compensation

Name	Cash ($)		Equity ($)		Total ($)
Charles A. Kirby	356,000	(1)	74,749	(2)	431,149
Charlie T. Lovering, Jr.	297,000	(1)	63,572	(2)	360,572
Stephen P. Nivens	248,000	(1)	54,228	(2)	302,628

(1) These amounts represent aggregate severance benefits payable pursuant to the terms of Mr. Kirby’s, Mr. Lovering’s and Mr. Nivens’ respective employment agreements with Congaree (as described in greater detail above). These payments are subject to a double-trigger arrangement, in that following a change in control, the named executive officers will be paid their severance benefits if they terminate their employment for good reason within a 90-day period beginning on the 30th day after the occurrence of the change of control or within a 90-day period beginning on the one year anniversary of the occurrence of a change in control or if their employment is terminated without cause within two years after a change in control.

(2) This amount represents the value of the named executive officer’s accelerated vesting of outstanding stock options. These amounts represent single trigger benefits because the outstanding stock options vest upon the consummation of the merger without regard of whether the named executive officer terminates employment or has his employment terminated. The estimated value of the payments relating to equity awards are equal to the difference between the exercise price and the per share cash merger consideration value of $8.10. The stock options will be cashed out in connection with the closing of the merger.

Conditions to Consummation

The obligations of Congaree and Carolina Financial to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•	Congaree shareholders must have approved the merger agreement;

•	the required regulatory approvals described under “The Merger----Regulatory Matters” must have been received, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of Carolina Financial, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had Carolina Financial known about such condition or requirement, it would not have entered into the merger agreement;

•	each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of Carolina Financial, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had Carolina Financial known about such condition or requirement, it would not have entered into the merger agreement;
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•	the registration statement registering the shares of Carolina Financial common stock to be received by Congaree shareholders, of which proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the registration statement may have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of Carolina Financial common stock issuable pursuant to the merger must have been received;

•	no court or regulatory authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

•	Carolina Financial must have filed with the NASDAQ Capital Market a notification form for the listing of the shares of Carolina Financial common stock to be delivered to the shareholders of Congaree as merger consideration, and the NASDAQ Capital Market shall not have objected to the listing of such shares of Carolina Financial common stock;

•	each party’s representations and warranties must remain accurate, and each party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

•	neither party shall have experienced a material adverse effect since September 30, 2015;

•	Carolina Financial must have received from Congaree the required executed warrant termination agreements, stock option cash-out agreements, director non-competition agreements, shareholder support agreements, and claims letters from the respective parties;

•	Congaree’s shareholders equity must not be less than $13,570,000, without giving effect to expenses incurred in connection with the merger or accumulated other comprehensive income, and Congaree State Bank’s allowance for loan losses must have been maintained in a manner consistent with GAAP, applicable regulatory guidelines and accounting principles, and past practices of Congaree;

•	no directors or executive officers of Congaree shall have exercised any warrants or stock options for the purchase of Congaree common stock following the execution of the merger agreement;

•	Carolina Financial shall pay the merger consideration as provided by the merger agreement; and

•	all parties must stand ready to consummate the bank merger immediately following the merger.

No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such parties’ shareholders.

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Representations and Warranties Made by Carolina Financial and Congaree in the Merger Agreement

Carolina Financial and Congaree have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. If either party materially violates any of its representations or warranties and fails to cure such violation, the other party may terminate the merger agreement.

Regulatory Matters

Carolina Financial is responsible for filing all applications necessary to obtain any required regulatory approvals of the transactions contemplated by the merger agreement as soon as reasonably practicable after the date thereof.

Completion of the merger between Carolina Financial and Congaree is subject to the prior receipt of all consents or approvals of, or the provision of notices to, federal and state authorities required to complete the merger. The merger is subject to the provision of notice to the Federal Reserve because the merger qualifies as a “waiver transaction” under applicable Federal Reserve rules and regulations. Carolina Financial filed the notice with the Federal Reserve on February 22, 2016. As of the date of this proxy statement/prospectus, the Federal Reserve has advised Carolina Financial of its non-objection to characterization of the merger as a “waiver transaction.”

Under the merger agreement, it is contemplated that Congaree State Bank will be merged with and into CresCom Bank immediately following the consummation of the merger of Congaree and Carolina Financial. The bank merger is subject to the prior approvals of the FDIC and the SCBFI. CresCom Bank filed the applications with the FDIC and with the SCBFI on February 22, 2016. As of the date of this proxy statement/prospectus, neither the FDIC nor the SCBFI had granted its approval; however, the FDIC has informed CresCom Bank that its application is substantially complete and will be handled under expedited processing procedures. FDIC approval or possible approval of the combination: (i) reflects only the view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness; (ii) is not an opinion that the proposed combination is financially favorable to the shareholders or that the FDIC has considered the adequacy of the terms of the transaction; and (iii) is not an endorsement of, or recommendation for, the combination.

Amendment, Waiver, and Termination

To the extent permitted by law, Congaree and Carolina Financial, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of Congaree shareholders or Carolina Financial shareholders. However, after the approval of the merger by Congaree shareholders, no amendment may decrease or modify the consideration to be received without the further approval of Congaree shareholders.

Prior to or at the effective time of the merger, either Congaree or Carolina Financial may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of the boards of directors of Congaree and Carolina Financial. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either Congaree or Carolina Financial if:

•	the other party breaches any representation, warranty or covenant in the merger agreement which cannot be or is not cured within 30 days of notice of such breach; provided, that such breach is reasonably likely to have a material adverse effect on such breaching party or to prevent such breaching party from complying in all material respects with its covenants;
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•	any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of the regulatory authority or if any action taken by the regulatory authority is not appealed within the time limit for appeal; any law or order permanently prohibiting the merger shall have become final and nonappealable; or Congaree shareholders fail to approve the merger agreement at the special shareholders’ meeting; or

•	the merger has not been consummated by June 30, 2016.

Carolina Financial may terminate the merger prior to the approval by the requisite vote of the Congaree shareholders if:

•	the board of directors of Congaree withdraws, qualifies, or modifies, or proposes publicly to withdraw, quality or modify, in a manner adverse to Carolina Financial, its recommendation that the Congaree shareholders approve the merger agreement, or approves or recommends, or proposes publicly to approve or recommend an acquisition proposal by any other person;

•	the board of directors of Congaree fails to reaffirm its recommendation that the Congaree shareholders approve the merger agreement within 10 business days after Carolina Financial requests such reaffirmation at any time following the public announcement of an acquisition proposal by any other person; or

•	Congaree fails to comply in all material aspects with Section 7.1 (Shareholder Approvals) or 7.3 (Other Offers, etc.) of the merger agreement regarding obtaining shareholder approval for the merger agreement and solicitation of other offers for an acquisition of Congaree.

In this event, Congaree must pay Carolina Financial a termination fee of $750,000.

Congaree can also terminate the merger agreement if it receives an acquisition proposal from a third party that is superior to Carolina Financial’s proposal and concludes after receiving legal and financial advice that the board of directors would be in breach of its fiduciary duties if the board of directors did not accept the superior proposal; provided, however, Carolina Financial would then have the opportunity to match the superior proposal in order to proceed with the merger. In this event, Congaree must pay Carolina Financial a termination fee of $750,000.

In addition, if (i) an acquisition proposal with respect to Congaree is communicated to the shareholders, senior management, or board of directors of Congaree or any person publicly announces an intention to make an acquisition proposal with respect to Congaree after the date of the merger agreement, (ii) the merger agreement is then terminated due to a failure to obtain the Congaree shareholder vote, a material breach of the merger agreement by Congaree, or failure to close the merger by June 30, 2016, and (iii) within one year after the termination of the merger agreement, Congaree consummates an acquisition transaction or enters into an acquisition agreement, then it must pay the $750,000 termination fee to Carolina Financial.

Conduct of Business Pending the Merger

Under the merger agreement, both parties have agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to:

•	operate its business only in the usual, regular, and ordinary course;

•	use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights and franchises;

•	use commercially reasonable efforts to cause its representations and warranties to be correct at all times; and
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•	take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of Carolina Financial, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement such that, had Carolina Financial known of such condition or requirement, it would not have entered into the merger agreement, or (2) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement.

In addition, Congaree has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of Carolina Financial, to:

•	use its best efforts to provide all information requested by Carolina Financial related to loans or other transactions made by Congaree with a value equal to or exceeding $250,000;

•	consult with Carolina Financial prior to entering into or making any loans or other transactions constituting a separate extension of credit with a value equal to or exceeding $250,000 other than residential mortgage loans for which Congaree has a commitment to buy from a reputable investor; and

•	consult with Carolina Financial prior to entering into or making any loans that exceed regulatory loan to value guidelines;

In addition, Congaree has agreed in the merger agreement not to take certain actions relating to the operation of its business pending consummation of the merger without the prior consent of Carolina Financial. Such actions include, among others:

•	amending the articles of incorporation, bylaws, or other governing corporate instruments;

•	incurring any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000, except in the ordinary course of business consistent with past practices, or allowing the imposition of a lien on any asset;

•	repurchasing, redeeming, or otherwise acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans or as required by the merger agreement) any shares (or securities convertible into any shares) of capital stock or paying any dividend on common stock;

•	except for the merger agreement, issuing, selling, pledging, encumbering, authorizing the issuance of, entering into any contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Congaree common stock, any other capital stock of any Congaree entity, or any right;

•	adjusting, splitting, combining, or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of common stock, or selling, leasing, mortgaging, or otherwise disposing of any shares or assets other than in the ordinary course for reasonable and adequate consideration;

•	except for purchases of U.S. government securities or U.S. government agency securities, which in either case have maturities of two years or less, purchasing any securities or making any material investments, except in the ordinary course of business consistent with past practice, either by purchasing stock or securities, contributing to capital, transferring assets, or purchasing any assets, in any person or otherwise acquiring direct or indirect control over any person other than in connection with foreclosures of loans in the ordinary course of business;
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•	except as contemplated by the merger agreement, granting any bonus in excess of an aggregate $5,000 or increase in compensation or benefits to employees, officers, or directors (except in accordance with past practice and as previously disclosed), committing or agreeing to pay any severance or termination pay, or any stay or other bonus to any director, officer, or employee, entering into or amending any severance agreements, changing any fees or other compensation or other benefits to directors, or waiving any stock repurchase rights, accelerating, amending, or changing the exercisability period of any right or restricted stock, repricing options or warrants, or authorizing cash payments in exchange for any rights, or accelerating, vesting, or committing or agreeing to accelerate or vest any amounts, benefits, or rights;

•	entering into or amending (unless required by law or the merger agreement) any employment contract that does not have the unconditional right to terminate without certain liability;

•	subject to certain exceptions, adopting any new employee benefit plan or terminating or withdrawing from or materially changing any existing plan or program;

•	making any change in tax or accounting methods or systems of internal accounting controls, except for any change required by law, regulatory accounting requirements, or generally accepted accounting principles, or at the specific request of Carolina Financial;

•	commencing any litigation other than in accordance with past practice or settling any litigation for money damages or restrictions on operations;

•	entering into, modifying, amending, or terminating any material contracts other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum, subject to certain exceptions;

•	except in the ordinary course of business consistent with past practice, making, renegotiating, renewing, increasing, extending, modifying, or purchasing any loan or credit to any borrower or making any commitment in respect of the foregoing, except, with respect to any extension of credit with an unpaid balance of less than $250,000, in conformity with existing lending policies and policies, or waiving, releasing, compromising, or assigning any material rights or claims or making any adverse changes in the mix, rates, terms, or maturities of its deposits or other liabilities;

•	making or increasing any loans or other extensions of credit or the commitment to do so to any director or executive officer of Congaree or Congaree State Bank or any entity controlled by a director or executive officer, except for loans or extensions of credit made on terms generally available to the public and other than renewals of existing loans or commitments;

•	except in the ordinary course of business consistent with past practice, restructuring or materially changing its investment securities portfolio or its interest rate risk position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	making any capital expenditures other than pursuant to binding commitments as of January 5, 2016, and other expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

•	establishing or committing to establish any new branch or office facility or filing any application to relocate or terminate the operation of any banking office;

•	taking any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of the merger agreement;

•	knowingly taking any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
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•	agreeing to take, making any commitment to take, or adopting any resolutions in support of any actions prohibited by any of these covenants;

•	maintaining Congaree State Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods consistent with past practices; or

•	taking any action or failing to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

In addition, Congaree has agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of their board of directors, neither Congaree, nor any affiliate or representative of such party, will, prior to the shareholder vote on the merger agreement and subject to certain exceptions, furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. In the merger agreement, Congaree also agreed to terminate any existing negotiations with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.

Expenses and Fees

The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

The merger agreement provides for the payment of a $750,000 termination fee to Carolina Financial, if (i) the board of directors of Congaree withdraws, qualifies, or modifies, or proposes publicly to withdraw, quality or modify, in a manner adverse to Carolina Financial, its recommendation that the Congaree shareholders approve the merger agreement, or approves or recommends, or proposes publicly to approve or recommend an acquisition proposal by any other person; (ii) the board of directors of Congaree fails to reaffirm its recommendation that the Congaree shareholders approve the merger agreement within 10 business days after Carolina Financial requests such reaffirmation at any time following the public announcement of an acquisition proposal by any other person; or (iii) Congaree fails to comply in all material aspects with Section 7.1 (Shareholder Approvals) or 7.3 (Other Offers, etc.) of the merger agreement regarding obtaining shareholder approval for the merger agreement and solicitation of other offers for an acquisition of Congaree. In addition, Congaree must pay Carolina Financial the $750,000 termination fee to Carolina Financial if it terminates the merger agreement following receipt of an acquisition proposal from a third party that is superior to Carolina Financial’s proposal and concludes after receiving legal and financial advice that the board of directors would be in breach of its fiduciary duties if the board of directors did not accept the superior proposal. Also, if (i) an acquisition proposal with respect to Congaree is communicated to the shareholders, senior management, or board of directors of Congaree or any person publicly announces an intention to make an acquisition proposal with respect to Congaree after the date of the merger agreement, (ii) the merger agreement is then terminated due to a failure to obtain the Congaree shareholder vote, a material breach of the merger agreement by Congaree, or failure to close the merger by June 30, 2016, and (iii) within one year after the termination of the merger agreement, Congaree consummates an acquisition transaction or enters into an acquisition agreement, then it must pay the $750,000 termination fee to Carolina Financial.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting within generally accepted accounting principles. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Congaree as of the effective date of the merger will be recorded at their respective fair values and added to those of Carolina Financial. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Financial statements of Carolina Financial issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Congaree before the effective date of the merger.

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COMPARATIVE RIGHTS OF CAROLINA FINANCIAL AND CONGAREE SHAREHOLDERS

At the effective time of the merger, holders of Congaree common stock who elect to receive Carolina Financial common stock as merger consideration, or who otherwise receive Carolina Financial common stock due to the proration of their cash merger consideration election as described elsewhere in this proxy statement/prospectus, will become holders of Carolina Financial common stock. The following is a summary of the material differences between the rights of holders of Carolina Financial common stock and the rights of holders of Congaree common stock. Since Carolina Financial is organized under the laws of the State of Delaware and Congaree is organized under the laws of the State of South Carolina, differences in the rights of holders of Carolina Financial common stock and those of holders of Congaree common stock arise from differing provisions of the Delaware General Corporation Law (“DGCL”) and the South Carolina Business Corporation Act (“SCBCA”), in addition to differing provisions of their respective certificate or articles of incorporation and bylaws.

This summary does not purport to be a complete description of the provisions affecting and differences between the rights of Carolina Financial shareholders and Congaree shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the DGCL and the SCBCA and to the governing corporate documents of Carolina Financial and Congaree, to which the shareholders of Congaree are referred.

Authorized Capital Stock

Carolina Financial

Carolina Financial is authorized to issue 16,000,000 shares of capital stock, consisting of 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of March 31, 2016, and 15,000,000 shares of common stock, par value $0.01 per share, of which 12,051,615 shares were issued and outstanding as of March 31, 2016, and of which 241,250 shares are reserved for issuance pursuant to outstanding Carolina Financial options. Carolina Financial’s stockholders do not have preemptive rights. All of the issued and outstanding shares of common stock of Carolina Financial are duly and validly issued and outstanding and are fully paid and non-assessable.

Congaree

Congaree is authorized to issue (a) 10,000,000 shares of voting common stock, par value $0.01 per share, of which 1,766,439 shares were issued and outstanding as of March 31, 2016, and of which 167,137 shares are reserved for issuance pursuant to outstanding Congaree options and 70,000 are reserved for issuance pursuant to outstanding Congaree warrants, and (b) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 3,285 shares are designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” and 1400 shares were issued and outstanding as of March 31, 2016, and of which 164 shares are designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” and 164 shares were issued and outstanding as of March 31, 2016. Congaree’s shareholders do not have preemptive tights. All of the issued and outstanding shares of common stock of Congaree are duly and validly issued and outstanding and are fully paid and non-assessable.

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Size of Board of Directors

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board for adoption) (the “Whole Board”). Carolina Financial’s board of directors is currently comprised of 13 persons, and following the 2016 annual meeting of shareholders, the board of directors will be comprised of 11 persons.

Congaree

Congaree’s bylaws provide that the number of directors of Congaree is that number fixed from time to time by resolution of the board of directors, but in no event shall the number be less than five or greater than 25. The number of directors can be increased or decreased within the foregoing range at any time by the board of directors. The Congaree board of directors currently has 10 members.

Classification of Directors

Carolina Financial

Carolina Financial’s restated certificate of incorporation divides the board of directors into three classes with staggered terms so that the terms of only approximately one-third of the board members expire at each annual meeting. Each director serves for a three year term ending on the date of the third annual meeting following the meeting at which such director was elected with each director to hold office until his or her successor shall have been duly elected and qualified.

Congaree

Congaree’s articles of incorporation provide that, at any time that the board has six or more members, the board will be divided into three classes, with each class accounting for one-third of the total number of directors. Directors are elected for a term of three years to succeed those whose terms expire.

Election of Directors

Carolina Financial

Carolina Financial’s bylaws provide that all elections of directors shall be determined by a plurality of the votes cast at each annual meeting, with the nominees receiving the highest number of votes being elected as directors.

Congaree

Congaree’s bylaws provide that directors are elected by a plurality of vote of the shareholders. The nominees receiving the highest number of votes are elected as directors.

Removal of Directors

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, any director or the entire board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors after giving effect to the voting limit described above), voting together as a single class.

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Congaree

Congaree’s bylaws provide that directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors, such vote being taken at a meeting of the shareholders called for that purpose at which a quorum is present.

Filling Vacancies on the Board of Directors

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

Congaree

Congaree’s bylaws provide that a vacancy occurring in the board of directors (including a vacancy resulting from an increase in the authorized number of directors, or from the failure of the shareholders to elect the full number of authorized directors) may be filled for the unexpired term, unless the shareholders have elected a successor, by a majority vote of the remaining directors. Shareholders have the right to fill a vacancy at any special meeting called for that purpose prior to action by the board of directors. A vacancy in the board of directors may result from the death, resignation, or removal of any director, or the board of directors may declare vacant the office of a director if (i) the director is declared incompetent, (ii) an action is filed by or against the director, or any entity of which the director is employed as his principal business activity, under the bankruptcy laws of the United States, (iii) in the sole opinion of the board of directors, the director becomes incapacitated by illness or other infirmity so that the director is unable to perform his duties for a period of six months or longer, (iv) he participates in a willful or a grossly negligent act, or the willful or grossly negligent omission to act by him, including but not limited to any crime involving dishonesty, moral turpitude or fraud that is reasonably likely to cause material harm to the company (including harm to its business reputation), or (v) the director ceases at any time to have the qualifications required by law, the articles of incorporation or these bylaws.

Nomination of Director Candidates

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that advance notice of stockholder nominations for the election of directors shall be given in the manner as provided in the bylaws.

Carolina Financial’s bylaws provide that nominations of persons for election to the board of directors may be made at a meeting of stockholders at which directors are to be elected only: (i) by or at the direction of the board of directors or; (ii) by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the bylaws. Such nominations, other than those made by or at the direction of the board of directors, shall be made by timely notice in writing to the secretary of the corporation. To be timely, a stockholder’s notice shall be delivered or mailed to and received at the principal executive offices of the corporation not less than 90 days prior to the date of the meeting., provided, however, that in the event that less than 100 days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder’s notice must set forth: (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving notice of (x) the name and address, as they appear on the corporation’s books, of such stockholder and (y) the class and number of shares of the corporation’s capital stock that are beneficially owned by such stockholder. At the request of the board of directors any person nominated by the board of directors for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with advance notice provisions. The officer of the corporation or other person presiding at the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she should so determine, he or she shall declare to the meeting and the defective nomination shall be disregarded.

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Congaree

Congaree’s bylaws provide that nominations of persons to serve as directors of Congaree, other than those made by or on behalf of the board of directors, must be made in writing and shall be delivered either by personal delivery or by United States mail, postage prepaid, return receipt requested, to the Congaree’s corporate secretary no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of Congaree entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission relating to the election of directors; and (v) the consent of each nominee to serve as a director of Congaree if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The chairman of any such meeting, for good cause shown and with proper regard for the orderly conduct of business at the meeting, may waive in whole or in part these requirements.

Notwithstanding the above, if Congaree or any banking subsidiary of Congaree is subject to the requirements of Section 914 of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, then no person may be nominated by a shareholder for election as a director at any meeting of shareholders unless the shareholder furnishes the written notice required as described above to Congaree’s corporate secretary at least 90 days prior to the date of the meeting and the nominee has received regulatory approval to serve as a director prior to the date of the meeting.

Shareholder Action Without Meeting

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that stockholder action by written consent in lieu of a meeting is permitted only if such consent is unanimous.

Congaree

Under the SCBCA, action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by shareholders entitled to take action without a meeting, and delivered to the company for inclusion in the minutes or filing with the corporate records. Congaree must provide shareholders with written notice of actions taken without a meeting as required by the SCBCA.

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Calling Meetings of Shareholders

Carolina Financial

Carolina Financial’s restated certificate of incorporation and bylaws provide that, subject to the rights of the holders of any class or series of preferred stock of the corporation, special meetings of stockholders of the corporation may be called only by the board of directors pursuant to a resolution adopted by a majority of the Whole Board or as otherwise provided in the bylaws.

Congaree

Congaree’s bylaws provide that special meetings of shareholders may be called at any time by the chief executive officer, the chairman or the vice chairman of the board of directors, or a majority of the board of directors and must be called if the holders of at least 10% of the voting power of the then-outstanding securities sign, date and deliver to the secretary of Congaree a written demand for the meeting. The written demand must be delivered to the secretary by certified mail, return receipt requested, sent to the secretary of Congaree, and set forth as to each matter the shareholders propose to be presented at the special meeting (i) a description of the purpose or purposes for which the meeting is to be held (including the specific proposal(s) to be presented); (ii) the name and record address of the shareholders proposing such business; (iii) the class and number of shares of Congaree that are owned of record by the shareholders as of a date within 10 days of the delivery of the demand; (iv) the class and number of shares of Congaree that are held beneficially by the shareholders as of a date within 10 days of the delivery of the demand; and (v) any interest of the shareholders in such business. Any such special shareholders’ meeting shall be held at a location designated by the board of directors. The board of directors may set such rules for any such meeting as it may deem appropriate, including when the meeting will be held (subject to any requirements of the SCBCA), the agenda for the meeting (which may include any proposals made by the board of directors), who may attend the meeting in addition to shareholders of record and other such matters.

Indemnification of Directors, Executive Officers, and Employees

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that Carolina Financial shall indemnify and hold harmless, to the fullest extent provided by the DGCL, all directors and officers of the corporation and any person who, at the corporation’s request, is or was serving as director, officer, employee, or agent of another corporation or entity, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such indemnitee’s service in the foregoing capacity, provided that the corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors of the corporation. The foregoing right to indemnification includes the right to an “advancement of expenses;” provided, however, that if the indemnitee is a director or officer of the corporation, he or she shall deliver an undertaking to the corporation to repay all amount so advanced if it is ultimately determined by final adjudication that such indemnitee is not entitled to indemnification. The corporation may, as authorized by the board of directors, grant the rights to indemnification and to the advancement of expenses to any employee or agent of the corporation.

Congaree

Congaree’s bylaws provide that Congaree shall indemnify and hold harmless, to the fullest extent permitted by application law, any person who or is party, or is threatened to be made a party to, any proceeding because he or she is or was a director, officer, agent or employee of Congaree, against any liability incurred with respect to a proceeding, if (i) the director conducted himself in good faith, (ii) the director reasonably believed (A) in the case of conduct in the director’s official capacity with Congaree, that the director’s conduct was in its best interest, and (B) in all other cases, that the director’s conduct was at least not opposed to its best interest, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director’s conduct was unlawful. Congaree will, to the fullest extent permitted by applicable law, pay for or reimburse the director’s reasonable expenses in advance of final disposition of the proceeding if (a) the director furnishes Congaree a written affirmation of the director’s good faith belief that the director has met the standard of conduct described above, (b) the director furnishes Congaree a written undertaking to repay the advance if it is ultimately determined that the director did not meet such standard of conduct, and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification. An officer of Congaree is also entitled to the same indemnification and advancement of expenses rights, and the board of directors has the power to cause Congaree to indemnify and advance expenses to any officer, employee, or agent of Congaree.

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Limitation of Liability for Directors

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that a director of Carolina Financial shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL for unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Congaree

Congaree’s articles of incorporation provide that no director shall be personally liable to Congaree or its shareholders for monetary damages for a breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for (i) any breach of the director’s duty of loyalty to Congaree or its shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law, (iii) liability under Section 33-8-330 of the SCBCA for unlawful distributions, and (iv) any transaction from which the director received an improper personal benefit.

Amendment to Articles of Incorporation

Carolina Financial

The DGCL provides that a Delaware corporation’s certificate of incorporation generally may be amended only upon approval by (i) a majority of the outstanding stock entitled to vote on the amendment, and (ii) a majority of the outstanding stock of each class entitled to vote on the amendment as a class. Carolina Financial’s restated certificate of incorporation also provides that the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (after giving effect to the provisions of voting limit described above), voting together as a single class, shall be required to amend or repeal Article TWELFTH (amendment of the certificate of incorporation), Section C of Article FOURTH (voting limit), Sections C or D of Article FIFTH (stockholder meetings), Article SIXTH (directors), Article SEVENTH (amendment of the bylaws), Article EIGHTH (business combinations with interested stockholders), or Article TENTH (indemnification).

Congaree

The SCBCA provides that a South Carolina corporation’s articles of incorporation may be amended by (1) two-thirds of the votes entitled to be cast on the amendment, regardless of the class or voting group to which the shares belong, and (2) two-thirds of the votes entitled to be cast on the amendment within each voting group entitled to vote as a separate voting group on the amendment, unless the SCBCA, the articles of incorporation, or the board of directors acting pursuant to its authority to condition the effectiveness of a proposed amendment require a greater vote or a vote by voting groups.

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Amendment to Bylaws

Carolina Financial

Carolina Financial’s restated certificate of incorporation provides that the board of directors shall have the concurrent power with the stockholders to adopt, amend, or repeal the bylaws of Carolina Financial. The board of directors may amend the bylaws upon the affirmative vote of a majority of the directors of the Whole Board. The stockholders may amend the bylaws only upon the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors (after giving effect to the provisions of voting limit described above), voting together as a single class, in addition to any vote of the holders of any class or series of stock of the corporation required by law or otherwise under the restated certificate of incorporation.

Congaree

Congaree’s bylaws provide that the board of directors may alter, amend, or repeal the bylaws or adopt new bylaws at any meeting of the board of directors at which a quorum is present by the affirmative vote of a majority of the directors then in office. The bylaws also provide the shareholders may alter, amend, or repeal the bylaws or adopt new bylaws at any meeting of the shareholders at which a quorum is present by the affirmative vote of the holders of a majority of each class of shares entitled to vote thereon. Upon adoption of any new bylaw by the shareholders, the shareholders may provide expressly that the board of directors may not adopt, amend or repeal that bylaw or any bylaw on that subject.

Control Share Acquisition Provisions

Carolina Financial

The DGCL does not contain a control share acquisition statute.

Congaree

Section 35-2-101 et seq. of the SCBCA contains a control share acquisition statute that, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval of the control share acquisition by the corporation’s shareholders must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statute through a charter or bylaw provision. Congaree has specifically opted out of coverage of the control share acquisition provisions of South Carolina law, and therefore, the SCBCA control share acquisition statute does not apply to acquisitions of shares of Congaree common stock.

Business Combination Statute

Carolina Financial

Carolina Financial’s restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a separate class, to approve certain business combinations involving an interested stockholder, except in the case of any business combination that does not involve any cash or other consideration being received by the stockholders of the Company solely in their capacity as stockholders of the Company, where the business combination has been approved a majority of the disinterested directors, or in the case of any other business combination, where the business combination has been approved by a majority of the disinterested directors or certain conditions with respect to the consideration to be received by some or all of the Company’s stockholders are satisfied.

Congaree

Section 35-2-201, et seq. of the SCBCA prohibits specified “business combinations” with “interested shareholders” unless certain conditions are satisfied. The act defines an “interested shareholder” as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation’s outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation’s outstanding shares and is an affiliate or associate of the corporation.

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Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

•	merger of the corporation;
•	sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;
•	transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and
•	dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

Covered business combinations are prohibited unless:

•	the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;
•	a majority of shares not beneficially owned by the interested shareholder approved the combination; and
•	certain transactional requirements are met.

Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless a majority of the disinterested members of the board of directors of the corporation approved of the business combination before the interested party became interested. Congaree is subject to the business combination provisions of South Carolina law.

Dissenters’ Rights

Carolina Financial

The dissenters’ rights of Carolina Financial shareholders are governed in accordance with the DGCL. Under the DGCL, a stockholder of a Delaware corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 holders. Even if a corporation’s stock meets these requirements, the DGCL still provides appraisal rights if stockholders of the corporation are required to accept for their stock in certain mergers or consolidations anything other than:

•	shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
•	shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective time of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
•	cash in lieu of fractional shares or fractional depository receipts described in the foregoing; or
•	any combination of the foregoing.
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Congaree

The dissenters’ rights of Congaree shareholders are governed in accordance with the SCBCA. Under South Carolina law, holders of Congaree common stock will be entitled to dissent from the merger and to obtain payment in cash of the fair value of his or her shares of Congaree common stock. A record holder of Congaree common stock who wishes to assert dissenters’ rights (i) must deliver to Congaree before the vote is taken on the merger agreement written notice of his intent to demand payment for his shares if the merger is effectuated, and (ii) must not vote his shares in favor of the merger agreement. A vote in favor of the merger agreement case by the holder of a proxy solicited by Congaree shall not disqualify a shareholder from demanding payment for his shares. A shareholder who does not satisfy these requirements is not entitled to payment for his shares under the applicable South Carolina statutes.

If the merger is authorized at the Congaree shareholders’ meeting, Congaree will deliver, no later than 10 days after the shareholders’ meeting, a written dissenters’ notice to all Congaree shareholders who satisfied the two requirements set forth above. The written dissenters’ notice will state where the payment demand must be sent and where stock certificates must be deposited, will inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received, will supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date, will set a date by which Congaree must receive the payment demand, which date will not be less than 30 or more than 60 days after the written dissenters’ notice is delivered, will set a date by which certificates for certificated shares must be deposited, which date will not be earlier than 20 days after the demand date, and will be accompanied by a copy of the applicable South Carolina statutes. A shareholder sent a dissenters’ notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired the beneficial ownership of the shares before the date set forth in the dissenters’ notice, and deposit his certificates in accordance with the terms of the notice. A dissenting shareholder who does not comply substantially with the requirements that he demand payment and deposit his or her share certificates where required, each by the date set in the dissenters’ notice, is not be entitled to payment for his or her shares under the applicable South Carolina statutes.

As soon as the merger is consummated, or upon receipt of a payment demand, Congaree will pay to each dissenting shareholder who substantially complied with the requirements set forth above the amount Congaree estimates to be the fair value of his or her shares, plus accrued interest. The payment will be accompanied by Congaree’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; a statement of Congaree’s estimate of the fair value of the shares and an explanation of how the fair value was calculated; an explanation of how the interest was calculated; a statement of the dissenter’s right to demand additional payment; and a copy of the applicable South Carolina statutes. If Congaree does not consummate the proposed merger within 60 days after the date set for demanding payment and depositing share certificates, Congaree, within the same 60 day period, shall return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares. If the shareholder believes the amount paid or offered is less than fair value of his shares or that the interest due is calculated incorrectly, or Congaree fails to make payment or offer payment within 60 days after the date set for demanding payment, or if the merger is not consummated, Congaree fails to return the deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment, he or she may notify Congaree in writing of his or her own estimate of fair value of his shares and amount of interest due and demand payment of his estimate (less the payment already received) or reject Congaree’s offer and demand payment of the fair value of his or her shares and interest due. However, a dissenting shareholder waives his or her right to demand additional payment if he or she fails to notify Congaree of his or her demand in writing within 30 days after Congaree made or offered payment for his or her shares. If a demand for additional payment remains unsettled, Congaree will commence a court proceeding within 60 days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and the accrued interest. If Congaree does not commence the proceeding within the 60 day period, Congaree shall pay each dissenter whose demand remains unsettled the amount demanded.

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PROPOSAL NO. 2 – NON-BINDING ADVISORY VOTE ON MERGER-RELATED COMPENSATION

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that Congaree seek a non-binding advisory vote from its shareholders to approve certain compensation that its named executive officers will receive from Congaree and Congaree State Bank in connection with the merger. Congaree is presenting this proposal, which gives Congaree shareholders the opportunity to express their views on such merger-related compensation by voting for or against the following resolution:

“RESOLVED, that the compensation that may become payable to Congaree’s named executive officers by Congaree and Congaree State Bank in connection with the completion of the merger, as disclosed in the section captioned “Proposal No. 1 — The Plan of Merger — Interests of Executive Officers, Employees and Directors of Congaree in the Merger” and the related tables and narrative, is hereby approved.”

The proposal to approve the compensation that will become payable to Congaree’s named executive officers in connection with the merger is advisory and non-binding on Congaree, Carolina Financial and their respective boards of directors, and is not a condition to completion of the merger. Therefore, if the merger is approved by the Congaree shareholders and completed, the merger-related compensation will be paid whether or not Congaree’s shareholders vote to approve the compensation.

Vote Required and Effect of Vote

If the votes cast in favor of the proposal exceed the votes cast against the proposal, the proposal will be deemed to have been approved by Congaree’s shareholders, though, as noted above, it will not be binding on Congaree, Carolina Financial, or their respective boards of directors. Abstentions and broker non-votes will have no effect on the results. Your broker, bank or other nominee is not permitted to vote your shares with respect to this proposal without receiving instructions from you.

Board of Directors’ Recommendation

The Congaree board of directors unanimously recommends that shareholders approve the merger-related compensation arrangements described in this document by voting “FOR” the above proposal. Proxies solicited by Congaree’s board of directors will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

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PROPOSAL NO. 3 – AUTHORIZATION TO ADJOURN

At the special shareholders’ meeting, Congaree shareholders are being asked to consider and vote on a proposal to authorize management to adjourn the meeting to allow time for further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the merger agreement.

Congaree’s board of directors recommends that Congaree shareholders vote “FOR” the proposal to authorize management to adjourn the special meeting to allow time for the further solicitation of proxies to approve the merger agreement.

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INFORMATION ABOUT CAROLINA FINANCIAL CORPORATION

General

Financial and other information about Carolina Financial is set forth on Carolina Financial’s Form 10-K for the year ended December 31, 2015, which includes certain provisions of Carolina Financial’s proxy statement for its 2016 annual meeting, both of which are incorporated herein by reference.

Description of Carolina Financial Capital Stock

General

Carolina Financial’s certificate of incorporation authorizes it to issue up to 15,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of March 31, 2016, Carolina Financial had 12,051,615 shares of common stock and no shares of preferred stock issued and outstanding. Please refer to Carolina Financial’s certificate of incorporation for more detailed information.

The description of Carolina Financial’s capital stock below is qualified in its entirety by reference to its restated certificate of incorporation.

Common Stock

General. Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock. All outstanding shares of our common stock are fully paid and nonassessable. Carolina Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “CARO”.

Voting Rights. Each outstanding share of Carolina Financial’s common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. The holders of Carolina Financial’s common stock possess exclusive voting power, except as otherwise provided by law or by a certificate of amendment establishing any series of our preferred stock.

There is no cumulative voting in the election of directors. The holders of a majority of the votes cast by Carolina Financial’s common stockholders can elect all of the directors then standing for election by the common stockholders. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or its restated proxy, except when the meeting concerns matters requiring the vote of a greater number of affirmative votes under applicable DGCL or our certificate of incorporation. Carolina Financial’s restated certificate of incorporation contains certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Certificate of Incorporation Provisions.”

Dividends, Liquidation and Other Rights. Holders of shares of Carolina Financial’s common stock are entitled to receive dividends only when, as and if approved by its board of directors from funds legally available for the payment of dividends. Carolina Financial’s ability to pay dividends will be dependent on its earnings and financial conditions and subject to certain restrictions imposed by state and federal laws.

Carolina Financial’s stockholders are entitled to share ratably in its assets legally available for distribution to stockholders in the event of liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of known debts and liabilities. These rights are subject to the preferential rights of any series of preferred stock that may then be outstanding.

Holders of shares of Carolina Financial’s common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of its securities. All outstanding shares of Carolina Financial’s common stock are fully paid, nonassessable, and noncallable.

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Certain Ownership Restrictions. Carolina Financial is a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of Carolina Financial, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of Carolina Financial, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of the total equity of Carolina Financial, or (iv) is otherwise deemed to “control” Carolina Financial under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements.

Preferred Stock

Carolina Financial’s board of directors is authorized, without stockholder approval and subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof. Accordingly, Carolina Financial’s board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of Carolina Financial. The creation and issuance of any additional series of preferred stock, and the relative rights, designations, and preferences of each such series, if and when established, will depend on, among other things, future capital needs, then existing market conditions, and other factors that, in the judgment of Carolina Financial’s board of directors, might warrant the issuance of preferred stock.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required by the terms of any preferred stock designation.

Certain Anti-Takeover Provisions

General. Carolina Financial’s restated certificate of incorporation and bylaws, as well as the DGCL, contain certain provisions designed to enhance the ability of Carolina Financial’s board of directors to deal with attempts to acquire control of the company. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interest). This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced. With respect to Carolina Financial’s charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect stockholders generally and to provide the board and stockholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.

Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Carolina Financial by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the company’s management.

Number and Classification of Directors, Carolina Financial’s restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolutions is presented to the board), except that in the absence of any such designation, the number shall be 14. The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of stockholders after their election with each director to hold office until his or her successor is duly elected and qualified. The classification of directors, together with the provisions in Carolina Financial’s restated certificate of incorporation and bylaws described below that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for stockholders to change the composition of the board of directors. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board.

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Removal of Directors and Filling Vacancies, Carolina Financial’s restated certificate of incorporation provides that any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a separate class. Carolina Financial’s restated bylaws provide that all vacancies on the board may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.

Advance Notice Requirements for Stockholder Proposals. Carolina Financial’s restated bylaws establish advance notice procedures with regard to stockholder nominations for the election of directors and for business to be brought by stockholders for any meeting of the stockholders of the company. For stockholder nominations, written notice generally must be received by the company not less than 90 days prior to the meeting and must set forth certain information regarding the person such stockholder proposes to nominate for election and regarding the stockholder himself. For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action, and the stockholder must have given timely notice in writing to the secretary of the company, which means that, generally, it must be received by the company not less than 90 days prior to the date of the meeting. The notice must also set forth a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, as well as certain information regarding the stockholder. Carolina Financial may reject a stockholder proposal that is not made in accordance with such procedures.

Stockholder Vote Required to Approve Business Combinations with Interested Stockholders. Carolina Financial’s restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a separate class, to approve certain business combinations involving an interested stockholder, except in the case of any business combination that does not involve any cash or other consideration being received by the stockholders of the company solely in their capacity as stockholders of the company, where the business combination has been approved a majority of the disinterested directors, or in the case of any other business combination, where the business combination has been approved by a majority of the disinterested directors or certain conditions with respect to the consideration to be received by some or all of the company’s stockholders are satisfied.

Factors to be Considered in Certain Transactions. Carolina Financial’s restated certificate of incorporation grants the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the company and our stockholders, to give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the company’s present and future customers and employees and those of its subsidiaries, the communities in which the company and its subsidiaries operate or are located, the ability of the company to fulfill its corporate objectives as a bank holding company, and on the ability of CresCom Bank to fulfill the objectives of a bank under applicable statutes and regulations.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Limited.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF CAROLINA FINANCIAL

The following table shows how many shares of common stock in Carolina Financial are owned by the directors, the named executive officers, owners of more than 5% of the outstanding common stock, and all directors and executive officers as a group as of March 31, 2016. Unless otherwise indicated, the mailing address for each beneficial owner is care of Carolina Financial Corporation, 288 Meeting Street, Charleston, South Carolina 29401.

Name	Number of Shares Beneficially Owned (1)(2)(3)(4)	Percent of Beneficial Ownership(5)
Directors and Executive Officers
Howell V. Bellamy, Jr.	36,467	0.30%
W. Scott Brandon	164,985	1.37%
Robert G. Clawson, Jr.	150,107	1.25%
Jeffrey L. Deal, M.D.	61,659	0.51%
G. Manley Eubank	233,764	1.94%
M. J. Huggins, III	79,797	0.66%
Michael P. Leddy	101,989	0.85%
David L. Morrow	137,540	1.14%
Robert M. Moïse, CPA	192,517	1.59%
Thompson E. Penney	28,547	0.24%
Jerold L. Rexroad	397,255	3.27%
Benedict P. Rosen	65,556	0.54%
Claudius E. Watts, IV	63,563	0.53%
Bonum S. Wilson, Jr.	174,097	1.45%
All directors and executive officers as a group (14 persons)	1,887,843	15.50%

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or SEP, or holds in a trust as trustee for the benefit of himself, unless otherwise indicated in these footnotes.

(2)	Includes unvested shares of restricted stock, as to which the directors and executive officers have full voting privileges. The shares are as follows: Mr. Huggins, 24,000 shares; Mr. Morrow, 28,000 shares; and Mr. Rexroad, 53,034 shares.

(3)	Includes shares that may be acquired within 60 days of March 31, 2016 by exercising vested stock options or unvested stock options that will vest within 60 days of March 31, 2016. The shares are as follows: Mr. Huggins, 11,738 shares; Mr. Morrow, 30,983 shares; and Mr. Rexroad, 87,099 shares.

(4)	Excludes shares of common stock owned by or for the benefit of family members of the following directors and executive officers, each of whom disclaims beneficial ownership of such shares: Mr. Clawson, 13,272 shares; Mr. Rosen, 9,600 shares; and Mr. Rexroad, 11,040 shares.

(5)	For each individual, this percentage is determined by assuming the named person exercises all options which he has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 12,051,615 shares of common stock outstanding on March 31, 2016.

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 INFORMATION ABOUT CONGAREE

In this section, Congaree is referred to as “Congaree”, “we” and “our” and Congaree State Bank is referred to as “Congaree State Bank” or the “Bank”.

General

Congaree Bancshares, Inc. is a South Carolina corporation organized in November 2005 to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956 and the South Carolina Bank Holding Company Act, and to own and control all of the capital stock of Congaree State Bank. The Bank opened for business on October 16, 2006. The Bank currently maintains a main office located at 1201 Knox Abbott Drive, Cayce, South Carolina and a second office located at 2023 Sunset Boulevard, West Columbia, South Carolina.

Our assets consist primarily of our investment in the Bank and liquid investments. Our primary activities are conducted through the Bank. As of December 31, 2015, our consolidated total assets were $109,141,050, our consolidated total loans were $80,980,708, our consolidated total deposits were $90,541,366, and our consolidated total shareholders’ equity was approximately $13,559,606.

Our net income is dependent primarily on our net interest income, which is the difference between the interest income earned on loans, investments, and other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities. To a lesser extent, our net income also is affected by our noninterest income derived principally from service charges and fees and income from the sale and/or servicing of financial assets such as loans and investments, as well as the level of noninterest expenses such as salaries, employee benefits and occupancy costs.

Our operations are significantly affected by prevailing economic conditions, competition, and the monetary, fiscal, and regulatory policies of governmental agencies. Lending activities are influenced by a number of factors, including the general credit needs of individuals and small and medium-sized businesses in our market areas, competition among lenders, the level of interest rates, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily the rates paid on competing investments, account maturities, and the levels of personal income and savings in our market areas.

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Marketing Focus

The Bank is a locally-owned and operated bank organized to serve consumers and small- to medium-sized businesses and professional concerns. A primary reason for operating the Bank lies in our belief that a community-based bank with a personal focus can better identify and serve local relationship banking needs than can a branch or subsidiary of larger outside banking organizations. We believe that we can be successful by offering a higher level of customer service and a management team more focused on the needs of the community than most of our competitors. We believe that this approach is enthusiastically supported by the community. Our foundation is to remain true to our values.

Banking Services

The Bank is primarily engaged in the business of accepting demand and time deposits and providing commercial, consumer and mortgage loans to the general public. Deposits in the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to the maximum amount allowed by law. Other services which the Bank offers include online banking, commercial cash management, remote deposit capture, safe deposit boxes, bank official checks, traveler’s checks, and wire transfer capabilities.

Location and Service Area

Our primary service area consists of Lexington and Richland Counties, South Carolina, with a primary focus on an area within a 15 mile radius of our main office in West Columbia, South Carolina. Our Sunset office is located in West Columbia on a major artery that connects Columbia with Lexington. The office is located approximately one mile east of the Lexington Medical Center and provides excellent visibility for the Bank.

Due to its central location in the state and convenient access to I-20, I-26, and I-77, our primary service area is considered one of the fastest growing areas in South Carolina. Home to the state capital, the University of South Carolina, and a variety of service-based and light manufacturing companies, this area provides a growing and diverse economy. Lexington Medical Center, Lexington County’s largest employer, has approximately 4,700 employees and continues to expand. The other top employers in Lexington County include Amazon, SCE&G, Michelin Tire Corporation, Allied-Signal Corporation, and United Parcel Service. The amenities and opportunities that our primary service area offers are wide-ranging from housing, education, healthcare, shopping, recreation, and culture. We believe these factors make the quality of life in the area attractive.

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Our primary service area has also experienced solid population growth. From 2000 to 2014, Lexington County’s population increased by 25.11% (an increase of 53,431 people), for a ranking of eight among the 46 counties in South Carolina in terms of population growth over the last decade. Based on a 2014 estimate, Lexington County ranks eight as far as the largest counties, amongst the top ten in the State. In 2014, Lexington County had a total of 270,263 residents. According to the most recent data published by the FDIC, as of June 30, 2015, the Bank maintained a 2.45% deposit market share in Lexington County. As of June 30, 2015, our market share in Cayce, South Carolina is 12.32% and our market share in West Columbia, South Carolina is 7.25%.

Despite being in what we believe is one of the best markets in South Carolina, we may be particularly sensitive to changes in the state and local economies. The economic downturn that began in the latter half of 2007 resulted in higher unemployment rates and lower property values in our South Carolina markets. As a result, we have spent significant time on finding credit solutions for our customers and managing and disposing of real estate acquired in settlement of loans as effectively as possible. The weakening in the state and local economies also impacted our loan demand and, to a lesser extent, available deposits. While economic conditions in our primary markets in South Carolina, as well as the U.S. and worldwide, have shown signs of improvement, there can be no assurance that this improvement will continue or that our local markets will not experience another economic decline.

Lending Activities

We emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small- to medium-sized businesses, and professional concerns that are located in or conduct a substantial portion of their business in our Bank’s primary service area. We compete for these loans with competitors who are well established in our service area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers. At December 31, 2015, we had gross loans of $80,980,708, representing 74.2% of our total assets.

Loan Approval and Review. Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. We attempt to mitigate repayment risks by adhering to internal credit policies and procedures. The Bank’s loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds any individual officer’s lending authority, the loan request is considered and approved by an officer with a higher lending limit or the loan committee of the board of directors. The Bank’s lending staff and credit administration meets on a regular basis to help identify and discuss potential problem loans. The Bank does not make any loans to any related person unless the loan is approved by the board of directors of the Bank and is made on terms not more favorable to the person than would be available to a person not affiliated with the Bank. The Bank currently adheres to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The Bank sells residential mortgage loans that it originates in the secondary market.

Allowance for Loan Losses. We maintain an allowance for loan losses, which we establish through a provision for loan losses charged against income. We charge loans against this allowance when we believe that the collectibility of the principal is unlikely. The allowance is an estimated amount that we believe is adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. As of December 31, 2015, our allowance for loan losses was approximately 1.33% of the average outstanding balance of our loans, based on our consideration of several factors, including regulatory guidelines, mix of our loan portfolio, and evaluations of local economic conditions as well as peer data. Over time, we will periodically determine the amount of the allowance based on our consideration of several factors, including:

•	an ongoing review of the quality, mix, and size of our overall loan portfolio;
•	our historical loan loss experience;
•	evaluation of economic conditions;
•	specific problem loans and commitments that may affect the borrower’s ability to pay;
•	regular reviews of loan delinquencies and loan portfolio quality by our internal auditors and our bank regulators; and
•	the amount and quality of collateral, including guarantees, securing the loans.

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Lending Limits. The Bank’s lending activities are subject to a variety of lending limits imposed by federal law. In general, the Bank is subject to a legal limit on loans to a single borrower equal to 15% of the Bank’s capital and unimpaired surplus. Different limits may apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the Bank. These limits will increase or decrease as the Bank’s capital increases or decreases. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

Credit Risk. The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, and retail market segments. General economic factors affecting a borrower’s ability to repay include interest, inflation, and employment rates and the strength of local and national economy, as well as other factors affecting a borrower’s customers, suppliers, and employees.

Real Estate Loans. One of the primary components of our loan portfolio is loans secured by first or second mortgages on real estate. As of December 31, 2015, loans secured by first or second mortgages on real estate made up approximately $69,095,913, or 85% of our loan portfolio. These loans will generally fall into one of two categories, commercial real estate and residential home equity lines of credit, but also include residential real estate. These categories are discussed in more detail below, including their specific risks. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The Bank will generally charge an origination fee for each loan.

Real estate loans are subject to the same general risks as other loans. Real estate loans are also sensitive to fluctuations in the value of the real estate securing the loan. On first and second mortgage loans we typically do not advance more than regulatory limits. Loans originated which exceed supervisory guidelines are typically limited to borrowers that exhibit a capacity for repayment that exceeds bank policy. While the bank can advance funds in excess of supervisory guidelines, there are regulatory limits on those advances. The aggregate amount of all loans in excess of the supervisory loan-to-value limits should not exceed 100% of total capital. Within the aggregate limit, total loans for all commercial, agricultural, multifamily or other non-1-to-4 family residential properties should not exceed 30% of total capital. An institution will come under increased supervisory scrutiny as the total of such loans approaches these levels. We will require a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance, if applicable. Additionally, certain types of real estate loans have specific risk characteristics that vary according to the collateral type securing the loan and the terms and repayment sources for the loan.

We will have the ability to originate some real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor’s underwriting approval prior to originating the loan.

•	Real Estate - Mortgage. Loans secured by real estate mortgages are the principal component of our loan portfolio. These loans generally fall into one of three categories: residential real estate loans, residential home equity lines of credit, and commercial real estate loans.

•	Residential Real Estate Loans. At December 31, 2015, our individual residential real estate loans ranged in size from $12,838 to $1,135,065, with an average loan size of approximately $117,264. These loans generally have longer terms of up to 20 years. We offer fixed and adjustable rate mortgages, and we intend to sell most, if not all, of the residential real estate loans that we generate in the secondary market soon after we originate them. We do not intend to retain servicing rights for these loans. Inherent in residential real estate loans’ credit risk is the risk that the primary source of repayment, the residential borrower, will be unable to service the debt. If a real estate loan is in default, we also run the risk that the value of a residential real estate loan’s secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine their credit profile. By selling these loans in the secondary market, we can significantly reduce our exposure to credit risk because the loans will be underwritten through a third party agent without any recourse against the Bank. At December 31, 2015, residential real estate loans (other than construction loans) totaled $11,491,959, or 14% of our loan portfolio.

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•	Residential Home Equity Lines of Credit. At December 31, 2015, our individual residential home equity lines of credit ranged in principal balances from $0 to $599,329, with an average principal balance of approximately $63,990. These loans generally have longer terms of up to 20 years. We offer fixed and adjustable rate home equity lines of credit. These loans are generally secured by a first or second mortgage on the borrower’s primary residence. Inherent in residential real estate loans’ credit risk is the risk that the primary source of repayment, the residential borrower, will be unable to service the debt. If a real estate loan is in default, we also run the risk that the value of a residential real estate loan’s secured real estate will decrease, and thereby be insufficient to satisfy the loan. To mitigate these risks, we will evaluate each borrower on an individual basis and attempt to determine their credit profile. The Bank has obtained private mortgage insurance on second mortgage loans that exceeded supervisory guidelines at the inception of the loan. At December 31, 2015, the principal balance of residential home equity lines of credit totaled $14,525,638, or 18% of our loan portfolio.

•	Commercial Real Estate Loans. At December 31, 2015, our individual commercial real estate loans ranged in size from $0 to $1,184,741, with an average loan size of approximately $232,425. Commercial real estate loans generally have terms of five years or less, although payments may be structured on a longer amortization basis. Inherent in commercial real estate loans’ credit risk is the risk that the primary source of repayment, the operating commercial real estate company, will be insufficient to service the debt. If a real estate loan is in default, we also run the risk that the value of a commercial real estate loan’s secured real estate will decrease and thereby be unable to satisfy the loan. To mitigate these risks, we evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio is established by independent appraisals. We typically review the personal financial statements of the principal owners and require their personal guarantees. These reviews often reveal secondary sources of payment and liquidity to support a loan request. At December 31, 2015, commercial real estate loans (other than construction loans) totaled $32,539,464, or 40% of our loan portfolio.

•	Real Estate – Construction, Land Development & Other Land. We offer adjustable and fixed rate land acquisition loans to consumers and commercial borrowers who wish to obtain land for their own use. We also offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to 18 months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment usually depends on the ultimate completion of the project within cost estimates and on the sale of the property. Specific risks include:

•	cost overruns;
•	mismanaged construction;
•	inferior or improper construction techniques;
•	economic changes or downturns during construction;
•	a downturn in the real estate market;
•	rising interest rates which may prevent sale of the property; and
•	failure to sell completed projects in a timely manner.

We attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible. At December 31, 2015, total construction, land development, and other land loans amounted to $10,538,852, or 13% of our loan portfolio.

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Commercial Loans. The Bank makes loans for commercial purposes in various lines of businesses. We focus our efforts on commercial loans of less than $1,000,000. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment. Working capital loans typically have terms not exceeding one year and are usually secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and in other cases principal is typically due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange are handled through a correspondent bank as agent for the Bank. Commercial loans primarily have risk that the primary source of repayment, the borrowing business, will be unable to service the debt. Often this occurs as the result of changes in local economic conditions or in the industry in which the borrower operates which impact cash flow or collateral value.

We also offer small business loans utilizing government enhancements such as the Small Business Administration’s 7(a) and SBA’s 504 programs. These loans are typically partially guaranteed by the government which may help to reduce the Bank’s risk. Government guarantees of SBA loans will not exceed 90% of the loan value, and will generally be less. At December 31, 2015, commercial loans amounted to $10,503,730, or 13% of our loan portfolio.

Consumer Loans. The Bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit such as credit cards. Installment loans typically carry balances of less than $50,000 and are amortized over periods up to 60 or more months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products typically require monthly payments of interest and a portion of the principal.

Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because the value of the secured property may depreciate rapidly, they are often dependent on the borrower’s employment status as the sole source of repayment, and some of them are unsecured. To mitigate these risks, we analyze selective underwriting criteria for each prospective borrower, which may include the borrower’s employment history, income history, credit bureau reports, and debt to income ratios. If the consumer loan is secured by property, such as an automobile loan, we also attempt to offset the risk of rapid depreciation of the collateral with a shorter loan amortization period. Despite these efforts to mitigate our risks, consumer loans have a higher rate of default than real estate loans. For this reason, we also attempt to reduce our loss exposure to these types of loans by limiting their sizes relative to other types of loans. Consumer loans which are not secured by real estate amounted to $1,381,065 or 2% of our loan portfolio.

Relative Risks of Loans. Each category of loan has a different level of credit risk. Real estate loans are generally safer than loans secured by other assets because the value of the underlying security, real estate, is generally ascertainable and does not fluctuate as much as some other assets. However, certain real estate loans are less risky than others. Residential real estate loans are generally the least risky type of real estate loan, followed by commercial real estate loans and construction and development loans. Commercial loans, which can be secured by real estate or other assets, or which can be unsecured, are generally more risky than real estate loans, but less risky than consumer loans. Finally, consumer loans, which can also be secured by real estate or other assets, or which can also be unsecured, are generally considered to be the most risky of these categories of loans. Any type of loan which is unsecured is generally more risky than secured loans. These levels of risk are general in nature, and many factors including the creditworthiness of the borrower or the particular nature of the secured asset may cause any type of loan to be more or less risky than another. Additionally, these levels of risk are limited to an analysis of credit risk, and they do not take into account other risk factors associated with making loans such as the interest rate risk inherent in long-term, fixed-rate loans.

Deposit Services

We offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are typically tailored to our primary service area at competitive rates. In addition, we offer certain retirement account services, including IRAs. We solicit these accounts from individuals, businesses, and other organizations.

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Other Banking Services

We offer safe deposit boxes, cashier’s checks, banking by mail, direct deposit of payroll and social security checks, U.S. Savings Bonds, and traveler’s checks. The Bank is associated with the Intercept Switch, Pulse, Maestro, MasterCard, Cirrus and Plus ATM networks that may be used by the Bank’s customers throughout the country. We believe that, by being associated with a shared network of ATMs, we are better able to serve our customers and will be able to attract customers who are accustomed to the convenience of using ATMs. We also offer a debit card and credit card services through a correspondent bank as an agent for the Bank. We do not expect the Bank to exercise trust powers during its next few years of operation.

Competition

The Columbia/West Columbia/Lexington market is highly competitive, with all of the largest banks in the state, as well as super regional banks, represented. The competition among the various financial institutions is based upon a variety of factors, including interest rates offered on deposit accounts, interest rates charged on loans, credit and service charges, the quality of services rendered, the convenience of banking facilities and, in the case of loans to large commercial borrowers, relative lending limits. In addition to banks and savings associations, we compete with other financial institutions including securities firms, insurance companies, credit unions, leasing companies and finance companies. Many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Size gives larger banks certain advantages in competing for business from large corporations. These advantages include higher lending limits and the ability to offer services in other areas of South Carolina. As a result, we do not generally attempt to compete for the banking relationships of large corporations, but concentrate our efforts on small- to medium-sized businesses and individuals. We believe we will compete effectively in this market by offering quality and personal service.

Employees

As of December 31, 2015, we had 20 full-time employees and four part-time employees. We believe that our relations with our employees are good.

Legal Proceedings

In the ordinary course of operations, we may be a party to various legal proceedings from time to time. We are not aware of any pending or threatened proceeding against us which we expect to have a material effect on our business, results of operations, or financial condition.

Supervision and Regulation

Both Congaree Bancshares, Inc. and Congaree State Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws generally are intended to protect depositors and not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed and is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize some material provisions.

Recent Legislative and Regulatory Developments

Although the financial crisis has now passed, two legislative and regulatory responses – the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Basel III-based capital rules – will continue to have an impact on our operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act. On July 21, 2010, President Obama signed into law The Dodd-Frank Act. The Dodd-Frank Act specifically impacts financial institutions in numerous ways, including:

  The creation of a Financial Stability Oversight Council responsible for monitoring and managing systemic risk,
  Granting additional authority to the Board of Governors of the Federal Reserve (the “Federal Reserve”) to regulate certain types of nonbank financial companies,
  Granting new authority to the FDIC as liquidator and receiver,
  Changing the manner in which deposit insurance assessments are made,
  Requiring regulators to modify capital standards,
  Establishing the Consumer Financial Protection Bureau (the “CFPB”),
  Capping interchange fees that banks with assets of $10 billion or more charge merchants for debit card transactions,
  Imposing more stringent requirements on mortgage lenders, and
  Limiting banks’ proprietary trading activities.

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There are many provisions in the Dodd-Frank Act mandating regulators to adopt new regulations and conduct studies upon which future regulation may be based. While some have been issued, many remain to be issued. Governmental intervention and new regulations could materially and adversely affect our business, financial condition and results of operations.

Basel Capital Standards. Regulatory capital rules released in July 2013 to implement capital standards, referred to as Basel III and developed by an international body known as the Basel Committee on Banking Supervision, impose higher minimum capital requirements for bank holding companies and banks. The rules apply to all national and state banks and savings associations regardless of size and bank holding companies and savings and loan holding companies with $500 million or more in total consolidated assets. More stringent requirements are imposed on “advanced approaches” banking organizations-those organizations with $250 billion or more in total consolidated assets, $10 billion or more in total foreign exposures, or that have opted in to the Basel II capital regime. The requirements in the rule began to phase in on January 1, 2015 for the Bank, and the requirements in the rule will be fully phased in by January 1, 2019.

The rule includes certain new and higher risk-based capital and leverage requirements than those currently in place. Specifically, the following minimum capital requirements apply to the Bank:

  a new common equity Tier 1 risk-based capital ratio of 4.5%, a Tier 1 risk-based capital ratio of 6% (increased from the former 4% requirement), a total risk-based capital ratio of 8% (unchanged from the former requirement), and a leverage ratio of 4% (also unchanged from the former requirement).

Under the rule, Tier 1 capital is redefined to include two components: Common Equity Tier 1 capital and additional Tier 1 capital. The new and highest form of capital, Common Equity Tier 1 capital, consists solely of common stock (plus related surplus), retained earnings, accumulated other comprehensive income, and limited amounts of minority interests that are in the form of common stock. Additional Tier 1 capital includes other perpetual instruments historically included in Tier 1 capital, such as noncumulative perpetual preferred stock. Tier 2 capital consists of instruments that currently qualify in Tier 2 capital plus instruments that the rule has disqualified from Tier 1 capital treatment. Cumulative perpetual preferred stock, formerly includable in Tier 1 capital, is now included only in Tier 2 capital. Accumulated other comprehensive income (AOCI) is presumptively included in Common Equity Tier 1 capital and often would operate to reduce this category of capital. The rule provided a one-time opportunity at the end of the first quarter of 2015 for covered banking organizations to opt out of much of this treatment of AOCI. We made this opt-out election and, as a result, will retain the pre-existing treatment for AOCI.

In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a “capital conservation buffer” on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity, but the buffer applies to all three measurements (Common Equity Tier 1, Tier 1 capital and total capital). The capital conservation buffer will be phased in incrementally over time, becoming fully effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets. As of January 1, 2016, the Bank is required to hold a capital conservation buffer of 0.625%, increasing by that amount each successive year until 2019.

In general, the rules have had the effect of increasing capital requirements by increasing the risk weights on certain assets, including high volatility commercial real estate, certain loans past due 90 days or more or in nonaccrual status, mortgage servicing rights not includable in Common Equity Tier 1 capital, equity exposures, and claims on securities firms, that are used in the denominator of the three risk-based capital ratios.

Volcker Rule. Section 619 of the Dodd-Frank Act, known as the “Volcker Rule,” prohibits any bank, bank holding company, or affiliate (referred to collectively as “banking entities”) from engaging in two types of activities: “proprietary trading” and the ownership or sponsorship of private equity or hedge funds that are referred to as “covered funds.” Proprietary trading, in general, is trading in securities on a short-term basis for a banking entity’s own account. Funds subject to the ownership and sponsorship prohibition are those not required to register with the SEC because they have only accredited investors or no more than 100 investors. In December 2013, our primary federal regulators, the Federal Reserve and the FDIC, together with other federal banking agencies, the SEC and the Commodity Futures Trading Commission, finalized a regulation to implement the Volcker Rule. At December 31, 2015, the Company has evaluated our securities portfolio and has determined that we do not hold any covered funds.

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Congaree Bancshares, Inc.

We own 100% of the outstanding capital stock of the Bank, and therefore we are considered to be a bank holding company under the federal Bank Holding Company Act of 1956 (the “Bank Holding Company Act”). As a result, we are primarily subject to the supervision, examination and reporting requirements of the Federal Reserve under the Bank Holding Company Act and its regulations promulgated thereunder. Moreover, as a bank holding company of a bank located in South Carolina, we also are subject to the South Carolina Banking and Branching Efficiency Act.

Permitted Activities. Under the Bank Holding Company Act, a bank holding company is generally permitted to engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in, the following activities:

•	banking or managing or controlling banks;

•	furnishing services to or performing services for our subsidiaries; and

•	any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.

As a bank holding company, we also can elect to be treated as a “financial holding company,” which would allow us to engage in a broader array of activities. In sum, a financial holding company can engage in activities that are financial in nature or incidental or complementary to financial activities, including insurance underwriting, sales and brokerage activities, providing financial and investment advisory services, securities underwriting and dealing and making merchant banking investments in commercial and financial companies. We have not sought financial holding company status, but may elect such status in the future as our business matures. If we were to elect in writing for financial holding company status, each insured depository institution we control would have to be well capitalized, well managed and have at least a satisfactory rating under the Community Reinvestment Act (discussed below).

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The Federal Reserve has the authority to order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

Change in Control. Two statutes, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated under them, require some form of regulatory review before any company may acquire “control” of a bank or a bank holding company. Under the Bank Holding Company Act, control is deemed to exist if a company acquires 25% or more of any class of voting securities of a bank holding company; controls the election of a majority of the members of the board of directors; or exercises a controlling influence over the management or policies of a bank or bank holding company. In guidance issued in 2008, the Federal Reserve has stated that an investor generally will not be viewed as having a controlling influence over a bank holding company when the investor holds, in aggregate, less than 33% of the total equity of a bank or bank holding company (voting and nonvoting equity), provided such investor’s ownership does not include 15% or more of any class of voting securities. Prior Federal Reserve approval is necessary before an entity acquires sufficient control to become a bank holding company. Natural persons, certain non-business trusts, and other entities are not treated as companies (or bank holding companies), and their acquisitions are not subject to review under the Bank Holding Company Act. State laws generally, including South Carolina law, require state approval before an acquirer may become the holding company of a state bank.

Under the Change in Bank Control Act, a person or company is generally required to file a notice with the Federal Reserve if it will, as a result of the transaction, own or control 10% or more of any class of voting securities or direct the management or policies of a bank or bank holding company and either if the bank or bank holding company has registered securities or if the acquirer would be the largest holder of that class of voting securities after the acquisition. For a change in control at the holding company level, both the Federal Reserve and the subsidiary bank’s primary federal regulator must approve the change in control; at the bank level, only the bank’s primary federal regulator is involved. Transactions subject to the Bank Holding Company Act are exempt from Change in Control Act requirements. For state banks, state laws, including that of South Carolina, typically require approval by the state bank regulator as well

Source of Strength. There are a number of obligations and restrictions imposed by law and regulatory policy on bank holding companies with regard to their depository institution subsidiaries that are designed to minimize potential loss to depositors and to the FDIC insurance funds in the event that the depository institution becomes in danger of defaulting under its obligations to repay deposits. Under a policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDIC Improvement Act”), to avoid receivership of its insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become “undercapitalized” within the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan.

The Federal Reserve also has the authority under the Bank Holding Company Act to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal law grants federal bank regulatory authorities additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

In addition, the “cross guarantee” provisions of the Federal Deposit Insurance Act require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC’s claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

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The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of our bank.

Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Requirements. The Federal Reserve has adopted capital guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications under the Bank Holding Company Act. These guidelines apply on a consolidated basis to bank holding companies with $500 million or more in assets, or with fewer assets but certain risky activities, and on a bank-only basis to other companies. These bank holding company capital adequacy guidelines are similar to those imposed by the FDIC on the Bank. For a bank holding company with less than $500 million in total consolidated assets, such as the Company, the capital guidelines apply on a bank only basis and the Federal Reserve expects the holding company’s subsidiary banks to be well capitalized under the prompt corrective action regulations. In July 2013, the Federal Reserve, the FDIC and the Office of the Comptroller of the Currency (the “OCC”) approved revisions to their capital adequacy guidelines and prompt corrective action rules to implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. For additional information, see the section below entitled “Congaree State Bank— Prompt Corrective Action.”

Dividends. Since the Company is a bank holding company, its ability to declare and pay dividends is dependent on certain federal and state regulatory considerations, including the guidelines of the Federal Reserve. The Federal Reserve has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. In addition, under the prompt corrective action regulations, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of the Company to pay dividends or otherwise engage in capital distributions.

In addition, since the Company is legal entity separate and distinct from the Bank and does not conduct stand-alone operations, its ability to pay dividends depends on the ability of the Bank to pay dividends to it, which is also subject to regulatory restrictions as described below in “Congaree State Bank – Dividends.”

South Carolina State Regulation. As a South Carolina bank holding company under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions. We are not required to obtain the approval of the South Carolina Board of Financial Institutions prior to acquiring the capital stock of a national bank, but we must notify them at least 15 days prior to doing so. We must receive the Board’s approval prior to engaging in the acquisition of a South Carolina state chartered bank or another South Carolina bank holding company.

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Congaree State Bank

The Bank operates as a state chartered bank incorporated under the laws of the State of South Carolina and is subject to examination by the South Carolina Board of Financial Institutions.  Deposits in the Bank are insured by the FDIC up to a maximum amount, which is currently $250,000.

The South Carolina Board of Financial Institutions and the FDIC regulate or monitor virtually all areas of the Bank’s operations, including:

•	security devices and procedures;

•	adequacy of capitalization and loss reserves;

•	loans;

•	investments;

•	borrowings;

•	deposits;

•	mergers;

•	issuances of securities;
•	payment of dividends;
•	interest rates payable on deposits;
•	interest rates or fees chargeable on loans;
•	establishment and closure of branches;
•	corporate reorganizations;
•	maintenance of books and records; and
•	adequacy of staff training to carry on safe lending and deposit gathering practices.

The South Carolina Board of Financial Institutions requires the Bank to maintain specified capital ratios and imposes limitations on the Bank’s aggregate investment in real estate, bank premises, and furniture and fixtures. The South Carolina Board of Financial Institutions also requires the Bank to prepare quarterly reports on the Bank’s financial condition in compliance with its minimum standards and procedures.

All insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and their state supervisor when applicable. The FDIC has developed a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

•	internal controls;
•	information systems and audit systems;
•	loan documentation;
•	credit underwriting;
•	interest rate risk exposure; and
•	asset quality.

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Prompt Corrective Action. As an insured depository institution, the Bank is required to comply with the capital requirements promulgated under the Federal Deposit Insurance Act and the prompt corrective action regulations thereunder, which set forth five capital categories, each with specific regulatory consequences. Under these regulations, the categories are:

  Well Capitalized — The institution exceeds the required minimum level for each relevant capital measure. A well capitalized institution (i) has total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 risk-based capital ratio of 8% or greater, (iii) has a common equity Tier 1 risk-based capital ratio of 6.5% or greater, (iv) has a leverage capital ratio of 5% or greater, and (v) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

  Adequately Capitalized — The institution meets the required minimum level for each relevant capital measure. No capital distribution may be made that would result in the institution becoming undercapitalized. An adequately capitalized institution (i) has a total risk-based capital ratio of 8% or greater, (ii) has a Tier 1 risk-based capital ratio of 6% or greater, (iii) has a common equity Tier 1 risk-based capital ratio of 4.5% or greater, and (iv) has a leverage capital ratio of 4% or greater.

  Undercapitalized — The institution fails to meet the required minimum level for any relevant capital measure. An undercapitalized institution (i) has a total risk-based capital ratio of less than 8%, (ii) has a Tier 1 risk-based capital ratio of less than 6%, (iii) has a common equity Tier 1 risk-based capital ratio of less than 4.5% or greater, or (iv) has a leverage capital ratio of less than 4%.

  Significantly Undercapitalized — The institution is significantly below the required minimum level for any relevant capital measure. A significantly undercapitalized institution (i) has a total risk-based capital ratio of less than 6%, (ii) has a Tier 1 risk-based capital ratio of less than 4%, (iii) has a common equity Tier 1 risk-based capital ratio of less than 3% or greater, or (iv) has a leverage capital ratio of less than 3%.

  Critically Undercapitalized — The institution fails to meet a critical capital level set by the appropriate federal banking agency. A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

If the FDIC determines, after notice and an opportunity for hearing, that a bank is in an unsafe or unsound condition, the regulator is authorized to reclassify the bank to the next lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.

If a bank is not well capitalized, it cannot accept brokered deposits without prior regulatory approval. In addition, a bank that is not well capitalized cannot offer an effective yield in excess of 75 basis points over interest paid on deposits of comparable size and maturity in such institution’s normal market area for deposits accepted from within its normal market area, or national rate paid on deposits of comparable size and maturity for deposits accepted outside the bank’s normal market area. Moreover, the FDIC generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be categorized as undercapitalized. Undercapitalized institutions are subject to growth limitations (an undercapitalized institution may not acquire another institution, establish additional branch offices or engage in any new line of business unless determined by the appropriate federal banking agency to be consistent with an accepted capital restoration plan, or unless the FDIC determines that the proposed action will further the purpose of prompt corrective action) and are required to submit a capital restoration plan. The agencies may not accept a capital restoration plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with the capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of an amount equal to 5.0% of the depository institution’s total assets at the time it became categorized as undercapitalized or the amount that is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is categorized as significantly undercapitalized.

Significantly undercapitalized categorized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become categorized as adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. The appropriate federal banking agency may take any action authorized for a significantly undercapitalized institution if an undercapitalized institution fails to submit an acceptable capital restoration plan or fails in any material respect to implement a plan accepted by the agency. A critically undercapitalized institution is subject to having a receiver or conservator appointed to manage its affairs and for loss of its charter to conduct banking activities.

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An insured depository institution may not pay a management fee to a bank holding company controlling that institution or any other person having control of the institution if, after making the payment, the institution would be undercapitalized. In addition, an institution cannot make a capital distribution, such as a dividend or other distribution, that is in substance a distribution of capital to the owners of the institution if following such a distribution the institution would be undercapitalized. Thus, if payment of such a management fee or the making of such would cause a bank to become undercapitalized, it could not pay a management fee or dividend to the bank holding company.

As of December 31, 2015, the Bank’s ratios were sufficient for the Bank to be considered “well-capitalized” under the regulatory framework for prompt corrective action.

Standards for Safety and Soundness.     The Federal Deposit Insurance Act also requires the federal banking regulatory agencies to prescribe, by regulation or guideline, operational and managerial standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset growth. The agencies also must prescribe standards for asset quality, earnings, and stock valuation, as well as standards for compensation, fees and benefits. The federal banking agencies have adopted regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness to implement these required standards. These guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. Under the regulations, if the FDIC determines that the Bank fails to meet any standards prescribed by the guidelines, the agency may require the Bank to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDIC. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

Insurance of Accounts and Regulation by the FDIC.   The Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC.   As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC insured institutions.  It also may prohibit any FDIC insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the insurance fund.  The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the bank’s regulator an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

FDIC insured institutions are required to pay a Financing Corporation assessment to fund the interest on bonds issued to resolve thrift failures in the 1980s. The Financing Corporation quarterly assessment for the fourth quarter of 2015 equaled 2.25 basis points for each $100 of average consolidated total assets minus average tangible equity. These assessments, which may be revised based upon the level of deposits, will continue until the bonds mature in the years 2017 through 2019.

The FDIC may terminate the deposit insurance of any insured depository institution, including the bank, if it determines after a hearing that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is not aware of any practice, condition or violation that might lead to termination of the Bank’s deposit insurance.

Transactions with Affiliates and Insiders. The Company is a legal entity separate and distinct from the Bank and its other subsidiaries. Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Company or its non-bank subsidiaries. The Company and the Bank are subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W.

Section 23A of the Federal Reserve Act places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the Bank’s capital and surplus and, as to all affiliates combined, to 20% of the Bank’s capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. The Bank is forbidden from purchasing low quality assets from an affiliate.

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Section 23B of the Federal Reserve Act, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. If there are no comparable transactions, a bank’s (or one of its subsidiaries’) affiliate transaction must be on terms and under circumstances, including credit standards, that in good faith would be offered to, or would apply to, nonaffiliated companies. These requirements apply to all transactions subject to Section 23A as well as to certain other transactions.

The affiliates of a bank include any holding company of the bank, any other company under common control with the bank (including any company controlled by the same shareholders who control the bank), any subsidiary of the bank that is itself a bank, any company in which the majority of the directors or trustees also constitute a majority of the directors or trustees of the bank or holding company of the bank, any company sponsored and advised on a contractual basis by the bank or an affiliate, and any mutual fund advised by a bank or any of the bank’s affiliates. Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve decides to treat these subsidiaries as affiliates.

The Bank is also subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Extensions of credit include derivative transactions, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions to the extent that such transactions cause a bank to have credit exposure to an insider. Any extension of credit to an insider (i) must be made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unrelated third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Branching. Under current South Carolina law, the Bank may open branch offices throughout South Carolina with the prior approval of the South Carolina Board of Financial Institutions. In addition, with prior regulatory approval, the Bank is able to acquire existing banking operations in South Carolina. Furthermore, federal legislation permits interstate branching, including out-of-state acquisitions by bank holding companies, interstate branching by banks, and interstate merging by banks. The Dodd-Frank Act removes previous state law restrictions on de novo interstate branching in states such as South Carolina. This change permits out-of-state banks to open de novo branches in states where the laws of the state where the de novo branch to be opened would permit a bank chartered by that state to open a de novo branch.

Anti-Tying Restrictions. Under amendments to the Bank Holding Company Act and Federal Reserve regulations, a bank is prohibited from engaging in certain tying or reciprocity arrangements with its customers. In general, a bank may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that (i) the customer obtain or provide some additional credit, property, or services from or to the bank, the bank holding company or subsidiaries thereof or (ii) the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. Certain arrangements are permissible: a bank may offer combined-balance products and may otherwise offer more favorable terms if a customer obtains two or more traditional bank products; and certain foreign transactions are exempt from the general rule. A bank holding company or any bank affiliate also is subject to anti-tying requirements in connection with electronic benefit transfer services.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, a financial institution’s primary regulator, which is the FDIC for the bank, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on our Bank. Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

The Gramm-Leach-Bliley Act (the “GLBA”) made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual Community Reinvestment Act reports must be made available to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the GLBA may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a satisfactory Community Reinvestment Act rating in its latest Community Reinvestment Act examination.

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Consumer Protection Regulations. Activities of the Bank are subject to a variety of statutes and regulations designed to protect consumers. Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. The Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	The federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	The Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	The Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	The Fair Credit Reporting Act of 1978, as amended by the Fair and Accurate Credit Transactions Act, governing the use and provision of information to credit reporting agencies, certain identity theft protections and certain credit and other disclosures;

•	The Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	The rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of the Bank also are subject to:

•	the Federal Deposit Insurance Act, which, among other things, limits the amount of deposit insurance available per account to $250,000 and imposes other limits on deposit-taking;

•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	the Truth in Savings Act and Regulation DD, which requires depository institutions to provide disclosures so that consumers can make meaningful comparisons about depository institutions and accounts.

Anti-Money Laundering. Financial institutions must maintain anti-money laundering programs that include established internal policies, procedures, and controls; a designated compliance officer; an ongoing employee training program; and testing of the program by an independent audit function. The Company and the Bank are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and “knowing your customer” in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and recent laws provide law enforcement authorities with increased access to financial information maintained by banks. Anti-money laundering obligations have been substantially strengthened as a result of the USA Patriot Act, enacted in 2001 and renewed in 2006. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications. The regulatory authorities have been active in imposing “cease and desist” orders and money penalty sanctions against institutions found to be violating these obligations.

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USA PATRIOT Act. The USA PATRIOT Act became effective on October 26, 2001, amended, in part, the Bank Secrecy Act, and provides, in part, for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering by enhancing anti-money laundering and financial transparency laws, as well as enhanced information collection tools and enforcement mechanics for the U.S. government, including: (i) requiring standards for verifying customer identification at account opening; (ii) rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (iii) reports by nonfinancial trades and businesses filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and (iv) filing suspicious activities reports by brokers and dealers if they believe a customer may be violating U.S. laws and regulations and requires enhanced due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons. Bank regulators routinely examine institutions for compliance with these obligations and are required to consider compliance in connection with the regulatory review of applications.

Under the USA PATRIOT Act, the Federal Bureau of Investigation (“FBI”) can send our banking regulatory agencies lists of the names of persons suspected of involvement in terrorist activities. The Bank can be requested, to search its records for any relationships or transactions with persons on those lists. If the Bank finds any relationships or transactions, it must file a suspicious activity report and contact the FBI.

The Office of Foreign Assets Control (“OFAC”), which is a division of the U.S. Department of the Treasury, is responsible for helping to insure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. OFAC has sent, and will send, our banking regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts. If the Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze such account, file a suspicious activity report and notify the FBI. The Bank has appointed an OFAC compliance officer to oversee the inspection of its accounts and the filing of any notifications. The Bank actively checks high-risk OFAC areas such as new accounts, wire transfers and customer files. The Bank performs these checks utilizing software, which is updated each time a modification is made to the lists provided by OFAC and other agencies of Specially Designated Nationals and Blocked Persons.

Privacy, Data Security and Credit Reporting. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers. It is the Bank’s policy not to disclose any personal information unless required by law.

Recent cyber attacks against banks and other institutions that resulted in unauthorized access to confidential customer information have prompted the Federal banking agencies to issue several warnings and extensive guidance on cyber security. The agencies are likely to devote more resources to this part of their safety and soundness examination than they have in the past.

In addition, pursuant to the Fair and Accurate Credit Transactions Act of 2003 (the “FACT Act”) and the implementing regulations of the federal banking agencies and Federal Trade Commission, the Bank is required to have in place an “identity theft red flags” program to detect, prevent and mitigate identity theft. The Bank has implemented an identity theft red flags program designed to meet the requirements of the FACT Act and the joint final rules. Additionally, the FACT Act amends the Fair Credit Reporting Act to generally prohibit a person from using information received from an affiliate to make a solicitation for marketing purposes to a consumer, unless the consumer is given notice and a reasonable opportunity and a reasonable and simple method to opt out of the making of such solicitations.

Payment of Dividends. The Company’s principal source of cash flow, including cash flow to pay dividends to its shareholders, is dividends it receives from the Bank. Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company. As a South Carolina chartered bank, the Bank is subject to limitations on the amount of dividends that it is permitted to pay. Unless otherwise instructed by the South Carolina Board of Financial Institutions, the Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the South Carolina Board of Financial Institutions. Under the Federal Deposit Insurance Corporation Improvement Act, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. The FDIC also has the authority under federal law to enjoin a bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances.

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Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Incentive Compensation. In June 2010, the Federal Reserve, the FDIC and the OCC issued a comprehensive final guidance on incentive compensation policies intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.

The Federal Reserve will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as the Company, that are not “large, complex banking organizations.” These reviews will be tailored to each organization based on the scope and complexity of the organization’s activities and the prevalence of incentive compensation arrangements. The findings of the supervisory initiatives will be included in reports of examination. Deficiencies will be incorporated into the organization’s supervisory ratings, which can affect the organization’s ability to make acquisitions and take other actions. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

The Dodd-Frank Act required the federal banking agencies, the SEC, and certain other federal agencies to jointly issue a regulation on incentive compensation. The agencies proposed such a rule in 2011, which reflects the 2010 guidance, but the agencies have not finalized the rule as of December 31, 2015.

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 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF CONGAREE

The following table shows how much common stock of Congaree is owned by the directors, the named executive officers, owners of more than 5% of the outstanding common stock, and all directors and executive officers as a group as of March 31, 2016. Unless otherwise indicated, the mailing address for each beneficial owner is care of Congaree Bancshares, Inc., 1201 Knox Abbott Drive, Cayce, South Carolina 29033.

Name	Number of Shares Owned(1)	Right to Acquire(2)	Percentage of Beneficial Ownership(3)

Thomas Hal Derrick	12,500	10,575	1.30%
Ronald F. Johnson, Sr.	13,500	10,500	1.35%
Charlie T. Lovering, Jr.	10,350	35,871	2.57%
Stephen P. Nivens	26,600	46,275	3.96%
J. Kevin Reeley	11,000	575	*
E. Daniel Scott	14,200	10,575	1.39%
Nitin C. Shah	21,000	10,500	1.77%
Dr. J. Larry Stroud	12,500	10,500	1.29%
John D. Thompson	71,406	10,575	4.61%
Charles A. Kirby	2,300	8,534	*

All directors and executive officers as a group (10 persons)	195,356	154,480	19.80%

*Indicates less than 1%

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, and shares held by spouses and family members unless otherwise indicated in these footnotes.

(2)	Represents shares that may be acquired within the next 60 days of March 31, 2016 by exercising vested stock options or warrants but does not include any unvested stock options or warrants.

(3)	For each individual, this percentage is determined by assuming the named person exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options or warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 1,766,439 shares of common stock outstanding on March 31, 2016.
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 Management’s Discussion and Analysis of Financial Condition and

Results of Operation

In this section, Congaree is referred to as “Congaree”, “we” and “our” and Congaree State Bank is referred to as “Congaree State Bank” or the “Bank.”

General

Congaree is a South Carolina corporation organized in November 2005 to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956 and the South Carolina Bank Holding Company Act, and to own and control all of the capital stock of Congaree State Bank. Congaree State Bank opened for business on October 16, 2006. Congaree State Bank currently maintains a main office located at 1201 Knox Abbott Drive, Cayce, South Carolina and a second office located at 2023 Sunset Boulevard, West Columbia, South Carolina.

Overview

The following discussion describes our results of operations for the years ended December 31, 2015 and 2014, analyzes our financial condition as of December 31, 2015 and identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with our financial statements and the other statistical information included in this proxy statement/prospectus.

Our net income was $350,854 and $1,357,740 for the years ended December 31, 2015 and 2014, respectively. Net income before income taxes was $556,325 for the year ended December 31, 2015, an increase of $55,010, compared to income before tax benefit of $501,315 for the year ended December 31, 2014. The reversal of the deferred tax asset valuation allowance at December 31, 2014 contributed $856,425 to our net income. The increase in net income before income taxes in 2015 resulted from an increase of $187,703 in noninterest income and an increase of $46,445 in net interest income. Noninterest expense increased from $3,754,877 for the year ended December 31, 2014 to $4,072,015 for the year ended December 31, 2015. We also recorded a provision for loan losses of $220,000 and $358,000 for the years ended December 31, 2015 and 2014, respectively.

At December 31, 2015, total assets were $109,141,050 compared to $112,922,086 at December 31, 2014, a decrease of $3,781,036, or 3.34%. The decrease in assets resulted from a decrease in our securities portfolio of $6,157,657 partially offset by an increase in the loan portfolio of $2,553,840 in 2015. Interest-earning assets comprised approximately 91% of total assets at December 31, 2015 and December 31, 2014. Gross loans totaled $80,980,708 at December 31, 2015, an increase of $2,553,840, or 3.3%, from $78,426,868 at December 31, 2014. In addition, we transferred loans in the amount of $459,000 to other real estate owned during the year ended December 31, 2015, compared to $788,921 in the year ended December 31, 2014. Investment securities were $19,181,402 at December 31, 2015, a decrease of $6,157,657, or 24.3%, from $25,339,059 at December 31, 2014. There was no investment in overnight federal funds at December 31, 2015 and 2014.

Deposits totaled $90,541,366 at December 31, 2015, a $2,583,054, or 2.9%, increase from $87,958,312 at December 31, 2014. Shareholders’ equity was $13,559,606 and $13,344,948 at December 31, 2015 and December 31, 2014, respectively.

Like most community banks, we derive the majority of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits, also known as net interest margin. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities, which is referred to as net interest spread.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances, Income and Expenses, and Rates” tables show for the periods indicated the average balance for each category of our assets and liabilities, as well as the average yield we earned or the average rate we paid with respect to each category. A review of these tables show that our loans historically have provided higher interest yields than our other types of interest-earning assets, which is why we have invested a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the periods shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included “Interest Sensitivity Analysis” tables to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, our deposits and other borrowings.

There are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the “Loans” and “Provision and Allowance for Loan Losses” sections, we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses.

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In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our clients. We describe the various components of this non-interest income, as well as our non-interest expense, in the following discussion.

Like many financial institutions across the United States and in South Carolina, our operations were adversely affected by the economic downturn beginning in the latter half of 2007. At that time, we recognized that construction, acquisition, and development real estate projects were slowing, guarantors were becoming financially stressed, and increasing credit losses were surfacing. Portfolio-wide delinquencies remained at an elevated level throughout 2013 but declined throughout 2014 and 2015. The Bank’s management continues to aggressively manage the level and number of delinquent borrowers. Delinquencies were evenly distributed across portfolios and non-accruing loans were primarily concentrated in real estate loans.

As of December 31, 2015, approximately 85% of our loans had real estate as a primary or secondary component of collateral. Included in our loans secured by real estate, we have approximately $10,538,852 of construction, land development and other land loans as of December 31, 2015, most of which are on properties located within the Columbia MSA and consist primarily of loans to individuals or closely held real estate holding companies where the borrower was holding property for current and/or future personal use. Additionally, $1,778,621 of all construction, land development, and other land loans are single family residential construction loans intended for use as a primary residence.

Non-performing assets decreased slightly during the year ended December 31, 2015.  As of December 31, 2015, our non-performing assets equaled $2,597,376, or 2.38% of assets, as compared to $2,595,086, or 2.29% of assets, as of December 31, 2014.  For the year ended December 31, 2015, we recorded a provision for loan losses of $220,000 and net loan charge-offs of $147,012, or 0.18% of average loans, as compared to a $358,000 provision for loan losses and net loan charge-offs of $663,517, or 0.84% of average loans, for the year ended December 31, 2014.

Critical Accounting Policies

We have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and with general practices within the banking industry in the preparation of our financial statements. Our significant accounting policies are described in footnote 1 to our audited consolidated financial statements as of December 31, 2015, included herein. Management has discussed these critical accounting policies with the audit committee.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgment and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgment and assumptions we make, actual results could differ from these judgments and estimates that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses

We believe the allowance for loan losses is the critical accounting policy that requires the most significant judgment and estimates used in preparation of our consolidated financial statements. Some of the more critical judgments supporting the amount of our allowance for loan losses include judgments about the creditworthiness of borrowers, the estimated value of the underlying collateral, the assumptions about cash flow, determination of loss factors for estimating credit losses, the impact of current events, and conditions, and other factors impacting the level of probable inherent losses.

Under different conditions or using different assumptions, the actual amount of credit losses incurred by us may be different from management’s estimates provided in our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a more complete discussion of our processes and methodology for determining our allowance for loan losses.

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Income Taxes

We use assumptions and estimates in determining income taxes payable or refundable for the current year, deferred income tax liabilities and assets for events recognized differently in our financial statements and income tax returns, and income tax expense. Determining these amounts requires analysis of certain transactions and interpretation of tax laws and regulations. Management exercises judgment in evaluating the amount and timing of recognition of resulting tax liabilities and assets. These judgments and estimates are reevaluated on a continual basis as regulatory and business factors change. No assurance can be given that either the tax returns submitted by us or the income tax reported on the financial statements will not be adjusted by either adverse rulings by the United States Tax Court, changes in the tax code, or assessments made by the Internal Revenue Service. We are subject to potential adverse adjustments, including, but not limited to, an increase in the statutory federal or state income tax rates, the permanent non deductibility of amounts currently considered deductible either now or in future periods, and the dependency on the generation of future taxable income, including capital gains, in order to ultimately realize deferred income tax assets.

Results of Operations

Net Interest Income

Our primary source of revenue is net interest income. Net interest income is the difference between income earned on interest-earning assets and interest paid on deposits and borrowings used to support such assets. The level of net interest income is determined by the balances of interest-earning assets and interest-bearing liabilities and corresponding interest rates earned and paid on those assets and liabilities, respectively. In addition to the volume of and corresponding interest rates associated with these interest-earning assets and interest-bearing liabilities, net interest income is affected by the timing of the repricing of these interest-earning assets and interest-bearing liabilities.

Net interest income was $4,228,227 for the year ended December 31, 2015, an increase of $46,445 or 1.11% over net interest income of $4,181,782 for the year ended December 31, 2014. Interest income of $4,587,619 for the year ended December 31, 2015 included $4,061,370 on loans, $494,852 on investment securities and $31,397 on federal funds sold and nonmarketable equity securities. Loan interest and related fees increased $146,278, or 3.74%, during 2015, due to an increase in the loan portfolio volume and interest rates. Total interest expense of $359,392 for the year ended December 31, 2015 included $304,866 related to deposit accounts and $54,526 on federal funds purchased and FHLB borrowings. Interest expense on deposits decreased $40,354, or 1.7%, during 2015 due to the decrease in deposit rates and increase in noninterest bearing accounts during 2015.

The following table sets forth information related to our average balance sheet, average yields on assets, and average costs of liabilities. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. We derived average balances from the daily balances throughout the periods indicated. The net amount of capitalized loan fees is amortized into interest income over the life of the loans.

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Average Balances, Income and Expenses, and Rates

	For the Year Ended December 31, 2015			For the Year Ended December 31, 2014			For the Year Ended December 31, 2013
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(dollars in thousands)
Earning assets:
Federal funds sold	$757	$2	0.26%	$209	1	0.26%	$101	$—	—
Investment securities and FHLB stock	21,502	524	2.44%	26,832	669	2.49%	26,684	664	2.48%
Loans receivable(1)	80,508	4,061	5.04%	77,669	3,915	5.04%	79,925	4,189	5.24%

Total earning assets	102,767	4,587	4.46%	104,710	4,585	4.38%	106,710	4,853	4.55%
Noninterest-earning assets	9,016			7,920			5,440

Total assets	$111,783			$112,630			$112,150

Interest-bearing liabilities:
Interest bearing transaction accounts	$9,089	17	0.19%	$6,786	12	0.18%	$5,696	10	0.18%
Savings & money market	41,821	110	0.26%	44,245	120	0.27%	45,460	161	0.36%
Time deposits	21,446	178	0.83%	25,678	213	0.83%	29,054	253	0.87%
Advances from FHLB	9,719	53	0.53%	9,002	55	0.60%	4,821	39	0.81%
Federal funds purchased and repurchase agreement	386	2	0.51%	492	3	0.51%	521	3	0.53%

Total interest-bearing liabilities	82,461	360	0.43%	86,203	403	0.47%	85,552	466	0.54%

Noninterest-bearing liabilities	16,090			14,096			14,334
Shareholders' equity	13,232			12,331			12,264

Total liabilities and shareholders' equity	$111,783			$112,630			$112,150

Net interest spread			4.03%			3.91%			4.01%

Net interest margin		$4,227	4.12%		$4,182	3.99%		$4,387	4.11%

(1) Loan fees, which are immaterial, are included in interest income. There were $763,924 in nonaccrual loans for 2015 and $1,153,991 in nonaccrual loans in 2014. Nonaccrual loans are included in the average balances, and income on nonaccrual loans is included on the cash basis for yield computation purposes.

Our consolidated net interest margin for the year ended December 31, 2015 was 4.12%, an increase of 13 basis points from the net interest margin of 3.99% for the year ended December 31, 2014. The net interest margin is calculated by dividing net interest income by year-to-date average earning assets. This decrease can be attributed to the earning asset yield on loans declining due to competition. We rely on a higher volume of money market and time deposits to fund our loan portfolio and, as they mature, these deposits are being replaced at lower interest rates. Earning assets averaged $102,767,000 for the year ended December 31, 2015, a decrease from $104,710,000 for the year ended December 31, 2014. Our net interest spread was 4.03% for the year ended December 31, 2015. The net interest spread is the difference between the yield we earn on our interest-earning assets and the rate we pay on our interest-bearing liabilities. In pricing deposits, we consider our liquidity needs, the direction and levels of interest rates and local market conditions. As such, higher rates than local competitors have been paid initially to attract deposits.

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Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The following table sets forth the effect which the varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates had on changes in net interest income for the comparative periods presented. Changes attributed to both rate and volume, have been allocated on a pro rata basis.

	2015 Compared to 2014			2014 Compared to 2013
(dollars in thousands)	Total Change	Change in Volume	Change in Rate	Total Change	Change in Volume	Change in Rate
Interest-earning assets:
Federal funds sold	$2	$1	$—	$1	$1	$—
Investment securities and FHLB stock	(145)	(130)	(15)	5	3	2
Loans	146	143	3	(274)	(131)	(143)
Total interest income	3	14	(12)	(268)	(127)	(141)
Interest-bearing liabilities:
Interest-bearing deposits	(40)	(31)	(9)	(79)	(20)	(59)
FHLB advances	(2)	4	(6)	16	27	(11)
Federal funds purchased and repurchase agreement	(1)	(1)	—	—	—	—
Total interest expense	(43)	(28)	(15)	(63)	7	(70)
Net interest income	$(40)	$14	$3	$(205)	$(134)	$(71)

Provision for Loan Losses

We have established an allowance for loan losses through a provision for loan losses charged as a non-cash expense to our statement of income. We review our loan portfolio periodically to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Please see the discussion below under “Provision and Allowance for Loan Losses” for a description of the factors we consider in determining the amount of the provision we expense each period to maintain this allowance.

Our provision for loan losses for the year ended December 31, 2015 was $220,000, a decrease of $138,000 or 38.5% over our provision of $358,000 for the year ended December 31, 2014. The allowance as a percentage of gross loans increased from 1.28% as of December 31, 2014 to 1.33% as of December 31, 2015 due to management’s evaluation of the adequacy of the reserve for possible loan losses given the size, mix, and quality of the current loan portfolio. Management also relies on our history of past-dues and charge-offs, as well as peer data, to determine our loan loss allowance.

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Noninterest Income

Noninterest income for the year ended December 31, 2015 was $620,113 compared to $432,410 for the year ended December 31, 2014. This increase is primarily related to an increase in gains on sales of securities available-for-sale which totaled $114,393 for the year ended December 31, 2015, compared to $71,145 in 2014.  For the year ended December 31, 2015, mortgage loan origination fees were $73,131, an increase of $41,981, or 59%, from 2014, due to the increase in the volume of mortgage loans originated. Service charges on deposit accounts increased from $291,190 for the year ended December 31, 2014 to $376,413 for the year ended December 31, 2015.

Noninterest Expenses

The following table sets forth information related to our noninterest expenses for the year ended December 31, 2015 and 2014.

	2015	2014
Compensation and benefits	$1,873,526	$1,896,824
Occupancy and equipment	742,511	669,519
Data processing and related costs	361,984	363,269
Marketing, advertising and shareholder communications	50,691	85,970
Legal and audit	321,185	241,047
Other professional fees	31,904	10,906
Supplies and postage	44,813	57,274
Insurance	47,570	47,893
Credit related expenses	(534)	324
Regulatory fees and FDIC insurance	129,871	124,558
Net cost of operations of other real estate owned	231,385	32,316
Other	237,109	224,977
Total noninterest expense	$4,072,015	$3,754,877

Noninterest expense was $4,072,014 for the year ended December 31, 2015, compared to $3,754,877 for the year ended December 31, 2014. The most significant component of noninterest expense is compensation and benefits, which totaled $1,873,526 for the year ended December 31, 2015, compared to $1,896,824 for the year ended December 31, 2014. The slight decrease is due to reduction in staffing hours.  Occupancy and equipment expense of $742,510 in 2015 increased from $669,519 in 2014 mainly due to increase in property taxes and technology services. Legal and audit fees increased from $241,047 in 2014 to $321,185 in 2015 as a result of increased legal and audit fees relating to an employee issue and increased audit functions. Net cost of operations of other real estate expenses increased from $32,316 in 2014 to $231,385 in 2015 as a result of an increase in writedowns of real estate owned during the year. Regulatory fees and FDIC insurance increased slightly from $124,558 in 2014 to $129,871 in 2015, primarily due to an increase in the asset base used by the FDIC insurance assessments base used to calculate the fees.

Income Taxes

The Company had taxable income for the years ended December 31, 2015 and 2014.  Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that a partial valuation allowance was needed at December 31, 2015. Management’s judgment is based on estimates concerning future income earned and historical earnings for the year ended December 31, 2015. Management has concluded that sufficient positive evidence exists to overcome any and all negative evidence in order to meet the “more likely than not” standard regarding the realization of its net deferred tax assets.

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Investments

At December 31, 2015, our available for sale investment securities portfolio was $15,268,221 and represented approximately 14% of our total assets. Available for sale investment securities decreased $5,905,339 from $21,173,560 at December 31, 2014. Our portfolio consisted of Small Business Administration Securities of $7,969,694, mortgage-backed securities of $3,280,589, state, county and municipal investment securities of $3,527,681, and corporate bonds of $490,257.

The amortized costs and fair values of investment securities at December 31, 2015, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Securities Available-for-Sale		Securities Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
Due within one year	$408,249	$407,829	$—	$—
Due after one through five years	5,196,139	5,113,913	1,084,055	1,099,510
Due after five through ten years	9,827,469	9,746,479	1,693,196	1,678,841
Due after ten years	—	—	635,030	604,770
Total securities	$15,431,857	$15,268,221	$3,412,281	$3,383,121

At December 31, 2015 and 2014, we had $3,412,281 and $3,444,699, respectively, in held to maturity investment securities portfolio.

We believe, based on industry analyst reports and credit ratings, the deterioration in fair values of individual investment securities available-for-sale is attributed to changes in market interest rates and not in the credit quality of the issuer and, therefore, these losses are not considered other-than-temporary. We have the ability and intent to hold these securities until such time as the value recovers or the securities mature.

Investment securities with market values of approximately $11,882,419 and $10,119,786 at December 31, 2015 and 2014, respectively, were pledged to secure public deposits, as required by law.

Proceeds from sales of available-for-sale securities during 2015 and 2014 were $5,414,786 and $13,568,814, respectively. Net gains of $114,393 and $71,145 were recognized on these sales in 2015 and 2014, respectively.

We held $500,900 of non-marketable equity securities, which consisted of FHLB stock of $398,900 and Pacific Coast Bankers Bank stock of $102,000, at December 31, 2015. These investments are carried at cost, which approximates fair market value.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

Loans

Since loans typically provide higher interest yields than other interest-earning assets, it is our goal to ensure that the highest percentage of our earning assets is invested in our loan portfolio. Gross loans outstanding at December 31, 2015 were $80,980,708, or 81% of interest-earning assets and 74.1% of total assets, compared to $78,426,868, or 75.5% of interest-earning assets and 69.4% of total assets, at December 31, 2014. Due to the economic environment, the Bank made selective decisions related to originating loans in 2015. Loans originated in 2015 typically had debt service coverage ratios, debt to income ratios, loan to value ratios, and credit quality indicators that meet policy minimums. Management’s selectivity resulted in an increase of loan originations in for the year ended December 31, 2015. In addition, as the Bank moved into its ninth year of operations, the Bank experienced the attrition of loans due to refinancing and/or payoffs from borrowers.

Loans secured by real estate mortgages comprised approximately 85% of loans outstanding at December 31, 2015 and 2014. Most of our real estate loans are secured by residential and commercial properties. We do not generally originate traditional long term residential mortgages, but we do issue traditional second mortgage residential real estate loans and home equity lines of credit. We obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to increase the likelihood of the ultimate repayment of the loan. Generally, we limit the loan-to-value ratio on loans we make to 85%.

Commercial loans and lines of credit represented approximately 13% of our loan portfolio at December 31, 2015 and 2014.

Our construction, land development, and other land loans represented approximately 13% and 10% of our loan portfolio at December 31, 2015 and 2014, respectively.

The following table summarizes the composition of our loan portfolio as of December 31, 2015 and 2014:

	December 31, 2015		December 31, 2014
	Amount	Percentage of Total	Amount	Percentage of Total
Real Estate:
Commercial Real Estate	$32,539,464	40%	$30,280,899	39%
Construction, Land Development, & Other Land	10,538,852	13%	7,973,835	10%
Residential	11,491,959	14%	11,560,614	15%
Residential Home Equity Lines of Credit (HELOCs)	14,525,638	18%	16,995,363	21%
Total Real Estate	69,095,913	85%	66,810,711	85%

Commercial	10,503,730	13%	10,308,132	13%
Consumer	1,381,065	2%	1,308,025	2%
Gross loans	80,980,708	100%	78,426,868	100%
Less allowance for loan losses	(1,079,782)		(1,006,794)
Total loans, net	$79,900,926		$77,420,074

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Maturities and Sensitivity of Loans to Changes in Interest Rates

The information in the following table is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

The following table summarizes the loan maturity distribution by composition and interest rate types at December 31, 2015.

	One Year or Less	After one but within five years	After five years	Total
Commercial Real Estate	$5,931,079	$25,966,284	$642,101	$32,539,464
Construction Land Development, and Other Land	3,262,140	6,242,042	1,034,670	10,538,852
Residential Mortgage	2,694,313	7,701,525	1,096,121	11,491,959
Residential Home Equity Lines of Credit	—	32,437	14,493,201	14,525,638
Total Real Estate	11,887,532	39,942,288	17,266,093	69,095,913

Commercial	2,826,880	7,254,630	422,220	10,503,730
Consumer	229,156	807,122	344,787	1,381,065
Total Gross Loans, net of deferred loan fees	$14,943,568	$48,004,040	$18,033,100	$80,980,708

Gross Loans maturing after one year with
Fixed interest rates				$45,322,267
Floating interest rates				20,714,873
Total				$66,037,140

Provision and Allowance for Loan Losses

We have established an allowance for loan losses through a provision for loan losses charged to expense on our consolidated statement of operations. The allowance for loan losses was $1,079,782 and $1,006,794 as of December 31, 2015 and December 31, 2014, respectively, and represented 1.33% of outstanding loans at December 31, 2015 and 1.28% of outstanding loans at December 31, 2014. The allowance for loan losses represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment as to the adequacy of the allowance for loan losses is based on a number of assumptions about future events, which we believe to be reasonable, but which may or may not prove to be accurate. Our determination of the allowance for loan losses is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans, the quality, mix, and size of our overall loan portfolio, economic conditions that may affect the borrower’s ability to repay, the amount and quality of collateral securing the loans, our historical loan loss experience, and a review of specific problem loans. We also consider subjective issues such as changes in the lending policies and procedures, changes in the local/national economy, changes in volume or type of credits, changes in volume/severity of problem loans, quality of loan review and board of director oversight, concentrations of credit, and peer group comparisons. We adjust the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses.

We calculate the allowance for loan losses for specific types of loans and evaluate the adequacy on an overall portfolio basis utilizing our credit grading system which we apply to each loan.  We combine our estimates of the reserves needed for each component of the portfolio, including loans analyzed on a pool basis and loans analyzed individually.  The allowance is divided into two portions: (1) an amount for specific allocations on significant individual credits and (2) a general reserve amount.

Specific Reserve

We analyze individual loans within the portfolio and make allocations to the allowance based on each individual loan’s specific factors and other circumstances that affect the collectibility of the credit. Significant individual credits classified as doubtful or substandard/special mention within our credit grading system require both individual analysis and specific allocation, if necessary.

Loans in the substandard category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action such as declining or negative earnings trends and declining or inadequate liquidity.  Loans in the doubtful category exhibit the same weaknesses found in the substandard loan; however, the weaknesses are more pronounced.  These loans, however, are not yet rated as loss because certain events may occur which could salvage the debt such as injection of capital, alternative financing, or liquidation of assets.

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In these situations where a loan is determined to be impaired (primarily because it is probable that all principal and interest due according to the terms of the loan agreement will not be collected as scheduled), the loan is excluded from the general reserve calculations described below and is assigned a specific reserve.  These reserves are based on a thorough analysis of the most probable source of repayment which is usually the liquidation of the underlying collateral, but may also include discounted future cash flows or, in rare cases, the market value of the loan itself.

Generally, for larger collateral dependent loans, current market appraisals are ordered to estimate the current fair value of the collateral.  However, in situations where a current market appraisal is not available, management uses the best available information (including recent appraisals for similar properties, communications with qualified real estate professionals, information contained in reputable trade publications and other observable market data) to estimate the current fair value.  The estimated costs to sell the subject property are then deducted from the estimated fair value to arrive at the “net realizable value” of the loan and to determine the specific reserve on each impaired loan reviewed.  The credit risk management group periodically reviews the fair value assigned to each impaired loan and adjusts the specific reserve accordingly.

General Reserve

We calculate our general reserve based on a percentage allocation for each of the effective categories of unclassified loan types.  We apply our historical trend loss factors to each category and adjust these percentages for qualitative or environmental factors, as discussed below.  The general estimate is then added to the specific allocations made to determine the amount of the total allowance for loan losses.

We also maintain a general reserve in our assessment of the loan loss allowance.  This general reserve considers qualitative or environmental factors that are likely to cause estimated credit losses including, but not limited to, changes in delinquent loan trends, trends in risk grades and net charge offs, concentrations of credit, trends in the nature and volume of the loan portfolio, general and local economic trends, collateral valuations, the experience and depth of lending management and staff, lending policies and procedures, the quality of loan review systems, and other external factors.

In addition, the recent downturn in the real estate market has resulted in an increase in loan delinquencies, defaults and foreclosures, and we believe these trends may continue.  In some cases, this downturn has resulted in a significant impairment to the value of our collateral and our ability to sell the collateral upon foreclosure, and there is a risk that this trend will continue.  The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended.  If real estate values continue to decline, it is also more likely that we would be required to increase our allowance for loan losses.  Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent losses in the loan portfolio.  Management’s judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate.  Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required, especially considering the overall weakness in the commercial real estate market in our market areas.  Management believes estimates of the level of allowance for loan losses required have been appropriate and our expectation is that the primary factors considered in the provision calculation will continue to be consistent with prior trends.

The Company identifies impaired loans through its normal internal loan review process.  Loans on the Company’s potential problem loan list are considered potentially impaired loans.  These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected.  Loans are not considered impaired if a minimal payment delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected. Management has determined that the Company had $1,808,488 and $2,658,476 in impaired loans at December 31, 2015 and December 31, 2014, respectively.  At December 31, 2015, most of the impaired loans identified by management are collateral dependent loans and therefore the valuation allowance amounts on such loans were recorded as a charge-off. Our valuation allowance related to impaired loans totaled $350,792 and $232,144 at December 31, 2015 and December 31, 2014, respectively.

We have retained an independent consultant to review our loan files on a test basis to assess the grading of samples of loans. In addition, various regulatory agencies review our allowance for loan losses through periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information made available to them at the time of their examination. Our losses may vary from our estimates, and there is the possibility that charge-offs in future periods will exceed the allowance for loan losses that we have estimated.

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The following table presents a summary related to our allowance for loan losses for the years ended December 31, 2015 and 2014:

	2015	2014

Balance at the beginning of period	$1,006,794	$1,312,311
Charge-offs:
Commercial	108,893	46,916
Residential	24,292	11,034
Commercial Real Estate	—	332,299
Construction, Land Development and Other Land	—	—
Residential – HELOCs	94,668	290,696
Consumer	870	7,572
Total Charged-off	$228,723	$688,517

Recoveries:
Residential	—	181
Commercial Real Estate	70,000	—
Commercial	10,115	5,540
Residential - HELOCs	1,596	19,279
Total Recoveries	81,711	25,000

Net Charge-offs	147,012	663,517
Provision for Loan Loss	220,000	358,000
Balance at end of period	$1,079,782	$1,006,794

Total loans at end of period	$80,980,708	$78,426,868

Average loans outstanding	$80,334,000	$77,669,000

As a percentage of average loans:
Net loans charged-off	0.18%	0.85%
Provision for loan losses	0.27%	0.46%

Allowance for loan losses as a percentage of:
Year end loans	1.33%	1.28%
Average loans outstanding	1.34%	1.37%

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Allocation of the Allowance For Loan Losses

The following table presents an allocation of the allowance for loan losses at the end of each of the past two years. The allocation is calculated on an approximate basis and is not necessarily indicative of future losses or allocations. The entire amount is available to absorb losses occurring in any category of loans.

	2015		2014
	Amount	% of loans in category	Amount	% of loans in category
Commercial	$179,176	13%	$174,737	13%
Commercial Real Estate	158,362	40%	62,460	39%
Construction, Land Development and Other Land	68,355	13%	13,157	10%
Consumer	301,590	2%	42,299	2%
Residential Mortgage	83,014	14%	64,651	15%
Residential HELOCs	183,909	18%	476,045	21%

Unallocated	105,376	N/A	173,445	N/A
Total	$1,079,782	100%	$1,006,794	100%

Non-Performing Assets

The following table summarizes non-performing assets and the income that would have been reported on non-accrual loans as of December 31, 2014 and 2013:

	December 31,
	2015	2014

Other real estate owned	$1,710,235	$1,441,095
Non-accrual loans	763,924	1,153,991
Accruing loans 90 days or more past due	—	—

Total non-performing assets	$2,474,159	$2,595,086

As a percentage of gross loans:	3.05%	3.31%

The Bank had net charge-offs on loans in the amount of $147,012 for the year ended December 31, 2015, compared to $663,517 charged off in 2014. At December 31, 2015, there were six loans in non-accrual status totaling $763,924 compared to six loans in nonaccrual status that totaled $1,153,991 at December 31, 2014. There were no loans contractually past due 90 days or more still accruing interest at December 31, 2015 and December 31, 2014. There were five loans restructured or otherwise impaired totaling $553,359 not already included in nonaccrual status at December 31, 2015. At December 31, 2015 and 2014, impaired loans totaled $1,808,488 and $2,658,476, respectively. Management believes that the allowance has been appropriately funded for additional losses on existing loans, based on currently available information. The Company will continue to monitor nonperforming assets closely and make changes to the allowance for loan losses when necessary.

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Generally, a loan will be placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is applied against the principal balance. During the years ended December 31, 2015 and 2014, we received approximately $3,567 and $23,883 in interest income in relation to loans on non-accrual status, respectively, and forgone interest income related to loans on non-accrual status was approximately $65,308 and $56,591, respectively.

Management believes that the amount of nonperforming assets could continue to have a negative effect on the Company’s condition if current economic conditions do not improve. Management believes the Company has credit quality review processes in place to identify problem loans quickly. Management will work with customers that are having difficulties meeting their loan payments. The last resort is foreclosure.

Potential Problem Loans

Potential problem loans consist of loans that are generally performing in accordance with contractual terms but for which we have concerns about the ability of the borrower to continue to comply with repayment terms because of the borrower’s potential operating or financial difficulties. Management monitors these loans closely and reviews performance on a regular basis. As of December 31, 2015 and 2014, potential problem loans that were not already categorized as nonaccrual totaled $1,809,032 and $2,015,148, respectively. These loans are considered in determining management’s assessment of the adequacy of the allowance for loan losses.

Deposits

Our primary source of funds for our loans and investments is our deposits. Total deposits as of the years ended December 31, 2015 and 2014 were $90,541,366 and $87,958,312, respectively. In trying to attract local deposits and increase our core deposits, we did not renew some wholesale deposits and instead focused on customer relationships with the Bank. The following table shows the average balance outstanding and the average rates paid on deposits during 2015 and 2014.

	2015		2014
	Average Amount	Rate	Average Amount	Rate
Non-interest bearing demand deposits	$15,887,626	—%	$13,832,579	— %
Interest-bearing checking	9,089,437	0.19	6,786,089	0.18
Money market	39,776,584	0.27	42,915,814	0.27
Savings	2,044,757	0.17	1,329,634	0.18
Time deposits less than $100,000	8,670,132	0.76	11,617,528	0.76
Time deposits $100,000 and over	12,775,854	0.88	14,060,312	0.88
Total	$88,244,390	0.42%	$90,541,956	0.45%

Core deposits, which exclude time deposits of $100,000 or more and wholesale certificates of deposit, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $76,317,616 at December 31, 2015, compared to $75,759,021 at December 31, 2014. Our loan-to-deposit ratio was 89.4% and 89.2% at December 31, 2015 and 2014, respectively. Due to the current interest rate environment in our market, we did not renew any internet certificates of deposit as a funding source when we were able to procure funds in the local market. We did not have any brokered certificates of deposit purchased at December 31, 2015 and December 31, 2014.

The maturity distribution of our time deposits of $250,000 or more time deposits at December 31, 2015 was as follows:

Three months or less	$2,697,670
Over three through six months	1,829,879
Over six through twelve months	7,641,146
Over twelve months	2,689 ,520
Total	$14,858,215

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Borrowings and lines of credit

At December 31, 2015, the Bank had short-term lines of credit with correspondent banks to purchase a maximum of $5,800,000 in unsecured federal funds on a one to 14 day basis and $6,750,000 in unused federal funds on a one to 20 day basis, and $2,500,000 in unused federal funds on a one to 30 day basis for general corporate purposes. The interest rate on borrowings under these lines is the prevailing market rate for federal funds purchased. These accommodation lines of credit are renewable annually and may be terminated at any time at the correspondent banks’ sole discretion. At December 31, 2015 and 2014, we had no borrowings outstanding on these lines.

We are a member of the FHLB of Atlanta, from which applications for borrowings can be made. The FHLB requires that investment securities or qualifying mortgage loans be pledged to secure advances from them. We are also required to purchase FHLB stock in a percentage of each advance. At December 31, 2015 and December 31, 2014, we had $5,000,000 and $11,500,000 outstanding, respectively. During 2015 and 2014, the Bank borrowed the funds to reduce the cost of funds on money used to fund loans. The Bank has remaining credit availability of $16,523,000 at the FHLB. We believe that our existing stable base of core deposits along with continued growth in this deposit base will enable us to successfully meet our long term liquidity needs. The following table shows the amount outstanding, grant date, maturity date, and interest rate.

Amount	Grant Date	Maturity Date	Interest Rate

$2,500,000	9/24/2015	2/24/2016	0.39%
$2,500,000	9/24/2013	9/23/2016	0.95%

Like all banks, we are subject to the FHLB’s credit risk rating policy which assigns member institutions a rating which is reviewed quarterly.  The rating system utilizes key factors such as loan quality, capital, liquidity, profitability, etc.  Our ability to access our available borrowing capacity from the FHLB in the future is subject to our rating and any subsequent changes based on our financial performance as compared to factors considered by the FHLB in their assignment of our credit risk rating each quarter.  In addition, the Federal Reserve Bank of Richmond as well as our correspondent banks review our financial results and could limit our credit availability based on their review.

Capital Resources

Total shareholders’ equity was $13,559,606 at December 31, 2015, an increase of $214,658 from $13,344,948 at December 31, 2014. The increase is primarily due to net income of $350,854, partially offset by a $22,865 change in unrealized income on investment securities available for sale during 2015 and dividends paid on preferred stock of $140,761.

The Basel III capital rules, which were released in July 2013, implement new capital standards and apply to all national and state banks and savings associations regardless of size and bank holding companies and savings and loan holding companies with $500 million or more in total consolidated assets. The requirements in the rule began to phase in on January 1, 2015 for the Bank, and the requirements in the rule will be fully phased in by January 1, 2019. Under the rule, the following minimum capital requirements apply to the Bank:

  a new common equity Tier 1 risk-based capital ratio of 4.5%, a Tier 1 risk-based capital ratio of 6% (increased from the former 4% requirement), a total risk-based capital ratio of 8% (unchanged from the former requirement), and a leverage ratio of 4% (also unchanged from the former requirement).

Under the rule, Tier 1 capital is redefined to include two components: Common Equity Tier 1 capital and additional Tier 1 capital. The new and highest form of capital, Common Equity Tier 1 capital, consists solely of common stock (plus related surplus), retained earnings, accumulated other comprehensive income, and limited amounts of minority interests that are in the form of common stock. Additional Tier 1 capital includes other perpetual instruments historically included in Tier 1 capital, such as noncumulative perpetual preferred stock. Tier 2 capital consists of instruments that currently qualify in Tier 2 capital plus instruments that the rule has disqualified from Tier 1 capital treatment. Cumulative perpetual preferred stock, formerly includable in Tier 1 capital, is now included only in Tier 2 capital. Accumulated other comprehensive income (AOCI) is presumptively included in Common Equity Tier 1 capital and often would operate to reduce this category of capital. The rule provided a one-time opportunity at the end of the first quarter of 2015 for covered banking organizations to opt out of much of this treatment of AOCI. We made this opt-out election and, as a result, will retain the pre-existing treatment for AOCI.

108

In addition, in order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain a “capital conservation buffer” on top of its minimum risk-based capital requirements. This buffer must consist solely of Tier 1 Common Equity, but the buffer applies to all three measurements (Common Equity Tier 1, Tier 1 capital and total capital). The capital conservation buffer will be phased in incrementally over time, becoming fully effective on January 1, 2019, and will consist of an additional amount of common equity equal to 2.5% of risk-weighted assets. As of January 1, 2016, the Bank is required to hold a capital conservation buffer of 0.625%, increasing by that amount each successive year until 2019.

Under the regulations adopted by the federal regulatory authorities, the Bank will be categorized as:

  Well capitalized if the institution (i) has total risk-based capital ratio of 10% or greater, (ii) has a Tier 1 risk-based capital ratio of 8% or greater, (iii) has a common equity Tier 1 risk-based capital ratio of 6.5% or greater, (iv) has a leverage capital ratio of 5% or greater, and (v) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure.

  Adequately capitalized if the institution (i) has a total risk-based capital ratio of 8% or greater, (ii) has a Tier 1 risk-based capital ratio of 6% or greater, (iii) has a common equity Tier 1 risk-based capital ratio of 4.5% or greater, and (iv) has a leverage capital ratio of 4% or greater.

  Undercapitalized if the institution (i) has a total risk-based capital ratio of less than 8%, (ii) has a Tier 1 risk-based capital ratio of less than 6%, (iii) has a common equity Tier 1 risk-based capital ratio of less than 4.5% or greater, or (iv) has a leverage capital ratio of less than 4%.

  Significantly undercapitalized if the institution (i) has a total risk-based capital ratio of less than 6%, (ii) has a Tier 1 risk-based capital ratio of less than 4%, (iii) has a common equity Tier 1 risk-based capital ratio of less than 3% or greater, or (iv) has a leverage capital ratio of less than 3%.

  Critically undercapitalized if the institution has a ratio of tangible equity to total assets that is equal to or less than 2%.

In addition, the Bank may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. The Bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the Bank’s overall financial condition or prospects for other purposes.

The following table sets forth the Bank’s capital ratios at December 31, 2015 and 2014. As of December 31, 2015 and 2014, the Bank was considered “well capitalized”.

	2015		2014

Total risk-based capital	$13,162	15.75%	$12,697	15.87%
Tier 1 risk-based capital	12,108	14.49%	11,697	14.62%
Leverage capital	12,108	10.97%	11,697	10.57%
CET1 capital	12,108	14.49%	—	—

Because the Company’s total assets were less than $500 million at December 31, 2015, the Company is not subject to the new capital requirements established the Basel III capital rules. In addition, pursuant to the Federal Reserve’s Small Bank Holding Company Policy, which was amended in 2014, the Federal Reserve exempts certain bank holding and savings and loan holding companies from the capital requirements discussed above. The exemption applies only to bank holding companies with less than $1 billion (formerly $500 million) in consolidated assets that: (i) are not engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (ii) do not conduct significant off-balance sheet activities (including securitization and asset management or administration) either directly or through a nonbank subsidiary; and (iii) do not have a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the SEC. The Company qualifies for this exemption and, thus, is required to meet applicable capital standards on a bank-only basis. However, bank holding companies with assets of less than $1 billion are subject to various restrictions on debt including requirements that debt is retired within 25 years of being incurred, that the debt to equity ratio is .30 to 1 within 12 years of the incurrence of debt and that dividends generally cannot be paid if the debt to equity ratio exceeds 1 to 1.

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On January 9, 2009, we entered into the CPP Purchase Agreement with the Treasury, pursuant to which the company issued and sold to Treasury (i) 3,285 shares of our Series A Preferred Stock, and (ii) a ten-year warrant to purchase 164 shares of our Series B Preferred Stock, for an aggregate purchase price of $3,285,000 in cash. The Series A and Series B Preferred Stock qualifies as Tier 1 capital under Federal Reserve guidelines.

On October 31, 2012, the Treasury sold its Series A and Series B Preferred Stock of the Company through a private offering structured as a modified Dutch auction. The Company bid on a portion of the Series A Preferred Stock in the auction after receiving approval from its regulators to do so. The clearing price per share for the Series A Preferred Stock was $825.26 (compared to a stated value of $1,000 per share) and the clearing price per share for the Series B Preferred Stock was $801.00 (compared to a stated value of $1,000 per share). The Company was successful in repurchasing 1,156 shares of the 3,285 shares of Series A Preferred Stock outstanding through the auction process. The remaining 2,129 shares of Series A Preferred Stock and 164 shares of Series B Preferred Stock of the Company held by Treasury were sold to unrelated third-parties through the auction process. The net balance sheet impact was a reduction to shareholders’ equity of $954,000 which is comprised of a decrease in preferred stock of $1,135,000 and a $181,000 increase to retained earnings related to the discount on the shares repurchased.

On April 14, 2014, the Company repurchased 729 shares of the 2,129 shares of Series A Preferred Stock outstanding at par. The repurchase will save the Company approximately $66,000 in dividend expenses annually. As of December 31, 2015, 1,400 shares of Series A Preferred Stock and 164 shares of Series B Preferred Stock were outstanding. The outstanding shares of preferred stock will receive preferential treatment in the event of liquidation, dissolution or winding up of the Company.

Return on Equity and Assets

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2015 and 2014.

	2015	2014
Return on average assets	0.31%	0.94%

Return on average equity	2.65%	8.61%
Equity to assets ratio	11.80%	11.58%

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into account in our consolidated financial statements. Rather, our financial statements have been prepared on an historical cost basis in accordance with accounting principles generally accepted in the United States of America.

Unlike most industrial companies, our assets and liabilities are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. We attempt to manage the relationships between interest-sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

110

Off-Balance Sheet Arrangements

Through the Bank, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our clients at predetermined interest rates for a specified period of time. We evaluate each client’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate. We manage the credit risk on these commitments by subjecting them to normal underwriting and risk management processes. At December 31, 2015, we had issued commitments to extend credit of approximately $15,181,000 through various types of lending arrangements. There were two standby letters of credit included in the commitments for $40,000. Fixed rate commitments were $1,993,000 and variable rate commitments were $13,188,000.

Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. A significant portion of the unfunded commitments relate to consumer equity lines of credit and commercial lines of credit. Based on historical experience, we anticipate that a portion of these lines of credit will not be funded.

Except as disclosed in this proxy statement/prospectus, we are not involved in off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments that significantly impact earnings.

Liquidity

Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control.

At December 31, 2015, our liquid assets, consisting of cash and due from banks, amounted to $2,993,284, or approximately 2.74% of total assets. Our investment securities available for sale at December 31, 2015 amounted to $15,268,221, or approximately 13.9% of total assets. Unpledged investment securities traditionally provide a secondary source of liquidity since they can be converted into cash in a timely manner. At December 31, 2015, $11,901,935 of our investment securities were pledged to secure public entity deposits.

Our ability to maintain and expand our deposit base and borrowing capabilities serves as our primary source of liquidity. We plan to meet our future cash needs through the liquidation of temporary investments and the generation of deposits. In addition, we will receive cash upon the maturities and sales of loans and maturities, calls and prepayments on investment securities. We maintain federal funds purchased lines of credit with correspondent banks totaling $15,050,000. Availability on these lines of credit was $15,050,000 at December 31, 2015. We are a member of the FHLB, from which applications for borrowings can be made. The FHLB requires that investment securities or qualifying mortgage loans be pledged to secure advances from them. We are also required to purchase FHLB stock in a percentage of each advance. At December 31, 2015, we had borrowed $5,000,000 from FHLB.

We believe that our existing stable base of core deposits and borrowing capabilities will enable us to successfully meet our long-term liquidity needs.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arise from interest rate risk inherent in our lending, investing, deposit gathering, and borrowing activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of our business.

We actively monitor and manage our interest rate risk exposure principally by measuring our interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. We generally would benefit from increasing market rates of interest when we have an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when we are liability-sensitive. The Company is cumulatively liability sensitive over the three-month to twelve month period and asset sensitive over all periods greater than one year. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by us as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. Net interest income may be affected by other significant factors in a given interest rate environment, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities.

111

Interest Rate Sensitivity

Asset-liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities. The essential purposes of asset-liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities in order to minimize potentially adverse impacts on earnings from changes in market interest rates. Our asset-liability management committee monitors and considers methods of managing exposure to interest rate risk. The asset-liability management committee is responsible for maintaining the level of interest rate sensitivity of our interest sensitive assets and liabilities within board-approved limits.

The following table sets forth information regarding our rate sensitivity, as of December 31, 2015 at each of the time intervals. The information in the table may not be indicative of our rate sensitivity position at other points in time. In addition, the repricing distribution indicated in the table differs from the contractual maturities of certain interest-earning assets and interest-bearing liabilities presented due to consideration of prepayment speeds under various interest rate change scenarios in the application of the interest rate sensitivity methods described above.

	Within three months	After Three but within twelve months	After one but within five years	After five years	Total
Interest-earning assets:(in thousands)
Investment securities	$2,142	$1,013	$7,484	$8,738	$19,377
Loans	31,331	10,633	37,226	1,791	80,981
Total interest-earning assets	33,473	$11,646	$44,710	$10,529	$100,358

Interest-bearing liabilities:(in thousands)

Interest-bearing checking	$9,447	$—	$—	$—	$9,447
Money market and savings	41,986	—	—	—	41,986
Time deposits	3,552	12,875	6,129	15	22,571

Fed Funds Purchased	—	—	—

FHLB Advances	2,500	2,500	—	—	5,000
Total interest-bearing Liabilities	$57,485	$15,375	$6,129	$15	$79,004

Period gap (in thousands)	$(24,012)	$(3,729)	$38,581	$10,514	$21,354
Cumulative gap (in thousands)	$(24,012)	$(27,741)	$10,840	$21,354

Ratio of cumulative gap to total interest-earning assets	(22.0)%	(25.42)%	9.93%	19.57%

Market for Congaree’s Common Stock and Related Shareholder Matters

The value of the Carolina Financial shares to be issued in the merger will fluctuate between now and the closing date of the merger. Carolina Financial common stock is listed on the NASDAQ Capital Market under the symbol “CARO”. The common stock of Congaree is quoted on the OTC Bulletin Board under the symbol “CNRB.” Quotations on the OTC Bulletin Board reflect inter-dealer prices, without retain mark-up, mark-down or commissions, and may not represent actual transactions. To the best knowledge of management of Congaree, the last trade was 2,600 shares at a price of $8.30 per share on March 28, 2016. Congaree has not paid cash dividends since its inception in 2006. As of March 31, 2016, there were 1,653 holders of record of Congaree common stock.

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 LEGAL MATTERS

The validity of the shares of Carolina Financial common stock to be issued in connection with the merger will be passed upon for Carolina Financial by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina.

EXPERTS

The consolidated financial statements of Carolina Financial and its subsidiaries as of December 31, 2015 and 2014, and for the years then ended, have been incorporated in these materials by reference in reliance upon the reports of Elliott Davis Decosimo, LLC, independent registered public accounting firm, given upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Congaree and its subsidiaries as of December 31, 2015 and 2014, and for the years then ended, have been included herein in reliance upon the reports of Elliott Davis Decosimo, LLC, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Carolina Financial to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by referenced in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Carolina Financial:

•	Carolina Financial’s Form 10-K for the fiscal year ended December 31, 2015 (which incorporates certain portions of Carolina Financial’s Proxy Statement for the 2016 Annual Meeting); and

•	All other reports filed by Carolina Financial pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2015 and prior to the date of the special meeting of the Congaree shareholders.

In addition, Carolina Financial is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the Congaree shareholders, provided, however, that Carolina Financial is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both Carolina Financial and Congaree file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Carolina Financial or Congaree file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”

All information concerning Carolina Financial and its subsidiaries has been furnished by Carolina Financial, and all information concerning Congaree and its subsidiary has been furnished by Congaree. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the merger agreement. No person has been authorized to provide you with information that is different from that contained in these materials.

These materials are dated April ________, 2016. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of Carolina Financial common stock in the merger shall create any implication to the contrary.

These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Carolina Financial or Congaree since the date hereof, or that the information herein is correct as of any time subsequent to its date.

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Appendix A

Execution Copy

AGREEMENT AND PLAN OF MERGER

By And Between

CAROLINA FINANCIAL CORPORATION

CBAC, INC.

and

CONGAREE BANCSHARES, INC.

Dated as of

January 5, 2016

i

ii

iii

LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Agreement and Plan of Merger

B	Form of Stock Option Cash-Out Agreement

C	Form of Warrant Termination Agreement

D	Form of Director Non-Competition Agreement

E	Form of Shareholder Support Agreement

F	Form of Claims Letter

G	Form of CresCom Merger / Retention Bonus Agreement

iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 5, 2016, is by and between Carolina Financial Corporation, a Delaware corporation (“Buyer”), CBAC, Inc. (“Merger Sub”), a South Carolina corporation and wholly-owned subsidiary of Buyer, and Congaree Bancshares, Inc., a South Carolina corporation (“Seller”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub, and Seller have determined that it is in the best interests of their respective companies and shareholders for Buyer to acquire Seller pursuant to the terms of this Agreement and have unanimously approved the merger of Merger Sub with and into Seller, with Seller being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Seller Common Stock will be converted into the right to receive the Merger Consideration from Buyer;

WHEREAS, the Board of Directors of Seller has recommended that Seller’s shareholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, it is intended that, immediately following the Merger, or as soon as is practicable thereafter, Congaree State Bank, a South Carolina banking corporation and wholly-owned subsidiary of Seller, will be merged with and into CresCom Bank, a South Carolina banking corporation and wholly-owned subsidiary of Buyer, so that CresCom Bank is the surviving bank;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as reorganizations under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, Buyer, Merger Sub, and Seller desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

A-1

Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1              Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Seller pursuant to and with the effect provided in Section 33-11-106 of the SCBCA, and Seller shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of South Carolina. As of the Effective Time, the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Seller and Merger Sub.

1.2              Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3              Effective Time.

The Merger shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Secretary of State of the State of South Carolina (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days after the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Seller approve this Agreement.

1.4              Restructure of Transactions.

Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Seller directly with and into Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock or Seller Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on Congaree State Bank or Seller. Buyer may request such consent by giving written notice to Seller in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement, in the form of a proposed amendment to this Agreement, or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

A-2

1.5              Bank Merger and Second Step Merger.

(a)      Concurrently with or as soon as practicable after the execution and delivery of this Agreement, CresCom Bank and Congaree State Bank shall enter into the Bank Agreement and Plan of Merger, in the form attached hereto as Exhibit A, with such changes thereto as the Buyer may reasonably request, pursuant to which Congaree State Bank will merge with and into CresCom Bank (the “Bank Merger”). The Bank Agreement and Plan of Merger shall provide that the directors of CresCom Bank as the surviving entity of the Bank Merger shall be all the directors of CresCom Bank serving immediately prior to the Bank Merger. The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

(b)      On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the SCBCA and the DGCL, Buyer shall cause the Surviving Corporation to be merged with and into Buyer, with Buyer being the surviving entity in the merger (the “Second Step Merger”). Buyer shall continue its existence under the Laws of the State of Delaware, and the separate corporate existence of the Surviving Corporation shall cease as of the effective time of the Second Step Merger. In furtherance of the foregoing, Buyer shall cause a certificate of merger relating to the Second Step Merger to be filed with the Delaware Secretary of State, and the Second Step Merger shall become effective as of the date and time specified in the certificate of merger.

Article 2
TERMS OF MERGER

2.1              Articles of Incorporation.

The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2              Bylaws.

The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3              Directors and Officers.

(a)      The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

A-3

(b)      It is anticipated that the directors of the Seller in office immediately prior to the Effective Time shall serve as CresCom Bank’s Columbia Advisory Board and shall be entitled to receive a fee of $250 for each advisory board meeting attended.

Article 3
MANNER OF CONVERTING SHARES

3.1              Effect on Merger Sub Common Stock and Seller Common Stock.

(a)                At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, the following shall occur:

(i)      each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into an outstanding share of Surviving Corporation common stock; and

(ii)      each share of Seller Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Seller Common Stock held by either Party or any Subsidiary of either Party (in each case other than shares of Seller Common Stock held on behalf of third parties or held by any Buyer Entity or Seller Entity as a result of debts previously contracted) or shares of Seller Common Stock that are owned by Seller shareholders properly exercising their dissenters’ rights pursuant to Sections 33-13-101 through 33-13-310 of the SCBCA (the “Dissenter Shares”)) shall be converted into the right to receive one of the following: (i) cash in the amount of $8.10 less any applicable withholding Taxes (the “Cash Consideration”); (ii) a number of shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration in such proportions as requested by a Seller shareholder, to the extent available after the proration of the total Merger Consideration to 40% Cash Consideration and 60% Stock Consideration (the “Mixed Consideration”) (items (i), (ii), or (iii) referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”). The “Exchange Ratio” shall be 0.4806.

(b)               At the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.9.

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(c)                If, prior to the Effective Time, the outstanding shares of Seller Common Stock, Seller Warrants, or Seller Options, or the outstanding shares of Buyer Common Stock or any rights with respect to Buyer Common Stock pursuant to stock options granted by the Buyer (the “Buyer Options”) shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

(d)               Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Seller Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore, and shall cease to exist (the “Excluded Shares”).

3.2              Election and Proration Procedures.

(a)      As promptly as practicable after the Effective Time, but in any event no later than seven business days after the Effective Time, an election form (an “Election Form”), together with the transmittal materials described in Section 3.3 below, shall be mailed to each holder of Seller Common Stock of record at the Effective Time by the exchange agent selected by Buyer and reasonably acceptable to Seller (the “Exchange Agent”). Seller shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

(b)      Each Election Form shall entitle the holder of Seller Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”).  Holders of record of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Seller Common Stock held by that Holder Representative for a particular beneficial owner.  The shares of Seller Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.”  The shares of Seller Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number”.  Shares of Seller Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.” For the avoidance of doubt, any holder of Dissenter Shares shall not be deemed to have made a Stock Election, Cash Election, or Mixed Election with respect to such Dissenter Shares, and such Dissenter Shares shall not be deemed Stock Election Shares, Cash Election Shares, or Non-Election Shares.

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(c)      To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m., local time on such date as the Parties may mutually agree (the “Election Deadline”), but in no event shall be later than 30 calendar days following the Effective Time.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates representing all shares of Seller Common Stock covered by such Election Form, or the guaranteed delivery of such Certificates (or customary affidavits and, if required by the Buyer, indemnification regarding the loss or destruction of such Certificates), together with duly completed transmittal materials.  For the holders of Seller Common Stock who make a Non-Election, subject to Section 3.2(e), the Exchange Agent shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for the Non-Election Shares. Any Seller shareholder may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any Seller shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates.  All elections shall be revoked automatically if the Exchange Agent is notified in writing by either party that this Agreement has been terminated pursuant to the applicable Section of Article 9 of this Agreement.  If a Seller shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Seller Common Stock held by such Seller shareholder shall be designated as Non-Election Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)      The number of shares of Seller Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 40% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”) and the number of shares of Seller Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 60% of the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”). For the avoidance of doubt, the Dissenter Shares shall not be included in the calculation of the Aggregate Cash Limit.

(e)      Within ten business days after the later to occur of the Election Deadline or the Effective Time, Buyer shall cause the Exchange Agent to effect the allocation among holders of Seller Common Stock of rights to receive the Per Share Purchase Price and to distribute such as follows:

(i)      if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, and (B) the Cash Consideration for those Stock Election Shares which were not converted into the right to receive Stock Election Shares as a result of the Stock Election Number exceeding the Aggregate Stock Limit;

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(ii)      if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number, and (B) the Stock Consideration for those Cash Election Shares which were not converted into the right to receive Cash Consideration as a result of the Cash Election Number exceeding the Aggregate Cash Limit; and

(iii)      if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of Seller Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of Seller Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

3.3              Exchange Procedures.

(a)                Promptly after the Effective Time, Buyer shall deposit with the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of Seller Common Stock may be entitled pursuant to Section 3.8 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.8), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Buyer Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3 and Section 3.9, the Exchange Fund will not be used for any other purpose.

(b)               Unless different timing is agreed to by Buyer and Seller, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to the former shareholders of Seller appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of Seller Common Stock represented by one or more Certificates that are not registered in the transfer records of Seller, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the Certificate or Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any Certificate representing Seller Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated, or destroyed and the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Sections 3.1 and 3.2. Buyer or its Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of Seller Common Stock is entitled. Certificates evidencing Buyer Common Stock into which Seller Common Stock has been converted will not be issued.

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(c)                Unless different timing is agreed to by Buyer and Seller, after the Effective Time, each holder of shares of Seller Common Stock (other than Excluded Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Sections 3.1 and 3.2, without interest, pursuant to this Section 3.3. The Certificate or Certificates of Seller Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.3. Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit of loss in lieu thereof as provided in Section 3.3(b)) are surrendered for exchange as provided in this Section 3.3. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Seller Entity, nor the Exchange Agent shall be liable to any holder of Seller Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d)               Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock and Seller Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.

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(e)                Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Buyer pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of Seller Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any holder of shares of Seller Common Stock who has not theretofore complied with Section 3.3(c) shall thereafter look only to Buyer for the consideration deliverable in respect of each share of Seller Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Seller Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)                Adoption of this Agreement by the shareholders of Seller shall constitute ratification of the appointment of the Exchange Agent.

3.4              Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Buyer and shall not be affected by the Merger.

3.5              Seller Warrants.

(a)      Immediately prior to the Effective Time, all rights with respect to Seller Common Stock pursuant to warrants issued by the Seller (the “Seller Warrants”) shall be cancelled for nominal consideration.

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(b)      Seller’s Board of Directors and its compensation committee shall not make any grants of Seller Warrants following the execution of this Agreement.

(c)      Seller’s Board of Directors or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the Seller Warrants necessary to effect the foregoing provisions of this Section 3.5.

3.6              Seller Options.

(a)      Immediately prior to the Effective Time, all rights with respect to Seller Common Stock pursuant to stock options granted by Seller (the “Seller Options”) shall be cancelled in exchange for a cash payment at Closing equal to the product obtained by multiplying (1) the number of shares of Seller Common Stock underlying such Person’s Seller Options, by (2) the Cash Consideration less the exercise price per share under such Seller Options, by entering into a Stock Option Cash-Out Agreement in the form of Exhibit B prior to the Effective Time. In the event that the product obtained by the prior sentence is zero or a negative number, then the Seller Options will be cancelled for nominal consideration. All unvested Seller Options will be accelerated immediately prior to cancellation in exchange for the cash payment at Closing.

(b)      Seller’s Board of Directors and its compensation committee shall not make any grants of Seller Options following the execution of this Agreement.

(c)      Seller’s Board of Directors or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the Seller Options necessary to effect the foregoing provisions of this Section 3.6.

3.7              Rights of Former Seller Shareholders.

At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock and no transfer of Seller Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of Seller Common Stock (other than Certificates representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in Article 3.

3.8              Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

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3.9              Dissenting Shareholders.

Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 33-13-101 through 33-13-310 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Seller the Certificate or Certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Buyer or the Surviving Corporation shall deliver to such holder of shares of Seller Common Stock the Cash Consideration (without interest) in respect of such shares upon surrender by such holder of the Certificate or Certificates representing such shares of Seller Common Stock held by such holder.

3.10          Seller Preferred Stock.

In the event that issued and outstanding shares of Cumulative Perpetual Preferred Stock, Series A, $0.01 par value, stated liquidation amount $1,000 per share, of Seller (the “Seller Series A Preferred Stock”) and Cumulative Perpetual Preferred Stock, Series B, $0.01 par value, of Seller (the “Seller Series B Preferred Stock” and, together with the Seller Series A Preferred Stock and the Seller Series B Preferred Stock, the “Seller Preferred Shares”) remain outstanding at the Effective Time, then each share of the Seller Preferred Shares issued and outstanding immediately prior to the Effective Time shall as of the Effective Time automatically be converted into, and shall thereafter represent, the right to receive, subject to the other provisions of this Article 3, one share (the “Preferred Stock Merger Consideration”) of the Buyer Preferred Stock to be designated, prior to the Effective Time, as Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share (the “Buyer Series A Preferred Stock”) and Cumulative Perpetual Preferred Stock, Series B (the “Buyer Series B Preferred Stock” and, together with the Buyer Series A Preferred Stock, the “Buyer Preferred Shares”), respectively, and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the Seller Series A Preferred Stock and Seller Series B Preferred Stock are not adversely affected by such conversion and having rights, preferences and privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the Seller Preferred Shares immediately prior to such conversion, taken as a whole.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer and Merger Sub, except as set forth on the Seller Disclosure Memorandum with respect to each such Section below, as follows:

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4.1              Organization, Standing, and Power.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”). Congaree State Bank is a South Carolina state bank, duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of Seller and Congaree State Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Seller and Congaree State Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as disclosed in Section 4.1 of the Seller Disclosure Memorandum, the minute book and other organizational documents for each of Seller and Congaree State Bank have been made available to Buyer for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and shareholders thereof. Congaree State Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

4.2              Authority of Seller; No Breach by Agreement.

(a)                Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by Seller’s shareholders in accordance with this Agreement and the SCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Seller, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Seller Common Stock, which is the only Seller shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite Seller Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite Seller Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)               Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller and Congaree State Bank of the transactions contemplated hereby, nor compliance by Seller and Congaree State Bank with any of the provisions hereof, will (i) assuming the Requisite Seller Shareholder Vote, conflict with or result in a breach of any provision of Seller’s Articles of Incorporation or Bylaws or the Articles of Incorporation or bylaws of any Seller Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Seller Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Buyer Entity or any Seller Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Buyer Entity or any Seller Entity being reassessed or revalued by any Regulatory Authority).

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(c)                Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, and the South Carolina Board of Financial Institutions, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (c) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which a proxy statement relating to the Seller’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Secretary of State of the State of South Carolina, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the NASDAQ Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Seller of this Agreement.

4.3              Capital Stock.

(a)                The authorized capital stock of Seller consists of 10,000,000 shares of Seller Common Stock, of which 1,765,939 shares are issued and outstanding as of the date of this Agreement, and 10,000,000 shares of Seller preferred stock, of which (i) 1,400 shares of Seller Series A Preferred Stock are issued and outstanding as of the date of this Agreement, and (ii) 164 shares of Seller Series B Preferred Stock are issued and outstanding as of the date of this Agreement. Section 4.3 of the Seller Disclosure Memorandum lists all issued and outstanding Seller Warrants and Seller Options, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules and the expiration dates, to the extent applicable. All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

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(b)               Except for the 317,599 shares of Seller Common Stock reserved for issuance pursuant to outstanding Seller Warrants and Seller Options, each as disclosed in Section 4.3 of the Seller Disclosure Memorandum, there are no shares of capital stock or other equity securities of Seller reserved for issuance and no outstanding Rights relating to the capital stock of Seller.

(c)                Except as specifically set forth in this Section 4.3, there are no shares of Seller capital stock or other equity securities of Seller outstanding and there are no outstanding Rights with respect to any Seller securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Seller.

4.4              Seller Subsidiaries.

Seller has no Subsidiaries except Congaree State Bank, and Seller owns all of the equity interests in Congaree State Bank. No capital stock (or other equity interest) of Congaree State Bank is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which Congaree State Bank is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of Congaree State Bank (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of Congaree State Bank. All of the shares of capital stock (or other equity interests) of Congaree State Bank are fully paid and nonassessable and are owned directly or indirectly by Seller free and clear of any Lien.

4.5              Securities Offerings; Financial Statements.

(a)                Except as disclosed in Section 4.5(a) of the Seller Disclosure Memorandum, Seller has timely filed all Exchange Act Documents required to be filed by Seller since December 31, 2011 (the “Seller Exchange Act Reports”). The Seller Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller Exchange Act Reports or necessary in order to make the statements in such Seller Exchange Act Reports not misleading. Each offering or sale of securities by Seller (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. Seller has delivered or made available to Buyer all comment letters received by Seller from the staff of the SEC related to the Seller Exchange Act Reports and all responses to such comment letters by or on behalf of Seller. Seller’s principal executive officer and principal financial officer (and Seller’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Seller’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Seller nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. Congaree State Bank is not required to file any Exchange Act Documents.

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(b)               Each of the Seller Financial Statements (including, in each case, any related notes) that are contained in the Seller Exchange Act Reports, including any Seller Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented the consolidated financial position of Seller and Congaree State Bank as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c)                Seller’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Seller and its Subsidiaries whether or not included in Seller’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Seller within the meaning of Regulation S-X, and (z) with respect to Seller, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 4.5(c) of the Seller Disclosure Memorandum lists all non-audit services performed by Seller’s independent public accountants for Seller and its Subsidiaries.

(d)               Seller maintains disclosure controls and procedures that would be required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Seller and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer. Except as disclosed on Section 4.5(d) of the Seller Disclosure Memorandum, Seller and, to the Knowledge of Seller, its directors and executive officers, have complied at all times with Section 16(a) of the Exchange Act, in all material respects (provided, inadvertent late filings of Forms 3, 4 and 5 shall be deemed immaterial), including the filing requirements thereunder to the extent applicable.

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4.6              Absence of Undisclosed Liabilities.

No Seller Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Seller as of September 30, 2015, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Seller has delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “Off-Balance Sheet Arrangements” (as defined in Item 303(c)(2) of Regulation S-K of the Exchange Act) effected by Seller or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in loan commitments entered into by the Seller Entities in the ordinary course of business or as reflected on Seller’s balance sheet at September 30, 2015, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $25,000 and any amounts, whether or not in excess of $25,000 that, in the aggregate, exceed $50,000. Except (x) as reflected in Seller’s balance sheet at September 30, 2015 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since September 30, 2015 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Seller nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

4.7              Absence of Certain Changes or Events.

Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement or the Seller Exchange Act Reports, (i) since December 31, 2011 there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect and (ii)  since December 31, 2014, the Seller Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. Section 4.7 of the Seller Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Seller and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the merger transaction contemplated by this Agreement.

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4.8              Tax Matters.

(a)                Except as disclosed in Section 4.8(a) of the Seller Disclosure Memorandum, all Seller Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities shown on any Tax Return have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) filed of record on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

(b)               None of the Seller Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to the Knowledge of the Seller Entities, threatened, disputes, claims, audits, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of the Seller which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)                Except as disclosed in Section 4.8(c) of the Seller Disclosure Memorandum, each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to Governmental Authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)               The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

(e)                Except as described in Section 4.8(e) of the Seller Disclosure Memorandum, none of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)                During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

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(g)               Except as disclosed in Section 4.8(g) of the Seller Disclosure Memorandum, none of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. Except as disclosed in Section 4.8(g) of the Seller Disclosure Memorandum, none of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Seller that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the Seller Entities disclosed in Section 4.8(g) of the Seller Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h)               Except as disclosed in Section 4.8(h) of the Seller Disclosure Memorandum, each of the Seller Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)                 No Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)                 No property owned by any Seller Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)               No Seller Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)                 Seller has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

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(m)             No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)               Seller has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Seller Entities relating to the taxable periods since inception and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Seller Entities.

(o)               No Seller Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Seller Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Seller Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 4.8, any reference to the Seller or any Seller Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with the Seller or a Seller Entity.

4.9              Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a)                The Seller’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof. The Seller Financial Statements fairly present the values of all loans, leases, securities, other real estate owned, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b)               As of the date hereof, all loans, discounts and leases (in which any Seller Entity is lessor) reflected on Seller’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness and (c) to the extent secured, to the Knowledge of Seller, have been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts, other real estate owned and financing leases as of November 30, 2015 and on a monthly basis thereafter, and of the investment portfolios of each Seller Entity as of such date, have been and will be made available to Buyer concurrently with the Seller Disclosure Memorandum. Except as specifically set forth in Section 4.9(b) of the Seller Disclosure Memorandum, neither Seller nor Congaree State Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to Seller’s Knowledge, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Seller or by any applicable Regulatory Authority or Reserve, (iv) an obligation of any director, executive officer or 10% shareholder of any Seller Entity who is subject to Regulation O of the Federal Reserve (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

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(c)      All securities held by Seller or Bank, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments – Debt and Equity Securities. Except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to the Seller’s Knowledge, none of the securities reflected in the Seller Financial Statements as of December 31, 2014, and none of the securities since acquired by Seller or Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(d)      All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of Bank or its customers were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Seller nor Bank, nor to the Seller’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10          Assets.

(a)                To Seller’s Knowledge, except as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, to Seller’s Knowledge, all tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices.

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(b)               All Assets which are material to Seller’s business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c)                The Seller Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Seller Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Seller Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies. Seller has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)               The Assets of the Seller Entities include all Assets required by Seller Entities to operate the business of the Seller Entities as presently conducted. All real and personal property which is material to the business of Seller or Seller Bank that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Merger. All improved real property owned or leased by Seller or Seller Bank is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

4.11          Intellectual Property.

Each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. To Seller’s Knowledge, no Seller Entity is in Default under any of its Intellectual Property licenses. To Seller’s Knowledge, no proceedings have been instituted, or are pending or to Seller’s Knowledge threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold, or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To Seller’s Knowledge, the conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person. No Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Seller does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a Seller Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Seller Entity, and to Seller’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a Seller Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seller Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Seller Entity. To Seller’s Knowledge, no officer, director, or employee of any Seller Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Seller Entity.

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4.12          Environmental Matters.

(a)      Seller has delivered, or caused to be delivered or made available to Buyer, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports, studies, or correspondence in the possession of any Seller Entity relating to any property owned, leased or operated by any of the Seller Entities. To Seller’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by Seller or Bank.

(b)      There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of the Seller Entities arising under any Environmental Law pending or, to Seller’s Knowledge, threatened against the Seller Entities. To Seller’s Knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Authority or any third party that would give rise to any material liability or obligation on the part of the Seller Entities. Neither of the Seller Entities is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to any of the foregoing. Each of the Seller Entities, and, to Seller’s Knowledge , any property in which any of the Seller Entities holds a security interest, is in material compliance with all Environmental Laws.

4.13          Compliance with Laws.

(a)                Seller is a bank holding company duly registered and in good standing as such with the Federal Reserve. Congaree State Bank is a state chartered bank in good standing with the South Carolina Board of Financial Institutions.

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(b)               Compliance with Permits, Laws and Orders.

(i)      Except as disclosed in Section 4.13(b)(i) of the Seller Disclosure Memorandum, each of the Seller Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)      Except as disclosed in Section 4.13(b)(ii) of the Seller Disclosure Memorandum, none of the Seller Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)      Except as disclosed in Section 4.13(b)(iii) of the Seller Disclosure Memorandum, none of the Seller Entities has received any notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Seller or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

(iv)      Except as disclosed in Section 4.13(b)(iv) of the Seller Disclosure Memorandum, there (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, (B) are no notices or correspondence received by Seller with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Seller’s or any of Seller’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(v)      None of the Seller Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)      Each Seller Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Seller Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

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4.14          Labor Relations.

(a)                No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to any Seller Entity’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other similar job action or labor dispute involving any Seller Entity pending or threatened and there have been no such actions or disputes in the past five years. To Seller’s Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity. Except as disclosed in Section 4.14 of the Seller Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (i) any penalty, liability, or severance obligation incurred by any Seller Entity, (ii) and in all cases without prior consent by any Governmental Authority. No Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations except as disclosed in Section 4.14 of the Seller Disclosure Memorandum.

(b)               To Seller’s Knowledge, all of the employees employed by Seller and Congaree State Bank in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c)                No Seller Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller Entity; and no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Seller Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(d)               Section 4.14 of the Seller Disclosure Memorandum contains a list of all independent contractors of each Seller Entity (separately listed by Seller Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Seller Entity under any applicable Law.

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4.15          Employee Benefit Plans.

(a)                Seller has disclosed in Section 4.15(a) of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Seller Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, directors, independent contractors, or their respective dependents, spouses, or other beneficiaries or under which employees, retirees, former employees, directors, independent contractors, or their respective dependents, spouses, or other beneficiaries are eligible to participate (each, a “Seller Benefit Plan,” and collectively, the “Seller Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Seller Entity or any ERISA Affiliate thereof has or reasonably could have any obligation or Liability. Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller ERISA Plan.” Each Seller ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Seller Pension Plan,” and is identified as such in Section 4.15 of the Seller Disclosure Memorandum.

(b)               Seller has delivered or made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2013-12, as modified (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c)                Each Seller Benefit Plan is in material compliance with the terms of such Seller Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable opinion letter or advisory letter issued to a prototype plan or volume submitter under which the Seller ERISA Plan has been adopted and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Seller has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws. No Seller Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

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(d)               To the Seller’s Knowledge, there has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Seller which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To Seller’s Knowledge, neither Seller nor any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. To Seller’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Seller Benefit Plan.

(e)                All Seller Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the Seller Benefit Plans (as required by Law), and there have been no material changes in the information set forth therein.

(f)                To the Seller’s Knowledge, no “Party in Interest” (as defined in ERISA Section 3(14)) or “Disqualified Person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “Prohibited Transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g)               No Seller Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Seller Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA.

(h)               No Liability under Title IV of ERISA has been or is expected to be incurred by any Seller Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Seller Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other plan.

(i)                 Except as required under Part 6 of ERISA or Code Section 4980B, no Seller Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Seller Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Seller Entity to amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(j)                 Except as disclosed in Section 4.15 of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Seller Entity or the rights of any Seller Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Seller Entity, or change any rights or obligations of any Seller Entity with respect to such insurance.

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(k)               The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

(l)                 All individuals who render services to any Seller Entity and who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan.

(m)             Neither the Seller nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n)               Except as disclosed in Section 4.15(n) of the Seller Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Seller presently holds. Each Seller Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(o)               Other than employment agreements identified in Section 4.16 of the Seller Disclosure Memorandum, no Seller Benefit Plan, or other plan or arrangement, is (i) subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code.

(p)               Other than the Seller Benefit Plans identified in Section 4.15 of the Seller Disclosure Memorandum, no Seller Benefit Plan provides for the potential issuance of equity compensation.

4.16          Material Contracts.

(a)                Except as disclosed in Section 4.16 of the Seller Disclosure Memorandum or otherwise reflected in the Seller Financial Statements, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller’s business), (iii) any Contract which prohibits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with vendors or customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000), (vii) any exchange-traded or over-the counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Seller as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “Seller Contracts”).

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(b)               With respect to each Seller Contract, (i) the Contract is in full force and effect; (ii) no Seller Entity is in Default thereunder; (iii) no Seller Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Seller’s Knowledge, in Default in any respect or has repudiated or waived any material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Seller Disclosure Memorandum lists every consent required by any Contract involving an amount in excess of $100,000. All of the indebtedness of any Seller Entity for money borrowed is prepayable at any time by such Seller Entity without penalty, premium or charge.

4.17          Privacy of Customer Information.

(a)                Each Seller Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Buyer and the Buyer Entities pursuant to this Agreement.

(b)               Each Seller Entity’s collection and use of such IIPI the transfer of such IIPI to Buyer and the Buyer Entities, and the use of such IIPI by the Buyer Entities as contemplated by this Agreement, complies with Seller’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Seller Entity Contract and industry standards relating to privacy.

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4.18          Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion) against any Seller Entity, or to Seller’s Knowledge, against any director, officer, employee, or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Seller Entity or Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Seller Entity. No claim for indemnity has been made or, to Seller’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Seller Entity and to Seller’s knowledge, no basis for any such claim exists.

4.19          Reports.

Except as disclosed in Section 4.19 of Seller Disclosure Memorandum, since Seller’s inception, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.19, Seller Entities may have made immaterial late filings.

4.20          Books and Records.

Seller and each Seller Entity maintain accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller’s consolidated Assets; (c) access to Seller’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Seller’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.21          Loans to, and Transactions with, Executive Officers and Directors.

No Seller Entity has, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Seller Entity, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. Section 4.21 of the Seller Disclosure Memorandum sets forth a list of all Loans as of the date hereof by the Seller Entities to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Seller or any of its Subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated. All such Loans are and were originated in compliance in all material respects with all applicable laws. Except as disclosed in 4.21 of the Seller Disclosure Memorandum, no director or executive officer of Seller or Congaree State Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or Congaree State Bank.

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4.22          Regulatory Matters.

No Seller Entity or, to Seller’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). Except as set forth in Section 4.22 of the Seller Disclosure Memorandum, no Seller Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Seller Disclosure Memorandum, a “Seller Regulatory Agreement”), nor to Seller’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Seller Regulatory Agreement.

4.23          State Takeover Laws.

Each Seller Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

4.24          Brokers and Finders; Opinion of Financial Advisor.

Except for Seller Financial Advisor, neither Seller nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Seller has received the written opinion of the Seller Financial Advisor, dated as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer.

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4.25          Board Recommendation.

The Seller’s Board, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of the Seller’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Seller’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Seller Common Stock for approval.

4.26          Statements True and Correct.

(a)                No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Seller Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be mailed to Seller’s shareholders in connection with Seller’s Shareholders’ Meeting, and any other documents to be filed by any Seller Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to any Proxy Statement/Prospectus, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)                All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

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4.27          Delivery of Seller Disclosure Memorandum.

Seller has delivered to Buyer a complete Seller Disclosure Memorandum.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby represent and warrant to Seller as follows:

5.1              Organization, Standing, and Power.

Each of Buyer and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of its state of incorporation, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Buyer and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. CresCom Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by CresCom Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

5.2              Authority; No Breach by Agreement.

(a)                Each of Buyer and Merger Sub has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Buyer and Merger Sub. This Agreement has been approved by Buyer as the sole shareholder of Merger Sub. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(b)               Neither the execution and delivery of this Agreement by Buyer or Merger Sub, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby, nor compliance by Buyer or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s or Merger Sub’s Certificate or Articles of Incorporation or Bylaws, or (ii) result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c)                Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Buyer or Merger Sub of the Merger and the other transactions contemplated in this Agreement.

5.3              Exchange Act Filings; Offer and Sale of Securities; Financial Statements.

(a)                Buyer has timely filed and made available to Seller all Exchange Act Documents required to be filed by Buyer since December 31, 2014 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any Exchange Act Documents. Each offering or sale of securities by Buyer (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

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(b)               Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The Buyer Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

(c)                Buyer’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Buyer included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Buyer within the meaning of Regulation S-X and, (z) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)               Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.

5.4              Reports.

Since January 1, 2012, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.5              Brokers and Finders.

Neither Buyer nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.6              Certain Actions.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

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5.7              Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

5.8              Legal Proceedings.

Except as would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect: (a) there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion) against Buyer, or to Buyer’s Knowledge, against any director, officer, employee, or agent of Buyer in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Buyer or Employee Benefit Plan of Buyer, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against Buyer; and (b) no claim for indemnity has been made or, to Buyer’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to Buyer and to Buyer’s knowledge, no basis for any such claim exists.

5.9              Compliance; Permits.

(a)      Buyer and each of its Subsidiaries is and, since December 31, 2011, has been in compliance with, all Laws or Orders applicable to the Buyer or any of its Subsidiaries or by which the Buyer or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Since December 31, 2011, no Governmental Authority has issued any notice or notification stating that the Buyer or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)      Buyer and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. No suspension or cancellation of any Permits of the Buyer or any of its Subsidiaries is pending or, to the Knowledge of the Buyer, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer and each of its Subsidiaries is and, since December 21, 2011, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

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5.10          Statements True and Correct.

(a)                No statement, certificate, instrument, or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to Seller’s shareholders in connection with the Seller’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Registration Statement, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)                All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1              Affirmative Covenants of Seller and Buyer.

(a)                From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use best efforts to provide all information requested by Buyer related to loans or other transactions made by Seller with a value equal to or exceeding $250,000, (v) consult with Buyer prior to entering into or making any loans or other transactions with a value equal to or exceeding $250,000 other than residential mortgage loans for which Seller has a commitment to buy from a reputable investor (for the avoidance of doubt, such limit shall apply to separate extensions of credit and not to the total credit exposure to any Person), (vi) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

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(b)               From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)                Seller and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such Seller and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2              Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)                amend the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity;

(b)               incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of any Seller Entity consistent with past practices and that are pre-payable without penalty, charge, or other payment (which exception shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank and the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);

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(c)                repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or as required by this Agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller’s capital stock, except dividends required under the Seller Preferred Shares;

(d)               except for this Agreement or upon the exercise of Seller Warrants or Seller Options by holders who are not directors or executive officers, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, or any Right;

(e)                adjust, split, combine, or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)             except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)               (i) except as contemplated by this Agreement, grant any bonus in excess of an aggregate of $5,000 or increase in compensation or benefits to the employees, officers or directors of any Seller Entity (except in accordance with past practice and as disclosed on Schedule 6.2(g)(i) of the Seller Disclosure Memorandum), (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any Seller director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any Seller Entity, (iv) change any fees or other compensation or other benefits to directors of any Seller Entity, (v) except as contemplated by this Agreement, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the outstanding Seller Warrants and Seller Options or authorize cash payments in exchange for any Rights; or (vi) accelerate, vest or commit or agree to accelerate or vest any amounts, benefits or rights payable by any Seller Entity;

(h)               enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law or this Agreement) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

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(i)                 adopt any new employee benefit plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Seller Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j)                 make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP or at the specific request of Buyer;

(k)               commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Seller Entity for money damages or restrictions upon the operations of any Seller Entity;

(l)                 enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than Contracts covered by Section 6.2(m);

(m)             except in the ordinary course of business consistent with past practice, (i) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit with an unpaid balance of less than $250,000 (for the avoidance of doubt, such limit shall apply to separate extensions of credit and not to the total credit exposure to any Person), in conformity with existing lending policies and practices, (ii) waive, release, compromise, or assign any material rights or claims, or (iii) make any adverse changes in the mix, rates, terms, or maturities of Seller’s deposits and other Liabilities.

(n)               except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Seller or Congaree State Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o)               except in the ordinary course of business consistent with past practice, restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(p)               make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

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(q)               establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(r)                 take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(s)                knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(t)                 agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.2;

(u)               maintain Congaree State Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Congaree State Bank; or

(v)               take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the Merger.

6.3              Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4              Reports.

Each of Buyer and its Subsidiaries and Seller and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Seller and its Subsidiaries shall also make available to Buyer monthly financial statements and quarterly call reports. The financial statements of Buyer and Seller, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Buyer and Seller filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

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Article 7

ADDITIONAL AGREEMENTS

7.1              Shareholder Approval.

(a)                Seller shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Seller shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold the Seller’s Shareholders’ Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. The Seller’s Board shall recommend that its shareholders approve this Agreement in accordance with the SCBCA (the “Seller Recommendation”) and shall include such recommendation in the Proxy Statement/Prospectus mailed to shareholders of Seller, except to the extent the Seller’s Board has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Seller shall solicit and use its reasonable best efforts to obtain the Requisite Seller Shareholder Vote.

(b)               Neither Seller’s Board nor any committee thereof shall, except as expressly permitted by this Section 7.1(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Seller Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the Requisite Seller Shareholder Vote, the Seller’s Board may make an Adverse Recommendation Change if and only if:

(i)                 the Seller’s Board determines in good faith, after consultation with the Seller Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that is a Superior Proposal;

(ii)               the Seller’s Board determines in good faith, after consultation with Seller’s outside counsel, that a failure to accept such Superior Proposal would result in the Seller’s Board breaching its fiduciary duties to the Seller and its shareholders under applicable Law;

(iii)             the Seller’s Board provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);

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(iv)             after providing such Notice of Recommendation Change, Seller shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Seller Board to proceed without an Adverse Recommendation Change (provided, however, that the Buyer shall not be required to propose any such adjustments); and

(v)               the Seller’s Board, following such five business day period, again determines in good faith, after consultation with the Seller Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to the Seller and its shareholders under applicable Law.

Notwithstanding any other provision of this Agreement, except to the extent prohibited by the SCBCA as determined by Seller after consultation with Seller’s outside counsel, Seller shall submit this Agreement to its shareholders at the Seller’s Shareholders’ Meeting even if the Seller’s Board has made an Adverse Recommendation Change, in which case the Seller’s Board may communicate the Adverse Recommendation Change and the basis for it to the shareholders of Seller in the Proxy Statement/Prospectus or any appropriate amendment or supplement thereto.

7.2              Registration of Buyer Common Stock.

(a)      As promptly as reasonably practicable following the date hereof, Buyer shall prepare and file the Registration Statement, which shall include the Proxy Statement/Prospectus and constitute the prospectus relating to the shares of Buyer Common Stock to be issued in the Merger, with the SEC. Seller will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Buyer shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Seller will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Buyer or Seller, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by Seller to its shareholders.

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(b)      Seller shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Buyer and Seller shall furnish all information concerning it and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(c)      Prior to the Effective Time, Buyer shall notify the NASDAQ Stock Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Seller Common Stock.

7.3              Other Offers, etc.

(a)                From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each Seller Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Seller Shareholder Vote, this Section 7.3 shall not prohibit a Seller Entity from furnishing nonpublic information regarding any Seller Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Seller Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) the Seller’s Board shall have determined in good faith, after consultation with the Seller Financial Advisor and the Seller’s outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) the Seller’s Board concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to the Seller and its shareholders, (D) (1) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Seller gives Buyer written notice of the identity of such Person or Group and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Seller receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer). In addition to the foregoing, Seller shall provide Buyer with at least two business days’ prior written notice of a meeting of the Seller’s Board at which meeting the Seller’s Board is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Seller shall keep Buyer reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

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(b)               In addition to the obligations of Seller set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)                Seller shall, and shall cause its and its Subsidiary’s directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)               Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rule will in no way eliminate or modify the effect that any action pursuant to such Rule would otherwise have under this Agreement.

7.4              Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

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7.5              Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6              Investigation and Confidentiality.

(a)                Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Seller shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements, the internal controls of Seller, and the disclosure controls and procedures of Seller and Seller’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b)               In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

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(c)                Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

(d)               Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

7.7              Press Releases.

Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release, communication with Seller’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8              Charter Provisions.

Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

7.9              Employee Benefits and Contracts.

(a)      All persons who are employees of the Seller Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of CresCom Bank; provided, however, that in no event shall any of the employees of the Seller Entities be officers of Buyer or CresCom Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the Board of Directors of Buyer or CresCom Bank and in accordance with the Bylaws of Buyer or CresCom Bank. All of the Continuing Employees shall be employed at the will of CresCom Bank, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement

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(b)      As of the Effective Time, each Continuing Employee shall be eligible to participate in each of Buyer’s Employee Benefit Plans with full credit for prior service with Seller solely for purposes of eligibility and vesting. For the avoidance of doubt, each Continuing Employee will be eligible to receive benefits upon qualifying terminations of employment which are consistent with the terms of Buyer’s standard severance policy for its employees; provided, however, that any Continuing Employees who are eligible to receive severance benefits, change of control benefits or any enhanced payments pursuant to an individual employment arrangement, change of control arrangement or deferred compensation plan other than any Retention Bonus Agreement shall not be eligible to receive severance benefits under Buyer’s standard severance policy.

(c)      As of the Effective Time, Buyer shall make available employer-provided benefits under Buyer Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or CresCom Bank employees. With respect to Buyer Employee Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Seller plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Seller Employee Benefit Plan during that plan year prior to the transition effective date.

(d)      Seller shall use its reasonable best efforts to cause each holder of Seller Warrants who is an executive officer or director of Seller or Congaree State Bank to execute and deliver a Warrant Termination Agreement dated as of the date hereof in the form of Exhibit C. Seller shall use its reasonable best efforts to cause all other holders of Seller Warrants to execute and deliver a Warrant Termination Agreement in the form of Exhibit C as soon as practicable following the date of this Agreement.

(e)      Simultaneously herewith, each of the directors and executive officers of Seller or Congaree State Bank that holds Seller Options shall have entered into a Stock Option Cash-Out Agreement dated as of the date hereof in the form of Exhibit B. Seller shall use its reasonable best efforts to cause all other holders of Seller Options to execute and deliver a Stock Option Cash-Out Agreement in the form of Exhibit B as soon as practicable following the date of this Agreement.

(f)      Seller shall use its reasonable best efforts to cause each of Seller’s directors to execute and deliver a Director Non-Competition Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit D.

(g)      Seller shall use its reasonable best efforts to cause each of Seller’s executive officers and directors to execute and deliver a Shareholder Support Agreement dated as of the date hereof in the form of Exhibit E pursuant to which he or she will vote his or her shares of Seller Common Stock in favor of this Agreement and the transactions contemplated hereby.

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(h)      No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.11. No provision of this Agreement constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement.

(i)      Seller shall use its reasonable best efforts to cause the employees designated by Buyer to execute a CresCom Merger / Retention Bonus Agreement in the form of Exhibit G.

7.10          Section 16 Matters.

Prior to the Effective Time, Seller and Buyer shall take all such steps as may be required to cause any dispositions of Seller Common Stock (including derivative securities with respect to Seller Common Stock) or acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Seller agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 7.10.

7.11          Indemnification.

(a)                Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Seller or, at Seller’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the DGCL, the SCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by Seller’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter.

(b)               Prior to the Effective Time, Buyer shall purchase, or shall direct Seller to purchase, an extended reporting period endorsement under Seller’s existing directors’ and officers’ liability insurance coverage (“Seller Entities’ D&O Policies”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Seller Entities’ D&O Policies. The directors and officers of Seller shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to 300% of the current annual premiums for the Seller Entities’ D&O Policies (the “Premium Multiple”). If Buyer is unable to obtain or maintain the insurance coverage called for in this Section 7.11(b), then Buyer shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

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(c)                Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)               If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

(e)                The provisions of this Section 7.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1              Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

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(a)          Shareholder Approval. The shareholders of Seller shall have approved this Agreement by the Requisite Seller Shareholder Vote, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Seller’s Articles of Incorporation and Bylaws.

(b)          Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Buyer would not, in its reasonable judgment, have entered into this Agreement.

(c)           Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. Seller shall have obtained the Consents listed in Section 8.1(c) of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d)          Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)           Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)           Exchange Listing. Buyer shall have filed with the NASDAQ Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and the NASDAQ Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

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8.2              Conditions to Obligations of Buyer and Merger Sub.

The obligations of Buyer and Merger Sub to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer and Merger Sub pursuant to Section 10.6(a):

(a)                Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)               Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                Officers’ Certificate. Seller shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Seller and in Sections 8.2(a), 8.2(b), 8.2(g), 8.2(h), and 8.2(i) have been satisfied.

(d)               Secretary’s Certificate. Seller Entities shall have delivered a certificate of the secretary of the Seller Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Seller Entities executing documents executed and delivered in connection herewith, (ii) a copy of the Articles of Incorporation of the Seller as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the good standing of the Seller; (iii) a copy of the Bylaws of the Seller as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Seller’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than 10 days prior to the Closing Date) certifying that the Seller is a registered bank holding company, (vi) a copy of the Articles of Incorporation of Congaree State Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the Bylaws of Congaree State Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the South Carolina Board of Financial Institutions (dated not more than 10 days prior to the Closing Date) as to the good standing of Congaree State Bank, and (ix) a certificate of the FDIC (dated not more than 10 days prior to the Closing Date) certifying that Congaree State Bank is an insured depository institution.

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(e)                Warrant Termination Agreements; Stock Option Cash-Out Agreements; Director Non-Competition Agreements; Shareholder Support Agreements. The Warrant Termination Agreements in the form attached hereto as Exhibit C shall have been executed by each holder of Seller Warrants that is a director or executive officer of Seller and delivered to Buyer. The Stock Option Cash-Out Agreements in the form attached hereto as Exhibit B shall have been executed by each holder of Seller Stock Options that is a director or executive officer of Seller and delivered to Buyer. The Director Non-Competition Agreements in the form attached hereto as Exhibit D shall have been executed by the members of the Seller’s Board and delivered to Buyer. The Shareholder Support Agreements in the form attached hereto as Exhibit E shall have been executed by each of the directors and executive officers and delivered to Buyer. Each of the directors and executive officers shall have executed claims letters in the form attached hereto as Exhibit F and delivered the same to Buyer. Seller shall have complied in all material respects with Section 7.9(e) and 7.9(i).

(f)                Notices of Dissent. Seller shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 10% of the outstanding shares of Seller Common Stock.

(g)               Shareholders Equity; Allowance for Loan Losses. At the Effective Time, Seller’s shareholders’ equity shall not be less than the Equity Floor. The “Equity Floor” is an amount equal to $13,570,000, without giving effect to (i) reasonable expenses incurred by Seller in connection with the Merger, or (ii) accumulated other comprehensive income. Seller and Congaree State Bank shall maintain Congaree State Bank’s allowance for loan losses in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Congaree State Bank and used in the preparation of the Seller Financial Statements.

(h)                 Exercise of Warrants or Options. The directors and executive officers of Seller or Congaree State Bank shall not have exercised any Seller Warrants or Seller Options held by such persons following the execution of this Agreement.

(i)                   No Material Adverse Effect. There shall not have occurred any Seller Material Adverse Effect from the September 30, 2015 balance sheet to the Effective Time with respect to Seller or Congaree State Bank.

(k)           Bank Merger. The Parties shall stand ready to consummate the Bank Merger immediately after the Merger.

8.3                Conditions to Obligations of Seller.

The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 10.6(b):

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(a)                Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i),and 5.5 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Buyer or Merger Sub set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i),and 5.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)               Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)                Officers’ Certificate. Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relate to Buyer or Merger Sub and in Sections 8.3(a), 8.3(b), and 8.3(f) have been satisfied.

(d)               Secretary’s Certificate. Buyer Entities shall have delivered a certificate of the secretary of the Buyer Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Buyer Entities executing documents executed and delivered in connection herewith, (ii) a copy of the Certificate of Incorporation of the Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of Delaware as to the good standing of the Buyer; (iii) a copy of the Bylaws of the Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Buyer’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than 10 days prior to the Closing Date) certifying that the Buyer is a registered bank holding company, (vi) a copy of the Articles of Incorporation of the Merger Sub as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the good standing of the Merger Sub, (vii) a copy of the Bylaws of the Merger Sub as in effect from the date of this Agreement until the Closing Date, (viii) a copy of the consent of Merger Sub’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (ix) a copy of the Articles of Incorporation of CresCom Bank as in effect from the date of this Agreement until the Closing Date, (x) a copy of the Bylaws of CresCom Bank as in effect from the date of this Agreement until the Closing Date, (xi) a certificate of the South Carolina Board of Financial Institutions (dated not more than 10 days prior to the Closing Date) as to the good standing of CresCom Bank, and (xii) a certificate of the FDIC (dated not more than 10 days prior to the Closing Date) certifying that CresCom Bank is an insured depository institution.

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(e)                Payment of Merger Consideration. Buyer shall pay the Merger Consideration as provided by this Agreement.

(f)                No Material Adverse Effect. There shall not have occurred any Buyer Material Adverse Effect from the September 30, 2015 balance sheet to the Effective Time with respect to Buyer or Merger Sub.

Article 9
TERMINATION

9.1              Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)                By mutual written agreement of Buyer and Seller; or

(b)               By Buyer or Seller (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c)                By Buyer or Seller in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite Seller Shareholder Vote is not obtained at Seller’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)               By Buyer or Seller in the event that the Merger shall not have been consummated by June 30, 2016, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

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(e)                By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the Seller’s Board shall have made an Adverse Recommendation Change; (ii) the Seller’s Board shall have failed to reaffirm the Seller Recommendation within 10 business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iii) Seller shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

(f)                By Seller, prior to the Requisite Seller Shareholder Vote (and provided that Seller has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) regarding the requirements for making an Adverse Recommendation Change) and Section 7.3, in order to enter into a Superior Proposal; or

(g)      By Buyer or Seller giving prompt written notice of termination to the other party at any time on or after the fifth business day immediately prior to the date on which the Effective Time is to occur (the “Determination Date”) and prior to the Effective Time (the “Initial Notice Period”), if both of the following conditions are satisfied: (i) the quotient obtained by dividing the average of the daily closing prices for shares of Buyer Common Stock for the 20 consecutive full Trading Days ending on the Trading Day prior to the Determination Date on which such shares are actually traded on the NASDAQ Global Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller) (the “Average Closing Price”) by the Starting Buyer Stock Price (the “Buyer Ratio”) shall be less than 0.80; and (ii) the Buyer Ratio shall be less than the number obtained by dividing the Final Index Price by the Starting Index Price and subtracting 0.15 from such quotient (the “Index Ratio”). Following delivery of such written notice of termination by either party, this Agreement shall terminate upon the expiration of the Initial Notice Period; provided, however, that any party’s notice of election to terminate may be withdrawn at any time within the Initial Notice Period; and provided further that during the five-day period commencing with receipt of such notice, Buyer shall have the option (but no obligation) to offer to increase the consideration to be received by the holders of Seller Common Stock hereunder by increasing the Exchange Ratio, and shall give prompt written notice to Seller of any such offer. Upon receipt of notice of an offer for an increased Exchange Ratio, Seller shall have five business days during which to consider such offer, which it may (but shall not be obligated to) accept. If Seller rejects such offer, this Agreement shall immediately terminate upon written notice by Seller thereof. If Seller elects to accept Buyer’s offer of an increased Exchange Ratio, no termination shall be deemed to have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms, provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 9.1(g).

9.2              Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or Seller pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6, 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

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9.3              Termination Fee.

(a)                If Buyer terminates this Agreement pursuant to Section 9.1(e) of this Agreement or Seller terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then Seller shall, on the date of termination, pay to Buyer the sum of $750,000 (the “Termination Fee”). The Termination Fee shall be paid to Buyer in same day funds. Seller hereby waives any right to set-off or counterclaim against such amount.

(b)               In the event that (i) an Acquisition Proposal with respect to Seller shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of Seller, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Seller after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Seller or Buyer pursuant to Section 9.1(d) (if the Requisite Seller Shareholder Vote has not theretofore been obtained), (B) by Buyer pursuant to Section 9.1(b), or (C) by Seller or Buyer pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is 12 months after the date of such termination, Seller consummates an Acquisition Transaction or enters into an Acquisition Agreement, then Seller shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Buyer a fee equal to the Termination Fee in same day funds. Seller hereby waives any right to set-off or counterclaim against such amount.

(c)                The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4              Non-Survival of Representations and Covenants.

Except for Article 2, Sections 7.6(b), 7.8, 7.9, and 7.11, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

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Article 10
MISCELLANEOUS

10.1          Definitions.

(a)                Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” shall have the meaning as set forth in Section 7.3 of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to Seller or publicly announced to Seller’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(a) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in Section 4.9(a) of the Agreement.

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“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Bank Agreement and Plan of Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement, and the form attached hereto as Exhibit A.

“Bank Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Buyer” shall have the meaning as set forth in the introduction of the Agreement.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Exchange Act Reports” shall have the meaning as set forth in the Section 5.3(a) of the Agreement.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of September 30, 2015, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended September 30, 2015, and for each of the three fiscal years ended December 31, 2014, as filed in amended form by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to September 30, 2015.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Buyer. Notwithstanding the foregoing, “Buyer Material Adverse Effect” shall not be deemed to include any change in the per share price of Buyer’s Common Stock on or after the date of execution of this Agreement by Seller.

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“Buyer Options” shall have the meaning as set forth in Section 3.1(c) of the Agreement.

“Buyer Preferred Shares” shall have the meaning as set forth in Section 3.10 of the Agreement.

“Buyer Ratio” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Buyer Series A Preferred Stock” shall have the meaning as set forth in Section 3.10 of the Agreement.

“Buyer Series B Preferred Stock” shall have the meaning as set forth in Section 3.10 of the Agreement.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

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“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Determination Date” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“DGCL” shall mean the Delaware General Corporation Law.

“Director Non-Competition Agreement” shall have the meaning as set forth in Section 7.9(f) of the Agreement.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c) of the Agreement.

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“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Floor” shall have the meaning as set forth in Section 8.2(g) of the Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date of this Agreement.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

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“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond, as applicable.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full Trading Days ending on the Determination Date or, if the Determination Date is not a full Trading Day, the Trading Day immediately prior to the Determination Date.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

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“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Holder Representative” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.11(a) of the Agreement.

“Index Price” shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).

“Index Ratio” shall have the meaning as set forth in Section 9.1(g) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Initial Notice Period” shall have the meaning as set forth in Section 9.1(g) of this Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the president or chief financial officer of such Person without any further investigation.

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“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan” means all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Seller Entities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Merger Sub” shall have the meaning as set forth in the introduction of the Agreement.

“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

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“Mixed Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Off-Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Party” means Seller, Buyer or Merger Sub and “Parties” means two or more of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a default under would constitute a Buyer Material Adverse Effect or Seller Adverse Effect, as the case may be.

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Preferred Stock Merger Consideration” shall have the meaning as set forth in Section 3.10 of the Agreement.

“Premium Multiple” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

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“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“RCRA” shall have the meaning as set forth in the definition of “Environmental Laws” set forth above.

“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, the NASDAQ Stock Market, the Financial Industry Regulatory Authority, Inc., the South Carolina Board of Financial Institutions, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Seller Shareholder Vote” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” means the South Carolina Business Corporation Act of 1988.

“SEC” means the United States Securities and Exchange Commission.

“Second Step Merger” shall have the meaning as set forth in Section 1.5(b) of the Agreement.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Seller” shall have the meaning as set forth in the introduction of the Agreement.

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“Seller Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller’s Board” shall mean the Board of Directors of Seller.

“Seller Common Stock” means the $0.01 par value common stock of Seller.

“Seller Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“Seller Disclosure Memorandum” means the written information entitled “Seller Disclosure Memorandum” delivered with this Agreement, it being understood that a disclosure in any section of the Seller Disclosure Memorandum shall be deemed to have been set forth in all other applicable sections of the Seller Disclosure Memorandum where it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections of the Seller Disclosure Memorandum, notwithstanding the omission of any cross-reference to such other section, and it being understood further that the inclusion of any disclosure on the Seller Disclosure Memorandum does not make such disclosure a material disclosure.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries.

“Seller Entities’ D&O Policies” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“Seller ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Exchange Act Reports” shall have the meaning as set forth in Section 4.5(a) of the Agreement.

“Seller Financial Advisor” means BSP Securities, LLC.

“Seller Financial Statements” means (i) the consolidated balance sheets of Seller as of September 30, 2015, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended September 30, 2015, and for each of the three fiscal years ended December 31, 2014, as filed in amended form by Seller in Exchange Act Documents, and (ii) the consolidated balance sheets of Seller (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to September 30, 2015.

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“Seller Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Seller Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, or (D) the direct effects negotiating, entering into and compliance with this Agreement on the operating performance of Seller, including specifically Seller’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees.

“Seller Options” shall have the meaning as set forth in Section 3.6(a) of the Agreement.

“Seller Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Preferred Shares” shall have the meaning as set forth in Section 3.10 of the Agreement.

“Seller Recommendation” shall have the meaning as set forth in Section 7.1(a) of the Agreement.

“Seller Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“Seller’s Shareholders’ Meeting” means the meeting of Seller’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Seller Series A Preferred Stock” shall have the meaning as set forth in Section 3.10 of the Agreement.

“Seller Series B Preferred Stock” shall have the meaning as set forth in Section 3.10 of the Agreement.

“Seller Subsidiaries” means the Subsidiaries, if any, of Seller. As of the date of this Agreement, Seller has only one Subsidiary, Congaree State Bank.

“Seller Warrants” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Shareholder Support Agreements” shall have the meaning as set forth in Section 7.9(g) of the Agreement.

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“Starting Buyer Stock Price” shall mean the closing price (rounded up to the nearest cent) of Buyer Common Stock on the NASDAQ Global Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller) on the date of this Agreement.

“Starting Index Price” shall mean the Index Price on the date of this Agreement.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Seller Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Seller which the Seller’s Board (after consultation with the Seller Financial Advisor and the Seller’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to the Seller’s Shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Buyer in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

“Surviving Corporation” means Seller as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

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“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“Trading Day” means any day on which shares of Buyer Common Stock are traded, as reported on the NASDAQ Global Market.

“WARN Act” shall have the meaning as set forth in Section 4.14(c) of the Agreement.

(b)               Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2          Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Seller, shall be paid at Closing and prior to the Effective Time.

10.3          Brokers and Finders.

Except for Seller Financial Advisor as to Seller, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Seller, Buyer or Merger Sub, each of Seller, Buyer, and Merger Sub, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Seller has provided a copy of Seller Financial Advisor’s engagement letter and expected fee for its services as disclosed in Section 10.3 of the Seller Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

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10.4          Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.11.

10.5          Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Requisite Seller Shareholder Vote of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that (a) reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock or (b) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Seller Common Stock.

10.6          Waivers.

(a)                Prior to or at the Effective Time, Buyer and Merger Sub, acting through their respective Boards of Directors, chief executive officers, or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer and Merger Sub under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer and Merger Sub.

(b)               Prior to or at the Effective Time, Seller, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c)                The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

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10.7          Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8          Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer or Merger Sub:	Carolina Financial Corporation
288 Meeting Street
Charleston, SC 29401
Attention: Jerold L. Rexroad

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Bank of America Corporate Center
42nd Floor
100 North Tryon Street
Charlotte, NC 28202
Attention: B.T. Atkinson

Seller:	Congaree Bancshares, Inc.
1201 Knox Abbott Drive
Cayce, SC 29033
Attention: Charles A. Kirby

Copy to Counsel:	Smith Moore Leatherwood LLP
Suite 100
2 West Washington Street
Greenville, SC 29601
Attention: William L. Pitman

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10.9          Governing Law; Jurisdiction.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charleston, South Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.10      Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11      Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12      Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13      Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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10.14      Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CAROLINA FINANCIAL CORPORATION
(BUYER)

By:	/s/ Jerold L. Rexroad
Jerold L. Rexroad
President and Chief Executive Officer

CBAC, Inc.
(MERGER SUB)

By:	/s/ Jerold L. Rexroad
Jerold L. Rexroad
Chief Executive Officer

Congaree Bancshares, inc.
(Seller)

By:	/s/ Charles A. Kirby
Charles A. Kirby
President and Chief Executive Officer

(Signature page to Agreement and Plan of Merger)

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Exhibit A

Form of Bank Agreement and Plan of Merger

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AGREEMENT AND PLAN OF MERGER

OF

CONGAREE STATE BANK

WITH AND INTO

CRESCOM BANK

THIS AGREEMENT AND PLAN OF MERGER, dated as of ________, 2016 (this “Agreement”), is made and entered into between CresCom Bank, a South Carolina state bank (“CresCom”), and Congaree State Bank, a South Carolina state bank (“Congaree”).

WITNESSETH:

WHEREAS, CresCom, a banking corporation duly organized and existing under the laws of the State of South Carolina with its main office located at 288 Meeting Street, Charleston, South Carolina, has authorized capital stock consisting of 2,800,000 shares of common stock, par value $0.01 per share, of which 618,500 shares of common stock are issued and outstanding as of the date hereof, and 200,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued and outstanding as of the date hereof;

WHEREAS, Congaree, a banking corporation duly organized and existing under the laws of the State of South Carolina with its main office located at 1201 Knox Abbott Drive, Cayce, South Carolina, has authorized capital stock consisting of 10,000,000 shares of common stock, par value $5.00 per share, of which [_______] shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Carolina Financial Corporation, the holding company of CresCom (“CresCom Parent”), and Congaree Bancshares, Inc., the holding company of Congaree (“Congaree Parent”), are parties to that certain Agreement and Plan of Merger, dated as of January 5, 2016 (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, a wholly-owned subsidiary of CresCom Parent shall merge with and into Congaree Parent (the “Parent Merger”), whereby Congaree Parent shall be the surviving corporation and shall be a wholly-owned subsidiary of CresCom Parent (until it is subsequently merged with and into CresCom Parent, with CresCom Parent as the surviving corporation);

WHEREAS, the respective boards of directors of CresCom and Congaree, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, as the Effective Time (as hereinafter defined), Congaree shall be merged with and into CresCom, pursuant to the provisions of, and with the effect provided in, applicable law (said transaction, the “Merger”) and the corporate existence of Congaree shall cease. CresCom shall continue its corporate existence under the laws of the State of South Carolina and shall be the entity surviving the Merger (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

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1.2  Articles of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.3 below), the Articles of Incorporation of CresCom, attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of CresCom, attached hereto as Exhibit B, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

 1.3  Effective Time of Merger

The Merger shall become effective at such time and date as are agreed to by CresCom and Congaree, subject to the approval of the Federal Deposit Insurance Corporation (the “FDIC”), or such other time and date as shall be provided by applicable law or regulation. The date and time of such effectiveness is referred to as the “Effective Time.”

 1.4  Effect of Merger

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time of the Merger.

 1.5  Business of Surviving Bank

The business of the Surviving Bank after the Merger shall continue to be that of a South Carolina banking corporation and shall be conducted at its main office, which shall be located at 288 Meeting Street, Charleston, South Carolina, and at legally established branches.

1.6  Directors

Upon consummation of the Merger, the directors of the Surviving Bank shall be the persons serving as directors of CresCom immediately prior to the Effective Time. Directors of the Surviving Bank shall serve for such terms in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

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ARTICLE II

TREATMENT OF SHARES

2.1  Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Congaree common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of CresCom common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

ARTICLE III

CONDITIONS PRECEDENT

3.1  Conditions

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. . The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of CresCom and Congaree in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable Articles of Incorporation or Bylaws or otherwise provided by law.

(b) Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

(c) No Injunctions or Restraints. There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

(d) Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

ARTICLE IV

TERMINATION AND AMENDMENT

4.1  Termination

Notwithstanding the approval of this Agreement by the shareholders of CresCom or Congaree, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

4.2  Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE V

MISCELLANEOUS

5.1 Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

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5.2  Further Assurances

If, at any time, the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Congaree or otherwise carry out the provisions hereof, the proper officers and directors of Congaree, as of the Effective Date, and thereafter the officers of the surviving entity acting on behalf of Congaree, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.3  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to any applicable conflicts of law, except to the extent federal law may be applicable.

5.4  Successors and Assigns

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5  Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

A-4

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

CRESCOM BANK

By:
David L. Morrow
President and Chief Executive Officer

CONGAREE STATE BANK

By:
Charles A. Kirby
President and Chief Executive Officer

[Signature page to the Agreement and Plan of Merger]

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EXHIBIT A

Articles of Incorporation of CresCom Bank

(omitted)

A-6

EXHIBIT B

Bylaws of CresCom Bank

(omitted)

A-7

Exhibit B

Form of Stock Option Cash-Out Agreement

STOCK OPTION Cash-Out AGREEMENT

This STOCK OPTION Cash-Out AGREEMENT (this “Agreement”) is made and entered into as of January 5, 2016, by and between the undersigned individual optionee (the “Optionee”) and Congaree Bancshares, Inc. (the “Company”), a South Carolina corporation and bank holding company of Congaree State Bank (the “Bank”).

Recitals

A. The Company has granted the Optionee the option to purchase shares in the Company pursuant to the terms of certain Stock Option Agreement(s) granted under the Congaree Bancshares, Inc. 2007 Stock Incentive Plan as identified on Table A on the signature page hereto (collectively, the “Stock Option(s)”).

B. The Company, Carolina Financial Corporation (“Buyer”), and CBAC, Inc. (“Merger Sub”), a newly formed South Carolina corporation and wholly-owned first-tier transitory subsidiary of Buyer, have made and entered into that certain Agreement and Plan of Merger, dated as of January 5, 2016 (the “Merger Agreement”), providing for the acquisition of the Company by Buyer pursuant to the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C. Pursuant to the Merger Agreement, the Company is obligated to seek to have all holders of options to purchase shares of the Company’s common stock execute this Agreement in order to facilitate the termination of all such options.

D. The Company is offering a cash payment to the Optionee, in exchange for the Optionee’s agreement to terminate the Stock Option, effective immediately prior to the Merger.

E. In connection with the transactions contemplated in the Merger Agreement, the Optionee and the Company now desire to terminate the Stock Option, effective immediately prior to the effective time of the Merger (the “Effective Time”).

Section 1 Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1 Stock Options. The Optionee acknowledges and agrees that: (a) the Company granted the Optionee the Stock Option identified on Table A on the signature page hereto providing for the right to purchase up to the number of shares of the Company’s common stock identified on such table (the “Option Shares”) at the price per share indentified on such table (the “Exercise Price”); (b) as of the date of this Agreement, the Optionee has not exercised the right to purchase any of the Option Shares, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Option Shares; and (c) the Optionee has no other rights or interests in any other options or warrants with respect to the securities of the Company (other than warrants, if any, with respect to which the Optionee is contemporaneously entering into a similar agreement with the Company to cash-out and terminate as of the Effective Date). As of the Effective Date, the Stock Option shall terminate in its entirety and shall thereafter be null and void, and the Optionee shall have no interests or rights thereunder on or after the Effective Date.

B-1

1.2 Payment. In consideration for the cancellation of the Stock Option, the Optionee shall be entitled to: (a) if the Exercise Price for a Stock Option is less than $8.10 per share, a lump sum cash payment from the Company in an amount equal to (x) the number of such Option Shares, multiplied by (y) $8.10 minus the Exercise Price; and (b) with respect to all Stock Options having an Exercise Price greater than $8.10, a cash payment in the amount of $500 in the aggregate. The payments provided in clauses (a) and (b) of this Section 1.2 shall be made within twenty (20) business days after the Effective Time.

1.3 Increase in Merger Consideration. If the Cash Consideration (excluding any applicable Withholding Taxes, the “Pretax Cash Consideration”) set forth in the Merger Agreement is subsequently increased, then the Company and the Optionee agree that as soon as reasonably practicable after the Effective Time, Buyer and the Company shall pay to the Optionee the additional amount of consideration the Optionee would have received if the aggregate amount provided in Section 1.2 had been calculated using such increased Pretax Cash Consideration.

1.4 Withholding Taxes. The Optionee acknowledges that the payments set forth in Section 1.2 are considered to be compensation to the Optionee and will be paid net of any federal, state or local income tax withholding or other employment-related tax (the “Withholding Taxes”). The determination of the Withholding Taxes shall be made by the Company in good faith and shall be binding upon the Optionee.

1.5 Effect on Employment and Other Compensation. No provision of this Agreement shall affect in any way any right the Company may otherwise have to terminate the employment or adjust the compensation of the Optionee at any time.

SECTION 2 REPRESENTATIONS AND WARRANTIES

The Optionee represents and warrants to the Company the following:

2.1 Ownership. The Optionee is the owner and holder of the Stock Option and, as of the Effective Time, will sell and deliver the original Stock Option to the Company free and clear of any pledges, liens, or security interests.

2.2 Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Optionee and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Optionee, enforceable in accordance with its terms.

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2.3 No Conflicts. The execution, delivery and performance of this Agreement by the Optionee will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under, (i) the Organizational Documents of the Optionee, (ii) any Law or Order to which the Optionee is subject or (iii) any Contract to which the Optionee is a party that is material to the financial condition, results of operations, or conduct of the business of the Optionee.

SECTION 3 GENERAL PROVISIONS

3.1 Release. Upon the full payment of all consideration due to the Optionee pursuant to this Agreement, the Optionee, on the Optionee’s own behalf and that of the Optionee’s heirs, executors, attorneys, administrators, successors, and assigns, knowingly and voluntarily releases and forever discharges the Company, and its past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, the Optionee had, now has or may have as of the date of this Agreement by reason of any matter or claim under the terms of the Stock Option or this Agreement.

3.2 Governing Law. This Agreement shall be construed in accordance with the laws of the State of South Carolina, without regard to the conflict of law provisions of any jurisdiction.

3.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Optionee and the respective successors and permitted assigns of the Company and the Optionee.

3.4 Potential Termination. If the Merger Agreement is terminated prior to the Merger, then this Agreement shall automatically terminate and the Stock Option Agreements indentified on Table A shall continue in full force and effect pursuant to their terms.

[signatures on following page]

B-3

In Witness Whereof, this Agreement has been duly executed as of the date first written above.

Optionee	CONGAREE BANCSHARES, INC.

By:
Name:
Name:		Title:

TABLE A

Stock Option Agreement Date	Number of Option Shares	Exercise Price Per Share

(Signature Page to Stock Option Cash-Out Agreement)

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Exhibit C

Form of Warrant Termination Agreement

Warrant TERMINATION AGREEMENT

This Warrant TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of January 5, 2016, by and between the undersigned (the “Warrant Holder”) and Congaree Bancshares, Inc., a South Carolina corporation (the “Company”) and bank holding company of Congaree State Bank (the “Bank”).

Recitals

A. The Company has granted the Warrant Holder warrants to purchase shares of common stock in the Company pursuant to the terms of a Stock Warrant Agreement (the “Warrant”).

B. The Company, Carolina Financial Corporation (“Buyer”), and  CBAC, Inc. (“Merger Sub”), a newly formed South Carolina corporation and wholly-owned first-tier transitory subsidiary of Buyer, have made and entered into that certain Agreement and Plan of Merger, dated as of January 5, 2016 (the “Merger Agreement”), providing for the acquisition of the Company by Buyer pursuant to the merger of Merger Sub with and into the Company (the “Merger”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C. A condition to the obligations of Buyer under the Merger Agreement is that all outstanding stock warrants held by the Company’s directors and executive officers be terminated prior to the Merger.

D. The Warrant Holder and the Company are executing this Agreement as an inducement and condition to Buyer entering into, executing, and performing the Merger Agreement and the transactions contemplated therein, including, without limitation, the Merger.

E. In connection with the transactions contemplated in the Merger Agreement, the Warrant Holder and the Company now desire to terminate the Warrant, effective immediately prior to the effective time of the Merger (the “Effective Time”).

Section 1: TERMINATION Agreement

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1 Warrants. The Warrant Holder acknowledges and agrees that: (a) the Company granted the Warrant Holder the Warrant providing for the right to purchase up to 10,000 shares (the “Warrant Shares”) of the Company’s common stock at a price equal to $10.00 per share (the “Exercise Price”); (b) as of the date of this Agreement, the Warrant Holder has not exercised the right to purchase any of the Warrant Shares, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Warrant Shares; and (c) the Warrant Holder has no other rights or interests in any other warrants or options with respect to Company securities (other than options, if any, with respect to which the Warrant Holder is contemporaneously entering into a similar agreement with the Company to cash-out and terminate as of the Effective Date). As of the Effective Date, the Warrant shall terminate in its entirety and shall thereafter be null and void, and the Warrant Holder shall have no interests or rights thereunder on or after the Effective Date.

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1.2 Payment. In consideration for the cancellation of the Warrant, the Warrant Holder shall be entitled to a cash payment of $50.00, to be made within twenty (20) business days after the Effective Date.

1.3 Increase in Merger Consideration. If the Cash Consideration (excluding any applicable Withholding Taxes, the “Pretax Cash Consideration”) set forth in the Merger Agreement is subsequently increased so that it exceeds the Exercise Price, then the Company and the Warrant Holder agree that as soon as reasonably practicable after the Effective Time, Buyer and the Company shall pay to the Warrant Holder the additional amount (if any) of consideration the Warrant Holder would have received if the Warrant Holder had been permitted to exercise the Warrant immediately prior to the Effective Time.

1.4 Withholding Taxes. The Warrant Holder acknowledges that the payments set forth in Section 1.2 are considered to be compensation to the Warrant Holder and will be paid net of any federal, state or local income tax withholding or other employment-related tax (the “Withholding Taxes”). The determination of the Withholding Taxes shall be made by the Company in good faith and shall be binding upon the Warrant Holder.

1.5 Effect on Employment and Other Compensation. No provision of this Agreement shall affect in any way any right the Company may otherwise have to terminate the employment or any other contractual relationship with the Warrant Holder or adjust any compensation payable by the Company to the Warrant Holder at any time.

SECTION 2 REPRESENTATIONS AND WARRANTIES

The Warrant Holder represents and warrants to the Company the following:

2.1 Ownership. The Warrant Holder is the owner and holder of the Warrant, and as of the Effective Time will sell and deliver the original Warrant to the Company free and clear of any pledges, liens, or security interests.

2.2 Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Warrant Holder and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Warrant Holder, enforceable in accordance with its terms.

2.3 No Conflicts. The execution, delivery and performance of this Agreement by the Warrant Holder will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under, (i) the Organizational Documents of the Warrant Holder, (ii) any Law or Order to which the Warrant Holder is subject or (iii) any Contract to which the Warrant Holder is a party that is material to the financial condition, results of operations or conduct of the business of the Warrant Holder.

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SECTION 3 GENERAL PROVISIONS

3.1 Release. Upon the full payment of all consideration due to the Warrant Holder pursuant to this Agreement, the Warrant Holder, on the Warrant Holder’s own behalf and that of the Warrant Holder’s heirs, executors, attorneys, administrators, successors, and assigns, knowingly and voluntarily releases and forever discharges the Company, and its past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, the Warrant Holder had, now has or may have as of the date of this Agreement by reason of any matter or claim under the terms of the Warrant or this Agreement.

3.2 Governing Law. This Agreement shall be construed in accordance with the laws of the State of South Carolina, without regard to the conflict of law provisions of any jurisdiction.

3.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Warrant Holder and the respective successors and permitted assigns of the Company and the Warrant Holder.

3.4 Potential Termination. If the Merger Agreement is terminated prior to the Merger, then this Agreement shall automatically terminate and the Warrant shall continue in full force and effect pursuant to its terms.

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In Witness Whereof, this Agreement has been duly executed as of the date first written above.

Warrant HoldeR	CONGAREE BANCSHARES, INC.

By:
Name:
Title:

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Exhibit D

Form of Director Non-Competition Agreement

DIRECTOR NON-COMPETITION AGREEMENT

THIS DIRECTOR NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of January 5, 2016, between Carolina Financial Corporation (“Buyer”), a corporation organized under the laws of the State of Delaware, which is: (1) the holding company of CresCom Bank (“CresCom”), with its principal offices at 28 Meeting Street, Charleston, South Carolina 29401, and (2) the parent company of CBAC, Inc. (“Merger Sub”), a newly formed South Carolina corporation and wholly-owned first-tier transitory subsidiary of Buyer, and the undersigned director (“Director”) of Congaree Bancshares, Inc. (“Seller”), a corporation organized under the laws of the State of South Carolina and the holding company for Congaree State Bank (the “Bank” and, together with the Seller, “Congaree”), with its principal office at 1201 Knox Abbot Drive, Cayce, South Carolina 29033, and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Buyer and Seller.

WHEREAS, the Boards of Directors of Buyer and Seller have determined that the acquisition of Seller by Buyer (the “Merger”) pursuant to that Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the stockholders of Buyer and the shareholders of Seller and is consistent with, and in furtherance of, their respective business strategies; and

WHEREAS, the parties hereto acknowledge that Director, as a director of Seller and Congaree State Bank, occupies a unique position of trust and confidence with respect to Congaree, is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, the parties further acknowledge that, by virtue of this position, the Director has acquired significant knowledge relating to the business of Seller and Congaree State Bank; and

WHEREAS, following the Merger, Director may join the Columbia Advisory Board of CresCom Bank; and

WHEREAS, the Board of Directors of Buyer has determined that it is in the best interests of Buyer and its shareholders to protect the business and goodwill associated with the business of Seller and Congaree State Bank by strengthening restrictions on the Director’s ability to enter into certain competitive business activities following the completion of the Merger; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

WHEREAS, the Director has agreed to accept such limitations on his ability to compete with the Buyer or CresCom following the Merger as an inducement for Buyer to execute the Merger Agreement;

D-1

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Certain Definitions.

(a) “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller, including, respectively, the Merger Sub, CresCom Bank and Congaree State Bank.

(b) “Confidential Information” means all information regarding Seller, Buyer, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Seller, Buyer or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; (b) was rightfully in the possession of a person or entity prior to receipt of such Confidential Information, directly or indirectly, from the Director; or (c) is independently developed by a person or entity without reference to or use of Confidential Information.

(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2. Nondisclosure of Confidential Information.

(a) Nondisclosure of Confidential Information. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the Buyer’s Chief Executive Officer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer; provided that Director shall keep the Confidential Information of third parties (such as customers) for an indefinite period of time. If required to disclose such information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Director also acknowledges and agrees that trading in Buyer or Seller securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Buyer’s policies regarding insider trading in effect from time to time.

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(b) Enforceability of Covenants. Director and Buyer agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Seller and Buyer to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Seller, Buyer, or any Affiliated Company under federal, state or local law.

3. Nonrecruitment and Nonsolicitation Covenants.

(a) Nonrecruitment of Employees. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or recruit for employment or encourage to leave employment with Buyer or any of Buyer’s Affiliated Companies, any employee of Buyer or of any Buyer’s Affiliated Companies with whom Director worked during Director’s services as a director of Seller or any Seller Affiliated Company and who performed services for Seller, Buyer, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Seller, Buyer or any of their Affiliated Companies for a period of not less than one year.

 (b) Nonsolicitation of Customers. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Seller, Buyer or any of their Affiliated Companies with whom Director had material contact on behalf of Seller or Congaree State Bank in the course of Director’s service as a director of Seller or Congaree State Bank.

 (c) Noncompetition. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent shall not be unreasonably withheld by Buyer, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any Person (including, without limitation, any new financial institution) as a director, consultant, officer, employee, agent or shareholder that competes in the Restricted Area with Buyer or any Buyer Affiliated Company with respect to Business Activities. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Buyer, Seller or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. Director agrees that the marketplace in which CresCom would conduct its Business Activities as of the effective time of the Merger includes Calhoun, Lexington, and Richland Counties of South Carolina. For purposes of this Section 3(c), the “Restricted Area” shall be defined as Calhoun, Lexington, and Richland Counties of South Carolina. Director agrees that the Restricted Area is narrowly tailored to protect CresCom’s interest in customer relationships and goodwill, all of which are being acquired based on the Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

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(d) Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller and Congaree State Bank that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller and Congaree State Bank and, if applicable after the Effective Time, as an advisory director of CresCom, involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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4. Successors.

(a) This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Buyer and any of its Affiliated Companies and their successors and assigns.

5. Miscellaneous.

(a) Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

(d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	Carolina Financial Corporation
288 Meeting Street
Charleston, South Carolina 29401
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

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Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g) Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

CAROLINA FINANCIAL corporation

By:
Name:
Title:

DIRECTOR

Address:

Signature Page to Director Non-Competition Agreement

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Exhibit E

Form of Shareholder Support Agreement

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January [__], 2016, by and among Carolina Financial Corporation, a Delaware corporation (“Buyer”), Congaree Bancshares, Inc., a South Carolina corporation (“Seller”), and the undersigned shareholder of Seller (the “Shareholder”).

The Shareholder desires that Buyer and Seller enter into an Agreement and Plan of Merger, dated as of the date hereof, between Buyer, CBAC, Inc., a newly formed South Carolina corporation and wholly-owned first-tier transitory subsidiary of Buyer, and Seller (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the acquisition of Seller by Buyer pursuant to a merger (the “Merger”). The transactions described in the Merger Agreement are subject to the approvals of the shareholders of Seller, the FDIC, and the South Carolina Board of Financial Institutions, and other applicable regulatory authorities, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

The Shareholder and Seller are executing this Agreement as an inducement and condition to Buyer entering into, executing, and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties. The Shareholder represents and warrants to Buyer as follows:

(a) The Shareholder has voting power over the number of shares, including Seller Warrants and Seller Options (“Shareholder’s Shares”), of Seller Common Stock set forth below such Shareholder’s name on the signature page hereof. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Common Stock.

(b) This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

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(d) The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto.

(e) Except for Seller’s engagement of Banks Street Partners, LLC as Seller’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

(f) The Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Buyer.

2. Voting Agreements. The Shareholder agrees with, and covenants to, Buyer as follows:

(a) At any meeting of shareholders of Seller called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares which are outstanding in favor of the execution and delivery by Seller of the Merger Agreement, and the approval of the terms thereof and each of the Transactions; provided however, that nothing in this Agreement shall be deemed to require the Shareholder to vote any Shares over which he has or shares voting power solely in a fiduciary capacity on behalf of any Person other than the Seller if the Shareholder determines in good faith that such a vote would cause a breach of fiduciary duties to such other Person. The Shareholder shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions. The Shareholder hereby grants Buyer an irrevocable proxy, coupled with an interest, to vote all of the Shareholder’s Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or other Acquisition Proposals or Acquisition Transactions; provided, however, that upon the termination of the Merger Agreement in accordance with its terms, the Shareholder will automatically be released from the irrevocable proxy granted hereunder.

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(b) At any meeting of Seller’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any Acquisition Proposal or Acquisition Transaction, including, without limitation, any merger, consolidation or exchange agreement or merger or exchange (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller, or (ii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3. Covenants. The Shareholder agrees with, and covenants to, Buyer as follows:

(a) The Shareholder shall not, without the prior written consent of Buyer, which Buyer shall not unreasonably withhold, (i) exercise any Seller Warrants or Seller Options, (ii) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to Buyer pursuant to the Merger Agreement; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Buyer, (iv) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for those consistent with this Agreement, or (v) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided, that the Shareholder may enter into agreements for the cancellation or cash out of Seller Options and Seller Warrants as contemplated by the Merger Agreement; and provided, further, that the Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution, provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to Buyer a counterpart to this Agreement in form and substance satisfactory to Buyer. Seller agrees with, and covenants to, Buyer that Seller shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional shares of Seller Common Stock acquired by the Shareholder and pursuant to any Seller Warrants or Seller Options, unless such transfer is made to Buyer or otherwise in compliance with this Agreement.

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(b) The Shareholder’s Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for an amount of cash and/or shares of Buyer Common Stock into which each such share of Seller Common Stock shall be converted (the “Per Share Purchase Price” as defined in Article 3 of the Merger Agreement). The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Transactions, that such Shareholder may have.

(c) Except as specifically permitted by Section 7.3 of the Merger Agreement solely in such Shareholder’s capacity as a director of Seller, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, Acquisition Transaction or Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, Acquisition Transaction or Competing Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the provisos to Section 3(a) of this Agreement.

4. No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to Buyer are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Common Stock (including pursuant to the exercise or exchange of any Seller Warrant or Seller Options) or other voting securities of Seller by any shareholder, the number of shares of Seller Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Common Stock or other voting securities of Seller issued to or acquired by the Shareholder.

6. Further Assurances. The Shareholder shall, upon request of Buyer and at Buyer’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Buyer to be necessary or desirable to carry out the provisions hereof and to vest in Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger or (y) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate, except for Section 8, which shall survive for two years.

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8. Miscellaneous.

(a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Buyer or Seller, to the addresses set forth in Section 10.8 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

(c) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Merger Agreement or thereafter.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to the applicable conflicts of laws principles thereof.

(g) This Agreement shall be binding upon and inure to the benefit of Buyer, Seller and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives, provided the Shareholders may not transfer or assign any rights or interests in the Shares, except to Buyer or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Seller or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

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(h) The Shareholder agrees that irreparable damage would occur and that Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to Buyer and its subsidiaries and that Buyer and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of South Carolina without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of South Carolina or any South Carolina state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

(i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[signatures appear on the following page]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

CAROLINA FINANCIAL CORPORATION

By:
Name:
Title:

CONGAREE BANCSHARES, INC.

By:
Name:
Title:

“SHAREHOLDER”

Name:

Address:

Number of Shares of Seller Common Stock and Capacity of Ownership:

Number of Shares of Seller Warrants and Capacity of Ownership:

Number of Seller Options and Capacity of Ownership:

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EXHIBIT A

Liens on Shareholder’s Shares

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Exhibit F

Form of Claims Letter

FORM OF

CLAIMS LETTER

[Date of Letter]

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

RE:	Agreement and Plan of Merger, dated January 5, 2016 (the “Merger Agreement”) by and among Carolina Financial Corporation (“Buyer”), CBAC, Inc. and Congaree Bancshares, Inc. (“Seller”)

Ladies and Gentlemen:

This letter is delivered pursuant to Section 8.2(e) of the Merger Agreement.

In my capacity as an officer or a director of Seller and of Congaree State Bank, and as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe are likely to give rise to any claim, for indemnification under Seller’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of South Carolina or the United States, or under Congaree State Bank’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of South Carolina.

Very truly yours,

Signature of Officer or Director

Name of Officer or Director

Position with Seller and/or
Congaree State Bank

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Exhibit G

Form of CresCom Merger / Retention Bonus Agreement

Congaree State Bank

CresCom Merger / Retention Bonus Agreement

This CresCom Merger / Retention Bonus Agreement (the “Agreement”) is made this ___ day of __________, 2016, by and between Congaree State Bank, a South Carolina state bank (“Congaree State Bank”) and __________, an individual resident of __________ and employed by Congaree State Bank (the “Employee”).

WHEREAS, the Bank’s and parent holding company, Congaree Bancshares, Inc., has entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Carolina Financial Corporation that contemplates, among other transactions, the merger of Congaree State Bank with and into Carolina Financial’s wholly-owned bank subsidiary, CresCom Bank (the “Transaction”); and

WHEREAS, the Employee presently serves as __________ of Congaree State Bank, and in recognition of the Employee’s important value to Congaree State Bank and in order to induce the Employee to remain employed by Congaree State Bank through the Effective Date of the Transactions (as defined in the Merger Agreement) and by CresCom Bank, as the successor by merger to Congaree State Bank, through the 180th day following the Effective Date of the Transactions, to assist Congaree State Bank, Congaree, Carolina Financial and CresCom Bank with successfully executing the Transactions, Congaree State Bank desires to award the Employee a Retention Bonus (as defined below) under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Retention Bonus Award. The Retention Bonus shall be equal to $_______ (the “Retention Bonus”) and shall be paid by CresCom Bank, as successor by merger to the Bank (hereinafter, the “Bank”), in two installments. Unless this Agreement is previously terminated in accordance with paragraph 2 below, (i) one-half of the Retention Bonus shall be paid on the first payroll payment date of the Bank that occurs after the Effective Date of the Merger (as defined in the Merger Agreement) if you are employed by the Bank on the Effective Date, and (ii) the other half of the Retention Bonus shall be paid on the first payroll payment date of the Bank that occurs after the 180th day following the Effective Date if you are employed by the Bank on the 180th day following the Effective Date.
2.	Forfeiture Events. If the Employee’s employment with the Bank is terminated by the Employee for any reason prior to the earlier of (i) the Effective Date of the Merger or (ii) the 180th day following the Effective Date, any unpaid installment of the Retention Bonus shall be forfeited.
3.	Taxes. The Bank shall withhold from each payment of the Retention Bonus such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. To the extent not otherwise withheld from regular base salary, the Bank may withhold from any payment of the Retention Bonus any contributions to benefits or other payroll deductions or reductions as may be required by law or in accordance with the applicable plan or policy of the Bank.

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4.	Assignment. The Employee may not assign this Agreement or any rights under it to anyone else. The Bank has a right to refuse to pay anyone other than the Employee or, in the event of the Employee’s death, the Employee’s estate. This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns. This Agreement shall not be terminated by any merger or consolidation, including the Transaction, whether or not the Bank is the consolidated or surviving depository institution or corporation or by transfer of all or substantially all of the assets of the Bank to another such institution or corporation if there is a surviving or resulting institution or corporation in such transfer.
5.	No Guarantee of Employment. The Retention Bonus is not an offer or guarantee of continued employment with any of the Bank, and/or any of its parents, subsidiaries or affiliates.
6.	Law and Compliance. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina. This Agreement is intended to be exempt from Internal Revenue Code Section 409A under the short term deferral provisions of Treas. Reg. Section 1.409A-1(b)(4) and shall be interpreted to the extent possible consistent with such exemption. Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Code Section 409A.
7.	Amendment. This Agreement may only be amended by a writing signed by both parties. Upon the earlier of the forfeiture of any right to a Retention Bonus payment or the payment of all Retention Bonus amounts due to the Employee, this Agreement will end.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CONGAREE STATE BANK

By:

Its:

Agreed:

[Insert name of the Employee]

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Appendix B

CHAPTER 13

Dissenters’ Rights

ARTICLE 1

Right to Dissent and Obtain Payment for Shares

SECTION 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

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(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7) the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2

Procedure for Exercise of Dissenters’ Rights

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

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(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

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(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

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SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3

Judicial Appraisal of Shares

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

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(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

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Appendix C

Fairness Opinion of BSP Securities, LLC

January 5, 2016

Board of Directors

Congaree Bancshares, Inc.

1201 Knox Abbott Drive

Cayce, SC 29033

Members of the Board:

BSP Securities, LLC (“BSP”), a wholly owned broker/dealer subsidiary of Banks Street Partners, LLC, understands that Congaree Bancshares, Inc. (“Seller”) and Carolina Financial Corporation (“Buyer”) have proposed to enter into an Agreement and Plan of Merger, dated as of January 5, 2016 (the “Agreement”), pursuant to which Seller shall merge with and into Buyer (the “Merger”). Immediately following the Merger, Seller’s bank subsidiary, Congaree State Bank, shall merge with and into Buyer’s bank subsidiary, CresCom Bank.

In accordance with the terms of the Agreement, each share of Seller Common Stock (excluding shares held by Buyer, Buyer Bank or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or shares held as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.4806 share of Buyer Common Stock or $8.10 in cash (the “Merger Consideration”).

Seller has requested that BSP render its opinion (the “Opinion”) to Seller’s Board of Directors, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Seller Common Stock under the terms of the Agreement.

BSP, as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, private placements and valuations for corporate and other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Seller and will receive a fee for this Opinion. BSP will also receive compensation for other advisory services related to the Merger, a portion of which is contingent upon the consummation of the Merger. Seller has also agreed to reimburse us for our reasonable out-of-pocket expenses and has agreed to indemnify us for certain liabilities arising out of our engagement by Seller in connection with the Merger.

For purposes of this Opinion and in connection with our review of the proposed Merger, we have, among other things:

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1.	Reviewed the terms of the Agreement;

2.	Participated in discussions with Seller management concerning Seller’s financial condition, asset quality and regulatory standing, capital position, historical and current earnings, management succession and Seller’s and Buyer’s future financial performance;

3.	Reviewed Seller’s unaudited financial statements for the quarter ended September 30, 2015 and audited financial statements for the years ended December 31, 2014, 2013 and 2012;

4.

Reviewed Buyer’s recent filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended December 31, 2014, as well as quarterly reports on Form 10-Q for the quarters ended September 30, 2015, June 30, 2015 and March 31, 2015;

5.	Reviewed certain financial forecasts and projections of the Seller, prepared by its management, as well as the estimated cost savings and related transaction expenses expected to result from the Merger;

6.	Analyzed certain aspects of Seller’s financial performance and condition and compared such financial performance with similar data of publicly-traded companies we deemed similar to the Seller;

7.	Reviewed historical trading activity of Buyer and analysts’ consensus estimates for Buyer’s future earnings;

8.	Compared the proposed financial terms of the Merger with the financial terms of certain other recent merger and acquisition transactions, involving companies that we deemed to be relevant;

9.	Performed such other analyses and considered such other information, financial studies, and investigations and financial, economic and market criteria as we deemed relevant.

In giving our Opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Seller, and its representatives, and of the publicly available information for Seller and Buyer that we reviewed. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheet of the Seller at September 30, 2015 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We are not retained to, nor did we conduct a physical inspection of any of the properties or facilities of the Seller, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of the Seller, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Seller Common Stock, than the Merger.

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With respect to the financial projections for Seller used by BSP in its analyses, management of Seller confirmed to us that those projections reflected the best currently available estimates and judgments of the future financial performance of Seller. We assumed that the financial performance reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Seller or Buyer since the date of the most recent financial statements made available to us, other than those changes which may have been provided by senior management of Seller and Buyer. We have assumed in all respects material to our analyses that the Seller and Buyer will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Seller received from its legal, accounting and tax advisors as to all legal, accounting, regulatory and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

BSP’s Opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Buyer to holders of Seller Common Stock in the Merger and does not address Seller’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Seller, and our opinion does not constitute a recommendation to any director of Seller as to how such director should vote with respect to the Agreement. In rendering the opinion, we express no opinions in respect to the amount or nature of any compensation to any officers, directors, or employees of Seller, or any class of such persons relative to the Merger Consideration to be received by the holders of Seller Common Stock in the Merger or with respect to the fairness of any such compensation.

Except as hereinafter provided, this Opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent. The consent of any such public reference shall be satisfactory to us as set forth in the financial advisory agreement dated August 24, 2015. This letter is addressed and directed to the Board of Directors of Seller in its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. The Opinion expressed herein is intended solely for the benefit of the Board of Directors and shareholders of Seller in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This Opinion was approved by the Fairness Opinion Committee of BSP.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration is fair to the holders of Seller Common Stock, from a financial point of view.

Sincerely,

BSP Securities, LLC

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Appendix D

 CONGAREE BANCSHARES, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(AUDITED)

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Congaree Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of Congaree Bancshares, Inc. and Subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Congaree Bancshares, Inc. and Subsidiary, as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Elliott Davis Decosimo, LLC

Columbia, South Carolina

March 25, 2016

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CONGAREE  BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2015	2014
Assets:
Cash and cash equivalents:
Cash and due from banks	$2,993,284	$3,034,889
Total cash and cash equivalents	2,993,284	3,034,889
Securities available-for-sale	15,268,221	21,173,560
Securities held-to-maturity (fair value of $3,383,121 and $3,472,710 at December 31, 2015 and 2014, respectively)	3,412,281	3,444,699
Nonmarketable equity securities	500,900	720,800
Loans receivable	80,980,708	78,426,868
Less allowance for loan losses	1,079,782	1,006,794
Loans receivable, net	79,900,926	77,420,074
Premises, furniture and equipment, net	2,783,775	2,959,222
Accrued interest receivable	367,412	363,444
Other real estate owned	1,710,235	1,441,095
Deferred tax asset	1,985,168	2,156,902
Other assets	218,848	207,401
Total assets	$109,141,050	$112,922,086
Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$16,536,465	$14,555,810
Interest-bearing transaction accounts	9,447,087	8,005,384
Savings and money market	41,986,056	43,484,515
Time deposits $100,000 and over	14,223,750	12,199,291
Other time deposits	8,348,008	9,713,312
Total deposits	90,541,366	87,958,312
Federal Home Loan Bank advances	5,000,000	11,500,000
Accrued interest payable	14,273	13,766
Other liabilities	25,805	105,060
Total liabilities	95,581,444	99,577,138
Commitments and contingencies (Notes 13, 14 and 19)
Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized:
Series A cumulative perpetual preferred stock; 1,400 shares issued and outstanding	1,400,000	1,400,000
Series B cumulative perpetual preferred stock; 164 shares issued and outstanding	164,000	164,000
Common stock, $.01 par value, 10,000,000 shares authorized; 1,765,939 and 1,764,439 shares issued and outstanding at December 31, 2015 and 2014, respectively	17,659	17,644
Capital surplus	17,721,059	17,693,644
Accumulated deficit	(5,640,184)	(5,850,277)
Accumulated other comprehensive loss	(102,928)	(80,063)
Total shareholders’ equity	13,559,606	13,344,948
Total liabilities and shareholders’ equity	$109,141,050	$112,922,086

See notes to consolidated financial statements.

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CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

	For the years ended December 31,
	2015	2014
Interest income:
Loans, including fees	$4,061,370	$3,915,092
Investment securities, taxable	494,852	644,834
Federal funds sold and other	31,397	24,542
Total	4,587,619	4,584,468
Interest expense:
Time deposits $100,000 and over	116,481	124,042
Other deposits	188,385	221,178
Other borrowings	54,526	57,466
Total	359,392	402,686
Net interest income	4,228,227	4,181,782
Provision for loan losses	220,000	358,000
Net interest income after provision for loan losses	4,008,227	3,823,782
Noninterest income:
Service charges on deposit accounts	376,413	291,190
Residential mortgage origination fees	73,131	31,150
Gain on sales of securities available-for-sale	114,393	71,145
Other	56,176	38,925
Total noninterest income	620,113	432,410
Noninterest expenses:
Salaries and employee benefits	1,873,526	1,896,824
Net occupancy	327,900	311,524
Furniture and equipment	414,610	357,995
Professional fees	353,090	251,953
Data processing and other costs	361,984	363,269
Regulatory fees and FDIC assessment	129,871	124,558
Net cost of operation of other real estate owned	231,385	32,316
Other operating	379,649	416,438
Total noninterest expense	4,072,015	3,754,877
Income before income taxes	556,325	501,315
Income tax expense (benefit)	205,471	(856,425)
Net income	350,854	1,357,740
Net accretion of preferred stock to redemption value	—	9,501
Preferred dividends	140,761	149,046
Net income available to common shareholders	$210,093	$1,199,193
Income per common share
Basic and diluted income per common share	$0.12	$0.68
Average common shares outstanding	1,765,189	1,764,439

 See notes to consolidated financial statements.

D-4

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

	For the years ended December 31,
	2015	2014
Net Income	$350,854	$1,357,740
Other comprehensive income (loss):
Unrealized holding gains on securities available for sale, net of taxes of $25,462 at December 31, 2015 and $250,902 at December 31, 2014	52,634	498,273
Reclassification adjustment for gains included in net income, net of taxes of $38,894 at December 31, 2015 and $24,189 at December 31, 2014	(75,499)	(46,956)
Other comprehensive income (loss)	(22,865)	451,317
Comprehensive Income	$327,989	$1,809,057

See notes to consolidated financial statements.

D-5

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2015 and 2014

							Accumulated
							Other
	Preferred Stock		Common Stock		Capital	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Surplus	Deficit	Loss	Total
Balance, December 31, 2013	2,293	2,283,499	1,764,439	17,644	17,688,324	(7,049,470)	(531,380)	12,408,617
Net Income						1,357,740		1,357,740
Other comprehensive loss							451,317	451,317
Stock option compensation expense					5,320			5,320
Repurchase of preferred stock	(729)	(729,000)						(729,000)
Accretion of Series A discount on preferred stock		11,853				(11,853)		—
Amortization of Series B premium on preferred stock		(2,352)				2,352		—
Dividends on preferred stock						(149,046)		(149,046)

Balance, December 31, 2014	1,564	1,564,000	1,764,439	17,644	17,693,644	(5,850,277)	(80,063)	13,344,948

Net Income						350,854		350,854
Other comprehensive income							(22,865)	(22,865)
Stock option compensation expense					21,850			21,850
Issuance of common stock			1,500	15	5,565			5,580
Dividends on preferred stock						(140,761)		(140,761)
Balance, December 31, 2015	1,564	$1,564,000	1,765,939	$17,659	$17,721,059	$(5,640,184)	$(102,928)	$13,559,606

 See notes to consolidated financial statements.

D-6

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$350,854	$1,357,740
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	220,000	358,000
Deferred income tax benefit	185,166	(904,026)
Stock based compensation expense	21,850	5,320
Depreciation and amortization expense	191,276	171,940
Discount accretion and premium amortization	127,391	119,184
(Increase) decrease in accrued interest receivable	(3,968)	35,054
Increase (decrease) in accrued interest payable	507	(361)
Gain on sale of securities available-for-sale	(114,393)	(71,145)
Write downs on other real estate owned	111,000	—
Loss (gain) on sale of other real estate owned	12,413	(15,455)
Increase in other assets	(11,447)	(14,710)
Decrease in other liabilities	(79,255)	(112,532)
Net cash provided by operating activities	1,011,394	929,009
Cash flows from investing activities:
Purchase of securities available-for-sale	(2,651,606)	(11,216,204)
Proceeds from maturities, calls, and paydowns of securities available-for-sale	3,125,282	780,335
Proceeds from sales of securities available-for-sale	5,414,786	13,568,814
Purchase of nonmarketable equity securities	—	(382,500)
Proceeds from sales of nonmarketable equity securities	219,900	214,900
Net increase in loans receivable	(3,159,852)	(1,916,845)
Purchase of premises, furniture and equipment	(15,829)	(170,579)
Proceeds from sales of other real estate owned	66,447	907,515
Net cash provided by investing activities	2,999,128	1,785,436
Cash flows from financing activities:
Increase in noninterest-bearing deposits	1,980,655	1,630,396
Increase (decrease) in interest-bearing deposits	602,399	(4,802,541)
(Decrease) increase in federal funds purchased	—	(1,768,000)
(Decrease) increase in borrowings from FHLB	(6,500,000)	4,500,000
Proceeds from issuance of common stock	5,580	—
Repurchase of preferred stock	—	(729,000)
Dividends paid on preferred stock	(140,761)	(149,046)
Net cash used by financing activities	(4,052,127)	(1,318,191)
Net increase (decrease) in cash and cash equivalents	(41,605)	1,396,254

Cash and cash equivalents, beginning of year	3,034,889	1,638,635

Cash and cash equivalents, end of year	$2,993,284	$3,034,889

Supplemental cash flow information:
Interest paid on deposits and borrowed funds	$359,392	$403,047
Transfer of loans to other real estate	$459,000	$788,921
Cash paid for taxes	$15,000	$17,884

See notes to consolidated financial statements.

D-7

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Congaree Bancshares, Inc. (the “Company”) was incorporated to serve as a bank holding company for its subsidiary, Congaree State Bank (the “Bank”). The Bank commenced operations on October 16, 2006. The principal business activity of the Bank is to provide banking services to domestic markets, principally in West Columbia and Cayce, South Carolina. The Bank is a state-chartered commercial bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Merger – On January 5, 2016, Carolina Financial Corporation (“Carolina Financial”) and Congaree Bancshares, Inc. entered into an Agreement and Plan of Merger (the “merger agreement”), that provides for the acquisition of Congaree Bancshares, Inc. Under the terms of the merger agreement, Congaree will merge with and into CBAC, Inc., a South Carolina corporation and wholly owned subsidiary of Carolina Financial formed for the purpose of facilitating the merger, with Congaree Bancshares, Inc. being the surviving corporation (the “merger”). As soon as reasonably practicable thereafter, Congaree Bancshares, Inc. will merge up and into Carolina Financial, with Carolina Financial as the surviving entity. Simultaneously with the merger or immediately thereafter, Congaree State Bank will merge with and into CresCom Bank, and CresCom Bank will be the surviving bank (the “bank merger”). Both Carolina Financial and CresCom Bank will continue their existence under Delaware and South Carolina law, respectively, while Congaree Bancshares, Inc. and Congaree State Bank will cease to exist. Each share of Congaree Bancshares, Inc. common stock can be exchanged for either: (i) $8.10 in cash; (ii) 0.4806 shares of Carolina Financial common stock; or (iii) a combination of cash and shares of Carolina Financial common stock.

The merger is expected to be completed before the end of the second quarter of 2016; however, the merger requires approval of the Congaree Bancshares, Inc. shareholders at the special shareholder’s meeting and the necessary regulatory approvals.

Management’s Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Bank makes loans to individuals and small businesses for various personal and commercial purposes primarily in the Lexington County region of South Carolina. The Bank’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

D-8

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc.) and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Bank makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Bank to unusual credit risk.

The Company’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations. In the opinion of Management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

Investment Securities - Securities are classified in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the securities until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2015 and 2014, the Bank had no trading securities.

Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders’ equity net of deferred income taxes. Management evaluates investment securities for other-than-temporary impairment on a quarterly basis. A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established. The decline in value attributed to non-credit related factors is recognized in other comprehensive income. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company’s investment in the stock of the Federal Home Loan Bank and Pacific Coast Bankers Bank. These stocks have no quoted market value and no ready market exists. The Company’s investment in Federal Home Loan Bank stock at December 31, 2015 and 2014 was $398,900 and $618,800, respectively. The Company’s investment in Pacific Coast Bankers Bank stock at December 31, 2015 and 2014 was $102,000.

Loans Receivable - Loans are stated at their unpaid principal balance less any charge-offs. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes contractually 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized to income over the contractual life of the related loans or commitments, adjusted for prepayments, using the straight-line method.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal payment delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected.

D-9

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Allowance for Loan Losses – An allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance represents an amount, which, in management’s judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management’s judgment in determining the adequacy of the allowance is based on evaluations of the probability of collection of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay, overall portfolio quality, and review of specific problem loans.

Management uses an outsourced independent loan review specialist to corroborate and challenge the internal loan grading system and methods used to determine the adequacy of the allowance for loan losses.

Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such regulators may require additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises, Furniture and Equipment - Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings and improvements of 40 years, furniture and equipment of 5 to 10 years and software of 5 years. The cost of assets sold or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Other Real Estate Owned - Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at fair market value less estimated disposal costs. Costs of improvements are capitalized, whereas costs relating to holding other real estate and valuation adjustments are expensed. Revenue and expenses from operations and changes in valuation allowance are included in other real estate owned expense.

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses, depreciable premises and equipment, and the net operating loss carry forward. The Bank believes its loss positions in prior years may adversely impact its ability to recognize the full benefit of its deferred tax asset. Therefore, the Bank currently has placed a valuation allowance for a portion of its deferred tax asset. The Bank believes that its income tax filing positions taken or expected to be taken in its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on the Bank’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising expenses totaled $20,380 and $39,774 for the year ended December 31, 2015 and 2014, respectively.

Income Per Share - Basic income per common share for 2015 and 2014 represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Dilutive income per common share is adjusted to reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. The only potential common share equivalents are those related to stock options and warrants. Stock options and warrants which are anti-dilutive are excluded from the calculation of diluted net income per common share. The Company deemed the options and warrants not dilutive for the years ended December 31, 2015 and 2014 due to the exercise price of all vested options and warrants exceeding the average market price of the Company’s stock during the period.

D-10

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Stock-Based Compensation - The Company accounts for its stock compensation plans using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Statement of Cash Flows - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Interest paid on deposits and other borrowings totaled $359,392 and $403,047 for the years ended December 31, 2015 and 2014, respectively. Changes in the valuation account for securities available-for-sale, including deferred tax effects, are considered non-cash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements. In addition, transfers of loans to other real estate owned and changes in dividends payable are also considered non-cash transactions. The Bank transferred loans in the amount of $459,000 and $788,921 to other real estate owned during the years ended December 31, 2015 and 2014, respectively. The Bank did not transfer any investment securities between categories during the year ended December 31, 2015.

There were income tax payments during the years ended December 31, 2015 and 2014 in the amount of $20,285 and $17,884, respectively.

Off-Balance Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Fair Values of Financial Instruments - Fair values of financial instruments are estimated using relevant market value information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Risks and Uncertainties - In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different basis, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from a borrower’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators’ judgments based on information available to them at the time of their examination.

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that may affect accounting, reporting, and disclosure of financial information by the Company:

In January 2014, the Financial Accounting Standards Board (the “FASB”) amended Receivables topic of the Accounting Standards Codification. The amendments are intended to resolve diversity in practice with respect to when a creditor should reclassify a collateralized consumer mortgage loan to other real estate owned (“OREO”). In addition, the amendments require a creditor reclassify a collateralized consumer mortgage loan to OREO upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. The amendments were effective for the Company for annual periods, and interim periods within those annual periods beginning after December 15, 2014, with early implementation of the guidance permitted. In implementing this guidance, assets that are reclassified from real estate to loans are measured at the carrying value of the real estate at the date of adoption. Assets reclassified from loans to real estate are measured at the lower of the net amount of the loan receivable or the fair value of the real estate less costs to sell at the date of adoption. The Company applied the amendments prospectively. These amendments did not have a material effect on the Company’s financial statements.

D-11

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements, continued

In May 2014, the FASB issued guidance to change the recognition of revenue from contracts with customers. The core principle of the new guidance is that an entity should recognize revenue to reflect the transfer of goods and services to customers in an amount equal to the consideration the entity receives or expects to receive. The guidance will be effective for the Company for reporting periods beginning after December 15, 2017. The Company will apply the guidance using a full retrospective approach. The Company does not expect these amendments to have a material effect on its financial statements.

In June 2014, the FASB issued guidance which clarifies that performance targets associated with stock compensation should be treated as a performance condition and should not be reflected in the grant date fair value of the stock award. The amendments will be effective for the Company for fiscal years that begin after December 15, 2015. The Company will apply the guidance to all stock awards granted or modified after the amendments are effective. The Company does not expect these amendments to have a material effect on its financial statements.

In January 2015, the FASB issued guidance to eliminate from U.S. Generally Accepted Accounting Principles (“GAAP”) the concept of an extraordinary item, which is an event or transaction that is both unusual in nature and infrequently occurring. Under the new guidance, an entity will no longer (1) segregate an extraordinary item from the results of ordinary operations; (2) separately present an extraordinary item on its income statement, net of tax, after income from continuing operations; or (3) disclose income taxes and earnings-per-share data applicable to an extraordinary item. The amendments will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company will apply the guidance prospectively. The Company does not expect these amendments to have a material effect on its financial statements.

In February 2015, the FASB issued guidance which amends the consolidation requirements and significantly changes the consolidation analysis required under U.S. GAAP. Although the amendments are expected to result in the deconsolidation of many entities, the Company will need to reevaluate all its previous consolidation conclusions. The amendments will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted (including during an interim period), provided that the guidance is applied as of the beginning of the annual period containing the adoption date. The Company does not expect these amendments to have a material effect on its financial statements.

In June 2015, the FASB issued amendments to clarify the Accounting Standards Codification (“ASC”), correct unintended application of guidance, and make minor improvements to the ASC that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments were effective upon issuance (June 12, 2015) for amendments that do not have transition guidance. Amendments that are subject to transition guidance will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company does not expect these amendments to have a material effect on its financial statements.

In August 2015, the FASB deferred the effective date of Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers. As a result of the deferral, the guidance in ASU 2014-09 will be effective for the Company for reporting periods beginning after December 15, 2017. The Company will apply the guidance using a modified retrospective approach. The Company does not expect these amendments to have a material effect on its financial statements.

In August 2015, the FASB issued amendments to the Interest topic of the Accounting Standards Codification to clarify the SEC staff’s position on presenting and measuring debt issuance costs incurred in connection with line-of-credit arrangements. The amendments were effective upon issuance. The Company does not expect these amendments to have a material effect on its financial statements.

In February 2016, the FASB issued new guidance to change accounting for leases and that will generally require most leases to be recognized on the balance sheet.  The new lease standard only contains targeted changes to accounting by lessors, however, lessees will be required to recognize most leases in their balance sheets as lease liabilities for lease payments and right-of-use assets representing the lessee’s rights to use the underlying assets for the lease terms for lease arrangements longer than 12 months.  Under this approach, a lessee will account for most existing capital/finance leases as Type A leases and most existing operating leases as Type B leases.  Type A and Type B leases have unique accounting and disclosure requirements. Existing sale-leaseback guidance, including guidance for real estate, will be replaced with a new model applicable to both lessees and lessors.  The new guidance will be effective for fiscal years (and interim periods within those fiscal years) beginning after December 15, 2018. Early adoption is permitted for all companies and organizations.  Management is currently analyzing the impact of the adoption of this guidance on the Company’s consolidated financial statements, including assessing changes that might be necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting.

D-12

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements, continued

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required to maintain cash balances with its correspondent banks to cover all cash letter transactions. At December 31, 2015 and 2014, the requirement was met by the cash balance in the vault.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized	Gross Unrealized		Estimated
	Costs	Gains	Losses	Fair Value
December 31, 2015
Corporate bonds	$500,000	$—	$9,743	$490,257
Small Business Administration Securities	8,030,630	21,852	82,788	7,969,694
Mortgage-backed securities	3,370,245	17	89,673	3,280,589
State, county and municipal	3,530,982	11,945	15,246	3,527,681
	$15,431,857	$33,814	$197,450	$15,268,221

	Amortized	Gross Unrealized		Estimated
	Costs	Gains	Losses	Fair Value
December 31, 2014
Government sponsored enterprises	$6,613,080	$6,300	$22,844	$6,596,536
Corporate bonds	800,706	—	2,229	798,477
Small Business Administration Securities	8,787,157	15,390	101,970	8,700,577
Mortgage-backed securities	1,948,070	7,420	6,557	1,948,933
State, county and municipal	3,151,886	—	22,849	3,129,037
	$21,300,899	$29,110	$156,449	$21,173,560

The amortized cost and estimated fair values of securities held-to-maturity were:

	Amortized	Gross Unrealized		Estimated
	Costs	Gains	Losses	Fair Value
December 31, 2015
State, county and municipal	$3,412,281	$15,455	$44,615	$3,383,121

	Amortized	Gross Unrealized		Estimated
	Costs	Gains	Losses	Fair Value
December 31, 2014
State, county and municipal	$3,444,699	$31,830	$3,819	$3,472,710

Proceeds from sales of available-for-sale securities during 2015 and 2014 were $5,414,786 and $13,568,814, respectively. Gross gains of $114,393 were recognized on those sales in 2015, and gross gains of $102,039 and gross losses of $30,894 were recognized on those sales in 2014. There were no sales of held to maturity securities.

D-13

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES - continued

The amortized costs and fair values of investment securities at December 31, 2015, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Callable securities and mortgage-backed securities are included in the year of their contractual maturity date.

	Securities Available-for-Sale		Securities Held-to-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due within one year	$408,249	$407,829	$—	$—
Due after one through five years	5,196,139	5,113,913	1,084,055	1,099,510
Due after five through ten years	9,827,469	9,746,479	1,693,196	1,678,841
Due after ten years	—	—	635,030	604,770

Total securities	$15,431,857	$15,268,221	$3,412,281	$3,383,121

The following table shows gross unrealized losses and fair value of securities available-for-sale, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2015.

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate Bonds	$490,257	$9,743	$—	$—	$490,257	$9,743
Mortgage-backed securities	2,425,228	75,480	853,073	14,193	3,278,301	89,673
Small Business Administration Securities	2,881,805	21,964	1,152,509	60,824	4,034,314	82,788
State, county and municipals	2,114,908	15,246	—	—	2,114,908	15,246
	$7,912,198	$122,433	$2,005,582	$75,017	$9,917,780	$197,450

The following table shows gross unrealized losses and fair value of securities held-to-maturity, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2015.

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State, county and municipal	$2,283,612	$44,615	$—	$—	$2,283,612	$44,615

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014.

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Government sponsored enterprises	$5,016,725	$2,403	$978,439	$20,441	$5,995,164	$22,844
Corporate Bonds	298,477	2,229	—	—	298,477	2,229
Mortgage-backed securities	—	—	934,730	6,557	934,730	6,557
Small Business Administration Securities	—	—	4,090,318	101,970	4,090,318	101,970
State, county and municipals	1,292,753	8,418	1,836,284	14,431	3,129,037	22,849
	$6,607,955	$13,050	$7,839,771	$143,399	$14,447,726	$156,449

D-14

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES - continued

The following table shows gross unrealized losses and fair value of securities held-to-maturity, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014.

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State, county and municipal	$518,456	$3,819	$—	$—	$518,456	$3,819

Securities classified as available-for-sale are recorded at fair market value. At December 31, 2015, there were two securities in a continuous unrealized loss position for more than twelve months. The Company has the ability and intent to hold these securities until such time that the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not the credit quality of the issuer; therefore, these losses are not considered other than temporary. At December 31, 2014, there were nine securities in a continuous unrealized loss position for more than twelve months.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

Investment securities with market values of approximately $11,882,419 and $10,119,786 at December 31, 2015 and 2014, respectively, were pledged to secure public deposits, as required by law.

NOTE 4 - LOANS RECEIVABLE

Major classifications of loans receivable at December 31 are summarized as follows:

	December 31, 2015		December 31, 2014
	Amount	Percentage of Total	Amount	Percentage of Total
Real Estate:
Commercial Real Estate	$32,539,464	40%	$30,280,899	39%
Construction, Land Development, & Other Land	10,538,852	13%	7,973,835	10%
Residential	11,491,959	14%	11,560,614	15%
Residential Home Equity Lines of Credit (HELOCs)	14,525,638	18%	16,995,363	21%
Total Real Estate	69,095,913	85%	66,810,711	85%

Commercial	10,503,730	13%	10,308,132	13%
Consumer	1,381,065	2%	1,308,025	2%
Gross loans	80,980,708	100%	78,426,868	100%
Less allowance for loan losses	(1,079,782)		(1,006,794)
Total loans, net	$79,900,926		$77,420,074

D-15

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued

The credit quality indicators utilized by the Company to internally analyze the loan portfolio are the internal risk ratings. Loans classified as pass credits have no material weaknesses and are performing as agreed. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date. Loans classified as substandard or worse are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

The following is an analysis of our loan portfolio by credit quality indicators at:

December 31, 2015	Commercial	Commercial Real Estate	Construction, Land Development, and Other Land	Consumer	Residential	Residential HELOCs	Total
Grade
Pass	$10,387,605	$32,036,422	$10,435,885	$1,067,368	$9,771,852	$13,206,587	$76,905,719
Special Mention	50,683	272,162	—	35,497	547,506	596,183	1,502,031
Substandard or Worse	65,442	230,880	102,967	278,200	1,172,601	722,868	2,572,958
Total	$10,503,730	$32,539,464	$10,538,852	$1,381,065	$11,491,959	$14,525,638	$80,980,708

December 31, 2014	Commercial	Commercial Real Estate	Construction, Land Development, and Other Land	Consumer	Residential	Residential HELOCs	Total
Grade
Pass	$9,410,911	$28,455,409	$7,637,360	$1,202,892	$10,162,188	$15,305,931	$72,174,691
Special Mention	712,318	1,133,160	336,475	67,312	252,524	581,249	3,083,038
Substandard or Worse	184,903	692,330	—	37,821	1,145,902	1,108,183	3,169,139
Total	$10,308,132	$30,280,899	$7,973,835	$1,308,025	$11,560,614	$16,995,363	$78,426,868

 The following is an aging analysis of our loan portfolio at:

December 31, 2015	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
Commercial	$16,552	$—	$—	$16,552	$10,487,178	$10,503,730	$—
Commercial Real Estate	—	—	—	—	32,539,464	32,539,464	—
Construction, Land Development, & Other Land	51,518	99,389	102,967	253,874	10,284,978	10,538,852	—
Consumer	—	—	—	—	1,381,065	1,381,065	—
Residential	194,003	—	342,000	536,003	10,955,956	11,491,959	—
Residential HELOCs	—	—	283,736	283,736	14,241,902	14,525,638	—
Total	$262,073	$99,389	$728,703	$1,090,165	$79,890,543	$80,980,708	$—

D-16

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued

December 31, 2014	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
Commercial	$644,594	$113,434	$—	$758,028	$9,550,104	$10,308,132	$—
Commercial Real Estate	481,604	—	459,000	940,604	29,340,295	30,280,899	—
Construction, Land Development, & Other Land	—	—	—	—	7,973,835	7,973,835	—
Consumer	2,385	—	—	2,385	1,305,640	1,308,025	—
Residential	225,847	—	—	225,847	11,334,767	11,560,614	—
Residential HELOCs	—	157,747	162,236	319,983	16,675,380	16,995,363	—
Total	$1,354,430	$271,181	$621,236	$2,246,847	$76,180,021	$78,426,868	$—

The following is an analysis of loans receivable on nonaccrual status as of December 31:

	2015	2014
Commercial	$35,221	$152,255
Commercial Real Estate	—	459,000
Construction, Land Development, & Other Land	102,967	—
Consumer	—	—
Residential	342,000	380,500
Residential HELOCs	283,736	162,236
Total	$763,924	$1,153,991

Generally, a loan will be placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is applied against the principal balance. During the years ended December 31, 2015 and 2014, we received approximately $3,567 and $23,883 respectively, in interest income in relation to loans on non-accrual status, respectively, and forgone interest income related to loans on non-accrual status was approximately $65,308 and $56,591, respectively.

The following table summarizes the allowance for loan losses and recorded investment in gross loans, by portfolio segment, at and for the years ended:

December 31, 2015	Commercial	Commercial Real Estate	Construction, Land Development & Other Land	Consumer	Residential	Residential - HELOCs	Unallocated	Total
Allowance for Credit Losses
Beginning Balance	$174,737	$62,460	$13,157	$42,299	$64,651	$476,045	$173,445	$1,006,794
Charge Offs	(108,893)	—	—	(870)	(24,292)	(94,668)		(228,723)
Recoveries	10,115	70,000	—	—	—	1,596	—	81,711
Provision	103,217	25,902	55,198	260,161	42,655	(199,064)	(68,069)	220,000
Ending Balance	$179,176	$158,362	$68,355	$301,590	$83,014	$183,909	$105,376	$1,079,782

Ending Balances:
Individually evaluated for impairment	$41,528	$—	$—	$283,843	$25,421	$—	$—	$350,792
Collectively evaluated for impairment	$137,648	$158,362	$68,355	$17,747	$57,593	$183,909	$105,376	$728,990

Loans Receivable:
Ending Balance - Total	$10,503,730	$32,539,464	$10,538,852	$1,381,065	$11,491,959	$14,525,638	$—	$80,980,708

Ending Balances:
Individually evaluated for impairment	$65,442	$315,768	$102,967	$313,697	$726,878	$283,736	$—	$1,808,488
Collectively evaluated for impairment	$10,438,288	$32,223,696	$10,435,885	$1,067,368	$10,765,081	$14,241,902	$—	$79,172,220

D-17

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued

December 31, 2014	Commercial	Commercial Real Estate	Construction, Land Development & Other Land	Consumer	Residential	Residential - HELOCs	Unallocated	Total
Allowance for Credit Losses
Beginning Balance	$234,069	$104,705	$80,213	$39,792	$228,771	$624,739	$22	$1,312,311
Charge Offs	(46,916)	(332,299)	—	(7,572)	(11,034)	(290,696)		(688,517)
Recoveries	5,540	—	—	—	181	19,279	—	25,000
Provision	(17,956)	290,054	(67,056)	10,079	(153,267)	122,723	173,423	358,000
Ending Balance	$174,737	$62,460	$13,157	$42,299	$64,651	$476,045	$173,445	$1,006,794

Ending Balances:
Individually evaluated for impairment	$40,706	$—	$—	$24,234	$1,669	$165,535	$—	$232,144
Collectively evaluated for impairment	$134,031	$62,460	$13,157	$18,065	$62,982	$310,510	$173,445	$774,650

Loans Receivable:
Ending Balance - Total	$10,308,132	$30,280,899	$7,973,835	$1,308,025	$11,560,614	$16,995,363	$—	$78,426,868

Ending Balances:
Individually evaluated for impairment	$184,903	$784,527	$—	$98,258	$1,150,335	$440,453	$—	$2,658,476
Collectively evaluated for impairment	$10,123,229	$29,496,372	$7,973,835	$1,209,767	$10,410,279	$16,554,910	$—	$75,768,392

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts of principal and interest due according to the original terms of the loan agreement. The Company’s analysis under generally accepted accounting principles indicates that the level of the allowance for loan losses is appropriate to cover estimated credit losses on individually evaluated loans as well as estimated credit losses inherent in the remainder of the portfolio. We recognized $54,808 and $108,335 in interest income on loans that were impaired during the years ended December 31, 2015, and 2014, respectively.

At December 31, 2015, the Company had 12 impaired loans totaling $1,808,488 or 2.2% of gross loans. At December 31, 2014, the Company had 13 impaired loans totaling $2,658,476 or 3.4% of gross loans. There were no loans that were contractually past due 90 days or more and still accruing interest at December 31, 2015 or 2014. There were five loans restructured or otherwise impaired totaling $553,359 not already included in nonaccrual status at December 31, 2015. There were six loans restructured or otherwise impaired totaling $1,176,190 not already included in nonaccrual status at December 31, 2014.

The following is an analysis of our impaired loan portfolio detailing the related allowance recorded at:

December 31, 2015	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate	315,768	315,768	—	—	21,134
Construction, Land Development, & Other Land	102,967	102,967	—	102,078	2,322
Consumer	—	—	—	—	—
Residential	428,375	452,954	—	320,679	3,218
Residential HELOC	283,736	283,736	—	312,472	1,245

With an allowance recorded
Commercial	$65,442	$65,442	$41,528	$68,886	$2,132
Commercial Real Estate	—	—	—	—	—
Construction, Land Development, & Other Land	—	—	—	—	—
Consumer	313,697	313,697	283,843	315,089	7,369
Residential	298,503	305,475	25,421	304,688	17,388
Residential HELOC	—	—	—	—	—

Total
Commercial	$65,442	$65,442	$41,528	$68,886	$2,132
Commercial Real Estate	315,768	315,768	—	—	21,134
Construction, Land Development, & Other Land	102,967	102,967	—	102,078	2,322
Consumer	313,697	313,697	283,843	315,089	7,369
Residential	726,878	758,429	25,421	625,367	20,606
Residential HELOC	283,736	283,736	—	312,472	1,245
	$1,808,488	$1,840,039	$350,792	$1,423,892	$54,808

D-18

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued

December 31, 2014	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Commercial	$—	$—	$—	$—	$—
Commercial Real Estate	784,527	902,746	—	1,222,163	36,050
Construction, Land Development, & Other Land	—	—	—	—	—
Consumer	—	—	—	—	—
Residential	936,667	936,667	—	1,028,010	39,938
Residential HELOC	162,236	162,236	—	204,071	564

With an allowance recorded
Commercial	$184,903	$184,903	$40,706	$192,328	$9,500
Commercial Real Estate	—	—	—	—	—
Construction, Land Development, & Other Land	—	—	—	—	—
Consumer	98,258	227,570	24,234	100,914	3,231
Residential	213,668	220,256	1,669	220,987	12,792
Residential HELOC	278,217	278,217	165,535	278,255	6,260

Total
Commercial	$184,903	$184,903	$40,706	$192,328	$9,500
Commercial Real Estate	784,527	902,746	—	1,222,163	36,050
Construction, Land Development, & Other Land	—	—	—	—	—
Consumer	98,258	227,570	24,234	100,914	3,231
Residential	1,150,335	1,156,923	1,669	1,248,997	52,730
Residential HELOC	440,453	440,453	165,535	482,326	6,824
	$2,658,476	$2,912,595	$232,144	$3,246,728	$108,335

Troubled Debt Restructurings

The Company considers a loan to be a TDR when the debtor experiences financial difficulties and the Company provides concessions such that we will not collect all principal and interest in accordance with the original terms of the loan agreement. Concessions can relate to the contractual interest rate, maturity date, or payment structure of the note. As part of our workout plan for individual loan relationships, we may restructure loan terms to assist borrowers facing challenges in the current economic environment. At December 31, 2015 and December 31, 2014, we had 6 loans totaling $656,841 and 8 loans totaling $1,338,450, respectively, which we considered to be TDRs. We did not modified any loans that were considered to be TDRs for the twelve months ended December 31, 2015 and 2014 respectively.

Our policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual going forward. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status.

D-19

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued

We will continue to closely monitor these loans and will cease accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms. If, after previously being classified as a TDR, a loan is restructured a second time, then that loan is automatically placed on nonaccrual status. Our policy with respect to nonperforming loans requires the borrower to make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status. Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status. To date, we have not restored any nonaccrual loan classified as a TDR to accrual status. We believe that all of our modified loans meet the definition of a TDR.

There were no loans restructured within the previous twelve months that defaulted during the year ended December 31, 2015 or 2014. The Bank considers any loans that are 30 days or more days past due to be in default.

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
	2015	2014
Land	$1,013,000	$1,013,000
Building and improvements	1,770,753	1,770,753
Furniture and equipment	1,451,671	1,435,842
Automobiles	18,073	98,496

Total	4,253,497	4,318,091

Less accumulated depreciation	1,469,722	1,358,869

Premises, furniture and equipment, net	$2,783,775	$2,959,222

Depreciation expense was $191,276 and $171,940 for the years ended 2015 and 2014, respectively.

NOTE 6 - OTHER REAL ESTATE OWNED

Transactions in other real estate owned for the years ended December 31, 2015 and 2014 are summarized below:

	2015	2014
Balance, beginning of year	$1,441,095	$1,544,234
Additions	459,000	788,921
Sales	(78,860)	(892,060)
Write downs	(111,000)	—

Balance, end of year	$1,710,235	$1,441,095

D-20

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 7 - DEPOSITS

At December 31, 2015 and 2014, the Company had time deposits exceeding the FDIC insurance limit of $5,742,720 and $1,912,378, respectively. The related interest expense for the years ended December 31, 2015 and 2014 was $13,583 and $17,643, respectively.

At December 31, 2015, the scheduled maturities of time deposits were as follows:

Maturing In:	Amount

2016	$16,427,444
2017	4,087,290
2018	840,461
2019	835,758
2020	380,805
Total	$22,571,758

The Company did not have any third party brokered deposits at December 31, 2015 and 2014.

NOTE 8 - FHLB ADVANCES

At December 31, 2015 and December 31, 2014, we had $5,000,000 and $11,500,000 advances outstanding, respectively. FHLB advances at December 31, 2015 consisted of the following:

Interest Basis	Current Rate	Maturity	Outstanding Balance
Fixed	0.39%	February 24, 2016	$2,500,000
Fixed	0.95%	September 23, 2016	$2,500,000

NOTE 9 - STOCK COMPENSATION PLAN

Under the terms of employment agreements with the Chief Business Development Officer and the Chief Financial Officer, stock options were granted to each as part of their compensation and benefits package in 2006.  Under these agreements, the Chief Business Development Officer was granted options to purchase 61,755 shares of common stock and the CFO was granted options to purchase 44,110 shares of common stock.  All options granted to the executive officers vested over five years.  The options have an exercise price of $10.00 per share and terminate ten years after the date of grant.

The Company also established the 2007 Stock Incentive Plan (the Plan) which provides for the granting of options to employees of the Company. On September 17, 2014, the Company granted options to purchase 25,600 shares of common stock to the Chief Executive Officer, options to purchase 21,600 shares of common stock to the Chief Financial Officer, and options to purchase 18,400 shares of common stock to the Chief Business Development Officer, and options to purchase 16,125 shares of common stock to the board of directors. All options granted to the executive officers and directors vest over three years. The options have an exercise price of $3.72 per share and terminate ten years after the date of grant. The Plan has 149,655 shares available to grant at December 31, 2014 with 167,944 options still outstanding.

The Company recognized $21,850 of stock-based employee compensation expense associated with its stock option grants during 2015. The Company recognized the compensation expense for stock option grants with graded vesting schedules on a straight-line basis over the requisite service period of the award.

D-21

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 9 – STOCK COMPENSATION PLAN - continued

A summary of the activity under the stock option plan for the year ended December 31, 2015 and 2014 is as follows:

	2015		2014
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding, beginning of year	167,944	$6.41	71,819	$10.00
Granted during the year	—	—	96,125	3.72
Exercised during the year	1,500	3.72	—	—
Forfeited during the year	—	—	—	—
Outstanding, end of year	166,444	$6.43	167,944	$6.41
Options exercisable at year end	166,444	$6.43	167,944	$6.41

The weighted average contractual life of the options outstanding as of December 31, 2015 is 1.72 years. There was no aggregate intrinsic value of options outstanding or exercisable at December 31, 2015 and 2014.

NOTE 10 - STOCK WARRANTS

The organizers of the Company received stock warrants giving them the right to purchase one share of common stock for every share they purchased in the initial offering of the Company’s common stock up to 10,000 shares at a price of $10 per share. The warrants vested over three years and expire on October 16, 2016. Warrants held by directors and officers of the Company will expire 90 days after the director ceases to be a director or officer of the Company (365 days if due to death or disability).

At December 31, 2015, 80,000 shares underlying outstanding warrants were exercisable. There was no compensation expense related to warrants for the years ended December 31, 2015 and 2014. As of December 31, 2015, all the compensation cost related to stock warrants had been recognized.

NOTE 11 - INCOME TAXES

Income tax expense (benefit) is summarized as follows:

	Years ended December 31,
	2015	2014
Current expense (benefit):
Federal	$11,078	$23,699
State	9,230	23,902
Total current	20,308	47,601
Deferred income tax expense	185,163	238,923
Change in valuation allowance	—	(1,142,949)
Total income tax expense (benefit)	$205,471	$(856,425)

D-22

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 11 - INCOME TAXES - continued

The gross amounts of deferred tax assets and deferred tax liabilities are as follows:

	Years ended December 31,
	2015	2014
Deferred tax assets:
Allowance for loan losses	$106,746	$81,921
Net operating loss carryforward	1,612,488	1,900,536
Organization and start-up costs	114,413	134,028
Unrealized loss on securities available for sale	60,545	47,116
Other	266,656	211,830
Total deferred tax assets	2,160,848	2,375,431
Valuation allowance	(32,446)	(32,446)
Net deferred tax assets	2,128,402	2,342,985

Deferred tax liabilities:
Accumulated depreciation	71,773	106,704
Prepaid expenses	23,195	29,634
Loan origination costs	48,266	49,745
Total deferred tax liabilities	143,234	186,083
Net deferred tax asset	$1,985,168	$2,156,902

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management’s judgment is based on estimates concerning future income earned and historical earnings. Management has concluded that sufficient positive evidence exists to overcome any and all negative evidence in order to meet the “more likely than not” standard regarding the realization of its net deferred tax assets. The remaining valuation allowance relates to the parent company’s state operating loss carryforwards for which realizability is uncertain.

The Company has a federal net operating loss of $4,655,899 and a state net operating loss of $893,395 as of December 31, 2015. These net operating losses begin to expire in the years 2027 and 2026, respectively.

A reconciliation of the income tax provision and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

	2015	2014
Tax expense at statutory rate	$189,151	$170,447
State income, net of federal income tax benefit	8,595	29,571
Tax return adjustment to actual	—	1,408
Change in valuation allowance	—	(1,142,949)
Other	7,725	85,098
Income tax expense (benefit)	$205,471	$(856,425)

The Company had analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with ASC Topic 740. Tax returns for 2012 and subsequent years are subject to examination by taxing authorities.

D-23

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 12 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectibility. The following table summarizes the Bank’s related party loan activity for the year ended December 31, 2015 and 2014:

	2015	2014
Balance, January 1	$3,320,732	$2,927,654
Disbursements	420,595	773,081
Repayments	(1,506,024)	(380,003)
Balance, December 31,	$2,235,303	$3,320,732

Deposits by directors, including their affiliates and executive officers, at December 31, 2015 and 2014 were $3,143,239 and $2,030,114, respectively.

NOTE 13 - LEASES

The Company entered into an agreement in 2007 to lease an office facility under a noncancellable operating lease agreement expiring in 2023. The Company may, at its option, extend the lease of its office facility at 2023 Sunset Boulevard in West Columbia, South Carolina, for two additional five year periods. The Company also entered into a sale-leaseback agreement in December 2009 for a portion of the property located in Cayce, South Carolina. The lease is for a period of 15 years. The Company may, at its option, extend the lease for three consecutive renewal terms of five years each. In June 2010, the Company entered into a sale-leaseback agreement for the branch and office building located at 1201 Knox Abbot Drive in Cayce, South Carolina. The property was sold for $2,300,000. In October 2013, the Company purchased this property back for $2,330,000, from the lessor.

Minimum rental commitments as of December 31, 2015 are as follows:

2016	$180,257
2017	183,863
2018	187,540
2019	191,291
2020 and thereafter	593,835
Total	$1,336,786

The leases have various renewal options and require increased rentals under various standard percentages. Rental expenses of $176,723 and $173,258 for the years ended December 31, 2015 and 2014, respectively. Net of rental income, charged to occupancy and equipment expense in 2015 and 2014 were $117,901 and $110,691 respectively.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. Management is not aware of any legal proceedings which would have a material adverse effect on the financial position or operating results of the Company.

D-24

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 15 - INCOME PER COMMON SHARE

All income per share calculations have been made using the weighted average number of shares outstanding during the period. The potentially dilutive securities are incentive stock options and unvested shares of restricted stock granted to certain key members of management and warrants granted to the organizers of the Company. The number of dilutive shares is calculated using the treasury method, assuming that all options and warrants were exercisable at the end of each period. No TARP warrants are outstanding. The exercise price of all outstanding options and warrants was greater than the average market price of the Company’s stock during the year and, therefore, are not considered in the calculation of dilutive earnings per share as the effect is not deemed to be dilutive.

	2015	2014
Net income per common share - basic computation:
Net income available to common shareholders	$210,093	$1,199,193
Average common shares outstanding - basic	1,765,189	1,764,439
Basic and diluted income per common share	$0.12	$0.68

NOTE 16 - REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct adverse material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

In July 2013, federal bank regulatory agencies issued final rules to revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act (“Basel III”). On January 1, 2015, the Basel III rules became effective and include transition provisions which implement certain portions of the rules through January 1, 2019. The rules will apply to all national and state banks, such as the Bank, and savings associations and most bank holding companies and savings and loan holding companies. Bank holding companies with less than $500 million in total consolidated assets, such as the Company, are not subject to the final rules, nor are savings and loan holding companies substantially engaged in commercial activities or insurance underwriting. Under the final rules, minimum requirements will increase for both the quantity and quality of capital held by the Bank, which acts as a financial cushion to absorb losses, taking into account the impact of risk. The approved rule includes a new minimum ratio of common equity Tier 1 capital to risk-weighted assets (“CET1”) of 4.5% and a capital conservation buffer of 2.5% of risk-weighted assets, which when fully phased-in, effectively results in a minimum CET1 ratio of 7.0%. Basel III also raises the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0% (which, with the capital conservation buffer, effectively results in a minimum Tier 1 capital ratio of 8.5% when fully phased-in), effectively results in a minimum total capital to risk-weighted assets ratio of 10.5% (with the capital conservation buffer fully phased-in), and requires a minimum leverage ratio of 4.0%. Basel III also makes changes to the risk weights for certain assets and off-balance sheet exposures. Management expects that the capital ratios for the Bank under Basel III will continue to exceed the well-capitalized minimum capital requirements.

D-25

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 16 - REGULATORY CAPITAL REQUIREMENTS - continued

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31:

					To Be Well-
					Capitalized Under
			For Capital		Prompt Corrective
(Dollars in thousands)	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2015
Total capital (to risk-weighted assets)	$13,162	15.75%	$6,686	8.00%	$8,357	10.00%
Tier 1 capital (to risk-weighted assets)	12,108	14.49%	5,014	6.00%	6,686	8.00%
Tier 1 capital (to average assets)	12,108	10.97%	4,416	4.00%	5,519	5.00%
CET1 (to risk weighted assets)	12,108	14.49%	3,761	4.50%	5,432	6.50%

December 31, 2014
Total capital (to risk-weighted assets)	$12,697	15.87%	$6,400	8.00%	$8,071	10.00%
Tier 1 capital (to risk-weighted assets)	11,697	14.62%	3,200	4.00%	4,800	6.00%
Tier 1 capital (to average assets)	11,697	10.57%	4,427	4.00%	5,533	5.00%

As of December 31, 2015 and December 31, 2014, the Bank was considered “well-capitalized” under the regulatory capital framework.

NOTE 17 - UNUSED LINES OF CREDIT

As of December 31, 2015 and 2014, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $15,050,000 and $12,550,000, respectively. These lines of credit are available on a one to twenty day basis for general corporate purposes. The Company also has a credit line to borrow funds from the FHLB. The remaining credit availability as of December 31, 2015 was $16,523,000.

NOTE 18 - RESTRICTIONS ON DIVIDENDS, LOANS, OR ADVANCES

As a bank holding company, the Company’s ability to declare and pay dividends is dependent on certain federal and state regulatory considerations, including the guidelines of the Federal Reserve. The Federal Reserve has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. In addition, under the prompt corrective action regulations, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of the Company to pay dividends or otherwise engage in capital distributions.

The Company is a legal entity separate and distinct from the Bank and does not conduct stand-alone operations. Therefore, the Company’s ability to pay dividends depends on the ability of the Bank to pay dividends to it, which is also subject to regulatory restrictions. As a South Carolina chartered bank, the Bank is subject to limitations on the amount of dividends that it is permitted to pay. Unless otherwise instructed by the SCBFI, the Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the SCBFI. Under the Federal Deposit Insurance Corporation Improvement Act, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. The FDIC also has the authority under federal law to enjoin a bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances. The Bank currently must obtain prior approval from the FDIC and the SCBFI prior to the payment of any cash dividends.

D-26

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 19 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, negotiable instruments, inventory, property, plant and equipment, and real estate. Commitments to extend credit, including unused lines of credit, amounted to $15,181,233 and $13,267,090 at December 31, 2015 and 2014, respectively.

Standby letters of credit represent an obligation of the Company to a third party contingent upon the failure of the Company’s customer to perform under the terms of an underlying contract with the third party or obligates the Company to guarantee or stand as surety for the benefit of the third party. The underlying contract may entail either financial or nonfinancial obligations and may involve such things as the shipment of goods, performance of a contract, or repayment of an obligation. Under the terms of a standby letter, generally drafts will be drawn only when the underlying event fails to occur as intended. The Company can seek recovery of the amounts paid from the borrower. The majority of these standby letters of credit are unsecured. Commitments under standby letters of credit are usually for one year or less. At December 31, 2015 and 2014, the Company has recorded no liability for the current carrying amount of the obligation to perform as a guarantor; as such amounts are not considered material. The Company had approximately $40,000 and $48,000 in letters of credit outstanding as of December 31, 2015 and 2014 respectively.

NOTE 20 - PREFERRED STOCK

On January 9, 2009, as part of the Capital Purchase Program established by the U.S. Department of the Treasury (“Treasury”) under the Emergency Economic Stabilization Act of 2009 (the “EESA”), the Company entered into a Letter Agreement with Treasury dated January 9, 2010, pursuant to which the Company issued and sold to Treasury 3,285 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), and a ten-year warrant to purchase 164 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, (the “Series B Preferred Stock”), having a liquidation preference of $1,000 per share, at an initial exercise price of $0.01 per share (the “Warrant”), for an aggregate purchase price of $3,285,000 in cash.  The Warrant was immediately exercised. On February 15, 2014, the dividend rate on the Series A Preferred Stock increased from 5% per year (approximately $121,210 annually) to 9% per year (approximately $206,370 annually). The Series B Preferred Stock has a dividend rate of 9% per year.

On October 31, 2012, the Treasury sold its Series A and Series B preferred stock of the Company through a private offering structured as a modified Dutch auction. The Company bid on a portion of the preferred stock in the auction after receiving approval from its regulators to do so. The clearing price per share for the Series A Preferred Stock was $825.26 (compared to a stated value of $1,000 per share) and the clearing price per share for the Series B Preferred Stock was $801.00 (compared to a stated value of $1,000 per share). The Company was successful in repurchasing 1,156 shares of the 3,285 shares of Series A Preferred Stock outstanding through the auction process. This repurchase saved the Company approximately$58,000 and $104,000 in dividend expenses for the years ended 2014 and 2013, respectively. The remaining 2,129 shares of Series A Preferred Stock and 164 shares of Series B Preferred Stock held by Treasury were sold to unrelated third-parties through the auction process. The net balance sheet impact was a reduction to shareholders’ equity of $954,001 which is comprised of a decrease in preferred stock of $1,135,412 and a $181,411 increase to retained earnings related to the discount on the shares repurchased.

D-27

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 20 - PREFERRED STOCK - continued

On April 14, 2014, the Company repurchased 729 shares of the 2,129 shares of Series A Preferred Stock outstanding at par. The repurchase will save the Company approximately $66,000 in dividend expenses annually. As of December 31, 2015, 1,400 shares of Series A Preferred Stock and 164 shares of Series B Preferred Stock were outstanding. The outstanding shares of preferred stock will receive preferential treatment in the event of liquidation, dissolution or winding up of the Company.

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks and Certificates of Deposit - The carrying amount is a reasonable estimate of fair value, due to the short-term nature of such items and is classified as Level 1.

Federal Funds Sold - Federal funds sold are for a term of one day, and the carrying amount approximates the fair value and is classified as Level 1.

Investment Securities - The fair values of securities held-to-maturity are based on quoted market prices or dealer quotes. The fair values of securities available-for-sale equal the carrying amounts, which are the quoted market prices and classified as Level 2. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying value of nonmarketable equity securities approximates the fair value since no ready market exists for the stocks resulting in a Level 2 classification.

Loans Receivable – The fair value of loans is calculated using discounted cash flows by loan type resulting in a Level 3 classification. For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities and are classified as Level 2.

FHLB Advances - For disclosure purposes, the fair value of the Federal Home Loan Bank (the “FHLB”) fixed rate borrowing is estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Federal Funds Purchased - Federal funds purchased are for a term of one day, and the carrying amount approximates the fair value.

Off-Balance Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Because these commitments are made using variable rates and have short maturities, the contract value is a reasonable estimate of fair value.

D-28

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS – continued

The carrying values and estimated fair values of the Company’s financial instruments are as follows:

Fair Value Measurements
			Quoted
			Prices in
			Active Markets	Significant
			for Identical	Other	Significant
			Assets or	Observable	Unobservable
	Carrying		Liabilities	Inputs	Inputs
	Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2015
Financial Instruments – Assets:
Cash and due from banks	$2,993,284	$2,993,284	$2,993,284	$—	$—
Securities available-for-sale	15,268,221	15,268,221	—	13,924,891	1,343,330
Securities held-to-maturity	3,412,281	3,383,121	—	3,383,121	—
Nonmarketable equity securities	500,900	500,900	—	500,900	—
Loans, net	79,900,926	79,385,000	—	—	79,385,000
Accrued interest receivable	367,412	367,412	367,412	—	—

Financial Instruments – Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	67,969,608	67,969,608	67,969,608	—	—
Time Deposits	22,571,758	22,532,000	—	22,532,000	—
Federal Home Loan Bank advances	5,000,000	5,002,000	—	5,002,000	—
Accrued interest payable	14,273	14,273	14,273	—	—
Federal funds purchased	—	—	—	—	—

			Quoted
			Prices in
			Active Markets	Significant
			for Identical	Other	Significant
			Assets or	Observable	Unobservable
	Carrying		Liabilities	Inputs	Inputs
	Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2014
Financial Instruments – Assets:
Cash and due from banks	$3,034,889	$3,034,889	$3,034,889	$—	$—
Securities available-for-sale	21,173,560	21,173,560	—	19,670,647	1,502,913
Securities held-to-maturity	3,444,699	3,472,710	—	3,472,710	—
Nonmarketable equity securities	720,800	720,800	—	720,800	—
Loans, net	77,420,074	77,254,000	—	—	77,254,000
Accrued interest receivable	363,444	363,444	363,444	—	—

Financial Instruments – Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	66,045,709	66,045,709	66,045,709	—	—
Time Deposits	21,912,603	21,963,707	—	21,963,707	—
Federal Home Loan Bank advances	11,500,000	11,513,800	—	11,513,800	—
Accrued interest payable	13,766	13,766	13,766	—	—
Federal funds purchased	—	—	—	—	—

D-29

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS – continued

	December 31, 2015		December 31,2014
	Notional	Estimated	Notional	Estimated
	Amount	Fair Value	Amount	Fair Value
Off-Balance Sheet Financial Instruments:
Commitments to extend credit	$15,181,233	$—	$13,267,090	$—
Financial standby letters of credit	40,000	—	48,000	—

Fair Value Measurements

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These levels are:

Level 1 - Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 - Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired. Once a loan is identified as individually impaired, management measures impairment. The fair value of impaired loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2014 and 2013, a significant amount of the impaired loans were evaluated based upon the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan as nonrecurring Level 3. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

D-30

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS – continued

Other Real Estate Owned

Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charges to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 3. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	December 31, 2015
	Total	Level 1	Level 2	Level 3
Securities available-for-sale
Corporate bonds	$490,257	$—	$—	$490,257
Small Business Administration Securities	7,969,694	—	7,969,694	—
Mortgage-backed securities	3,280,589	—	2,427,516	853,073
State, county and municipals	3,527,681	—	3,527,681	—
Total assets	$15,268,221	$—	$13,924,891	$1,343,330

	December 31, 2014
	Total	Level 1	Level 2	Level 3
Securities available-for-sale
Government sponsored
enterprises	$6,596,536	$—	$6,596,536	$—
Corporate bonds	798,477	—	298,477	500,000
Small Business Administration Securities	8,700,577	—	8,700,577	—
Mortgage-backed securities	1,948,933	—	946,020	1,002,913
State, county and municipals	3,129,037	—	3,129,037	—
Total assets	$21,173,560	$—	$19,670,647	$1,502,913

There were no liabilities measured at fair value on a recurring basis at December 31, 2015 or 2014.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2015 and 2014, aggregated by level in the fair value hierarchy within which those measurements fall.

	December 31, 2015
	Total	Level 1	Level 2	Level 3
Impaired loans	$1,457,696	$—	$—	$1,457,696
Other real estate owned	1,710,235	—	—	1,710,235
Total assets	$3,167,931	$—	$—	$3,167,931

	December 31, 2014
	Total	Level 1	Level 2	Level 3
Impaired loans	$2,426,332	$—	$—	$2,426,332
Other real estate owned	1,441,095	—	—	1,441,095
Total assets	$3,867,427	$—	$—	$3,867,427

D-31

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS – continued

For Level 3 assets measured at fair value on a nonrecurring or recurring basis, the significant unobservable inputs used in the fair value measurements were as follows:

	Fair Value as of			General
	December 31, 2015	Valuation Technique	Unobservable Input	Range
Nonrecurring
Measurements:
Impaired loans	$1,457,696	Discounted appraisals	Collateral discounts	0– 10%
Other real estate owned	1,710,235	Discounted appraisals	Collateral discounts and
			estimated costs to sell	0– 10%
Recurring
Measurements:			Pricing yield	5.03%
			Pricing spread	+200
Mortgage-backed securities	$853,073	Fundamental Analysis	Pricing term	4.69 years estimated
				avg life

Corporate bonds	490,257	Estimation based on	Comparable transactions	N/A
		comparable non-listed
		securities

	Fair Value as of			General
	December 31, 2014	Valuation Technique	Unobservable Input	Range
Nonrecurring
Measurements:
Impaired loans	$2,426,332	Discounted appraisals	Collateral discounts	0 – 10%
Other real estate owned	1,441,095	Discounted appraisals	Collateral discounts and
			estimated costs to sell	0 – 10%
Recurring
Measurements:			Pricing yield	5.03%
			Pricing spread	+200
Mortgage-backed securities	$1,002,913	Fundamental Analysis	Pricing term	9.8 years estimated
				avg life
Corporate bonds	500,000	Estimation based on	Comparable transactions	N/A
		comparable non-listed
		securities

There were no liabilities measured at fair value on a nonrecurring basis at December 31, 2015 or 2014.

Impaired loans which are measured for impairment using the fair value of collateral method had a carrying value of $1,255,129 at December 31, 2015 with a valuation allowance of $332,111.  Impaired loans which are measured for impairment using the fair value of collateral method had a carrying value of $2,046,698 at December 31, 2014, with a valuation allowance of $40,490.

Other real estate owned, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying value of $1,710,235 at December 31, 2015 and $1,441,095 at December 31, 2014.  There were no write downs of other real estate owned during the year ended December 31, 2014 and there were $111,000 in write downs of other real estate owned during the year ended December 31, 2015.

D-32

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 22 - CONGAREE BANCSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Congaree Bancshares, Inc. (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2015	2014
Assets:
Cash	$9,086	$1,646
Investment in banking subsidiary	13,245,394	13,036,316
Deferred tax asset	324,581	324,581
Total assets	$13,579,061	$13,362,543
Liabilities and shareholders’ equity:
Other liabilities	$19,455	$17,595
Total liabilities	19,455	17,595
Shareholders’ equity	13,559,606	13,344,948
Total liabilities and shareholders’ equity	$13,579,061	$13,362,543

Condensed Statements of Income

	For the years ended
	December 31,
	2015	2014
Income:
Dividend income from banking subsidiary	$140,761	878,046
Expenses:
Other expenses	21,851	5,320
Total expense	21,851	5,320
Income before income taxes and equity in undistributed earnings of banking subsidiary	118,910	872,726
Equity in undistributed income of banking subsidiary	231,944	184,286
Income tax benefit	—	(300,728)
Net income	$350,854	$1,357,740

D-33

CONGAREE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 22 - CONGAREE BANCSHARES, INC. (PARENT COMPANY ONLY) - continued

Condensed Statements of Cash Flows

	For the years ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$350,854	$1,357,740
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of banking subsidiary	(231,944)	(184,286)
Stock based compensation expense	21,851	5,320
Increase in deferred tax asset	—	(300,728)
Net cash provided by operating activities	140,761	878,046

Cash flows from financing activities:
Dividends paid on preferred stock	(140,761)	(149,046)
Option exercised during black out period	1,860	—
Issuance of common stock	5,580	(729,000)
Net cash used by financing activities	(133,321)	(878,046)
Net increase in cash and cash equivalents	7,740	—
Cash, beginning of year	1,646	1,646
Cash, end of year	$9,086	$1,646

D-34

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Carolina Financial’s restated certificate of incorporation provides that Carolina Financial shall indemnify and hold harmless, to the fullest extent provided by the DGCL, all directors and officers of the corporation and any person who, at the corporation’s request, is or was serving as director, officer, employee, or agent of another corporation or entity, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such indemnitee’s service in the foregoing capacity, provided that the corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors of the corporation; provided further, however, that no indemnification will be made unless the party (i) acted in good faith, and (ii) in a manner the party reasonably believed to be in, or not opposed to, the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The foregoing right to indemnification includes the right to an “advancement of expenses;” provided, however, that if the indemnitee is a director or officer of the corporation, he or she shall deliver an undertaking to the corporation to repay all amount so advanced if it is ultimately determined by final adjudication that such indemnitee is not entitled to indemnification.

The corporation may, as authorized by the board of directors, grant the rights to indemnification and to the advancement of expenses to any employee or agent of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Carolina Financial pursuant to the provisions discussed above, Carolina Financial has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)          Exhibits

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger between Carolina Financial Corporation, CBAC, Inc., and Congaree Bancshares, Inc. dated January 5, 2016 (attached as Appendix A to the proxy statement/prospectus that is included in Part I of this registration statement).
3.1	Restated Certificate of Incorporation filed on August 31, 2015(1)
3.2	Restated Bylaws**
4.1	See Exhibits 3.1 through 3.2 for provisions in Carolina Financial Corporation’s Restated Certificate of Incorporation and Restated Bylaws defining the rights of holders of common stock
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the legality of securities being registered**
8.1	Tax Opinion of Smith Moore Leatherwood LLP**
10.1	Amended and Restated Employment Agreement by and between Crescent Bank and M.J. Huggins, III dated as of December 24, 2008(2)(3)
10.2	First Amendment to the Amended and Restated Employment Agreement between CresCom Bank and M.J. Huggins, III dated September 21, 2012(2)(3)
10.3	Amended and Restated Supplemental Executive Agreement by and between Carolina Financial Corporation and M.J. Huggins, III dated as of December 24, 2008(2)(3)
10.4	Amended and Restated Employment Agreement by and between Crescent Bank and David Morrow dated as of December 24, 2008(2)(3)
10.5	First Amendment to the Amended and Restated Employment Agreement between CresCom Bank and David Morrow dated as of September 19, 2012(2)(3)
II-1

10.6	Amended and Restated Supplemental Executive Agreement by and between Carolina Financial Corporation and David Morrow dated as of December 24, 2008(2)(3)
10.7	Employment Agreement by and between Carolina Financial Corporation and Jerold L. Rexroad dated as of May 1, 2008(2)(3)
10.8	First Amendment to the Employment Agreement between Carolina Financial Corporation and Jerold L. Rexroad dated as of September 19, 2012(2)(3)
10.9	Carolina Financial Corporation 2002 Stock Option Plan(2)(3)
10.10	Carolina Financial Corporation 2006 Recognition and Retention Plan(2)(3)
10.11	Carolina Financial Corporation 2013 Equity Incentive Plan(2)(3)
10.12	Form of Carolina Financial Corporation Elite LifeComp Agreement(2)(3)
10.13	Subservicing Agreement by and between Cenlar FSB and Crescent Mortgage Company dated January 1, 2004(2)
10.14	First Amendment to Subservicing Agreement by and between Cenlar FSB and Crescent Mortgage Company dated as of February 19, 2004(2)
10.15	Second Amendment to Subservicing Agreement by and between Cenlar FSB and Crescent Mortgage Company dated as of February 1, 2006 (2)
10.16	Third Amendment to Subservicing Agreement by and between Cenlar FSB and Crescent Mortgage Company dated as of January 1, 2011(2)
21.1	Subsidiaries of Carolina Financial Corporation(2)
23.1	Consent of Independent Registered Public Accounting Firm—Elliott Davis Decosimo, LLC (Carolina Financial)
23.2	Consent of Independent Registered Public Accounting Firm—Elliott Davis Decosimo, LLC (Congaree)
23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1 hereto)**
23.4	Consent of Smith Moore Leatherwood LLP (included with Exhibit 8.1 hereto)**
24.1	Power of Attorney**
99.1	Congaree’s Form of Proxy**
99.2	Consent of BSP Securities, LLC**

** Previously filed.

(1) Incorporated by reference to Carolina Financial’s Registration Statement on Form S-3 filed on August 31, 2015.

(2) Incorporated by reference to Carolina Financial’s Registration Statement on Form 10 filed on February 26, 2014.

(3) Indicates management contracts or compensatory plans or arrangements.

II-2

(b)          Financial Statement Schedules.

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

II-3

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(C) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, Carolina Financial has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Carolina Financial of expenses incurred or paid by a director, officer or controlling person of its company in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, Carolina Financial will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by Carolina Financial is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Charleston, State of South Carolina, on April 4, 2016.

CAROLINA FINANCIAL CORPORATION

By:	/s/ Jerold L. Rexroad
Jerold L. Rexroad
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 4, 2016.

SIGNATURE	CAPACITY

Signature	Title

/s/ Jerold L. Rexroad	President and Chief Executive Officer and Director
Jerold L. Rexroad	(Principal Executive Officer)

/s/ William A. Gehman, III	Chief Financial Officer
William A. Gehman, III	(Principal Financial Officer and Principal Accounting Officer)

*
G. Manley Eubank	Chairman of the Board of Directors

Howell V. Bellamy, Jr.	Director

*
W. Scott Brandon	Director

Robert G. Clawson, Jr.	Director

*
Jeffrey L. Deal	Director

*
Michael P. Leddy	Director

Signature	Title

*
Robert M. Moise	Director

*
David L. Morrow	Director

*
Thompson E. Penney	Director

*
Benedict P. Rosen	Director

*
Claudius E. Watts IV	Director

*.
Bonum S. Wilson, Jr.	Director

* By:	/s/Jerold L. Rexroad
Jerold L. Rexroad
Attorney-in-Fact for person indicated

Exhibit	Index

2.1	Agreement and Plan of Merger between Carolina Financial Corporation, CBAC, Inc., and Congaree Bancshares, Inc. dated January 5, 2016 (attached as Appendix A to the proxy statement/prospectus that is included in Part I of this registration statement).
23.1	Consent of Independent Registered Accounting Firm—Elliott Davis Decosimo, LLC (Carolina Financial).
23.2	Consent of Independent Registered Accounting Firm—Elliott Davis Decosimo, LLC (Congaree).